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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 15, 2018

Registration No. 333-217816

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

US LBM Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5030 (Primary Standard Industrial Classification Code Number)	82-1332143 (I.R.S. Employer Identification Number)

1000 Corporate Grove Drive
Buffalo Grove, Illinois 60089
(847) 353-7800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick McGuiness
Executive Vice President and Chief Financial Officer
US LBM Holdings, Inc.
1000 Corporate Grove Drive
Buffalo Grove, Illinois 60089
(847) 353-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Peter J. Loughran, Esq. Morgan J. Hayes, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	Dwight S. Yoo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price[1,2]	Amount of Registration Fee[3]

Class A common stock, par value $0.01 per share	$100,000,000	$11,590

1
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

2
Includes shares of Class A common stock that may be sold upon exercise of the underwriters' option to purchase additional shares.

3
Previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 15, 2018

PROSPECTUS

             Shares

US LBM Holdings, Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of US LBM Holdings, Inc. All of the shares of Class A common stock are being sold by us.

Prior to this offering, there has been no public market for the Class A common stock. We have applied to list our Class A common stock on the New York Stock Exchange (the "NYSE") under the symbol "LBM".

We anticipate that the initial public offering price will be between $         and $         per share of Class A common stock.

After the completion of this offering, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE.

We will contribute the net proceeds that we receive from this offering to LBM Midco, LLC ("US LBM LLC") in exchange for newly-issued common membership interests of US LBM LLC (the "LLC Interests"). The amount contributed for the LLC Interests will be equal to the public offering price of our Class A common stock, less the underwriting discount referred to below. We intend to cause US LBM LLC to use the net proceeds it receives from us in connection with this offering as described under "Use of Proceeds." Although we will have a minority economic interest in US LBM LLC, because we will be the sole managing member of US LBM LLC, we will operate and control all of the business and affairs of US LBM LLC and, through US LBM LLC and its subsidiaries, conduct our business. See "The Reorganization Transactions." We will enter into two tax receivable agreements in connection with this offering, which will require us to make cash payments in respect of certain tax benefits to which we become entitled. Under the Former LLC Owner Tax Receivable Agreement (defined herein) these future payments are estimated to be $            million. See "Unaudited Pro Forma Financial Statements." Although the timing and amounts of anticipated payments under the Continuing LLC Owner Tax Receivable Agreement (defined herein) are not known at this time, the estimated termination payment under such agreement would be approximately $            million if we were to terminate the Continuing LLC Owner Tax Receivable Agreement immediately following this offering based on certain assumptions described under "Prospectus Summary—The Offering—Tax Receivable Agreements."

We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally.

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 23 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions[1]	$	$
Proceeds, before expenses, to us	$	$

1
We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See "Underwriting (Conflicts of Interest)."

The underwriters also may purchase up to                           additional shares of Class A common stock from us at the initial offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                           , 2018.

Barclays	Credit Suisse	RBC Capital Markets

Citigroup	SunTrust Robinson Humphrey	Wells Fargo Securities

Baird	Stephens Inc.	William Blair

Prospectus dated                           , 2018

        You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of shares of our Class A common stock.

i

BASIS OF PRESENTATION

        In connection with the closing of this offering, we will effect certain organizational transactions. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions, which we refer to collectively as the "Reorganization Transactions," and this offering. See "The Reorganization Transactions" for a description of the Reorganization Transactions and a diagram depicting our organizational structure after giving effect to the Reorganization Transactions and this offering.

        As used in this prospectus, unless the context otherwise requires, references to:

  •
  "we," "us," "our," the "Company," and similar references refer: (i) following the consummation of the Reorganization Transactions and this offering, to US LBM Holdings, Inc. ("Holdings"), and, unless otherwise stated or the context otherwise requires, all of its subsidiaries, including US LBM LLC, and (ii) on or prior to the completion of the Reorganization Transactions and this offering, to US LBM LLC (or US LBM Holdings, LLC, the predecessor to US LBM LLC, for periods prior to the Acquisition (as defined below)) and, unless otherwise stated or the context otherwise requires, all of its subsidiaries.

  •
  "Continuing LLC Owner" refers to LBM Acquisition, LLC, the entity that will continue to own LLC Interests after the Reorganization Transactions and this offering and that will be entitled, following the consummation of this offering, to exchange its LLC Interests for shares of our Class A common stock as described in "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Amended and Restated LLC Agreement of US LBM LLC."

  •
  "Former LLC Owners" refer to those Original LLC Owners (as defined below) that have agreed to transfer their LLC Interests for shares of our Class A common stock in connection with the consummation of this offering.

  •
  "LLC Interests" refer to the single class of common membership interests of US LBM LLC.

  •
  "Original LLC Owners" refer to the direct and indirect owners of US LBM LLC prior to the Reorganization Transactions and this offering, including Continuing LLC Owner and the Former LLC Owners.

        We will be a holding company and the sole managing member of US LBM LLC and, upon completion of this offering and the application of proceeds therefrom, our principal asset will be LLC Interests of US LBM LLC. US LBM LLC is the predecessor of the issuer, US LBM Holdings, Inc., for financial reporting purposes. US LBM Holdings, Inc. will be the financial reporting entity following this offering. Accordingly, this prospectus contains the following historical financial statements of the Company:

  •
  US LBM Holdings, Inc.  Other than the inception balance sheet, dated as of April 27, 2017, and the balance sheets dated as of March 31, 2018 and December 31, 2017, the historical financial information of US LBM Holdings, Inc. has not been included in this prospectus as it is a newly incorporated entity, has no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus.

  •
  LBM Midco, LLC.  As we will have no other interest in any operations other than those of LBM Midco, LLC and its subsidiaries, the historical consolidated financial information included in this prospectus is that of LBM Midco, LLC and its subsidiaries. As a result of the Acquisition, the historical consolidated financial information included in this prospectus is presented in two periods: the period prior to the Acquisition ("Predecessor") and the period succeeding the Acquisition ("Successor").

ii

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Statements" and our consolidated financial statements and the related notes to those statements, before making an investment decision.

Our Company

        We are one of the leading and fastest growing distributors of specialty building materials in the United States. We believe our differentiated operating model, technology capabilities and broad offering of specialty products enable us to distinguish ourselves from both local and national competitors within our industry. We serve as a critical link in the building materials supply chain, supplying more than 60,000 stock keeping units, or SKUs, for custom homebuilders and specialty contractors. Our comprehensive portfolio of building materials includes specialty products such as windows, doors, millwork, roofing, siding, cabinetry and wallboard, as well as wood products, with specialty products comprising approximately 74% of the overall mix in 2017. We believe that our business units hold leading market positions in many of the local markets we serve. We have designed our operating model to leverage our scale and national platform, together with local expertise and relationships, to outperform our competitors.

        Founded in 2009 as three business units with 16 locations, we have rapidly grown our business through acquisitions, market share gains and the opening of new "greenfield" locations. Since our founding, we have acquired over 40 companies and opened 20 new greenfield locations, expanding to 239 locations serving 29 states. Our founder-led management team continues to drive this multi-pronged growth strategy.

        In fiscal year 2017, we generated $3.1 billion of net sales, $10.9 million of net loss and $220.9 million of Adjusted EBITDA. During the last six years, we have delivered significant above market sales growth, growing comparable location sales on average 586 basis points faster than our addressable market. In addition, our significant number of acquisitions coupled with our differentiated operating model and focus on operational excellence have resulted in growth in total net sales and Adjusted EBITDA at a compound annual growth rate, or CAGR, of 42.8% and 52.6%, respectively, since 2013, and an increase in our gross margin and Adjusted EBITDA margin of 116 and 166 basis points, respectively. For a discussion of our use of Adjusted EBITDA and Adjusted EBITDA margin, which are measures not presented in accordance with GAAP (as defined below), and a reconciliation to net income (loss), see "Prospectus Summary—Summary Historical Consolidated Financial and Other Data."

        Our operating model combines the scale and operational advantages of a national platform with a local go-to-market strategy across a large portion of the United States. Our business units have been operating for an average of 70 years, forging strong local relationships with their local customer bases. We tailor our products and services to meet the needs of our local markets, while also taking advantage of the purchasing synergies, information technology infrastructure, operational improvements and product cross-selling opportunities provided by our national platform. Our organizational focus continually strives for effective change and operational improvement. We believe our differentiated operating model enables us to benefit from economies of scale while maintaining the high-quality customer service, strong local brand recognition and keen understanding of the local market, which allow our business units to cater to the distinct needs of our customers.

        We serve as a critical link between our suppliers and our highly fragmented customer base of more than 30,000 homebuilders and specialty contractors serving the residential new construction, repair and remodel, or R&R, and commercial new construction end markets. We maintain key relationships with many of the largest manufacturers of building materials, allowing our local business units to take advantage of attractive pricing, rebates and other terms negotiated at the corporate level, while making the purchasing and inventory management decisions at the local level where product preferences can vary greatly by geography. Additionally, we facilitate purchasing relationships between our suppliers and our customers by transferring technical product knowledge, educating contractors on proper usage and installation techniques for new products, ensuring local product availability and extending trade credit vital to our local markets.

        We offer a comprehensive line of building materials with a significant mix of specialty products. In 2013, we launched our Product Line Manager, or PLM, initiative which consists of product-dedicated managers focused on driving the expansion of specialty products across our locations. This initiative has delivered significant benefits across our roofing, cabinetry, decking, siding and fasteners product lines and we plan to implement the initiative across additional business units and product categories to drive profitable growth. From 2014 to 2017 our mix of specialty products increased as a percentage of net sales from approximately 69% to approximately 74%. The charts below summarize our 2017 net sales by product category, customer type and end market.

Note: Percentages may not foot due to rounding.

        The table below summarizes our major product categories:

	Wood Products	Windows, Doors & Millwork	Wallboard & Metal Studs	Roofing & Siding	Engineered Components	Cabinetry	Hardlines & Other Products & Services
Description	• Dimensional lumber used for on-site framing • Engineered wood	• Wood and synthetic door and trim products • New and replacement window materials	• Wallboard used for finishing interior walls and ceilings, metal studs, tracks, headers and related products	• Asphalt, metal, tile and wood shake roofing materials • Siding products	• Floor and roof trusses and wall panels	• Kitchen and bathroom cabinetry, countertops and related products, including appliances	• Various other smaller product categories and installation services
2017 net sales	$801.2 million	$607.6 million	$509.7 million	$337.8 million	$303.8 million	$179.8 million	$352.1 million
% of 2017 net sales	25.9%	19.7%	16.5%	10.9%	9.8%	5.8%	11.4%
Estimated National Addressable Market Size[1]	$18.0 billion	$28.8 billion	$8.5 billion	$31.0 billion	$6.0 billion	$25.0 billion	$8.2 billion
Estimated Addressable Market Share[1]	~4%	~2%	~6%	~1%	~5%	~1%	~4%
Primary End Markets	• Residential new construction • R&R	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R • Commercial new construction
Select Suppliers	• Boise Cascade • Weyerhaeuser • BlueLinx • Georgia Pacific	• Andersen • Jeld-Wen • Masonite • Marvin	• National Gypsum • American Gypsum • Georgia Pacific • Continental Building Products	• CertainTeed • GAF • Owens Corning	• Mitek • ITW (Alpine)	• MasterBrand • Legacy • Dura Supreme	• Do it Best • Simpson Strong-Tie • PrimeSource Building Products

1
Estimated National Addressable Market Size and Estimated Market Share based on independent research of Principia Consulting, LLC, a third-party consulting firm ("Principia"), commissioned by us. Estimated National Addressable Market Size includes residential and commercial new construction as well as R&R.

Our Industry

        The building materials distribution industry in the United States is highly fragmented, with a number of retailers and distributors offering a broad range of products and services. The main drivers for our products are residential new construction, R&R activity and commercial new construction. Historically, residential and commercial new construction have been cyclical, while the R&R drivers of our business have been more stable. Over the past several decades, the commercial construction cycle has typically lagged the residential construction cycle by approximately 12 to 24 months. We believe this lag, along with the more stable nature of the R&R market, helps mitigate a portion of the cyclicality in many of our individual end-markets. Further, we believe our geographic diversity helps to mitigate the impact of volatility in any of the regions in which our business units operate.

        While single family starts, which account for approximately 52% of our net sales in 2017, have increased 59% from 2012 to 2017, they remain 18% below their long-term historical average of 1.03 million annual starts since 1970. Similarly, new commercial construction square footage put in place increased 44% to 1.1 billion from 2012 to 2017, but remains 12% below the long-term historical market average of 1.3 billion square feet annually (measured as the average from 1970 to 2017). We expect demand for our products to increase as the construction markets continue to grow.

Single Family Housing Starts	Units (thousands)	2017	Unit Difference	Percentage Difference
Peak(1)	1,716	849	867	50.5%
Long-Term Average(2)	1,034	849	185	17.9%
Average Cyclical Low(3)	798	849	(51)	(6.4%)

  Source: U.S. Census Bureau.

(1)
Peak occurred in 2005.

(2)
Average since 1970.

(3)
Prior downturn troughs include 1975, 1982, 1991.

Our Competitive Strengths

        We believe that we will continue to benefit significantly from the following competitive strengths:

Market leader with significant scale advantages

        We are one of the leading specialty building materials distributors in the United States, and we believe our business units hold leading market positions in many of the local markets we serve. We believe that our local go-to-market strategy and leading market positions enable us to drive local relationships and generate strong customer loyalty and, while we operate in a highly competitive environment, our scale and national platform provide us with significant advantages relative to local, independent distributors that are typically our main competitors, including:

  •
  broad specialty product offering designed to create a one-stop-shop for our customers;

  •
  advantageous purchasing and sourcing, capitalizing on economies of scale and significant investment in pricing and procurement analysis;

  •
  integrated and scalable technology platform combining a sophisticated enterprise resource planning system, or ERP, logistics and mobile capabilities, which enables us to streamline our operations, reduce cost and deliver superior service to enhance customer relationships;

  •
  substantial investment focused on continuous operational improvement, including through our US1 professional development programs, which utilize "Lean" and "Six Sigma" initiatives to further drive business efficiency and enhance customer satisfaction; and

  •
  recruiting, training and retaining top talent through our specialized programs, such as our internal training program US LBM University, and strong financial incentives tied to operational performance.

Proven track record of market share gains

        We believe that our success in driving above market sales growth is due to our local go-to-market strategy, management driven growth initiatives and increased utilization of technology to service our customers, which have enabled us to capture additional market share within our existing footprint:

  •
  Local go-to-market strategy.  In addition to retaining local brands, our business units operate locally and tailor their product and service offerings to the local preferences of the markets they serve and leverage local relationships to generate strong customer loyalty. We believe this local go to market strategy enhances our ability to drive market share gains.

  •
  Product Line Manager initiative.  In 2013, we launched our PLM initiative which focuses on driving the expansion of specialty product penetration in our existing locations. This initiative has delivered significant benefits across our roofing, cabinetry, decking, siding and fasteners product lines, and we plan to implement the initiative across additional business units and product categories to drive profitable growth.

  •
  Customer focused technology platform.  Our technology platform drives business generation and customer loyalty through improved reliability, enhanced service and tools to more efficiently order and monitor products and deliveries on a real-time basis. Further, our data-driven management allows us to identify and maximize growth opportunities across our locations and customer base.

        We have set goals to improve our profitability over time by growing our net sales and comparable location sales, but there can be no assurance that we will achieve our profitability goals.

Demonstrated ability to acquire and integrate businesses units

        Our management has demonstrated a core strength in identifying, acquiring and successfully integrating leading business units, creating greater scale within our existing footprint and driving expansion into new markets. Since our founding, we have completed over 40 acquisitions and have successfully integrated the new business units through the implementation of operational improvements, upgraded technology systems and enhanced management training. We believe our success in acquiring local, independent distributors has been driven by our selective acquisition criteria including a focus on culture and strategic benefits. We aim to be the partner of choice for local, independent distributors whose owners may be seeking liquidity while maintaining the opportunity to continue operating their business in an entrepreneurial manner. A typical acquisition generally involves retaining the local brand and empowering the management team to make operational decisions at the local level. At the same time, we support our local teams with our national platform, supplier relationships, pricing and procurement programs and working capital management. While we may not be successful in continuing to acquire and integrate suitable acquisition candidates, we believe this approach provides us with a significant competitive advantage for attracting potential acquisition targets.

Integrated and scalable technology infrastructure

        We focus on the use of technology to improve customer service and productivity. Our integrated ERP system enables us to coordinate activities within and across our business units, including purchasing, pricing, dispatch and delivery. We utilize cloud-based logistics technology systems to enhance our local teams' ability to manage operations by optimizing delivery schedules and providing fleet and inventory management. Our customized mobile platform provides our customers with a mobile application that allows them to access invoice information and receive delivery schedules, alerts when deliveries have been made to the job site and proof of delivery. We believe we are an early adopter of a customer mobile application in our industry, and we expect our mobile platform to be a key competitive advantage. We believe that our technology initiatives have increased our profitability, further strengthened customer loyalty and differentiate us from our competitors.

Strategic diversity across products, customers, suppliers and markets

        We complement our diverse product mix of more than 60,000 SKUs across multiple major categories with superior customer service and value-added capabilities. We offer a comprehensive line of building materials that are used across residential new construction, R&R and commercial new construction projects. We also provide a full range of complementary services, such as design and engineering, job estimating, logistics solutions, structural components, millwork design and product selection and customization. We believe that the breadth of our products and services, together with our local market and customer focus, provides us with a competitive advantage and enables us to build and maintain stronger relationships with our core homebuilder and professional remodeler customers than both our national and local competitors. Further, we believe that the breadth and diversity of our products and services limits our exposure to pricing and volume fluctuations in any one category of products or services.

        Our broad base of more than 30,000 customers is highly diversified with our top ten customers representing less than 10% of our net sales in 2017, with no single customer accounting for more than 2% of our net sales. Despite such diversity in our customer base, a significant portion of our net sales are credit sales, and the failure to timely collect monies owed could adversely affect our business. In addition, we maintain relationships with over 2,000 suppliers and maintain multiple suppliers for many of our products, thereby limiting the risk of disruption and product shortages. Further, we are diversified across the regions in which we operate, and our geographic footprint of 239 locations serving 29 states limits our dependence on any one region.

Superior financial performance

        Our comparable location sales growth outpaced the relevant addressable market by an average of 586 basis points annually during the last six years, as illustrated in the chart below.

Note:
Reflects US LBM comparable location sales growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and trends affecting our operating results—Key Business and Performance Metrics" for a discussion of how we define comparable location sales. Market growth is the combined growth of our product categories in the United States and based on independent research of Principia commissioned by us. Percentages may not foot due to rounding.

        In addition, we have consistently achieved strong margins due primarily to our favorable specialty product mix, differentiated business model and our long-term custom homebuilder and R&R contractor relationships, among other factors. From 2013 through 2017, we increased our gross margin and Adjusted EBITDA margin by 116 and 166 basis points, respectively, resulting in gross margin and Adjusted EBITDA margin of 27.4% and 7.1%, respectively, for fiscal year 2017.

        Our strong financial performance has generated strong operating cash flows that provide us with the financial flexibility to pursue our growth strategies through both investments in our existing businesses as well as strategic acquisitions. Our flexible cost structure allows us to adjust rapidly to changing industry dynamics and our low level of capital expenditures, which accounted for 1.3% of net sales in 2017, further enhances our total cash flow generation.

Experienced management team that is aligned with stockholders

        Our senior management team has an average of over 20 years of relevant experience. Our Chief Executive Officer and founder, L.T. Gibson, has over 25 years of experience in the industry as does our Chief Development Officer Jeff Umosella. Consistent themes across our management team are strong industry experience and a proven track record of financial and operational excellence, as well as a determined focus on team chemistry and operational efficiency. This management approach is centered on an active presence in the field and sharing of best practices across our business units. Since our founding, our management team has successfully acquired and integrated over 40 companies that have allowed us to grow net sales while expanding margins.

        Further, through incentivized compensation structures and our employees' significant equity ownership in the Company, we have been able to retain top talent and ensure our local management teams are invested in the success of our company. Prior to this offering, our management and other key employees account for approximately 10.7% of our equity ownership (assuming conversion of all outstanding LLC Interests).

Our Strategy

        Our objective is to strengthen our competitive position and increase stockholder value through the following key strategies:

Grow market share within our existing geographic markets

        Since 2012, we have delivered significant above market organic net sales growth, growing on average 586 basis points faster than our served markets. We believe that our success in driving above market growth is due to our local go-to-market strategy, management driven growth initiatives and increased utilization of technology to service our customers. We also utilize financial incentives, training and technology to maximize the effectiveness of our salesforce as we work to provide tailored solutions for our customers in our local markets.

  •
  PLM Initiative.  One of our core management growth initiatives is focused on cross-selling our diverse set of specialty products across our entire platform. Our PLM initiative consists of product-dedicated managers who assist local business units to coordinate purchasing, sales and marketing efforts in their respective product lines, which is designed to drive greater product penetration and profitable growth. Our current product categories with a designated PLM include roofing, cabinetry, decking, siding and fasteners, and in the near term we expect to add additional categories, including wallboard, to capitalize on extensive product knowledge and supplier relationships gained from recent acquisitions. We continue to demonstrate strong momentum in the locations that have fully implemented our PLM initiative, and we plan to continue to implement our PLM initiative across our business units and expand into additional product categories to drive profitable growth.

  •
  Technology Platform.  We are also focused on leveraging our integrated technology platform to increase engagement across our customer base. Our new customer mobile application enables our customers to input orders and download billing statements, track orders and deliveries and receive 24/7 access to product availability. It also alerts our customers to new promotions and allows them to view, share and register for company sponsored events. We are focused on increasing customer utilization of our mobile platform which we believe will drive business generation and enhanced customer loyalty. We also plan to leverage our data-driven management to identify and capitalize on new growth opportunities.

Accelerate growth by selectively executing acquisitions and opening new greenfield locations

        We believe that significant opportunities exist to expand our market share and geographic footprint by executing selective acquisitions and opening new greenfield locations.

  •
  Selective acquisitions.  We will continue to selectively pursue strategic acquisitions to supplement our organic growth. Due to the large, highly fragmented nature of our industry, we believe we have a robust acquisition pipeline that our management is continually cultivating. We selectively pursue independent distributors that are culturally compatible and meet our growth and business model criteria. We typically target independent distributors that already hold leading market positions in the local markets they serve. We believe our industry reputation, our demonstrated ability to successfully integrate acquisitions, and our entrepreneurial culture allow us the opportunity to review a large percentage of acquisition opportunities that come to market and be selective on the acquisitions we do pursue.

    Additionally, the breadth of our product offering enables us to evaluate and acquire acquisition targets across a wide range of building materials and services. As a result of our scale, pricing and procurement programs, technology infrastructure and ability to improve operations through implementing best practices, we believe we can achieve substantial cost saving synergies from our acquisitions. In addition, our diverse product offering and our ability to source and stock specialty building products at our new acquisitions presents significant cross-selling opportunities. For example, our acquisitions of Feldman Lumber Company, Wallboard Supply Company, and Rosen Materials have significantly enhanced our scale in the wallboard and metal studs product category, enabling us to secure improved wallboard pricing for many of our other business units. In addition, our broad product offering enables us to cross-sell additional products through acquired companies which such companies did not previously sell.

  •
  New greenfield locations.  Our strategy for opening new greenfield locations is to further penetrate markets that are adjacent to our existing operations. Since our founding, we have opened 20 new greenfield locations. Typically, we have pre-existing customer relationships in these markets but need a new location to capitalize fully on those relationships and to facilitate further expansion of our customer base. Relative to our size and scale, the capital investment required to open a new facility is usually small, and new greenfield locations typically achieve positive EBITDA in their first year. Additionally, we strive to align the opening of new greenfield locations with our PLM initiative to accelerate growth in specialty product categories. For example, we opened three new greenfield locations after acquiring Hines Supply, which enabled us to leverage Hines' strong relationships in its local market and complement our strategy to drive significant net sales growth and gross margin expansion.

Achieve improved financial performance through implementation of operational initiatives

        Over the past five years, we increased our gross margin and Adjusted EBITDA margin by 116 and 166 basis points, respectively. We intend to further improve our margins by continuing to execute on our operational initiatives and leverage our scale and resources to optimize our operations. For example, we have recently implemented initiatives focused on procurement and pricing. Our procurement initiative is focused on enhancing our position with key suppliers, coordinating product category spending and realizing cost savings through optimizing our purchasing. We have also developed a pricing framework supported by an analytics-driven pricing model that is customized for each business unit to optimize price and margins based on customer profile and purchasing history. To date, our procurement and pricing initiatives have resulted in approximately $15 million of savings and we believe that these areas represent significant opportunities for the Company and that these initiatives will continue to strengthen our relationships with vendors and customers, enhance top-line growth and further improve our margin profile.

        We also intend to drive improved financial performance by leveraging our leading technology platform and our dedicated focus on continuous improvement. Our technology platform provides benefits to our customers, reduces our logistics costs, and improves our fleet utilization. Our ERP system facilitates the collection of real-time inventory and performance tracking data, which enables our business units to monitor and constantly strive for improved performance metrics. Finally, we will continue to utilize "Lean" and "Six Sigma" training to regularly promote operational best practices across our business units to increase productivity while reducing costs.

Continue to invest in attracting, training and retaining top quality employees

        We believe our growth will be driven by the quality of our employees and our ability to continuously develop talent. We spend considerable time and resources training our employees across all major functions of our operations. In addition to recruiting and training, we have developed an extensive leadership training program focused on promoting financial acumen, operational best practices and safety expertise. Nearly 5,500 associates have completed courses in our US1 "Lean" and "Six Sigma" programs to date, including over 100 "Six Sigma" certified "green belts" and six "black belts" (as described in "Business—Training and Development"). We believe the investment we make in developing talent is critical to supporting our growth strategy and fostering an entrepreneurial culture, resulting in many of our existing managers being promoted from within our organization. We also believe that our size, scale and ongoing growth provides employees with outstanding career advancement opportunities, which further enables us to recruit and retain top talent.

Risks Affecting our Business

        We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the risks discussed in the section entitled "Risk Factors," including the following risks, before investing in our Class A common stock:

  •
  the state of the residential new construction, repair and remodel and commercial new construction markets;

  •
  general economic and financial conditions;

  •
  competitive industry pressures;

  •
  the fluctuation in prices of the products we distribute;

  •
  the consolidation of our industry;

  •
  product shortages and relationships with key suppliers;

  •
  product liability and other claims or legal proceedings related to our business;

  •
  our ability to attract highly qualified associates and other key personnel;

  •
  our current level of indebtedness;

  •
  our ability to remediate identified material weaknesses and maintain an effective system of internal controls; and

  •
  our organizational structure, including our obligations under the Tax Receivable Agreements, which may be significant.

Our Structure

        Our business is conducted through US LBM LLC and its subsidiaries. In connection with the Reorganization Transactions described under the heading "The Reorganization Transactions" elsewhere in this prospectus, Holdings will become the sole managing member of US LBM LLC.

        In connection with the Reorganization Transactions, the indirect ownership interests in US LBM LLC held by the Former LLC Owners will be converted into shares of our Class A common stock. In addition, the limited liability company agreement of US LBM LLC will be amended and restated to, among other things, modify its capital structure to create and issue the LLC Interests to be held by Continuing LLC Owner and Holdings following this offering. Holdings will then issue to Continuing LLC Owner one share of its Class B common stock for each LLC Interest that Continuing LLC Owner holds. The shares of Class B common stock have no rights to dividends or distributions, whether in cash or stock, but entitle the holder to one vote per share on matters presented to the stockholders of Holdings. See "Description of Capital Stock." The principal investors in Continuing LLC Owner consist of the Kelso Affiliates (defined below), funds affiliated with BlackEagle Partners, LLC ("BlackEagle") and certain members of our management.

        We and Continuing LLC Owner will also enter into an exchange agreement under which, beginning six months after the completion of this offering, Continuing LLC Owner (or its permitted transferees) will have the right, from time to time and subject to the terms of the exchange agreement, to exchange its LLC Interests, together with the cancellation of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions.

        Immediately following this offering, after giving effect to the Reorganization Transactions, we will be a holding company and our sole material asset will be an equity interest in US LBM LLC. As the sole managing member of US LBM LLC, we will operate and control the business and affairs of US LBM LLC and, through US LBM LLC and its subsidiaries, conduct our business. Accordingly, although we will have a minority economic interest in US LBM LLC, we will have the sole voting interest in, and control the management of, US LBM LLC. As a result, Holdings will consolidate US LBM LLC on its consolidated financial statements and will report a noncontrolling interest related to the LLC Interests held by Continuing LLC Owner in our consolidated financial statements.

        The diagram below depicts our current organizational structure:

1
Other than those entities that are either inactive or immaterial, each of our wholly-owned operating subsidiaries is a guarantor under the Term Loan Facilities and the ABL Facility. See "Description of Certain Indebtedness."

        The diagram below depicts our organizational structure immediately following this offering:

1
Other than those entities that are either inactive or immaterial, each of our wholly-owned operating subsidiaries is a guarantor under the Term Loan Facilities and the ABL Facility. See "Description of Certain Indebtedness."

2
Only certain of the Former LLC Owners will be party to the Former LLC Owner Tax Receivable Agreement.

Ownership and Corporate Information

  Equity Sponsor Overview

        On July 24, 2015, investment funds (the "Kelso Affiliates") sponsored by, or affiliated with, Kelso & Company, L.P. ("Kelso") entered into a definitive agreement to purchase a majority of the equity interests in our indirect subsidiary US LBM Holdings, LLC (the "Acquisition"). The Acquisition was consummated on August 20, 2015. As a result of the Acquisition, our historical consolidated financial statements and other financial data are presented in two periods: the period prior to the Acquisition ("Predecessor") and the period succeeding the Acquisition ("Successor").

        After giving effect to this offering, Continuing LLC Owner will control approximately                % of our voting power through Continuing LLC Owner's ownership of Class B common stock together with shares of our Class A common stock held by those Former LLC Owners that are expected to be party to the Stockholders Agreement (as defined below). As a result, we will be a "controlled company" within the meaning of the NYSE rules following completion of this offering. This election will allow us to rely on exemptions from certain governance requirements otherwise applicable to NYSE-listed companies. See "Risk Factors—Risks Related to Our Class A Common Stock and This Offering—We will be a "controlled company" within the meaning of the NYSE listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements."

        Kelso was founded in 1971 by Louis Kelso, commonly referred to as the inventor of the Employee Stock Ownership Plan, or ESOP. The tenets of Kelso's ESOP heritage, including a significant alignment of interest and history of partnership, have remained key components of the firm's strategy and differentiation. Kelso began investing in private equity in 1980, and has since raised a total of nine private equity funds, representing approximately $12 billion of capital, and has made over 120 investments. Kelso benefits from a successful investment track record, a long-tenured and stable investing team, and a reputation as a preferred partner to management teams and corporates.

Market and Industry Data

        This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies and our own estimates based on our management's knowledge of, and experience in, the industry and markets in which we compete. Certain addressable market size data and our market share data included in this prospectus are based on independent research of Principia that was commissioned by us for inclusion herein. Principia is a leading research and consulting firm focused exclusively on the building materials and construction industry.

        In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for the products we distribute. Market share data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of market shares. In addition, customer preferences are subject to change. Accordingly, you are cautioned not to place undue reliance on such market share data. References herein to our being a leader in a market or product category refer to our belief that we have a leading market share position in each specified market based on sales dollars, unless the context otherwise requires.

Service Marks, Trademarks and Trade Names

        This prospectus includes trademarks and service marks owned by us, including US LBM. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

* * * * *

        Our principal executive offices are located at 1000 Corporate Grove Drive, Buffalo Grove, Illinois 60089. Our telephone number is (847) 353-7800.

 THE OFFERING

Issuer in this offering	US LBM Holdings, Inc.
Class A common stock offered in this offering	shares
Option to purchase additional shares of Class A common stock	The underwriters have a 30-day option to purchase up to an additional shares of Class A common stock from us at the initial public offering price, less underwriting discounts and commissions.
Class A common stock to be issued to the Original LLC Owners	shares
Class A common stock to be outstanding after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares).
Class B common stock to be outstanding after this offering	shares, all of which will initially be owned by Continuing LLC Owner.
Voting Rights
Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. Each share of Class A common stock and Class B common stock will entitle its holder to one vote per share on all such matters.
Voting power held by purchasers in this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Voting power held by the Former LLC Owners	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Voting power held by all holders of Class A common stock after giving effect to this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Voting power held by Continuing LLC Owner (primarily as a holder of Class B common stock) after giving effect to this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of shares of Class A common stock to LLC Interests	Our Amended and Restated Certificate of Incorporation and the Amended and Restated LLC Agreement of US LBM LLC will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) US LBM LLC at all times maintains (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by Continuing LLC Owner (or its permitted transferees) and the number of LLC Interests owned by Continuing LLC Owner (or its permitted transferees). This construct is intended to result in Continuing LLC Owner having a voting interest in Holdings that is identical to Continuing LLC Owner's percentage economic interest in US LBM LLC. Continuing LLC Owner will own all of our outstanding Class B common stock following the consummation of this offering.
Exchange rights of holders of LLC Interests
Continuing LLC Owner (or any of its permitted transferees) from time to time beginning six months after the completion of this offering may exchange all or a portion of its LLC Interests for newly-issued shares of Class A common stock of Holdings on a one-for-one basis. Holdings (acting by its board of directors), may, at its option, instead elect for Holdings to make a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Interest redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended and Restated LLC Agreement of US LBM LLC. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Amended and Restated LLC Agreement of US LBM LLC." Shares of our Class B common stock will be cancelled on a one-for-one basis if Continuing LLC Owner (or any of its permitted transferees) exchanges or, at the election of Holdings' board of directors, we redeem LLC Interests held by Continuing LLC Owner (or any of its permitted transferees) pursuant to the terms of the Exchange Agreement and the Amended and Restated LLC Agreement of US LBM LLC.

Registration Rights Agreement	Pursuant to the Registration Rights Agreement, we will, subject to the terms and conditions thereof, agree to register the resale of the shares of our Class A common stock that are issuable to Continuing LLC Owner (or its permitted transferees) upon exchange of its LLC Interests and, at the request of Continuing LLC Owner, the shares of our Class A common stock that are issued to certain of the Former LLC Owners that are party to the Registration Rights Agreement. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Registration Rights Agreement."
Tax Receivable Agreements
We will enter into two tax receivable agreements in connection with this offering. First, we will enter into a tax receivable agreement with US LBM LLC and Continuing LLC Owner (the "Continuing LLC Owner Tax Receivable Agreement") that will provide for the payment by Holdings to the exchanging holders of LLC Interests of 85% of the amount of certain tax benefits, if any, that Holdings actually realizes (or in some circumstances is deemed to realize) as a result of exchanges of LLC Interests for cash or shares of our Class A common stock and tax benefits attributable to payments made under the Continuing LLC Owner Tax Receivable Agreement (including imputed interest). Second, we will enter into a tax receivable agreement with US LBM LLC and certain of the Former LLC Owners (the "Former LLC Owner Tax Receivable Agreement" and together with the Continuing LLC Owner Tax Receivable Agreement, the "Tax Receivable Agreements") that will provide for the payment by Holdings to certain of the Former LLC Owners or their permitted transferees of 85% of the amount of cash tax savings, if any, that Holdings actually realizes (or in some circumstances, is deemed to realize) as a result of the tax attributes of the LLC Interests we hold in respect of such Former LLC Owners' interest in us, which resulted from such Former LLC Owners' prior acquisition of indirect ownership interests in US LBM LLC. Under the Former LLC Owner Tax Receivable Agreement these future payments are estimated to be approximately $ million. See "Unaudited Pro Forma Consolidated Financial Statements" for additional detail on anticipated future payments under the Former LLC Owner Tax Receivable Agreement.

The Tax Receivable Agreements also provide that Holdings' obligations under the Tax Receivable Agreements will be accelerated upon certain changes of control, or may be accelerated at the election of Holdings in order to terminate the Tax Receivable Agreements. Assuming that the market value of a share of Class A common stock were to be equal to an assumed initial public offering price per share of Class A common stock in this offering of $ per share, which is the midpoint of the price range set forth on the cover of this prospectus, and that LIBOR were to be %, we estimate that the aggregate amount of the termination payment under the Continuing LLC Owner Tax Receivable Agreement would be approximately $ million if Holdings were to exercise its termination right under the Continuing LLC Owner Tax Receivable Agreement immediately following this offering. In addition, holders of LLC Interests or other recipients of payments under the Tax Receivable Agreements will not reimburse us for any payments previously made under the Tax Receivable Agreements if such tax basis increase and our utilization of certain loss carryovers is successfully challenged by the IRS (although any such loss of tax benefit would be taken into account in calculating future payments under the Tax Receivable Agreements). As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreements by Holdings, payments under the Tax Receivable Agreements could be in excess of Holdings' actual cash tax savings. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Tax Receivable Agreements."

We may need to incur debt to finance payments under the Tax Receivable Agreements to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreements as a result of timing discrepancies or otherwise.
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $ (or approximately $ if the underwriters exercise in full their option to purchase additional shares).

We intend to contribute the net proceeds of this offering to US LBM LLC in exchange for LLC Interests (or LLC Interests if the underwriters exercise in full their option to purchase additional shares) of US LBM LLC at an amount contributed per LLC Interest equal to the initial public offering price per share of Class A common stock, less the underwriting discount. We expect that US LBM LLC and its subsidiaries will then use the net proceeds received from us to prepay a portion of our outstanding indebtedness under the Second Lien Term Loan Facility (as defined in "Risk Factors—Risks Related to Our Indebtedness"). See "Use of Proceeds."

Conflicts of Interest	Affiliates of certain of the underwriters will each receive 5% or more of the net proceeds of this offering in connection with the repayment of our indebtedness. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5121. This rule requires, among other things, that a "qualified independent underwriter" has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, the registration statement. Barclays Capital Inc. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act. See "Underwriting (Conflicts of Interest)."
Dividend policy	We do not currently anticipate paying dividends on our Class A common stock for the foreseeable future. See "Dividend Policy."
Proposed trading symbol	"LBM"
Directed share program
The underwriters have reserved for sale at the initial public offering price up to shares of Class A common stock for employees, directors and affiliates who have expressed an interest in purchasing Class A common stock in the offering. See "Underwriting (Conflicts of Interest)."

        The number of shares of our Class A common stock to be outstanding immediately following the Reorganization Transactions and this offering excludes:

  •
                  shares of Class A common stock issuable upon exchange of LLC Interests, together with the cancellation of a corresponding number of shares of Class B common stock; and

  •
                  shares of Class A common stock reserved for future issuance under our equity incentive plan.

        Unless otherwise indicated, all information in this prospectus:

  •
  gives effect to the Reorganization Transactions;

  •
  gives effect to the issuance of                shares of Class A common stock in this offering;

  •
  assumes no exercise by the underwriters of their option to purchase additional shares;

  •
  assumes that the initial public offering price of our Class A common stock will be $            per share (which is the midpoint of the price range set forth on the cover page of this prospectus); and

  •
  gives effect to amendments to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws to be adopted prior to the completion of this offering.

SUMMARY HISTORICAL
CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical consolidated financial data reflects the Company's historical accounting basis for the periods prior to the Acquisition (the Predecessor) and the Company's new accounting basis for the periods subsequent to the Acquisition (the Successor). The Predecessor period of January 1, 2015 through August 19, 2015 represents the prior ownership while the Successor periods of August 20, 2015 (Commencement of Operations) through December 31, 2015, the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 represent the Kelso Affiliates' ownership. The summary historical consolidated financial data as of December 31, 2017 and December 31, 2016 and for the Successor years ended December 31, 2017 and 2016, the Successor period from August 20 through December 31, 2015 and the Predecessor period from January 1 through August 19, 2015 has been derived from US LBM LLC's audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The summary historical consolidated financial data as of March 31, 2018 and for the Successor three months ended March 31, 2018 and 2017 are derived from US LBM LLC's unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus, have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods.

        The summary unaudited pro forma consolidated financial data of Holdings presented below have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data as of and for the three months ended March 31, 2018 and for the fiscal year ended December 31, 2017 give effect to the Reorganization Transactions as described in the section entitled "The Reorganization Transactions" and the completion of this offering as if all such transactions had occurred on January 1, 2017, in the case of the summary unaudited pro forma consolidated statements of operations data and on March 31, 2018, in the case of the summary unaudited pro forma consolidated balance sheet data. See "Unaudited Pro Forma Consolidated Financial Statements" for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

        Historical results are not necessarily indicative of the results that may be expected for any future period, including any full-year period. The summary historical financial and other data are qualified in their entirety by, and should be read in conjunction with, US LBM LLC's audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements" included in this prospectus.

        Due to the change in the basis of accounting resulting from the application of the purchase method of accounting, the Predecessor's consolidated financial statements and the Successor's consolidated financial statements are not necessarily comparable.

			Successor					Predecessor
	Holdings
			Three months ended		Year ended		Period from August 20 through December 31, 2015	Period from January 1 through August 19, 2015
	Pro forma Three months ended March 31, 2018[1]	Pro forma Year ended December 31, 2017[1]
			March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016
	(In thousands)
Statement of Operations Data:
Net sales	$	$	$689,311	$659,873	$3,091,979	$2,664,108	$823,274	$1,126,642
Cost of sales			504,038	479,089	2,245,198	1,918,720	613,984	824,474

Gross profit			185,273	180,784	846,781	745,388	209,290	302,168

			Successor					Predecessor
	Holdings
			Three months ended		Year ended		Period from August 20 through December 31, 2015	Period from January 1 through August 19, 2015
	Pro forma Three months ended March 31, 2018[1]	Pro forma Year ended December 31, 2017[1]
			March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016
	(In thousands)
Selling, general and administrative expenses			163,756	157,339	665,097	597,052	205,232	357,033
Depreciation and amortization			20,647	24,385	93,721	109,525	34,105	26,029

Income (loss) from operations			870	(940)	87,963	38,811	(30,047)	(80,894)

Interest expense			21,155	22,122	91,315	80,569	25,538	27,353
Loss on early extinguishment of debt			965	—	1,404	—	—	28,445
Other expense			1,366	1,324	5,360	5,605	1,943	2,938

Total other expenses, net			23,486	23,446	98,079	86,174	27,481	58,736
Income tax expense			94	146	786	343	614	281

Net income (loss)			(22,710)	(24,532)	(10,902)	(47,706)	(58,142)	(139,911)
Net income attributable to redeemable noncontrolling interests			—	—	—	—	—	315

Net income (loss) attributable to the Company			$(22,710)	$(24,532)	$(10,902)	$(47,706)	$(58,142)	$(140,226)
Other financial and operating data:
Comparable location sales growth[2]			2.4%	5.9%	6.6%	8.0%
Gross margin			26.9%	27.4%	27.4%	28.0%	25.4%	26.8%
Adjusted EBITDA[3]			$28,538	$30,474	$220,940	$187,856	$58,672	$67,128
Adjusted EBITDA margin[3]			4.1%	4.6%	7.1%	7.1%	7.1%	6.0%
Locations (at end of period)			237	240	237	228	222

		Successor
	Holdings
		As of March 31,
	Pro forma as of March 31, 2018[1]		As of December 31,
		2018	2017	2016
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents		$2,679	$5,941	$3,455
Total assets		1,830,856	1,824,285	1,834,545
Total debt[4]		1,118,543	1,092,508	1,111,124
Total members' equity		406,857	435,997	473,245
Net working capital[5]		434,893	427,910	408,460

1
See "Unaudited Pro Forma Consolidated Financial Statements."

2
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and trends affecting our operating results—Key Business and Performance Metrics" for the definition of comparable location sales.

3
In addition to our results under accounting principles generally accepted in the United States of America ("GAAP"), we also present Adjusted EBITDA and Adjusted EBITDA margin which are non-GAAP financial measures and have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) plus interest expense, including amortization of debt discounts and issuance costs net of interest income, income tax expense (benefit) and depreciation and amortization. We calculate Adjusted EBITDA as EBITDA as further adjusted to add items such as loss on the early extinguishment of debt, equity-based compensation expense, IPO related expenses, acquisition expenses, management fees, goodwill impairment charge, change in LIFO (as defined below) reserve, specified consultant fees and other items. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.

  Adjusted EBITDA and Adjusted EBITDA margin are presented in this prospectus because they are important metrics used by management as one of the means by which our financial performance is assessed. We believe they assist investors and analysts in comparing our operating performance across periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is helpful in highlighting trends in our operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP financial measures of our performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers.

  Adjusted EBITDA should not be considered as an alternative to net income, earnings from operations or as measure of our liquidity or financial performance or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA margin are not necessarily comparable to similarly titled measures presented by other companies. Non-GAAP financial measures also should not be construed as an inference that our future results will be unaffected by items for which these non-GAAP financial measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as an analytical tool such as:

  •
  they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on our indebtedness;

  •
  they do not reflect income tax expense or the cash requirements to pay income taxes;

  •
  non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP financial measures do not reflect cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted EBITDA margin only as supplemental information.

As a result of the Acquisition, the financial information for the periods beginning on August 20, 2015 represents the consolidated financial statements of the Successor. Due to the change in the basis of accounting resulting from the application of the purchase method of accounting, the Predecessor's consolidated financial statements and the Successor's consolidated financial statements are not necessarily comparable.

4
Total debt reflects current and long-term portion of the Term Loan Facilities (as defined below), the balance outstanding on our ABL Facility (as defined below), capital lease obligations and sale-leaseback debt net of unamortized discount and deferred financing costs.

5
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and trends affecting our operating results—Key Business and Performance Metrics" for a discussion of how we calculate net working capital.

The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Successor					Predecessor

					Period from August 20 through December 31, 2015	Period from January 1 through August 19, 2015

	Three months ended March 31, 2018	Three months ended March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016

	(In thousands)
Net income (loss)	$(22,710)	$(24,532)	$(10,902)	$(47,706)	$(58,142)	$(139,911)
Interest expense	21,155	22,122	91,315	80,569	25,538	27,353
Depreciation and amortization[a]	21,444	26,263	100,061	114,027	50,194	31,847
Income tax expense	94	146	786	343	614	281

EBITDA	$19,983	$23,999	$181,260	$147,233	$18,204	$(80,430)
IPO related expenses[b]	2,681	1,456	10,002	14,170	254	—
Acquisition expenses[c]	31	1,406	1,222	4,774	21,583	8,207
Equity-based compensation and profit interests[d]	(814)	1,225	8,817	6,116	14,817	110,192
Management fees[e]	1,366	1,324	5,360	5,605	1,943	2,938
Goodwill impairment charge[f]	—	—	—	2,304	—	—
Loss on early extinguishment of debt[g]	965	—	1,404	—	—	28,445
Change in LIFO reserve[h]	3,863	977	10,343	(38)	—	(2,561)
Consultant fees[i]	381	70	1,254	7,149	337	—
Other expenses	82	17	1,278	543	1,534	337

Adjusted EBITDA	$28,538	$30,474	$220,940	$187,856	$58,672	$67,128

Adjusted EBITDA margin	4.1%	4.6%	7.1%	7.1%	7.1%	6.0%

a
Includes depreciation and amortization from our consolidated statement of operations, acquired inventory step-up charges from our consolidated statement of cash flows and depreciation and amortization included within cost of sales from our consolidated statement of operations.

b
Represents selling, general and administrative expenses incurred in connection with preparing the Company to transition to operate as a public company.

c
Represents permissible adjustments under the credit agreements governing our indebtedness for selling, general and administrative expenses related to acquisitions, including fees to financial advisors, accountants, attorneys and other professionals, as well as changes in contingent consideration.

d
Represents non-cash charges related to equity-based awards.

e
During the Successor periods, represents management fees paid to Kelso and our other pre-IPO owners under the Advisory Services Agreement as well as fees paid under the Consulting Agreement. In connection with this offering, we will terminate the management fee under the Advisory Services Agreement and terminate the Consulting Agreement. See "Certain Relationships and Related Party Transactions." During the Predecessor period, represents management fees paid to our pre-Acquisition owners under arrangements that were terminated in connection with the Acquisition.

f
Represents non-cash charges related to the impairment of goodwill of one of the Company's reporting units.

g
Represents a non-recurring loss on the early extinguishment of debt in connection with the Acquisition in 2015 and the amendments to the First Lien Term Loan Facility in 2017 and 2018.

h
Represents non-cash charges recorded in cost of sales to recognize cost on a last-in-first-out, or LIFO, basis.

i
Represents consulting services in connection with operational efficiency initiatives. These costs are not expected to be incurred on an ongoing basis.

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. Our reputation, business, financial position, results of operations and cash flows are subject to various risks. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us could materially and adversely affect our reputation, business, financial position, results of operations or cash flows. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

 Risks Related to Our Business

We have been, and may continue to be, adversely impacted by declines in the residential new construction market.

        Our business units depend to a significant degree on the new residential construction market and, in particular, single family home construction. Residential new construction accounted for approximately 66% of our 2017 net sales. The homebuilding industry has undergone a significant decline from its peak in 2005. According to the U.S. Census Bureau, actual single family housing starts in the United States during 2017 increased 8.6% from 2016 levels, but remain 50.5% below their peak in 2005. The multi-year downturn in the homebuilding industry resulted in a substantial reduction in demand for the products we provide.

        We cannot predict the duration of the current housing industry market conditions or the timing or strength of any continued recovery of housing activity in our markets. The homebuilding industry also may not recover to historical levels. Continued weakness in the new residential construction market would have a material adverse effect on our business, financial condition and operating results. Factors impacting the level of activity in the residential new construction markets include changes in interest rates, unemployment rates, high foreclosure rates and unsold/foreclosure inventory, availability of financing, labor costs, vacancy rates, local, state and federal government regulation and shifts in populations away from the markets that we serve. The homebuilding industry is also currently experiencing a shortage of qualified, trained labor in many areas, including those served by us. In addition, the mortgage markets continue to experience disruption and reduced availability of mortgages for potential homebuyers due to more restrictive standards to qualify for mortgages, including with respect to new home construction loans. Because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Residential repair and remodel activity levels may not return to historic levels, which may negatively impact our business, liquidity and results of operations.

        Many of our business units rely on residential repair and remodel activity levels. Historically, residential repair and remodeling activity has decreased in slow economic periods. Elevated unemployment levels, mortgage delinquency and foreclosure rates, limitations in the availability of mortgage and home improvement financing and lower housing turnover may continue to limit consumers' spending, particularly on discretionary items, and affect their confidence level leading to continued reduced spending on home improvement projects.

        Depressed activity levels in consumer spending for home improvement construction would adversely affect our business, liquidity, results of operations and financial position. Furthermore, continued economic weakness may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer, and, in turn, our customers and could adversely affect our operating performance.

The commercial new construction market continues to experience a downturn, which could materially and adversely affect our business, liquidity and results of operations.

        Many of our business units derive substantial net sales from the commercial new construction market. According to Dodge Data & Analytics (www.construction.com), actual commercial building construction put-in-place in the United States during 2017 increased 0.4% from 2016 levels, and is 32.7% lower than 2007 levels. From time to time, our business units that serve the commercial building construction market have also been adversely affected in various parts of the country by declines in commercial new construction starts due to changes in tax laws affecting the real estate industry, high interest rates, the level of residential construction activity, labor costs, capital spending and commercial investment levels, corporate profitability, local, state and federal government regulation and other factors. Continued uncertainty about current economic conditions will continue to pose a risk to our business units that serve the commercial new construction market as participants in this industry may postpone spending in response to tighter credit, negative financial news or declines in income or asset values, which could have a continued material negative effect on the demand for our products and services.

        Between 2007 and 2009, the U.S. construction markets we serve experienced the most unprecedented declines since the post-World War II era. We cannot predict the duration of the current market conditions or the timing or strength of any recovery of commercial new construction activity in our markets. Continued weakness in the commercial building construction market could have a material adverse effect on our business, financial condition and operating results. In addition, because of these factors, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period.

Our business is affected by general business, financial market and economic conditions, which could adversely affect our results of operations.

        The markets in which we operate are sensitive to general business and economic conditions in the United States and worldwide, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets and business and consumer confidence. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows, including our ability and the ability of our customers and suppliers to access capital. There was a significant decline in economic growth, both in the United States and worldwide, that began in the second half of 2007 and continued through 2011. In addition, volatility and disruption in the capital markets during that period reached unprecedented levels, with stock markets falling dramatically and credit becoming very expensive or unavailable to many companies without regard to those companies' underlying financial strength. As a result of these developments, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers. Although there have been some indications of stabilization in the general economy and certain industries and markets in which we operate, there can be no guarantee that any improvement in these areas will continue or be sustained.

We may be unable to achieve our profitability goals.

        We have set goals to improve our profitability over time by growing our net sales and comparable location sales, increasing our gross margin and reducing our expenses as a percentage of sales. For the three months ended March 31, 2018, the years ended December 31, 2017 and 2016, the Successor period from August 20 through December 31, 2015 and the Predecessor period from January 1 through

August 19, 2015, we had net losses of $22.7 million, $10.9 million, $47.7 million, $58.1 million and $139.9 million, respectively. There can be no assurance that we will achieve our profitability goals. Factors that could materially adversely affect our efforts to achieve these goals include, but are not limited to, the failure to:

  •
  grow our revenue through organic growth or through acquisitions;

  •
  drive purchasing efficiencies or maintain or increase our rebates from vendors;

  •
  improve our gross margins through the utilization of improved pricing practices and increasing sales of high margin product categories;

  •
  maintain or reduce our overhead and support expenses as we grow, including as a result of becoming a publicly traded company;

  •
  effectively evaluate future inventory reserves;

  •
  maintain relationships with our significant customers; and

  •
  effectively and efficiently integrate any acquired business units.

        Any of these failures or delays may adversely affect our ability to increase our profitability.

Future strategic transactions could impact our reputation, business, financial position, results of operations and cash flows, and we may not achieve the acquisition component of our growth strategy.

        Our long-term business strategy depends in part on increasing our sales and growing our market share through acquisitions and opening new greenfield locations. If we fail to identify and acquire suitable acquisition targets on appropriate terms, our growth strategy may be materially and adversely affected. Further, if our operating results decline as a result of reduced activity in the residential new construction, repair and remodel, or commercial new construction markets, we may be unable to obtain the capital required to effect new acquisitions or open new greenfield locations.

        We may not be able to integrate the operations of recently or future acquired businesses in an efficient and cost-effective manner or without significant disruption to our existing operations. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our operating cash flows. Our failure to integrate future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could prevent us from remaining competitive and, ultimately, could adversely affect our financial condition, operating results and cash flows.

        Acquisitions involve a number of special risks, including:

  •
  problems implementing disclosure controls and procedures or unforeseen difficulties extending internal control over financial reporting at the newly acquired business;

  •
  potential adverse short-term effects on operating results through increased costs or otherwise;

  •
  diversion of management's attention and failure to recruit new, and retain existing, key personnel of the acquired business;

  •
  failure to successfully implement information technology, logistics and systems integration;

  •
  the possibility of our business growth outpacing the capability of our systems; and

  •
  the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, if we finance acquisitions by issuing our equity securities or securities convertible into our equity securities, our existing stockholders would be diluted, which, in turn, could adversely affect the market price of our Class A common stock. We could also finance an acquisition with debt, resulting in higher leverage and interest costs relating to the acquisition. As a result, if we fail to evaluate and execute acquisitions efficiently, we may not ultimately experience the anticipated benefits of the acquisitions, and we may incur costs that exceed our expectations.

We are subject to pricing pressures.

        Large contractors and national homebuilders in both the residential and commercial new construction markets have historically been able to exert pressure on their outside suppliers and distributors to keep prices low in the highly fragmented building materials distribution industry. The recent construction industry downturn further increased the pricing pressures from homebuilders and other customers. In addition, continued consolidation in the residential and commercial construction markets and changes in builders' purchasing policies and payment practices could result in even further pricing pressure. A decline in the prices of the products we distribute could adversely impact our operating results. When the prices of the products we distribute decline, customer demand for lower prices could result in lower sales prices and, to the extent that our inventory at the time was purchased at higher costs, lower margins. Alternatively, in a rising price environment, our suppliers may increase prices or reduce discounts on the products we distribute and we may be unable to pass on any cost increase to our customers, thereby resulting in reduced margins and profits. Overall, these pricing pressures may adversely affect our operating results and cash flows.

The markets in which we operate are highly competitive and fragmented, and demand for our products could decrease if we are not able to compete effectively.

        The markets in which we operate are fragmented and highly competitive. Our competition includes national and regional distributors of building materials as well as smaller, local distributors. Retailers of building materials, repair and remodel supplies and contractors' tools also compete with us. Competition varies depending on product line, customer classification and geographic area.

        Competitors in one or more of our product categories may have substantially greater financial and other resources than us, which may allow them to offer higher levels of service or a broader selection of inventory than our business units can. We may be unable to respond effectively to such competitive pressures. Increased competition by existing and future competitors could result in reductions in volumes, prices, net sales and gross margins that could materially adversely affect our business, financial condition and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from our competitors.

        Our customers consider the performance of the products we distribute, our customer service and price when deciding whether to purchase the products we distribute. Excess industry capacity for certain products in several geographic markets could lead to increased price competition. We may be unable to maintain our operating costs or product prices at a level that is sufficiently low for us to compete effectively. If we are unable to compete effectively with our existing competitors or new competitors enter the markets in which we operate, our financial condition, operating results and cash flows may be adversely affected.

Our competitors continue to consolidate, which could cause markets to become more competitive and could negatively impact our business.

        Our competitors continue to consolidate. This consolidation is being driven by customer needs and supplier capabilities, which could cause markets to become more competitive as greater economies of scale are achieved by distributors. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and capable of being consistent sources of supply. There can be no assurance that we will be able to take advantage effectively of this trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our potential acquisition targets and result in higher purchase price multiples.

A range of factors, including the effects of the weather and the seasonal nature of our business, may make our quarterly net sales and earnings variable.

        We have historically experienced, and in the future expect to continue to experience, variability in sales and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (i) the cyclical nature of some of the markets in which we operate, including the residential and commercial new construction markets, (ii) general economic conditions in the various local markets in which we operate, (iii) the pricing policies of our competitors and (iv) the production schedules of our customers.

        Our business, financial condition and operating results depend on the operations of our local business units. These business units vary in size and financial condition, and certain of these business units bear a greater impact on our operating results than others. Any one or more of our business units may experience a decline in its own financial condition and operating results as a result of local market-specific factors, including weather patterns, unemployment rates, foreclosure rates and other general economic conditions in their markets. A decline at one or more of our most significant business units could have an adverse effect on our business, financial condition and operating results.

        The markets in which we operate are seasonal. Although weather patterns affect our operating results throughout the year, the months of November through February have historically been, and are generally expected to continue to be, adversely affected by weather patterns in many of our markets, causing reduced residential and commercial construction activity. We experience seasonal variation as a result of our customers' dependence on suitable weather to engage in new construction and repair and remodel projects. For example, during the winter months, construction activity generally declines due to inclement weather and shorter daylight hours. In addition, to the extent that hurricanes, severe storms, earthquakes, floods, fires, other natural disasters or similar events occur in the markets in which we operate, our business may be adversely affected. As a result, our operating results have historically varied significantly between fiscal quarters, and we anticipate that we will continue to experience these quarterly fluctuations in the future.

        These factors make it difficult to project our operating results on a consistent basis, which may affect the value of our Class A common stock.

Certain of our products are commodities and fluctuations in prices of these commodities could affect our operating results.

        Some of the building products we distribute, including lumber, plywood and particleboard, are commodities that are widely available from other manufacturers or distributors with prices and volumes determined frequently based on participants' perceptions of short-term supply and demand factors. A shortage of capacity or excess capacity in the industry can result in significant increases or declines in market prices for those products, often within a short period of time.

        Prices of commodity products can also change as a result of national and international economic conditions, labor and freight costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of lumber and other products. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes passed on to our customers, but our pricing quotation periods and pricing pressure from our competitors may limit our ability to pass on such price changes. We may also be limited in our ability to pass on increases in freight costs on our products due to the price of fuel.

        Periods of generally increasing prices provide the opportunity for higher net sales and increased net income, while generally declining price environments may result in declines in net sales and net income. In particular, low market prices for wood products over a sustained period can adversely affect our financial condition, operating results and cash flows, as can excessive spikes in market prices. Our wood products product category represented approximately 26% of our net sales for 2017. If lumber or structural panel prices were to decline significantly from current levels, our net sales and net income would be negatively affected.

The loss of any of our significant customers could adversely affect our financial condition.

        Our ten largest customers generated approximately 9% of our net sales for 2017. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. In addition, consolidation among customers could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers, a significant customer's decision to purchase our products in significantly lower quantities than they have in the past or deterioration in our relationship with any of our significant customers could significantly affect our financial condition, operating results and cash flows. Generally, our customers are not required to purchase any minimum amount of products from us. We do not enter into contracts with most of our customers and thus supply products or services only when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

A significant portion of our net sales are credit sales, which are made primarily to customers whose ability to pay depends on the creditworthiness of the customer, including the economic strength of the industry and geographic areas in which they operate, and the failure to collect or timely collect monies owed from customers could adversely affect our financial condition.

        A significant portion of our net sales volume in 2017 was facilitated through the extension of credit to our customers whose ability to pay depends, in part, on the economic strength of the industry in the areas where they operate. Our business units offer credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer, or secured credit for materials sold for a specific job where the security lies in lien rights associated with the materials going into the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. End users, resellers and other non-contractor customers generally purchase more on unsecured credit than secured credit. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, operating results and cash flows. Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

        Because we depend on the creditworthiness of certain of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in our markets, coupled with tightened credit availability and financial institution underwriting standards, would adversely affect certain of our customers. Should one or more of our larger customers declare bankruptcy, it could adversely affect the collectability of our accounts receivable and net income.

Interruptions in the proper functioning of information technology systems could disrupt operations and cause unanticipated increases in our costs or decreases in our revenues, or both.

        Because we use our information technology ("IT") systems to, among other things, manage inventories and accounts receivable, make purchasing decisions and monitor our results of operations, the proper functioning of our IT systems is critical to the successful operation of our business. IT systems are vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures and other problems. If critical IT systems fail, or are otherwise unavailable, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable, pay expenses and otherwise manage our business units would be adversely affected. Further, security breaches of our technology systems could expose us to litigation or reputational harm.

        Third-party service providers are responsible for managing a significant portion of our information systems and roll out of our technology platform. Our business and results of operations may be materially adversely affected if any third-party service provider does not perform satisfactorily.

We may not be able to expand into new geographic markets, which may impact our ability to grow our business.

        We intend to continue pursuing our growth strategy by expanding into new geographic markets for the foreseeable future. Our expansion into new geographic markets may present competitive, distribution and other challenges that differ from the challenges we currently face. In addition, we may be less familiar with the customers in these markets and may ultimately face different or additional risks, as well as increased or unexpected costs, compared to those we experience in our existing markets. Expansion into new geographic markets may also expose us to direct competition with companies with whom we have limited or no past experience as competitors. To the extent we rely upon expanding into new geographic markets and do not meet, or are unprepared for, any new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected.

Our results also depend on the successful implementation of our strategic initiatives. We may not be able to implement these strategies successfully, on a timely basis, or at all.

        Our ability to grow depends on a number of factors, including our ability to implement our strategic initiatives to retain and expand existing customer relationships, drive the expansion of specialty products across our locations, enhance our procurement practices and relationships with suppliers, optimize pricing and margins across our business units, fully roll out our technology platform and leverage our technology platform to increase engagement with our customers and adapt to changing industry trends. We may not be successful in implementing some or all of these operational initiatives and strategies. If we are unsuccessful in implementing our strategic initiatives, our business will be adversely affected. Further, even if successfully implemented, our business strategy may not ultimately produce positive financial results.

Our success depends on our ability to attract, train and retain highly qualified associates and other key personnel while controlling related labor costs.

        To be successful, we must attract, train and retain a large number of highly qualified associates while controlling related labor costs. In many of our markets, highly qualified associates are in high demand and we compete with other businesses for these associates and invest significant resources in training and incentivizing them. There can be no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire.

        In certain of our markets, the lack of skilled labor is particularly significant during the summer months when the demand for our products increases. We have in the past and may in the future rely on foreign workers we hire temporarily pursuant to H-2B visas. If the availability of skilled labor, including temporary foreign workers, continues to decline, it may have a material adverse effect on our business.

        Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if a larger number of our employees were to unionize, the effect on us may be negative.

        In addition, our business results depend largely on our chief executive officer and senior management team as well as our branch managers and sales personnel and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. We customarily sign employment letters with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business unit. In addition, many of our business unit leaders are nearing retirement age. Our inability to retain or hire qualified branch managers or sales personnel at reasonable compensation levels would restrict our ability to successfully operate and grow our business.

We are exposed to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings related to our business, the products we distribute, the services we provide and services provided for us by third parties, which may exceed the coverage of our insurance.

        In the ordinary course of business, we are subject to various claims and litigation. Any such claims, whether with or without merit, could be time consuming and expensive to defend and could divert management's attention and resources. The building materials industry has been subject to personal injury and property damage claims arising from alleged exposure to raw materials contained in building products as well as claims for incidents of catastrophic loss, such as building fires. As a distributor of building materials, we face an inherent risk of exposure to product liability claims in the event that the use of the products we have distributed in the past or may in the future distribute is alleged to have resulted in economic loss, personal injury or property damage or violated environmental, health or safety or other laws. Such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. We are also from time to time subject to casualty, contract, tort and other claims relating to our business, the products we have distributed in the past or may in the future distribute and the services we have provided in the past or may in the future provide, either directly or through third parties. Further, many of the contracts we enter into with our customers require us to indemnify our customers for claims arising out of the products we distribute. If any such claim were adversely determined, our financial condition, operating results and cash flows could be adversely affected if we were unable to seek indemnification for such claims or were not adequately insured for such claims. We rely on manufacturers and other suppliers to provide us with the products we sell or distribute. Since we do not have direct control over the quality of products that are manufactured or supplied to us by third parties, we are particularly vulnerable to risks relating to the quality of such products. In addition, we are exposed to potential claims arising from the conduct of our employees, builders and their subcontractors, and third-party installers for which we may be liable. We and they are subject to regulatory requirements and risks applicable to general contractors, which include management of licensing, permitting and quality of third-party installers. As they apply to our business, if we fail to manage these processes effectively or provide proper oversight of these services, we could suffer lost sales, fines and lawsuits, as well as damage to our reputation, which could adversely affect our business and the results of our operations.

        Claims and investigations may arise related to distributor relationships, commercial contracts, antitrust or competition law requirements, employment matters, employee benefits issues and other compliance and regulatory matters, including anti-corruption and anti-bribery matters. We may also be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them. We cannot predict or, in some cases, control the costs to defend or resolve such claims.

        There can be no assurance that we will be able to maintain suitable and adequate insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities, and the cost of any product liability, warranty, casualty, construction defect, contract, tort, employment or other litigation or other proceeding, even if resolved in our favor, could be substantial. Additionally, we do not carry insurance for all categories of risk that our business may encounter. Any significant uninsured liability may require us to pay substantial amounts. There can be no assurance that any current or future claims will not adversely affect our financial position, cash flows or results of operations.

Product shortages and the loss of key suppliers may impair our operating results.

        Our ability to offer a wide variety of products to our customers depends on our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, many of our products are obtainable from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, could adversely impact our financial condition, operating results and cash flows. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product and ultimately a decrease in our net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability. We generally do not enter into long-term agreements with our suppliers. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

A change in our product mix could adversely affect our results of operations.

        Our results may be affected by a change in our product mix. Our outlook, budgeting and strategic planning assume a certain product mix of sales. If actual results vary from this projected product mix of sales, our financial results could be negatively impacted. Additionally, gross margins vary across our product lines. If the mix of products shifts from higher margin product categories to lower margin product categories, our overall gross margins and profitability may be adversely affected. Consequently, changes in our product mix could have a material adverse effect on our financial condition and operating results.

We may be unable to effectively manage our inventory and working capital as our sales volume increases or the prices of the products we distribute fluctuate, which could have a material adverse effect on our business, financial condition and operating results.

        We purchase many of our products directly from manufacturers, which are then sold and distributed to customers. We must maintain, and have adequate working capital to purchase, sufficient inventory to meet customer demand. Due to the lead times required by our suppliers, we order products in advance of expected sales. As a result, we are required to forecast our sales and purchase accordingly. In periods characterized by significant changes in economic growth and activity in the residential and commercial building and home repair and remodel industries, it can be especially difficult to forecast our sales accurately. We must also manage our working capital to fund our inventory purchases. Such issues and risks can be magnified by the diversity of product mix our business units carry, with over 60,000 SKUs across multiple major product categories. Excessive increases in the market prices of certain building products can put negative pressure on our operating cash flows by requiring us to invest more in inventory. In the future, if we are unable to effectively manage our inventory and working capital as we attempt to expand our business, our cash flows may be negatively affected, which could have a material adverse effect on our business, financial condition and operating results.

We occupy most of our facilities under leases. We may be unable to renew leases on favorable terms or at all. Also, if we close a facility, we may remain obligated under the applicable lease.

        Most of our facilities are located in leased premises. Our leased facilities typically have terms ranging from five to 10 years, with options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, if we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term.

        In addition, at the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business and operating results. Further, we may not be able to secure a replacement facility in a location that is as commercially viable, including access to rail service, as the lease we are unable to renew. Having to close a facility, even briefly to relocate, would reduce the sales that such facility would have contributed to our revenues. Additionally, a relocated facility may generate less revenue and profit, if any, than the facility it was established to replace.

If petroleum prices increase, our results of operations could be adversely affected.

        Petroleum prices have fluctuated significantly in recent years, including recent periods of historically low prices. Prices and availability of petroleum products are subject to political, economic and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. Within our business units, we deliver products to our customers via our fleet of trucks. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have not entered into any hedging arrangements that protect against fuel price increases, and we do not have any long-term fuel purchase contracts. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers, our results of operations would be adversely affected.

We may be adversely affected by any natural or man-made disruptions to our facilities.

        We currently maintain a broad network of operating facilities throughout the United States. Any widespread disruption to our facilities resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. For example, Hurricanes Harvey and Irma and subsequent flooding in 2017 caused supply and other business disruptions for certain of our business units which negatively impacted our results of operations in 2017.

        In addition, any shortages of fuel or significant fuel cost increases could disrupt our ability to distribute products to our customers. Disruptions to the national or local transportation infrastructure systems including those related to a terrorist attack, strike or otherwise may also affect our ability to keep our operations and services functioning properly. If any of these events were to occur, our financial condition, operating results and cash flows could be materially adversely affected.

We are subject to cybersecurity risks and information technology interruptions which could have a material impact on our business and operations, and we may incur increasing costs in an effort to minimize those risks.

        Information security risks have increased in recent years because of the proliferation of new technologies and the increased sophistication and activity of perpetrators of cyber-attacks. Our systems have been, and may continue to be, the target of computer viruses or other malicious cybersecurity attacks. While to date we have not experienced a material cybersecurity breach of our operational or information security systems, future attacks could lead to extended operational disruptions, significant costs and other consequences, which could have a material impact on our business and results of operations. As a result, cyber-security and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. As cyber-threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities.

We employ third-party and open source licensed software for use in our business, and the inability to maintain these licenses, errors in the software we license or the terms of open source licenses could result in increased costs, or reduced service levels, which would adversely affect our business.

        Our business, including our mobile platform, relies on certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.

Federal, state, local and other regulations could impose substantial costs and restrictions on our operations that would reduce our net income.

        We are subject to various federal, state, local and other laws and regulations, including, among other things, transportation regulations promulgated by the U.S. Department of Transportation (the "DOT"), work safety regulations promulgated by the Occupational Safety and Health Administration, employment regulations promulgated by the U.S. Equal Employment Opportunity Commission, regulations on the import of certain raw materials and products we sell, regulations of the U.S. Department of Labor, accounting standards issued by the Financial Accounting Standards Board (the "FASB") or similar entities, and state and local zoning restrictions, building codes and contractors' licensing regulations. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to litigation and substantial fines and penalties that could adversely affect our financial condition, operating results and cash flows.

        Our transportation operations, upon which we depend to distribute products from our distribution centers, are subject to the regulatory jurisdiction of the DOT and the Federal Motor Carrier Safety Administration ("FMCSA"), which have broad administrative powers with respect to our transportation operations. Vehicle dimensions and driver hours of service also are subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, may increase our selling, general and administrative expenses and adversely affect our financial condition, operating results and cash flows. If we fail to comply adequately with the DOT and FMCSA regulations or such regulations become more stringent, we could experience increased inspections, regulatory authorities could take remedial action, including imposing fines or shutting down our operations, or we could be subject to increased audit and compliance costs. If any of these events were to occur, our financial condition, operating results and cash flows would be adversely affected.

        In addition, the residential and commercial construction industries are subject to various local, state and federal statutes, ordinances, codes, rules and regulations concerning zoning, building design and safety, construction, contractor licensing, energy conservation and similar matters, including regulations that impose restrictive zoning and density requirements on the residential new construction industry or that limit the number of homes or other buildings that can be built within the boundaries of a particular area. Regulatory restrictions may increase our operating expenses and limit the availability of suitable building lots for our customers, any of which could negatively affect our business, financial condition and results of operations.

        Further changes in laws or regulations applicable to our business, such as the countervailing duty rates levied against Canadian softwood lumber imports to the United States or the recent announcement by President Trump to impose tariffs on foreign imports of steel and aluminum, could have a material impact on our financial performance.

We could incur significant costs to comply with environmental, health and safety laws or to satisfy any liability or obligation imposed under such laws.

        We are subject to various federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the investigation and cleanup of contaminated properties, discharges of hazardous materials to the environment, product safety and the health and safety of our employees and customers. These laws and regulations impose a variety of requirements and restrictions on our operations and the products we distribute. Our failure to comply with these laws and regulations could result in fines, penalties, enforcement actions, third party claims, requirements to investigate or remediate contamination or to pay for the costs of investigation or cleanup, or regulatory or judicial orders requiring corrective measures and could negatively impact our reputation with customers. In addition, changes in, or new interpretations of, existing laws, regulations or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including obligations concerning any potential health hazards associated with our products, may lead to additional compliance or other costs that could have an adverse effect on our business, financial condition or results of operations.

An impairment of goodwill could have a material adverse effect on our results of operations.

        Acquisitions frequently result in the recording of goodwill and other intangible assets. As of March 31, 2018, goodwill represented approximately 36% of our total assets. Goodwill is not amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of goodwill impairment involves the estimation of the fair value of our reporting units. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and other valuation techniques. Future cash flows can be affected by changes in industry or market conditions, among other factors. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value.

        We cannot accurately predict the amount and timing of any impairment of assets, and, in the future, we may be required to take additional goodwill or other asset impairment charges relating to certain of our reporting units. Any such non-cash charges would have an adverse effect on our financial results.

Future changes in financial accounting standards may significantly change our reported results of operations.

        GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission ("SEC") and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

        Additionally, our assumptions, estimates and judgments related to complex accounting matters could significantly affect our financial results. GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including, but not limited to, revenue recognition, impairment of long-lived assets, leases and related economic transactions, intangibles, self-insurance, income taxes, property and equipment, litigation and stock-based compensation are highly complex and involve many subjective assumptions, estimates and judgments by us. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by us (i) could require us to make changes to our accounting systems to implement these changes that could increase our operating costs and (ii) could significantly change our reported or expected financial performance.

Risks Related to Our Indebtedness

Our current indebtedness, degree of leverage and any future indebtedness we may incur may adversely affect our cash flow, limit our operational and financing flexibility and negatively impact our business and our ability to make payments on our indebtedness and declare dividends and make other distributions.

        On August 20, 2015, US LBM LLC and its subsidiary LBM Borrower, LLC ("LBM Borrower") entered into the ABL Credit Agreement (as defined in "Description of Certain Indebtedness," and the facility made available under the ABL Credit Agreement referred to as the "ABL Facility"), the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement (each as defined in "Description of Certain Indebtedness," and the facilities made available under the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement referred to as the "First Lien Term Loan Facility" and the "Second Lien Term Loan Facility," respectively, and collectively as the "Term Loan Facilities"). The ABL Credit Agreement was amended on January 4, 2016, March 24, 2016 and April 29, 2016, the First Lien Term Loan Credit Agreement was amended on November 30, 2015, October 5, 2016, January 31, 2017, August 14, 2017 and February 15, 2018 and the Second Lien Term Loan Credit Agreement was amended on June 1, 2016, October 5, 2016 and August 14, 2017. As of March 31, 2018, $76.5 million was outstanding under the ABL Facility and $186.5 million was available for future borrowings under the ABL Facility. In addition, as of March 31, 2018, $846.7 million was outstanding under the First Lien Term Loan Facility and $219.5 million was outstanding under the Second Lien Term Loan Facility and we may incur additional debt in the future. The degree to which we are leveraged may have significant consequences to our business and, as a result, may impact our stockholders, including:

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  impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

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  requiring us to dedicate a significant portion of our cash flow from operations to pay interest on any outstanding indebtedness, which would reduce the funds available to us for operations and other purposes;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

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  making it more difficult for us to satisfy our obligations with respect to our indebtedness;

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  making us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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  exposing us to the risk of increased interest rates because any borrowings we make under the ABL Facility and our borrowings under the Term Loan Facilities under certain circumstances, will bear interest at variable rates;

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  placing us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, more able to take advantage of opportunities that our leverage prevents us from exploiting;

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  impairing our ability to refinance existing indebtedness or borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes;

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  restricting our ability to pay dividends and make other distributions; and

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  adversely affecting our credit ratings.

        Any of the above listed factors could materially adversely affect our financial condition, liquidity or results of operations.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

        We may be able to incur significant additional indebtedness in the future, including secured debt. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. In addition, the ABL Facility provides a commitment of up to $275.0 million, subject to a borrowing base. As of March 31, 2018, we had an additional $186.5 million available for borrowing under the ABL Facility. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

        We are a holding company, and as such we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries. We depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including satisfying our indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness and to fund planned capital expenditures and other corporate expenses will depend on the ability of our subsidiaries to make distributions, dividends or advances, which in turn will depend on their future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to satisfy our obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our respective indebtedness and fund our planned capital expenditures, we must continue to execute our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The agreements that govern our indebtedness contain various covenants that could limit our ability to engage in activities that may be in our best long-term interests.

        The agreements that govern our indebtedness include covenants that, among other things, may impose significant operating and financial restrictions, including restrictions on our operating subsidiaries' ability to engage in activities that may be in our best long-term interests. These covenants may restrict the ability of our restricted subsidiaries to (among other things):

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  incur additional indebtedness;

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  create or maintain liens on property or assets;

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  consolidate, merge, convey, transfer or lease all or substantially all of our assets;

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  sell, lease, transfer or otherwise dispose of certain assets;

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  declare or pay dividends, redeem stock or make other distributions;

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  make certain investments, loans and advances;

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  repurchase or redeem junior indebtedness;

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  enter into transactions with affiliates;

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  agree to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany loans or transfers; and

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  enter into new lines of business.

        In addition, under the terms of the ABL Facility, we may in certain circumstances be required to comply with a specified fixed charge coverage ratio. Our ability to meet this ratio could be affected by events beyond our control, and we cannot assure that we will meet this ratio.

        A breach of any of the covenants under any of our debt agreements would result in a default under such agreement. If any such default occurs and is not cured or waived, the administrative agent under the agreement would be entitled to take various actions, including the acceleration of amounts due under the agreement and all actions permitted to be taken by a secured creditor, including to foreclose against the assets securing their borrowings. We cannot be certain that we will have funds available to remedy these defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. This could have serious adverse consequences on our financial condition and could cause us to become insolvent, and we could be forced into bankruptcy or liquidation. See "Description of Certain Indebtedness."

        We have in the past needed to seek waivers or amendments to our debt agreements. See "Description of Certain Indebtedness." There can be no assurance that our lenders would provide such waivers or agree to such amendments in the future.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

        Our indebtedness under the ABL Facility and the Term Loan Facilities bears interest at variable rates. As a result, increases in interest rates above the applicable floor, if any, could increase the cost of servicing such debt and materially reduce our profitability and cash flows. As of March 31, 2018, assuming all ABL Facility revolving loans were fully drawn, each one percentage point change in interest rates (above the applicable floor, if any) would result in approximately a $13.6 million increase in annual interest expense on our variable rate indebtedness. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness.

We may have future capital needs that require us to incur additional debt and may be unable to obtain additional financing on acceptable terms, if at all.

        We rely substantially on the liquidity provided by our existing ABL Facility and cash on hand to provide working capital and fund our operations. Our working capital and capital expenditure requirements are likely to grow as the residential and commercial construction markets improve and we execute our strategic growth plan. Economic and credit market conditions, the performance of the residential and commercial construction markets, and our financial performance, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend on our future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond our control. The worsening of current housing market conditions and the macroeconomic factors that affect our industry could require us to seek additional capital and have a material adverse effect on our ability to secure such capital on favorable terms, if at all.

        We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under our outstanding indebtedness. If additional funds are raised through the issuance of additional equity or convertible debt securities, our stockholders may experience significant dilution. We may also incur additional indebtedness in the future, including secured debt, subject to the restrictions contained in the ABL Facility and the Term Loan Facilities. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The Amended and Restated LLC Agreement of US LBM LLC and the Tax Receivable Agreements may limit our ability to incur additional indebtedness or refinance our existing indebtedness on favorable terms.

        The Amended and Restated LLC Agreement of US LBM LLC will restrict our ability to incur additional indebtedness or refinance our existing indebtedness in a manner that would materially and adversely affect US LBM LLC's ability to make tax distributions to holders of LLC Interests. We may be unable to secure additional financing or refinance our existing indebtedness on favorable terms as a result of such restriction.

        In addition, each of the Tax Receivable Agreements requires that any debt document that refinances or replaces our existing indebtedness be no more restrictive on our ability to make payments under each Tax Receivable Agreement then our current indebtedness, unless Kelso otherwise consents. At the time of any such refinancing or replacing of our existing indebtedness, it may not be possible to include such terms in such debt documents, and as a result, we may need Kelso's consent to complete such refinancing of our existing indebtedness.

 Risks Related to Our Organizational Structure

Our principal asset after the completion of this offering will be our interest in US LBM LLC, and, accordingly, we will depend on distributions from US LBM LLC to pay our taxes and other expenses, including payments under the Tax Receivable Agreements. US LBM LLC's ability to make such distributions may be subject to various limitations and restrictions.

        Upon the consummation of this offering, we will be a holding company and will have no material assets other than our ownership of the LLC Interests. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of US LBM LLC and its subsidiaries and distributions we receive from US LBM LLC. There can be no assurance that US LBM LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including covenants in the agreements that govern US LBM LLC's indebtedness, will permit such distributions.

        US LBM LLC is expected to continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income of US LBM LLC, if any, will be allocated to holders of LLC Interests, including us. Accordingly, we will generally incur U.S. federal income taxes on our allocable share of any net taxable income of US LBM LLC. Under the terms of the Amended and Restated LLC Agreement of US LBM LLC, US LBM LLC generally will be obligated to make tax distributions to holders of LLC Interests, including us, to the extent that other distributions made by US LBM LLC are otherwise insufficient to pay the tax liabilities of holders of LLC Interests. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreements, which we expect could be significant. We intend, as its managing member, to cause US LBM LLC to make cash distributions to the owners of LLC Interests, including us, in an amount sufficient to (i) fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) cover Holdings' operating expenses, including payments made under the Tax Receivable Agreements. However, US LBM LLC's ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which US LBM LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering US LBM LLC insolvent. If we do not have sufficient funds to pay taxes or other expenses or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under any Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under such Tax Receivable Agreement and therefore accelerate payments due under such Tax Receivable Agreement. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Tax Receivable Agreements" and "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Amended and Restated LLC Agreement of US LBM LLC." In addition, if US LBM LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends on our Class A common stock will also be restricted or impaired. See "—Risks Related to Our Class A Common Stock and This Offering" and "Dividend Policy."

The Tax Receivable Agreements require us to make cash payments to Continuing LLC Owner and certain Former LLC Owners in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

        Upon the consummation of this offering, we will be party to two Tax Receivable Agreements that will obligate us to make payments to Continuing LLC Owner (or its permitted transferees) and certain of the Former LLC Owners in respect of depreciation and amortization deductions related to certain increases in the tax basis of tangible and intangible assets of US LBM LLC. In the case of Continuing LLC Owner, these payments will relate to tax basis created when Continuing LLC Owner exchanges LLC Interests for our Class A common stock. In the case of certain of the Former LLC Owners, these payments will relate to tax basis created when such Former LLC Owners indirectly acquired their ownership interest in US LBM LLC. Under the first of these agreements, the Continuing LLC Owner Tax Receivable Agreement, we will be required to make cash payments to Continuing LLC Owner or its permitted transferees equal to 85% of the benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or similar tax benefits as a result of exchanges of LLC Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (ii) our utilization of certain other tax benefits related to our entering into the Continuing LLC Owner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing LLC Owner Tax Receivable Agreement. Under the second agreement, the Former LLC Owner Tax Receivable Agreement, we will be required to make cash payments to certain of the Former LLC Owners or their permitted transferees equal to 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the LLC Interests we hold in respect of such Former LLC Owners' interest in us, which resulted from such Former LLC Owners' prior indirect acquisition of ownership interests in US LBM LLC and (ii) certain other tax benefits. The amount of the cash payments that we will be required to make under the Tax Receivable Agreements are expected to be significant. Under the Former LLC Owner Tax Receivable Agreement these future payments are estimated to be approximately $           million. See "Unaudited Pro Forma Combined Financial Statements" for additional detail on anticipated future payments under the Former LLC Owner Tax Receivable Agreement. Any payments made by us under the Tax Receivable Agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us. Furthermore, our future obligation to make payments under the Tax Receivable Agreements could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreements. Payments under the Tax Receivable Agreements are not conditioned on any holder's continued ownership of LLC Interests or our common stock after this offering.

        The actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges by the holders of LLC Interests, the amount of gain recognized by such holders of LLC Interests, the amount and timing of the taxable income we generate in the future and the federal tax rates then applicable.

Our organizational structure, including the Tax Receivable Agreements, confers certain benefits upon the Continuing LLC Owner and certain Former LLC Owners that will not benefit Class A common stockholders to the same extent as it will benefit Continuing LLC Owner or such Former LLC Owners.

        Our organizational structure, including the Tax Receivable Agreements, confers certain benefits upon Continuing LLC Owner and certain Former LLC Owners that will not benefit the holders of our Class A common stock to the same extent as it will benefit Continuing LLC Owner or such Former LLC Owners. We will enter into the Continuing LLC Owner Tax Receivable Agreement which will provide for the payment by us to the exchanging holders of LLC Interests of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or similar tax benefits as a result of exchanges of LLC Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (ii) our utilization of certain other tax benefits related to our entering into the Continuing LLC Owner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing LLC Owner Tax Receivable Agreement. In addition, we will enter into the Former LLC Owner Tax Receivable Agreement which will provide for the payment by us to certain Former LLC Owners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the LLC Interests we hold in respect of such Former LLC Owners' interest in us, which resulted from such Former LLC Owners' prior acquisition of ownership interests in US LBM LLC and (ii) certain other tax benefits. Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock. In addition, our organizational structure, including the Tax Receivable Agreements, will impose additional compliance costs and require a significant commitment of resources that would not be required of a company with a simpler organizational structure.

In certain cases, payments under the Tax Receivable Agreements to Continuing LLC Owner or certain Former LLC Owners may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreements.

        Each Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, nonpayment for a specified period which constitutes a material breach of a material obligation under such Tax Receivable Agreement, or if, at any time, we elect an early termination of such Tax Receivable Agreement, then our obligations, or our successor's obligations, under such Tax Receivable Agreement to make payments thereunder would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to such Tax Receivable Agreement. Assuming that the market value of a share of Class A common stock were to be equal to an assumed initial public offering price per share of Class A common stock in this offering of $              per share, which is the midpoint of the price range set forth on the cover of this prospectus, and that LIBOR were to be       %, we estimate that the aggregate amount of the termination payment under the Continuing LLC Owner Tax Receivable Agreement would be approximately $              million if Holdings were to exercise its termination right under the Continuing LLC Owner Tax Receivable Agreement immediately following this offering.

        As a result of the foregoing, (i) we could be required to make payments under such Tax Receivable Agreement that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to such Tax Receivable Agreement and (ii) if we elect to terminate such Tax Receivable Agreement early, we would be required to make an immediate cash payment equal to the specified percentage of the present value of the anticipated future tax benefits that are the subject of such Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under such Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreements.

We will not be reimbursed for any payments made under the Tax Receivable Agreements in the event that any tax benefits are disallowed.

        Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we determine, and the Internal Revenue Service (the "IRS") or another taxing authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. We will not be reimbursed for any cash payments previously made under any Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us under any Tax Receivable Agreement will be netted against and reduce any future cash payments that we might otherwise be required to make to such under the terms of such Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under such Tax Receivable Agreement until any such challenge is finally settled or determined. As a result, payments could be made under such Tax Receivable Agreement in excess of the tax savings that we realize in respect of the tax attributes that are the subject of such Tax Receivable Agreement.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

        We are subject to taxes by the U.S. federal, state and local tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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  changes in the valuation of our deferred tax assets and liabilities;

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  expected timing and amount of the release of any tax valuation allowances;

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  tax effects of stock-based compensation; and

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  changes in tax laws, regulations or interpretations thereof.

        In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state and local taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), as a result of our ownership of US LBM LLC, applicable restrictions could make it impractical for us to continue our business as currently contemplated and could have a material adverse effect on our business.

        Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an "investment company" for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an "investment company," as such term is defined in either of those sections of the 1940 Act.

        As the sole managing member of US LBM LLC, we will control and operate US LBM LLC. On that basis, we believe that our interest in US LBM LLC is not an "investment security" as that term is used in the 1940 Act. However, if we were to cease participation in the management of US LBM LLC, our interest in US LBM LLC could be deemed an "investment security" for purposes of the 1940 Act.

        We and US LBM LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to Our Class A Common Stock and This Offering

Following the consummation of this offering, Continuing LLC Owner may exchange its LLC Interests for our Class A common stock and our board of directors may, at its option, redeem Continuing LLC Owner's LLC Interests pursuant to the terms of the Amended and Restated LLC Agreement.

        After this offering, we will have an aggregate of more than            shares of Class A common stock authorized but unissued, including approximately            shares of Class A common stock issuable upon exchange of LLC Interests that will be held by Continuing LLC Owner. US LBM LLC will enter into the Amended and Restated LLC Agreement and, subject to certain restrictions set forth therein and as described elsewhere in this prospectus, Continuing LLC Owner may exchange its LLC Interests for shares of our Class A common stock. Additionally, our board of directors may, at its option, instead elect to make a cash payment to redeem Continuing LLC Owner's LLC Interests in accordance with the terms of the Exchange Agreement and the Amended and Restated LLC Agreement. We also intend to enter into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued to Continuing LLC Owner upon exchange of LLC Interests and the shares of Class A common stock issued to the Former LLC Owners in connection with the Reorganization Transactions will be eligible for resale, subject to certain limitations set forth therein. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Registration Rights Agreement."

        We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

There is no public market for our Class A common stock and a market may never develop.

        Before this offering, there has been no public trading market for our Class A common stock. We have applied to list our Class A common stock on the NYSE under the symbol "LBM". However, an active and liquid trading market for our Class A common stock may not develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price per share of our Class A common stock sold in this offering has been determined by negotiations between us and the representatives of the underwriters. This price may not be indicative of the price at which our Class A common stock will trade after this offering. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to sell your Class A common stock at or above the price you paid in this offering, or at all.

Our Class A common stock price may be volatile, or may decline regardless of our operating performance, and you could lose all or part of your investment.

        You should only invest in our Class A common stock if you can withstand a significant loss and wide fluctuation in the market value of your investment. The market price of our Class A common stock may fluctuate significantly after this offering in response to the factors described in this "Risk factors" section and other factors, many of which are beyond our control. Among the factors that could affect our Class A common stock price are:

  •
  industry or general market conditions;

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  domestic and international economic factors and uncertainty unrelated to our performance;

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  announcements of innovations or new products or services by us or our competitors;

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  any adverse changes to our relationships with our customers, manufacturers or suppliers;

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  variations in the costs of products that we distribute;

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  any legal actions in which we may become involved;

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  announcements concerning our competitors or the building supply industry in general;

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  achievement of expected product sales and profitability;

  •
  manufacture, supply or distribution shortages;

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  adverse actions taken by regulatory agencies with respect to our services or the products we distribute;

  •
  changes in our customers' preferences;

  •
  actual or anticipated fluctuations in our quarterly or annual operating results or those of other companies in our industry;

  •
  publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

  •
  trading volume of our Class A common stock;

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  action by institutional stockholders or other large stockholders (including the Kelso Affiliates);

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  speculation in the press or investment community;

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  investor perception of us and our industry;

  •
  changes in market valuations or earnings of similar companies;

  •
  sales of our Class A common stock or other securities, including by our directors, executive officers and principal stockholders (including the Kelso Affiliates);

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  general economic and market conditions and overall fluctuations in the U.S. equity markets;

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  changes in accounting principles; and

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  the loss of any of our senior management or key personnel or changes in our board of directors.

        In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, operating results and financial condition.

Future sales, or the perception of future sales, of shares by existing stockholders could cause our Class A common stock price to decline.

        Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional shares. Upon the closing of this offering, we will have                shares of Class A common stock outstanding (or

shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and                authorized but unissued shares of Class A common stock that would be issuable upon redemption or exchange of LLC Interests. The shares of Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

        We and each of our directors, executive officers and holders of substantially all of our outstanding Class A common stock (including shares of Class A common stock issuable upon redemption or exchange of LLC Interests), have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our Class A common stock or securities convertible into or exchangeable for our Class A (including the LLC Interests), or that represent the right to receive, shares of our Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. Although there is no present intention to do so, the representatives may, in their sole discretion, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. See "Underwriting (Conflicts of Interest)." All of our shares of Class A common stock outstanding as of the date of this prospectus (and shares of Class A common stock issuable upon redemption or exchange of LLC Interests) may be sold in the public market by existing stockholders following the expiration of the applicable lock-up period, subject to applicable limitations imposed under federal securities laws. Possible sales of these shares in the market following the expiration or waiver of such lock-up agreements could exert significant downward pressure on the price of our Class A common stock.

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock (i) subject to outstanding options granted in connection with this offering and (ii) issued or issuable under our stock plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period. We expect that the initial registration statement on Form S-8 will cover                shares of our Class A common stock.

        See "Shares Available for Future Sale" for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.

        In the future, we may issue additional shares of Class A common stock or other equity or debt securities convertible into Class A common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our Class A common stock to decline.

Fulfilling our requirements incident to being a public company will be expensive and time-consuming, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        Following this offering, we will be subject to the reporting and corporate governance requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder (the "Sarbanes-Oxley Act") that apply to issuers of listed equity, which will impose significant new legal, accounting and compliance costs and obligations upon us. The changes necessitated by publicly listing our equity will require a significant commitment of additional resources and management oversight, which will increase our operating costs. These changes will also place additional demands on our finance and accounting staff and on our financial accounting and information systems. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to define and expand the roles and the duties of our board of directors and its committees and institute more comprehensive compliance and investor relations functions. The time and costs of fulfilling these requirements could have a material adverse effect on our business and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.

        As a public company, we will be required to document and test our internal control procedures to satisfy the requirements of the Sarbanes-Oxley Act, which will require annual assessments by management of the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control over financial reporting and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (including an auditor attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act) until our second annual report on Form 10-K is filed with the SEC.

        During the course of preparing for this offering, we identified two material weaknesses in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses related to (i) a lack of controls over the preparation and review of journal entries and (ii) a lack of consistently implemented accounting policies and procedures combined with ineffective IT general controls for information systems that are relevant to the preparation of our consolidated financial statements and an insufficient complement of personnel at the local operating company level with a level of GAAP accounting knowledge commensurate with our financial reporting requirements, which, in the aggregate, constitute a material weakness. These deficiencies resulted in material adjustments to correct the previously issued consolidated financial statements of our subsidiary LBM Borrower, LLC for periods prior to December 31, 2016 and could result in material misstatements to our consolidated financial statements that may not be prevented or detected on a timely basis. In April 2017, we received waivers from a majority of the lenders under each of the Term Loan Facilities and the ABL Facility, pursuant to which the lenders waived any existing or future defaults or events of default, if any, that have arisen or may arise, directly or indirectly, as a result of or in connection with a restatement (as defined in the waivers) of LBM Borrower's financial statements for periods ended prior to December 31, 2016. We do not currently expect the material weaknesses described above to require a restatement of LBM Borrower's financial statements for any future periods. However, to the extent that we are required to restate LBM Borrower's financial statements for periods ending on or after December 31, 2016 as a result of these material weaknesses, we may need to seek additional waivers from the lenders under the Term Loan Facilities and the ABL Facility.

        As of December 31, 2017, we concluded that both of the material weaknesses described above continued to be present in our internal control environment.

        We are currently in the process of remediating these material weaknesses and enhancing our internal control environment, primarily through the hiring of additional financial reporting personnel with technical accounting and financial reporting experience, enhancing our internal review procedures during the financial statement close process and designing and implementing the appropriate IT general computer controls; however, our current efforts to design and implement an effective control environment may not be sufficient to remediate the material weaknesses described above or prevent future material weaknesses or other deficiencies from occurring. Despite these actions, we may identify additional material weaknesses in our internal control over financial reporting in the future.

        If we fail to effectively remediate these material weaknesses in our control environment, if we identify future material weaknesses in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Continuing LLC Owner will control all major corporate decisions and its interests may differ from those of our public stockholders.

        Immediately following this offering and the application of net proceeds from this offering, Continuing LLC Owner will control approximately                % of the combined voting power of our common stock through its ownership of Class B common stock and the provisions of the Stockholders Agreement. As a result, Continuing LLC Owner will be able to control virtually all matters requiring stockholder approval. Continuing LLC Owner will be able to, subject to applicable law, pursuant to the voting arrangements described in "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Stockholders Agreement," elect five out of nine members of our board of directors and thus will be able to control all actions requiring majority stockholder approval to be taken by us and our board of directors, including amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. It is possible that the interests of Continuing LLC Owner may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, Continuing LLC Owner may have different tax positions from us, including in light of the Continuing LLC Owner Tax Receivable Agreement, that could influence its decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate any Tax Receivable Agreement and accelerate our obligations thereunder. Continuing LLC Owner may otherwise act in a manner that advances its best interests and not necessarily those of other holders of our Class A common stock, including investors in this offering, by, among other things:

  •
  delaying, preventing or deterring a change in control of us;

  •
  entrenching our management or our board of directors; or

  •
  influencing us to enter into transactions or agreements that are not in the best interests of all Class A stockholders.

We will be a "controlled company" within the meaning of the NYSE listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        After completion of this offering, Continuing LLC Owner will control a majority of the voting power of our outstanding common stock. Accordingly, we will be a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to utilize many of these exemptions. As a result, we will not have a majority of independent directors, our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Our anti-takeover provisions could prevent or delay a change in control of our Company, even if such change in control would be beneficial to our stockholders.

        Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as they will be in effect upon completion of this offering, as well as certain provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. These provisions include:

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  establishing a classified board of directors, as a result of which our board of directors will be divided into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

  •
  limiting the ability of stockholders to remove directors if Continuing LLC Owner and those Former LLC Owners party to the Stockholders Agreement (collectively, the "Stockholders Agreement Parties") cease to own at least 35% of the total voting power of the outstanding shares of our common stock;

  •
  providing that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;

  •
  prohibiting stockholders from calling special meetings of stockholders if the Stockholders Agreement Parties cease to own at least 35% of the total voting power of the outstanding shares of our common stock;

  •
  prohibiting stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, if the Stockholders Agreement Parties cease to own at least 35% of the total voting power of the outstanding shares of our common stock;

  •
  establishing advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

  •
  requiring the approval of holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders to amend our Amended and Restated By-laws and certain provisions of our Amended and Restated Certificate of Incorporation if the Stockholders Agreement Parties cease to own at least 35% of the total voting power of the outstanding shares of our common stock.

        In addition, we will opt out of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") which, subject to some exceptions, prohibits business combinations between a Delaware corporation and an interested stockholder, which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock for a three-year period following the date that the stockholder became an interested stockholder. See "Description of Capital Stock."

        These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

Under our Amended and Restated Certificate of Incorporation, the Kelso Affiliates and their respective affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of the Kelso Affiliates and their respective affiliates, have no obligation to offer us corporate opportunities.

        The Kelso Affiliates are in the business of making or advising on investments in companies and may hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or the business of our suppliers. Our Amended and Restated Certificate of Incorporation will provide that, to the fullest extent permitted by law, neither the Kelso Affiliates nor any director who is not employed by us or his or her affiliates will have any duty to refrain from engaging in a corporate opportunity in the same or similar lines of business as us. The Kelso Affiliates may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

        The policies relating to corporate opportunities and transactions with the Kelso Affiliates to be set forth in our Amended and Restated Certificate of Incorporation address potential conflicts of interest between the Company, on the one hand, and the Kelso Affiliates and their respective officers and directors who are directors or officers of our company, on the other hand. By becoming a stockholder in Holdings, you will be deemed to have notice of and have consented to these provisions of our Amended and Restated Certificate of Incorporation. Although these provisions are designed to resolve conflicts between us and the Kelso Affiliates and their respective affiliates fairly, conflicts may not be so resolved.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business or our industry, our Class A common stock price and trading volume could decline.

        The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business or our industry. We do not have control over these analysts and we may be unable or slow to attract research analyst coverage. If we do attract analyst coverage, one or more analysts could issue negative recommendations with respect to our Class A common stock or publish other unfavorable or misleading commentary or cease publishing reports about us, our business or our industry. If one or more of these analysts cease coverage of us or fails to publish reports on us regularly, we could lose visibility in the market. As a result of one or more of these factors, our Class A common stock price and trading volume could decline.

Future offerings of debt or equity securities, which would rank senior to our Class A common stock, may adversely affect the market price of our Class A common stock.

        If, in the future, we decide to issue debt or equity securities that rank senior to our Class A common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A common stock and may result in dilution to owners of our Class A common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their stock holdings in us.

We may issue preferred stock with terms that could dilute the voting power or reduce the value of our Class A common stock.

        Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other rights, and such qualifications, limitations or restrictions as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our Class A common stock. For example, we could grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or dividend, distribution or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the Class A common stock.

Our Amended and Restated Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

        Our Amended and Restated Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim arising out of or under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our Amended and Restated Certificate of Incorporation or our Amended and Restated By-laws) or (iv) any action asserting a claim that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our Amended and Restated Certificate of Incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

We could be the subject of securities class action litigation due to future stock price volatility, which could divert management's attention and adversely affect our results of operations.

        The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our operating performance. In certain situations in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a similar lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

We do not intend to pay dividends on our Class A common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

        We do not intend to declare and pay dividends on our Class A common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your Class A common stock for the foreseeable future and the success of an investment in shares of our Class A common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Class A common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. In addition, our operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our Class A common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, the agreements governing the ABL Facility and the Term Loan Facilities significantly restrict the ability of our subsidiaries to make distributions or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our Class A common stock.

You will experience immediate and substantial dilution as a result of this offering.

        Dilution is the difference between the offering price per share and the pro forma net tangible book value per share of our Class A common stock immediately after this offering. The price you pay for shares of our Class A common stock sold in this offering is substantially higher than our pro forma net tangible book value per share immediately after this offering. If you purchase shares of Class A

common stock in this offering, you will incur immediate and substantial dilution in the amount of $                per share based on an assumed initial public offering price of $                per share (the midpoint of the price range listed on the cover page of this prospectus). In addition, you may also experience additional dilution, or potential dilution, upon future equity issuances to investors or to our employees and directors under any equity incentive plans we may adopt. As a result of this dilution, investors purchasing shares of Class A common stock in this offering may receive significantly less than the full purchase price that they paid for the stock purchased in this offering in the event of liquidation. See "Dilution."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements. Some of the forward-looking statements can be identified by the use of terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "anticipate," "predict," "project," "potential," or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

  •
  our dependency upon the residential, repair and remodel and commercial new construction markets;

  •
  general business, financial market and economic conditions;

  •
  our inability to achieve our profitability goals;

  •
  our inability to pursue strategic transactions and open new greenfield locations;

  •
  pricing pressures;

  •
  competition in our highly fragmented industry and the markets in which we operate;

  •
  the consolidation of our industry;

  •
  the effects of weather and seasonality in the markets in which we operate;

  •
  the fluctuations in prices of the products we distribute;

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  the potential loss of any significant customers;

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  credit risk from our customers;

  •
  a disruption or breach in our IT systems;

  •
  our inability to expand into new geographic markets;

  •
  the successful implementation of our strategic initiatives;

  •
  our inability to attract highly qualified associates and other key personnel;

  •
  exposure to product liability and various other claims and litigation;

  •
  product shortages and potential loss of relationships with key suppliers;

  •
  changes in our product mix;

  •
  our inability to effectively manage our inventory as our sales volume increases or the prices of the products we distribute fluctuate;

  •
  our inability to renew leases for our facilities;

  •
  significant increases in petroleum costs or shortages in the supply of petroleum;

  •
  natural or man-made disruptions to our facilities;

  •
  failure in or breach of our operational or information security systems;

  •
  our inability to maintain licenses for third-party and open source software;

  •
  the impact of federal, state and local laws and regulations, and proposed changes thereto;

  •
  the cost of compliance with environmental, health and safety laws and other regulations;

  •
  an impairment of our goodwill;

  •
  changes in financial accounting standards;

  •
  our current level of indebtedness and our potential to incur additional indebtedness;

  •
  our inability to generate cash or refinance our indebtedness;

  •
  our inability to engage in activities that may be in our best long-term interests because of restrictions in our debt agreements;

  •
  an increase in interest rates;

  •
  our inability to obtain additional financing on acceptable terms, if at all;

  •
  our inability to remediate identified material weaknesses and maintain an effective system of internal controls;

  •
  our organizational structure, including our obligations under the Tax Receivable Agreements, which may be significant;

  •
  Continuing LLC Owner's control of us; and

  •
  other risks and uncertainties, including those listed under "Risk Factors."

        You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        Other risks, uncertainties and factors, including those discussed under "Risk Factors," could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described in "Risk Factors" to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

 THE REORGANIZATION TRANSACTIONS

Our History and Existing Organizational Structure

        On July 24, 2015, the Kelso Affiliates entered into a definitive agreement to purchase a majority of the equity interests of US LBM Holdings, LLC, which we refer to as the "Acquisition." On August 20, 2015, through three newly formed entities, Continuing LLC Owner, US LBM LLC and its subsidiary LBM Borrower, the Acquisition was consummated. In connection with the Acquisition, on August 20, 2015 (the "Closing Date") we entered into the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement and ABL Credit Agreement (each, as defined in "Description of Certain Indebtedness") for the incurrence of $986 million of indebtedness, including $811 million of which was drawn under the Term Loan Facilities on the Closing Date, in order to fund the Acquisition and related costs. See "Description of Certain Indebtedness."

        The diagram below depicts our current organizational structure:

1
Other than those entities that are either inactive or immaterial, each of our wholly-owned operating subsidiaries is a guarantor under the Term Loan Facilities and the ABL Facility. See "Description of Certain Indebtedness."

Organizational Structure Following this Offering

        Immediately following this offering, Holdings will be a holding company, and its sole material asset will be its equity interest in US LBM LLC. Although Holdings will have a minority economic interest in US LBM LLC, Holdings will be the sole managing member of US LBM LLC and will operate and control all of the business and affairs of US LBM LLC and, through US LBM LLC and its subsidiaries, conduct our business. Accordingly, Holdings is expected to consolidate US LBM LLC on its consolidated financial statements and record a noncontrolling interest related to the LLC Interests held by Continuing LLC Owner on its consolidated statements of operations and comprehensive income.

        In connection with the closing of this offering, the Former LLC Owners have agreed to receive LLC Interests in exchange for their existing indirect ownership interests in US LBM LLC and to exchange these LLC Interests for shares of Class A common stock of Holdings. In addition, in connection with the closing of this offering, Continuing LLC Owner has agreed to receive LLC Interests in exchange for its existing direct ownership interest in US LBM LLC. Beginning six months after the completion of this offering, Continuing LLC Owner (or any of its permitted transferees) will be entitled to exchange LLC Interests for shares of Class A common stock.

        Holdings will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock will entitle its holder to one vote on all matters presented to our stockholders generally. Continuing LLC Owner will hold all of the shares of our Class B common stock that will be outstanding upon consummation of this offering. The shares of Class B common stock will have no right to dividends or distributions, whether in cash or stock, but will entitle the holder to one vote per share on matters presented to the stockholders of Holdings. The Class B common stock will entitle Continuing LLC Owner to a number of votes that is equal to the aggregate number of LLC Interests of US LBM LLC that it holds and has not transferred to Holdings in accordance with the Exchange Agreement (as defined below), or otherwise forfeited in accordance with the Amended and Restated LLC Agreement. Upon consummation of this offering, certain of our pre-IPO owners (including the Kelso Affiliates and certain members of our management) will comprise all of the members of Continuing LLC Owner. However, Continuing LLC Owner may in the future admit additional members, in connection with an acquisition or otherwise. Members of Continuing LLC Owner are not entitled to shares of Class B common stock solely as a result of their admission as members. However, we may in the future issue shares of Class B common stock to one or more members to whom LLC Interests are also issued, for example, in connection with the contribution of assets to US LBM LLC by such member. Accordingly, as a holder of both LLC Interests and Class B common stock, any such holder of Class B common stock would be entitled to a number of votes equal to the number of LLC Interests held by it. If at any time the ratio at which LLC Interests are exchangeable for shares of our Class A common stock changes from one-for-one as described under "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Exchange Agreement," for example, as a result of conversion rate adjustments for stock splits, stock dividends or reclassifications, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

        The diagram below depicts our organizational structure immediately following this offering:

1
Other than those entities that are either inactive or immaterial, each of our wholly-owned operating subsidiaries is a guarantor under the Term Loan Facilities and the ABL Facility. See "Description of Certain Indebtedness."

2
Only certain of the Former LLC Owners will be party to the Former LLC Owner Tax Receivable Agreement.

Incorporation of US LBM Holdings, Inc.

        Holdings was incorporated as a Delaware corporation on April 26, 2017. Holdings has not engaged in any business or other activities except in connection with its formation. The Amended and Restated Certificate of Incorporation of Holdings will authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms and rights described in "Description of Capital Stock."

Amendment and Restatement of Limited Liability Company Agreement of LBM Midco, LLC

        In connection with the Reorganization Transactions, the limited liability company agreement of US LBM LLC will be amended and restated. As a result of the Reorganization Transactions and this offering, we will hold LLC Interests in US LBM LLC and will be the sole managing member of US LBM LLC. Accordingly, we will operate and control all of the business and affairs of US LBM LLC and, through US LBM LLC and its operating subsidiaries, conduct our business. Pursuant to the terms of the Amended and Restated LLC Agreement, we cannot, under any circumstances, be removed as the sole managing member of US LBM LLC except by our election.

        Holdings' amended and restated certificate of incorporation and the Amended and Restated LLC Agreement will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) US LBM LLC at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing LLC Owner (or its permitted assigns) and the number of LLC Interests owned by the Continuing LLC Owner (or its permitted transferees). This construct is intended to result in the Continuing LLC Owner having a voting interest in Holdings that is identical to Continuing LLC Owner's percentage economic interest in US LBM LLC.

        Pursuant to the Amended and Restated LLC Agreement as it will be in effect at the time of this offering, as managing member, Holdings has the right to determine when distributions, other than tax distributions, will be made by US LBM LLC to holders of LLC Interests and the amount of any such distributions. If a distribution other than a tax distribution is authorized, such distribution will be made to the holder of LLC Interests (which will initially only be Continuing LLC Owner and Holdings) pro rata in accordance with the percentages of their respective LLC Interests. The holders of LLC Interests, including Holdings, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of US LBM LLC. Net profits and net losses of US LBM LLC will generally be allocated to holders of LLC Interests (including Holdings) pro rata in accordance with the percentages of their respective LLC Interests, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law. The Amended and Restated LLC Agreement will provide that US LBM LLC, to the extent permitted by our agreements governing our indebtedness, will make cash distributions, which we refer to as "tax distributions," to the holders of LLC Interests.

        See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Amended and Restated LLC Agreement of US LBM LLC."

Exchange Agreement

        We and Continuing LLC Owner will enter into an exchange agreement (the "Exchange Agreement") at the time of this offering under which Continuing LLC Owner (or its permitted transferees) will have the right, from and after the date that is six months after the date of the completion of this offering (subject to the terms of the Exchange Agreement), to exchange its LLC Interests for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. As a holder exchanges LLC Interests with Holdings for shares of Class A common stock, the number of LLC Interests held by Holdings will be correspondingly increased as Holdings acquires the exchanged LLC Interests. Shares of our Class B common stock will be cancelled on a one-for-one basis as LLC Interests are exchanged for shares of our Class A common stock. The Exchange Agreement will provide that a holder of LLC Interests will not have the right to exchange LLC Interests if Holdings determines that such exchange would be prohibited by law or regulation or would violate other agreements with Holdings or its subsidiaries to which the holder of LLC Interests may be subject. Holdings may impose additional restrictions on exchange that it determines to be necessary or advisable so that US LBM LLC is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. Notwithstanding the foregoing, Continuing LLC Owner is generally permitted to exchange LLC Interests at any time. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Exchange Agreement."

Reorganization Transactions and the Tax Receivable Agreements

        On May 9, 2017, US LBM LLC entered into a reorganization agreement with Holdings, Continuing LLC Owner and the Former LLC Owners (as amended, the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, the Former LLC Owners have agreed to receive LLC Interests in exchange for their existing indirect ownership interests in US LBM LLC and to exchange these LLC Interests for shares of Class A common stock of Holdings prior to the consummation of this offering.

        At the time of the consummation of this offering, Holdings intends to purchase, for cash, newly-issued LLC Interests from US LBM LLC at a purchase price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discount. At the time of this offering, Holdings will purchase from US LBM LLC                         newly-issued LLC Interests for an aggregate purchase price of $                        million (or                         LLC Interests for an aggregate purchase price of $                        million if the underwriters exercise in full their option to purchase additional shares of Class A common stock). The issuance and sale of such newly-issued LLC Interests by US LBM LLC to Holdings will correspondingly dilute the ownership interests of Continuing LLC Owner in US LBM LLC. Accordingly, following this offering, Holdings will hold a number of LLC Interests that is equal to the number of shares of Class A common stock that it has issued, including (i) shares of Class A common stock issued to the Former LLC Owners in exchange for LLC Interests and (ii) shares of Class A common stock issued in this offering. As a result, a single share of Class A common stock will represent (albeit indirectly) the same percentage equity interest in US LBM LLC as a single LLC Interest.

        Holders of LLC Interests other than Holdings (of which there will initially be only one, Continuing LLC Owner) may, subject to certain conditions and transfer restrictions applicable to such holders as set forth in the Amended and Restated LLC Agreement of US LBM LLC (subject to the terms of the Exchange Agreement), exchange their LLC Interests for Class A common stock on a one-for-one basis. The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of US LBM LLC or other similar tax benefits. These increases in tax basis or benefits may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of taxes that Holdings would otherwise be required to pay in the future, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge. Prior to the completion of this offering, we will enter into the Continuing LLC Owner Tax Receivable Agreement that provides for the payment by Holdings to Continuing LLC Owner or its permitted transferees of 85% of the tax benefits, if any, that Holdings realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result exchanges of LLC Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (ii) our utilization of certain other tax benefits related to our entering into the Continuing LLC Owner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing LLC Owner Tax Receivable Agreement. Although the timing and amounts of anticipated payments under the Continuing LLC Owner Tax Receivable Agreement are not known at this time, the estimated termination payment under such agreement would be approximately $             million if we were to terminate the Continuing LLC Owner Tax Receivable Agreement immediately following this offering based on certain assumptions described under "Prospectus Summary—The Offering—Tax Receivable Agreements." In addition, we will enter into the Former LLC Owner Tax Receivable Agreement which will provide for the payment by us to certain Former LLC Owners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the LLC Interests we hold in respect of such Former LLC Owners' interest in us, which resulted from such Former LLC Owners' prior acquisition of ownership interests in US LBM LLC and (ii) certain other tax benefits. Under the Former LLC Owner Tax Receivable Agreement these future payments are estimated to be $             million. See "Unaudited Pro Forma Consolidated Financial Statements" for additional detail on anticipated future payments under the Former LLC Owner Tax Receivable Agreement. See also "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Tax Receivable Agreements."

        We refer to the foregoing transactions as the "Reorganization Transactions."

        As a result of the transactions described above:

  •
  the investors in this offering will collectively own                        shares of our Class A common stock (or                        shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and Holdings will hold                         LLC Interests (or                         LLC Interests if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  Continuing LLC Owner will hold                         LLC Interests and the Former LLC Owners will hold                        shares of Class A common stock;

  •
  the investors in this offering will collectively have        % of the voting power in Holdings (or                % if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  Continuing LLC Owner will initially hold all of the shares of Class B common stock that will be outstanding upon consummation of this offering, and will have        % of the voting power in Holdings (or        % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  the Former LLC Owners will collectively have        % of the voting power in Holdings (or        % if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Pursuant to the Stockholders Agreement, certain of the Former LLC Owners will agree to vote their Class A common stock for the election of directors at the direction of Continuing LLC Owner.

USE OF PROCEEDS

        Based upon an assumed initial public offering price of $                per share, we estimate that we will receive net proceeds from this offering of approximately $                million (or approximately $                million if the underwriters exercise in full their option to purchase additional shares), after deducting estimated underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us of approximately $                million.

        We intend to contribute the net proceeds of this offering to US LBM LLC in exchange for LLC Interests from US LBM LLC at an amount contributed per LLC Interest equal to the initial public offering price per share of Class A common stock, less the underwriting discount.

        We intend to cause US LBM LLC to use the proceeds it receives from the exchange of the LLC Interests to prepay a portion of our outstanding indebtedness plus accrued and unpaid interest and premium, if any, under the Second Lien Term Loan Facility.

        The interest rate on the indebtedness under the Second Lien Term Loan Facility that we intend to cause LBM Borrower to repay from proceeds of this offering is a floating rate based on LIBOR plus 9.25% and was 11.04% as of March 31, 2018. The maturity date of the Second Lien Term Loan Facility is August 20, 2023.

        A $1.00 increase or decrease in the assumed initial public offering price of $                per share would increase or decrease the net proceeds to us from this offering by $                assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commission and estimated offering expenses payable by us. An increase or decrease of                shares in the number of shares offered by us would increase or decrease the net proceeds to us by $                million, assuming no change in the assumed initial public offering price of $                per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

 DIVIDEND POLICY

        As a public company, we do not currently expect to declare or pay dividends on our Class A common stock for the foreseeable future. Instead, we intend to retain future earnings, if any, to service our debt, finance the growth and development of our business and for working capital and general corporate purposes. Any future determination to pay dividends on our Class A common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. Further, our ability to pay dividends to holders of our Class A common stock is limited as a practical matter by the Term Loan Facilities and ABL Facility, insofar as we may seek to pay dividends out of funds made available to us by US LBM Holdings, LLC or its subsidiaries, because the covenants in the Term Loan Facilities and ABL Facility restrict the ability of LBM Borrower and its restricted subsidiaries to directly or indirectly pay dividends or make loans to US LBM LLC or us. See "Description of Certain Indebtedness" for a description of the restrictions on LBM Borrower and US LBM LLC's ability to pay dividends.

 CAPITALIZATION

        The following table sets forth the cash and cash equivalents and consolidated capitalization as of March 31, 2018 as follows:

  •
  of US LBM LLC on an actual basis; and

  •
  of Holdings on a pro forma basis, after giving effect to (i) the Reorganization Transactions, (ii) our sale of shares of Class A common stock in this offering at an assumed initial public offering price of $                per share, the midpoint of the price range set forth on the cover page of this prospectus (and after deducting estimated underwriting discounts and commissions and offering expenses payable by us) and (iii) the application of the net proceeds therefrom as described in "Use of Proceeds." See "Unaudited Pro Forma Consolidated Financial Statements."

        You should read the following table in conjunction with the sections entitled "Use of Proceeds," "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing in this prospectus.

	As of March 31, 2018
(In thousands)	US LBM LLC Actual	Pro Forma Holdings
Cash and cash equivalents	$2,679	$

Long-term debt:
First Lien Term Loan Facility[1]	821,822
Second Lien Term Loan Facility[1]	208,038
ABL Facility[2]	74,620
Other long-term debt	14,063

Total long-term debt[3]	$1,118,543	$

Total members' equity	406,857		N/A
Total stockholders' equity	N/A
Noncontrolling interest[4]	—

Total capitalization	$1,525,400	$

1
Reflects carrying value of debt, net of capitalized fees amortized over the term of the loan.

2
Net of deferred financing costs. As of March 31, 2018, we had an additional $186.5 million available for borrowing under the ABL Facility.

3
Total long-term debt includes current maturities which totaled approximately $13.8 million as of March 31, 2018.

4
Holding' capitalization on a pro forma basis includes the LLC Interests not owned by Holdings, which represents                % of US LBM LLC's outstanding common equity. The Continuing LLC Owner will hold the noncontrolling interest in US LBM LLC. Holdings will hold                % of the economic interests in US LBM LLC and the Continuing LLC Owner will hold the remaining                % of the economic interests in US LBM LLC.

 DILUTION

        Continuing LLC Owner will maintain its LLC Interests in US LBM LLC after the Reorganization Transactions. Because Continuing LLC Owner does not own any Class A common stock or have any right to receive distributions from Holdings, we have presented dilution in pro forma net tangible book value per share after this offering assuming that Continuing LLC Owner had its LLC Interests exchanged for newly-issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the cancellation for no consideration of all of its shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock, from Holdings) in order to more meaningfully present the dilutive impact on the investors in this offering. Pro forma net tangible book value per share also reflects the exchange of                        LLC Interests for               shares of Class A common stock of Holdings by the Former LLC Owners pursuant to the Reorganization Agreement prior to the consummation of this offering. We refer to the assumed exchange of all LLC Interests for shares of Class A common stock as described in the previous two sentences as the "Assumed Exchange."

        Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. Our net tangible book value as of March 31, 2018 was $                         million. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding at that date.

        If you invest in our Class A common stock in this offering, your ownership interest in us will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the net tangible book value per share of our Class A common stock immediately after this offering.

        Pro forma net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock, after giving effect to the Reorganization Transactions, including this offering, and the Assumed Exchange. Our pro forma net tangible book value as of March 31, 2018 would have been approximately $                million, or $                per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $                per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $                per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Per Share
Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2018 before this offering[1]	$
Increase in net tangible book value per share attributable to new investors in this offering	$

Pro forma net tangible book value per share after this offering		$

Dilution of net tangible book value per share to new investors		$

1
The computation of pro forma net tangible book value per share as of March 31, 2018 before this offering is set forth below:

(in thousands, except per share data)	Per Share
Numerator
Book value of tangible assets	$
Less: total liabilities	$

Pro forma net tangible book value[a]	$

Denominator
Shares of Class A common stock to be outstanding[b]
Assumed Exchange

Total
Pro forma net tangible book value per share[a]	$

a
Gives pro forma effect to the Reorganization Transactions (other than this offering) and the Assumed Exchange.

b
Includes shares of Class A common stock of Holdings issued to the Former LLC Owners prior to the consummation of this offering pursuant to the Reorganization Agreement. Excludes shares of Class A common stock to be issued in this offering.

        If the underwriters exercise in full their option to purchase additional shares, the pro forma net tangible book value per share after giving effect to the offering would be $                per share. This represents an immediate increase in pro forma net tangible book value of $                per share to the existing stockholders and an immediate and substantial dilution in pro forma net tangible book value of $                per share to new investors, in each case assuming an initial public offering price of $                per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

        A $1.00 increase or decrease in the assumed initial public offering price of $                per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by $                million, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $                 million, assuming an initial public offering

price of $                per share (the mid-point of the price range set forth on the cover page of this prospectus) remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of March 31, 2018 after giving effect to this offering, the differences between the Original LLC Owners and the new investors in this offering with regard to:

  •
  the number of shares of Class A common stock purchased from us by investors in this offering and the number of shares issued to the Original LLC Owners, after giving effect to the Assumed Exchange;

  •
  the total consideration paid to us in cash by investors purchasing shares of Class A common stock in this offering and by the Original LLC Owners including historical cash contributions, after giving effect to the Assumed Exchange; and

  •
  the average price per share of Class A common stock that such Original LLC Owners and new investors paid, after giving effect to the Assumed Exchange.

        The calculation below is based on an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Original LLC Owners			%	$		%	$
New investors

Total		100%		$	100%		$

        Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters' option to purchase additional shares of Class A common stock and does not reflect any shares of Class A common stock reserved for issuance under our equity incentive plans. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

        In addition, the discussion and tables above exclude shares of Class B common stock, because holders of the Class B common stock are not entitled to distributions or dividends, whether cash or stock, from Holdings. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of Class A shares outstanding as of March 31, 2018, after giving effect to the Reorganization Transactions and the Assumed Exchange, and excludes                shares of Class A common stock reserved for issuance under our equity incentive plans.

        If the underwriters exercise their option to purchase additional shares of Class A common stock in full:

  •
  the percentage of shares of Class A common stock held by Original LLC Owners (after giving effect to the Assumed Exchange) will decrease to approximately                % of the total number of shares of our Class A common stock outstanding after this offering; and

  •
  the number of shares held by new investors will increase to                , or approximately                % of the total number of shares of our Class A common stock outstanding after this offering (after giving effect to the Assumed Exchange).

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables present our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data reflects the Company's historical accounting basis for the periods prior to the Acquisition (the Predecessor) and the Company's new accounting basis for the periods subsequent to the Acquisition (the Successor). The Predecessor periods of January 1, 2015 through August 19, 2015 and the years ended December 31, 2014 and 2013 represent the prior ownership while the Successor period of August 20, 2015 (Commencement of Operations) through December 31, 2015 and the years ended December 31, 2016 and 2017 represent the Kelso Affiliates' ownership. The selected consolidated financial data as of December 31, 2017 and December 31, 2016 and for the Successor years ended December 31, 2017 and 2016, the Successor period from August 20 through December 31, 2015 and the Predecessor period from January 1, 2015 through August 19, 2015 has been derived from the Company's audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of March 31, 2018 and for the Successor three months ended March 31, 2018 and 2017 are derived from the Company's unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus, have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. The consolidated statements of operations data for the Predecessor year ended December 31, 2014 and the consolidated balance sheet data as of December 31, 2015 (Successor) have been derived from the Company's audited consolidated financial statements not included elsewhere in this prospectus. The consolidated statements of operations data for the Predecessor year ended December 31, 2013 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from the Company's unaudited consolidated financial statements not included elsewhere in this prospectus. The selected consolidated financial data presented below is not necessarily indicative of the results to be expected for any future period. The following selected consolidated financial data is qualified in its entirety by, and should be read in conjunction with, US LBM LLC's audited consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus.

	Successor					Predecessor
	Three months ended		Year ended		Period from August 20 through December 31, 2015	Period from January 1 through August 19, 2015	Year ended

	March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016			December 31, 2014	December 31, 2013

	(In thousands, except per unit data)
Statement of Operations Data:
Net sales	$689,311	$659,873	$3,091,979	$2,664,108	$823,274	$1,126,642	$1,064,762	$742,760
Cost of sales	504,038	479,089	2,245,198	1,918,720	613,984	824,474	792,031	547,993

Gross profit	185,273	180,784	846,781	745,388	209,290	302,168	272,731	194,767
Selling, general and administrative expenses	163,756	157,339	665,097	597,052	205,232	357,033	225,231	155,756
Depreciation and amortization	20,647	24,385	93,721	109,525	34,105	26,029	16,033	6,593

Income (loss) from operations	870	(940)	87,963	38,811	(30,047)	(80,894)	31,467	32,418
Interest expense	21,155	22,122	91,315	80,569	25,538	27,353	13,575	3,186
Loss on early extinguishment of debt	965	—	1,404	—	—	28,445	—	—
Other expense	1,366	1,324	5,360	5,605	1,943	2,938	2,732	1,897
Income tax expense	94	146	786	343	614	281	121	163

Net income (loss)	(22,710)	(24,532)	(10,902)	(47,706)	(58,142)	(139,911)	15,039	27,172

Net income attributable to redeemable noncontrolling interests	—	—	—	—	—	315	—	—

Net income (loss) attributable to the Company	$(22,710)	$(24,532)	$(10,902)	$(47,706)	$(58,142)	$(140,226)	$15,039	$27,172

Net income (loss) per common unit—basic and diluted	$(0.40)	$(0.43)	$(0.19)	$(0.84)	$(1.04)
Weighted average common units outstanding—basic and diluted	57,476	57,432	57,465	57,039	56,049
Other Financial Data:
Comparable location sales growth[1]	2.4%	5.9%	6.6%	8.0%			7.9%	30.9%
Adjusted EBITDA[2]	$28,538	$30,474	$220,940	$187,856	$58,672	$67,128	$60,967	$40,771
Adjusted EBITDA margin[2]	4.1%	4.6%	7.1%	7.1%	7.1%	6.0%	5.7%	5.5%

1
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors and trends affecting our operating results—Key Business and Performance Metrics" for the definition of comparable location sales.

2
Adjusted EBITDA and EBITDA margin are non-GAAP financial measures and have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) plus the sum of interest expense, including amortization of debt discount and issuance costs net of interest income, income tax expense (benefit), and depreciation and amortization. We calculate Adjusted EBITDA as EBITDA as further adjusted to add certain items such as loss on the early extinguishment of debt, equity-based compensation expense, IPO related expenses, acquisition expenses, goodwill impairment charge, change in LIFO (as defined below) reserve, specified consultant fees, and other items. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. See "Prospectus Summary—Summary Historical Consolidated Financial and Other Data" for further discussion on Adjusted EBITDA and Adjusted EBITDA margin.

  The following table reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Successor					Predecessor
					Period from August 20, 2015 through December 31, 2015	Period from January 1, 2015 through August 19, 2015
	Three months ended		Year ended				Year ended

	March 31, 2018	March 31, 2017	December 31, 2017	December 31, 2016			December 31, 2014	December 31, 2013

	(In thousands)
Net income (loss)	$(22,710)	$(24,532)	$(10,902)	$(47,706)	$(58,142)	$(139,911)	$15,039	$27,172
Interest expense	21,155	22,122	91,315	80,569	25,538	27,353	13,575	3,186
Depreciation and amortization[a]	21,444	26,263	100,061	114,027	50,194	31,847	19,418	7,340
Income tax expense	94	146	786	343	614	281	121	163

EBITDA	$19,983	$23,999	$181,260	$147,233	$18,204	$(80,430)	$48,153	$37,861
IPO related expenses[b]	2,681	1,456	10,002	14,170	254	—	—	—
Acquisition expenses[c]	31	1,406	1,222	4,774	21,583	8,207	7,193	433
Equity-based compensation and profit interests[d]	(814)	1,225	8,817	6,116	14,817	110,192	—	—
Management fees[e]	1,366	1,324	5,360	5,605	1,943	2,938	2,732	1,898
Goodwill impairment charge[f]	—	—	—	2,304	—	—	—	—
Loss on early extinguishment of debt[g]	965	—	1,404	—	—	28,445	—	—
Change in LIFO reserve[h]	3,863	977	10,343	(38)	—	(2,561)	1,659	593
Consultant fees[i]	381	70	1,254	7,149	337	—	—	—
Other expenses	82	17	1,278	543	1,534	337	1,230	(14)

Adjusted EBITDA	$28,538	$30,474	$220,940	$187,856	$ 58,672	$ 67,128	$60,967	$40,771

Adjusted EBITDA margin	4.1%	4.6%	7.1%	7.1%	7.1%	6.0%	5.7%	5.5%

a
Includes depreciation and amortization from our consolidated statement of operations, acquired inventory step-up charges from our consolidated statement of cash flows and depreciation and amortization included within cost of sales from our consolidated statement of operations.

b
Represents selling, general and administrative expenses incurred in connection with preparing the Company to transition to operating as a public company.

c
Represents permissible adjustments under the credit agreements governing our indebtedness for selling, general and administrative expenses related to acquisitions, including fees to financial advisors, accountants, attorneys and other professionals, as well as changes in contingent consideration.

d
Represents non-cash charges related to equity-based awards.

e
During the Successor periods, represents management fees paid to Kelso and our other pre-IPO owners under the Advisory Services Agreement as well as fees paid under the Consulting Agreement. In connection with this offering, we will terminate the management fee under the Advisory Services Agreement and terminate the Consulting Agreement. See "Certain Relationships and Related Party Transactions." During the Predecessor periods, represents management fees paid to our pre-Acquisition owners under arrangements that were terminated in connection with the Acquisition.

f
Represents non-cash charges related to the impairment of goodwill of one of the Company's reporting units.

g
Represents loss on the early extinguishment of debt in connection with the Acquisition in 2015 and the amendments to the First Lien Term Loan Facility in 2017 and 2018.

h
Represents non-cash charges recorded in cost of sales to recognize cost on a LIFO basis.

i
Represents consulting services in connection with operational efficiency initiatives. These costs are not expected to be incurred on an ongoing basis.

	Successor				Predecessor
	As of March 31,	As of December 31,			As of August 19,	As of December 31,
	2018	2017	2016	2015	2015	2014	2013
	(In thousands)
Balance Sheet Data:
Total assets	$1,830,856	$1,824,285	$1,834,545	$1,697,353		$601,780	$233,486
Total debt[1]	1,118,543	1,092,508	1,111,124	929,733		388,483	91,158
Total members' equity	406,857	435,997	473,245	516,445		68,374	63,792

1
Total debt reflects current and long-term portion of the Term Loan Facilities, balance outstanding on our ABL Facility, capital lease obligations and sale-leaseback debt net of unamortized discount and deferred financing costs.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma consolidated balance sheet as of March 31, 2018 and unaudited pro forma statements of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017 present our consolidated balance sheet and statements of operations after giving effect to (i) the reorganization transactions described under "The Reorganization Transactions," (ii) the creation of certain tax assets in connection with this offering and the Reorganization Transactions, (iii) the creation of related liabilities in connection with entering into the Former LLC Owner Tax Receivable Agreement and (iv) this offering and the use of proceeds from this offering, as if each had been completed as of March 31, 2018 with respect to the unaudited pro forma consolidated balance sheet and as of January 1, 2017 with respect to the unaudited pro forma combined statements of operations.

        Adjustments to the unaudited pro forma consolidated balance sheet as of March 31, 2018 include adjustments that are directly attributable to the transactions and are factually supportable. The unaudited pro forma statements of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017 include adjustments that give effect to events that are directly attributable to the transactions, are expected to have a continuing impact, and are factually supportable.

        Our historical financial information has been derived from our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        For purposes of the unaudited pro forma financial information, we have assumed that shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and as a result, immediately following the completion of this offering, the ownership percentage represented by LLC Interests not held by us will be                %, and the net loss attributable to LLC Interests not held by us will accordingly represent                % of our net loss. If the underwriters' option to purchase additional shares is exercised in full, the ownership percentage represented by LLC Interests not held by us will be                %, and the net loss attributable to LLC Interests not held by us will accordingly represent                % of our net loss.

        The unaudited pro forma consolidated financial statements have been presented for informational purposes only. The unaudited pro forma financial information does not purport to represent our consolidated results of operations or consolidated balance sheet that would actually have occurred had the transactions referred to above been consummated on the dates assumed or to project our consolidated statement of operations or consolidated balance sheet for any future date or period. The pro forma adjustments are preliminary and are based upon the best available information and certain assumptions that management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma consolidated financial information. The presentation of the unaudited pro forma consolidated financial information is prepared in conformity with Article 11 of Regulation S-X.

        The unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma consolidated financial statements. In addition, the unaudited pro forma consolidated financial statements are based on and should be read in conjunction with US LBM LLC's consolidated financial statements and related notes, "The Reorganization Transactions," "Prospectus Summary—The Offering," "Capitalization," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Unaudited Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2018

(Dollars in thousands, except per share amounts)	Historical LBM Midco, LLC	Adjustments for Reorganization Transactions		As Adjusted Before Offering	Adjustments for Offering		US LBM Holdings, Inc. Pro Forma
Net sales	$689,311
Cost of sales	504,038

Gross profit	185,273
Selling, general, and administrative expenses	163,756
Depreciation and amortization	20,647

Income (loss) from operations	870

Interest expense	21,155					[3]
Loss on early extinguishment of debt	965
Other expense	1,366

Total other expenses, net	23,486
Pre-tax loss	(22,616)
Income tax expense	94		[1]

Net income (loss)	(22,710)
Net income attributable to redeemable noncontrolling interests	—		[2]

Net income (loss) attributable to the Company	$(22,710)
Net income (loss) per class A common share[4]
Basic
Diluted
Weighted average class A common stock outstanding[4]
Basic
Diluted

 Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2017

(Dollars in thousands, except per share amounts)	Historical LBM Midco, LLC	Adjustments for Reorganization Transactions		As Adjusted Before Offering	Adjustments for Offering		US LBM Holdings, Inc. Pro Forma
Net sales	$3,091,979
Cost of sales	2,245,198

Gross profit	846,781
Selling, general, and administrative expenses	665,097
Depreciation and amortization	93,721

Income (loss) from operations	87,963

Interest expense	91,315					[3]
Loss on early extinguishment of debt	1,404
Other expense	5,360

Total other expenses, net	98,079
Pre-tax loss	(10,116)
Income tax expense	786		[1]

Net income (loss)	(10,902)
Net income attributable to redeemable noncontrolling interests	—		[2]

Net income (loss) attributable to the Company	$(10,902)
Net income (loss) per class A common share[4]
Basic
Diluted
Weighted average class A common stock outstanding[4]
Basic
Diluted

Notes to Unaudited pro forma consolidated statements of operations

1
Following the Reorganization Transactions, we will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes. As a result, the pro forma combined statement of operations reflects an adjustment to our provision for corporate income taxes to reflect an effective tax rate of                %, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and foreign jurisdiction.

2
Immediately following this offering, Holdings will become the sole managing member of US LBM LLC, and as a result, Holdings will initially own approximately % of the economic interest in US LBM LLC, but will have 100% of the voting power and control the management of US LBM LLC. Immediately following this offering, the ownership percentage held by the noncontrolling interest will be approximately                %. Net loss attributable to the noncontrolling interest will represent approximately                % of net loss. These amounts have been determined based on an assumption that the underwriters' option to purchase additional shares is not exercised. If the underwriters' option to purchase additional shares is exercised in full, the ownership percentage held by the noncontrolling interest would decrease to                %.

3
Reflects reduction in interest expense of $                 as a result of the repayment of a portion of the long-term debt as described in "Use of Proceeds," as if such repayment occurred on January 1, 2017. The long-term debt currently bears interest at a rate of                % per annum.

4
The basic and diluted pro forma net loss per share of Class A common stock represents net loss attributable to Holdings divided by weighted average outstanding shares of Class A common stock assumed to be sold after giving effect to the Reorganization Transactions and this offering. The shares of Class B common stock do not share in our earnings and are therefore not included in the weighted-average shares outstanding or net loss per share.

The pro forma diluted net income per share calculation includes the basic weighted average shares of Class A common stock outstanding plus the dilutive impact of outstanding shares of Class A common stock issued upon substitution of shares of Class B common stock outstanding calculated using the treasury stock method.

 Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2018

(Dollars in thousands)	Historical LBM Midco, LLC	Adjustments for Reorganization Transactions		As Adjusted Before Offering	Adjustments for Offering		US LBM Holdings, Inc. Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$2,679					[5]
Accounts receivable, net of allowances for doubtful accounts	396,448
Inventories, net	285,588
Other current assets	47,874	[1]				[6]

Total current assets	732,589
Property and equipment, net	170,626
Deferred financing costs, net	1,915
Goodwill, net	662,584
Intangible assets, net	258,744
Other assets	4,398

Total assets	$1,830,856

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$194,213
Accrued payroll and related expenses	22,988
Sales tax payable	19,474
Customer rebates and deposits	11,546
Other accrued expenses	35,651
Current portion of long-term debt, net	13,824					[5]

Total current liabilities	297,696
Line of credit	76,534
Long-term debt, less current portion, net	1,030,099					[5]
Other long-term liabilities	19,670
Payable to related parties pursuant to Tax Receivable Agreement	—		[2]

Total liabilities	1,423,999

Commitments and contingencies
Members'/Shareholders' Equity	406,857
Class A common stock, $0.01 par value per share			[3]			[5]
Class B common stock, $0.0001 par value per share	—		[3]
Additional paid-in capital	—		[2,3]			[5,6]
Members' equity/shareholders' equity	406,857		[3]

Noncontrolling interests	—		[4]
Total members' equity	406,857

Total liabilities and members' equity	$1,830,856

  Notes to Unaudited pro forma consolidated balance sheet as of March 31, 2018

1
Following the Reorganization Transactions, we will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes. As a result, the pro forma balance sheet reflects an adjustment to our deferred taxes assuming the highest statutory rates apportioned to each state, local and foreign jurisdiction.

2
Reflects adjustments to give effect to the Former LLC Owner Tax Receivable Agreement described in "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Tax Receivable Agreements" and "The Reorganization Transactions," based on the following assumptions:

  •
  we have reflected $        as an increase to certain of the liabilities due to certain of the Former LLC Owners under the Former LLC Owner Tax Receivable Agreement, with a corresponding decrease to additional paid-in capital, with respect to the Reorganization Transactions, representing our estimate of the amount we consider probable that we would be required to pay, which approximates 85% of the estimated realizable tax benefit resulting from (i) the tax attributes of the LLC Interests we hold in respect of such Former LLC Owners' interest in us, which resulted from such Former LLC Owners' prior acquisition of ownership interests in US LBM LLC and (ii) certain other tax benefits.

  •
  concurrent with this offering, no LLC Interests will be exchanged by Continuing LLC Owner; therefore, no tax benefits have been recorded for any exchanges of LLC Interests or resulting payments under the Continuing LLC Owner Tax Receivable Agreement.

3
Reflects the reclassification of US LBM LLC's historic members' equity to Class A common stock, Class B common stock and additional paid-in capital as a result of the Reorganization Transactions.

4
As described in "The Reorganization Transactions," Holdings will become the sole managing member of US LBM LLC and will report a noncontrolling interest related to the LLC Interests held by Continuing LLC Owner.

5
We estimate that the net proceeds to Holdings from this offering will be approximately $                 million (or $                 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), based on an assumed initial public offering price of $                per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting assumed underwriting discounts and commissions and estimated offering expenses. We intend to cause US LBM LLC to repay a portion of the long-term debt. See "Use of Proceeds."

6
We are deferring the direct costs associated with this offering. These costs primarily represent legal, accounting and other direct costs and are recorded in other current assets in our consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering as a reduction of additional paid-in capital.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with "Selected Consolidated Financial Data," "Prospectus Summary—Summary Historical Consolidated Financial and Other Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

        We are one of the leading and fastest growing suppliers of specialty building materials in the United States. We believe our differentiated operating model, technology capabilities and broad offering of specialty products enable us to distinguish ourselves from both local and national competitors within our industry. We serve as a critical link in the building materials supply chain, supplying more than 60,000 SKUs to our highly diverse customer base of more than 30,000 custom homebuilders and specialty contractors. Our comprehensive portfolio of building materials includes specialty products such as windows, doors, millwork, roofing, siding, cabinetry and wallboard, as well as wood products, with specialty products comprising approximately 74% of the overall mix in 2017. We believe that our business units hold leading market positions in many of the local markets we serve. We have designed our operating model to leverage our scale and national platform, while maintaining local management expertise and relationships, to outperform our competition.

        We have a proven strategy of driving growth through a combination of share gains in our existing markets and expanding into new markets by selectively opening greenfield locations and executing strategic acquisitions. By utilizing this strategy, we have rapidly grown our business from 16 locations in 2009 to 239 locations serving 29 states. We expect to drive above market growth by leveraging our local go-to-market strategy, management driven growth initiatives and customer focused technology platform. Our strategy for opening new greenfield locations is to further penetrate markets that are adjacent to our existing operations. Typically, we have existing customer relationships in these markets but need a new location to capitalize fully on those relationships and to facilitate further expansion of our customer base. In addition, we will continue to selectively pursue strategic acquisitions and, due to the large, highly fragmented nature of our industry, we believe we have a robust acquisition pipeline that can continue to supplement our organic growth. Our acquisition strategy is to partner with independent distributors that already hold leading market positions in the local markets they serve. As a result of our scale, pricing and procurement programs, technology infrastructure and ability to improve operations through implementing best practices, we believe we can achieve cost saving synergies from our acquisitions. In addition, our diverse product offering typically provides cross-selling opportunities. We believe that our track record of acquiring over 40 businesses since our founding provides a competitive advantage in the evaluation and integration of future acquisitions.

        We continue to optimize our operating platform and improve our margins by executing on a range of operational initiatives and by leveraging our overall scale and market leadership. For example, we have implemented initiatives focused on enhancing our supply chain capabilities, including strategies to improve our pricing and procurement. We also intend to drive operational excellence and performance by capitalizing on our leading technology platform and through our focus on continuous improvement. Our operating initiatives are in the early stages of implementation, and we believe that as we execute our strategy we will be able to enhance our overall growth and profitability.

Kelso Acquisition and Basis of Presentation

        On August 20, 2015, LBM Midco, LLC, or the "Successor," acquired, through its wholly-owned subsidiary, LBM Borrower, LLC, all of the membership interests of US LBM Holdings, LLC, or the "Predecessor." The Successor is majority owned by certain affiliates of Kelso. We refer to this as the "Acquisition."

        As a result of the Acquisition, the financial information for the periods subsequent to August 20, 2015, represent the consolidated financial statements of the Successor. Due to the change in the basis of accounting resulting from the application of the purchase method of accounting, the Predecessor's consolidated financial statements and the Successor's consolidated financial statements are not necessarily comparable. The new basis of accounting primarily impacted the values of our inventory, long-lived and indefinite-lived intangible assets, and resulted in increased depreciation and amortization expenses. The impact of the Acquisition also resulted in increased interest expense due to the amount of new debt borrowed to finance the acquisition and increases in selling, general and administrative expenses related to the one-time vesting of share based awards.

        References herein to "full year 2015" represent the sum of the results of the period from January 1, 2015 to August 19, 2015 (Predecessor) and the period from August 20, 2015 to December 31, 2015 (Successor). Please note that our discussion of certain financial information for full year 2015, specifically net sales and Adjusted EBITDA, includes data from the Predecessor and Successor periods on a combined basis. The change in basis resulting from the Acquisition did not impact such financial information and, although this presentation does not comply with GAAP, we believe it provides a meaningful method of comparison to the other periods presented. The data is being presented for analytical purposes only. Combined full year 2015 operating results presented herein (1) have not been prepared on a pro forma basis as if the Acquisition occurred on the first day of the period, (2) may not reflect the actual results we would have achieved absent the Acquisition and (3) may not be predictive of our future results of operations.

Factors and trends affecting our operating results

Construction Markets and General Economic Conditions

        Economic changes both nationally and locally in our markets impact our financial performance. The building products supply industry and our operations are highly dependent upon residential new construction, R&R activity and commercial new construction. We believe all of our end markets are in an extended period of expansion following the economic and industry downturn between 2007 and 2011.

        Residential new construction activity is driven by a number of factors, including the overall economic outlook, consumer confidence, employment rates, income growth, home prices, availability of mortgage financing, and interest rates. In 2017, single family starts, which account for approximately 52% of our net sales in 2017, remained 18% below their historical average of 1.03 million annual starts since 1970. Industry analysts expect that, over time, single family housing starts will return to their historical average, which we believe will result in continued growth opportunities.

        The R&R market, which accounted for approximately 19% of our net sales in 2017, is comprised of both residential and commercial R&R. The primary drivers of residential R&R spending include changes in existing home prices, existing home sales, and the average age of the housing stock, as well as consumer confidence and interest rate levels. Commercial R&R spending is primarily driven by commercial real estate prices and rental rates, office vacancy rates, government spending, and interest rate levels. Commercial R&R spending is also driven by commercial lease expirations and renewals, as well as tenant turnover. Such events often result in repair, reconfiguration and/or upgrading of existing commercial space. While R&R activity is typically more stable than new construction activity, we believe the prolonged period of under-investment during the prior economic downturn will result in above-average growth for the next several years.

        New commercial construction demand drivers include the overall economic outlook, government spending, vacancy rates, employment trends, interest rates and the availability of financing. In 2017, new commercial construction square footage put in place remained 12% below the historical market average of 1.3 billion square feet annually since 1970. We believe this represents a significant opportunity for growth as activity continues to improve.

Seasonality and Price Fluctuations

        In a typical year, our operating results are impacted by seasonality. Our operating results in the first quarter of the year have historically been lower due to unfavorable weather and shorter daylight conditions. Seasonal variations in operating results may be impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

        Price fluctuations in the products that we distribute also impact our operating results. We believe that, as a result of our national scale and long-standing relationships with many of our suppliers, we will continue to have access to an adequate supply of our products at favorable prices to keep up with growing demand as construction markets continue to recover. Several of the products we distribute, such as lumber, plywood and particleboard, are commodities that have generally been subject to market price fluctuations, the sales volume of which coincide with the conditions within the U.S. residential new construction market. Periods of declining prices may result in declines in sales and profitability, while increasing prices provide the opportunity for higher sales and increased profitability. In general, we have historically been successful in passing on price increases from our vendors to our customers in a timely manner, although there is no assurance that we can successfully do so in the future.

Acquisitions

        In addition to our organic growth strategy, we continue to grow our business through acquisitions in an effort to better service our existing customers and to attract new customers. These acquisitions have allowed us to further broaden our product breadth, particularly in several specialty product categories, and have extended our geographic reach and leadership positions in the various local markets we serve. Since the beginning of 2013, we have invested more than $900 million in acquisitions. The following is a summary of our acquisition activity since 2013:

  •
  In 2013 we acquired two businesses, Shelly Enterprises, Inc. and Musselman Lumber, Inc., which significantly expanded our geographic footprint in Pennsylvania.

  •
  In 2014 we acquired twelve businesses, including Desert Lumber LLC and Wallboard Supply Company, LLC, which enhanced our position in Illinois and extended our geographic reach into Florida, Nevada, Utah, Michigan, Kentucky, Indiana, New Hampshire, Maine, Massachusetts, Vermont, and Iowa. These businesses expanded our specialty product offering, including in the wallboard & metal studs and roofing & siding product categories.

  •
  In 2015 we acquired eighteen businesses, including Lampert Yards, Inc. and Direct Cabinet Sales, Inc., which enhanced our position in Connecticut, New Jersey, Florida, Illinois, Nevada, Kentucky, Michigan, Wisconsin, Iowa, and Vermont and extended our geographic reach into Minnesota, Georgia, Alabama, South Carolina, South Dakota, North Dakota, Texas, and California. These businesses expanded our specialty product offering, including in the wallboard & metal studs, cabinetry and windows, doors & millwork product categories.

  •
  In 2016 we acquired six businesses, including Darby Doors, Inc. and Raymond Building Supply, LLC, which enhanced our position in Florida, Michigan, Maryland, Pennsylvania and

    Alabama. These businesses expanded our specialty product offering, including in the cabinetry and windows, doors & millwork product categories.

  •
  In 2017 we acquired two businesses, including the Ridout Companies, which extended our geographic reach into Arkansas and Missouri, and enhanced our position in Texas. This business expanded our specialty product offering, including in the wallboard & metal studs, roofing & siding, cabinetry, and windows, doors & millwork product categories.

  •
  In 2018 we acquired one business, Myrtle Beach Building Supply, which enhanced our position in South Carolina and expanded our specialty product offering, including in the roofing & siding and windows, doors & millwork product categories.

        We expect the execution of synergistic acquisitions to continue to be an integral part of our growth strategy, and we intend to continue expanding our product line, geographic reach, market share and operational capabilities through future acquisitions.

Strategic Initiatives

        We continue to execute on several strategic initiatives to capture additional market share within our existing markets, drive revenue growth and enhance our profitability. These strategic initiatives include our pricing and procurement programs, Product Line Manager, or PLM, initiative, our US1 training program, and further development of our leading technology platform.

  •
  We have developed a robust procurement platform, which balances local market needs and decisions with the benefits of our national scale. We have processes and tools in place that enable us to effectively coordinate category spend and vendor programs across our platform, enhance our sourcing position with key suppliers, and optimize our purchasing to realize cost savings.

  •
  Our pricing framework is supported by an analytics-driven pricing model that is customized for each business unit. Our system enables us to drive market appropriate prices and to tailor pricing for each account based on customer profile and purchasing history. We continuously monitor and improve our system to further optimize our pricing capabilities and drive higher margins.

  •
  Our PLM initiative consists of product-dedicated managers focused on driving sales of specialty products. This initiative, launched in 2013, has delivered significant benefits across our roofing, cabinetry, decking, siding, and fasteners product lines, and we plan to implement the initiative across additional business units and product categories to drive profitable growth.

  •
  Our US1 "Lean" and "Six Sigma" program is designed to educate our associates on the strategies of lean operating practices. After participating in the program, our associates are challenged to implement the practices learned in the program within their respective business units to promote operational efficiency and increase productivity.

  •
  We also continue to remain focused on driving improved financial performance by leveraging our leading technology platform. Our integrated systems facilitate the collection of real-time tracking data which enable us to strive for improved performance metrics. In addition, we believe our customized mobile application makes us easier to do business with and enhances customer loyalty.

Public Company Costs

        As a result of this initial public offering, we will incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act and the listing standards of the NYSE. Our financial statements following this offering will reflect the impact of these expenses.

Post-Offering Taxation and Expenses

        After consummation of this offering, we will become subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of US LBM LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, plus payments under the Tax Receivable Agreements, which we expect to be significant. Although we expect payments under the Tax Receivable Agreements to be significant, such payments are expected to be less than the tax payments which would otherwise be required if the Reorganization Transactions, including entry into the Tax Receivable Agreements, were not to be consummated in connection with this offering. We intend to cause US LBM LLC to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreements. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Tax Receivable Agreements."

Key Business and Performance Metrics

        We focus on a variety of indicators and key operating and financial metrics to monitor the financial condition and performance of our business. These metrics include:

        Net sales. We generate net sales primarily through the sale of specialty building materials primarily to custom homebuilders and specialty contractors. Our net sales include billings for delivery services and are presented net of returns, customer discounts, contractor rebates and sales tax.

        Comparable location sales. Refers to organic sales growth and includes only sales transacted within Company-operated locations open for 13 months or more. Sales are excluded from comparable location sales for any portion of the period presented that corresponds to the pre-acquisition period in the comparable prior period. Sales for a relocated location or the consolidation of locations are included in comparable location sales if the relocation or consolidation occurs within the same geographic market. Sales for closed sites are removed from comparable site sales for those periods that are not comparable to the prior year.

        Gross margin. We believe that gross margin is useful for evaluating the Company's strategic efforts associated with expanding our higher-margin specialty product offering along with our pricing and procurement initiatives. We define gross margin as gross profit as a percentage of net sales. We define gross profit as net sales less cost of goods sold. Our cost of goods sold includes all inventory costs, such as purchase price from suppliers, net of vendor rebates, inbound freight and duties, direct manufacturing labor costs and depreciation. Inventories are stated at the lower of cost or net realizable value using the LIFO method of accounting.

        Selling, general and administrative expenses. Our selling, general and administrative expenses are primarily comprised of personnel expenses (salaries, wages, commissions, employee benefits, payroll taxes, stock compensation and bonuses), rent, fuel, vehicle maintenance, insurance, utilities, repair and maintenance, professional fees, bank and credit card fees, travel and entertainment, real estate and personal property taxes.

        Adjusted EBITDA and Adjusted EBITDA margin. Management believes that Adjusted EBITDA is useful for evaluating our operating performance and efficiency of our business. EBITDA represents our net income (loss) plus the sum of interest expense, including amortization of debt discount and issuance costs net of interest income, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for items such as loss on the early extinguishment of debt, equity-based compensation expense, IPO related expenses, acquisition expenses, management fees, goodwill impairment charge, change in LIFO reserve, specified consultant fees, and other items. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. See "Prospectus Summary—Summary Historical Consolidated Financial and Other Data" for how we define and calculate Adjusted EBITDA and Adjusted EBITDA margin, reconciliations thereof to net income (loss) and descriptions on why we believe these measures are important.

        Net working capital. Net working capital is an important measurement that we use in determining the efficiency of our operations and our ability to readily convert assets into cash. Net working capital represents current assets minus current liabilities. The material components of our net working capital include accounts receivable, inventory and accounts payable. The level of our working capital typically increases in the summer and fall seasons due to higher sales during the peak of residential and commercial construction activity. In addition, fluctuations in product input costs may result in changes to our reported inventories, accounts receivable and accounts payable, even when our sales volumes and rate of turnover of these working capital components remain relatively constant. Comparing our net working capital to that of other companies in our industry may be difficult, as other companies may calculate net working capital differently than we do.

Our Products

        The following is a summary of our net sales by product category for the periods presented:

(in thousands)	Three months ended March 31, 2018	% of total	Three months ended March 31, 2017[1]	% of total	Year ended December 31, 2017 (Successor)	% of total	Year ended December 31, 2016[1] (Successor)	% of total	Year ended December 31, 2015[2]	% of total
Windows, Doors & Millwork	$131,053	19.0%	$140,848	21.4%	$607,582	19.7%	$515,772	19.4%	$352,840	18.1%
Wallboard & Metal Studs	133,505	19.4%	116,950	17.7%	509,741	16.5%	428,926	16.1%	282,276	14.5%
Roofing & Siding	64,966	9.4%	60,120	9.1%	337,777	10.9%	280,851	10.5%	233,077	12.0%
Engineered Components	59,502	8.6%	57,367	8.7%	303,791	9.8%	276,763	10.4%	196,210	10.1%
Cabinetry	35,281	5.1%	43,833	6.6%	179,834	5.8%	165,786	6.2%	113,728	5.8%
Hardlines & Other Products/Services	72,108	10.5%	75,999	11.5%	352,074	11.4%	358,600	13.5%	262,474	13.5%

Total Specialty Products	$496,415	72.0%	$495,117	75.0%	$2,290,799	74.1%	$2,026,698	76.1%	$1,440,605	73.9%

Total Wood Products	$192,896	28.0%	$164,756	25.0%	$801,180	25.9%	$637,410	23.9%	$509,311	26.1%

Total Net Sales	$689,311	100.0%	$659,873	100.0%	$3,091,979		$2,664,108		$1,949,916

1
During the year ended December 31, 2017, we reallocated net sales by main product lines. Prior period amounts have been reclassified to conform to current period presentation.

2
Represents the combined results of the Predecessor and the Successor periods for the full year ended December 31, 2015. This combination was performed by mathematical addition and is not a presentation made in accordance with GAAP. However, we believe it provides a meaningful method of comparison of product category performance for the full year ended December 31, 2015 to the fiscal years ended December 31, 2017 and 2016.

Results of Operations

        The following tables and discussion should be read in conjunction with the information contained in our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. However, our historical Predecessor results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if the Acquisition had occurred prior to the period presented. See "—Kelso Acquisition and Basis of Presentation" above.

Three months ended March 31, 2018 compared to the three months ended March 31, 2017

        The following table summarizes key components of the Company's results of operations for the three months ended March 31, 2018 and 2017:

	Successor
(in thousands)	Three months ended March 31, 2018	Three months ended March 31, 2017
Net sales	$689,311	$659,873
Cost of sales	504,038	479,089

Gross profit	185,273	180,784
Selling, general, and administrative expenses	163,756	157,339
Depreciation and amortization	20,647	24,385

Income (loss) from Operations	870	(940)

Interest expense	21,155	22,122
Loss on early extinguishment of debt	965	—
Other expense	1,366	1,324

Total other expenses, net	23,486	23,446
Income tax expense	94	146

Net loss	$(22,710)	$(24,532)

Non-GAAP and Other Financial Measures:
Gross Margin	26.9%	27.4%
Adjusted EBITDA[1]	$28,538	$30,474
Adjusted EBITDA margin[1]	4.1%	4.6%

1
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See "Prospectus Summary—Summary Financial and Other Data" for how we define and calculate Adjusted EBITDA and Adjusted EBITDA margin, reconciliations thereof to net (loss) income and a description of why we believe these measures are important.

Net sales

        Net sales of $689.3 million for the three months ended March 31, 2018 increased $29.4 million, or 4.5%, compared to $659.9 million for the three months ended March 31, 2017. Comparable location sales of $671.0 million for the three months ended March 31, 2018 increased $15.5 million, or 2.4%, compared to $655.5 million for the three months ended March 31, 2017. The overall increase in comparable location sales was driven by growth of 14.5% in the wood products category, 10.7% in the wallboard and metal studs category and 6.4% in the roofing and siding category. Comparable location sales growth was particularly strong in the South & West, while the Midwest and Northeast region sales were impacted negatively year-over-year by a delayed start to the construction season due to adverse weather conditions throughout the quarter.

        During the first quarter of 2018, there were no acquisitions. In the first quarter of 2017, we completed one acquisition and through the remainder of 2017 we completed one additional acquisition. Acquisitions completed in 2017 for which a full quarter's revenue was not realized in the three months ended March 31, 2017 contributed to the remaining increase in net sales for the three months ended March 31, 2018.

Gross profit and gross margin

        Gross profit of $185.3 million for the three months ended March 31, 2018 increased $4.5 million, or 2.5%, compared to $180.8 million for the three months ended March 31, 2017 driven by higher net sales. Gross margin decreased by approximately 50 basis points to 26.9% during the three months ended March 31, 2018 compared to 27.4% during the three months ended March 31, 2017 primarily driven by an increase in LIFO inventory reserve adjustment and a decrease in product gross margin of approximately 40 and 30 basis points, respectively. These decreases were partially offset by a decrease in inventory step-up amortization of approximately 20 basis points. Lumber cost inflation within the wood products category was the driver of the product gross margin decline and was partially offset by an improvement in specialty products gross margin. We typically are able to pass price increases on to our customers in a timely fashion, however, at times, our gross margins can be impacted negatively when product inflation is severe. Although severe product inflation does create short term gross margin pressure, we feel higher product prices will provide a long term benefit to our financial position.

Selling, general and administrative expenses

        Selling, general and administrative expenses of $163.8 million for the three months ended March 31, 2018 increased $6.5 million, or 4.1%, compared to $157.3 million for the three months ended March 31, 2017. This increase was primarily driven by $2.8 million of selling, general and administrative expenses associated with businesses acquired in 2017 for which a full quarter of expenses was not recognized in the three months ended March 31, 2017, a $1.2 million increase in IPO related expenses, a $5.4 million increase in operating expenses to support the growth in net sales, which included an incremental $2.0 million investment in corporate support functions, and $0.4 million in consulting fees. These increases were partially offset by declines in stock-based compensation and acquisition expenses of $2.0 and $1.4 million, respectively.

        Selling, general and administrative expenses as a percent of sales for the three months ended March 31, 2018 and 2017 was 23.8%.

Depreciation and amortization expenses

        Depreciation and amortization expenses were $20.6 million for the three months ended March 31, 2018 compared to $24.4 million for the three months ended March 31, 2017. The decrease was primarily the result of reductions in the amortization expense for customer intangibles associated with acquisitions completed in prior years.

Interest expense

        Interest expense for the three months ended March 31, 2018 was $21.2 million compared to $22.1 million for the three months ended March 31, 2017. The decrease of approximately $0.9 million was primarily the result of lower interest rates in the first quarter 2018 compared to the first quarter of 2017 in connection with the amendments to our First Lien Term Loan Facility in August 2017 and February 2018 in conjunction with a decrease in the borrowings outstanding under our ABL Facility.

Loss on early extinguishment of debt

        During the three months ended March 31, 2018, a $1.0 million charge was recognized related to early extinguishment of debt in connection with the amendment to our First Lien Term Loan Facility that occurred in February 2018.

Other expense

        Other expense was $1.4 million for the three months ended March 31, 2018 compared to $1.3 million for the three months ended March 31, 2017. Other expense represents the management and consulting fees paid to Kelso and our other pre-IPO owners under the Advisory Services Agreement and under the Consulting Agreement.

Income tax expense/(benefit)

        Income tax expense/(benefit) was immaterial for both periods as substantially all of the Company is organized as a limited liability corporation and taxed as a partnership for state and federal income tax purposes. See "Critical Accounting Policies and Estimates—Income Taxes".

Net loss

        Net loss was $22.7 million for the first quarter ended March 31, 2018 compared to net loss of $24.5 million for the first quarter ended March 31, 2017. The loss for each period was affected by the factors described above.

Adjusted EBITDA & Adjusted EBITDA margin

        Adjusted EBITDA of $28.5 million for the first quarter ended March 31, 2018 declined $1.9 million, or 6.4%, compared to $30.5 million for the first quarter ended March 31, 2017. Adjusted EBITDA margin for the three months ended March 31, 2018 declined to 4.1%, compared to 4.6% for the three months ended March 31, 2017, primarily driven by the decline in gross margin and a lack of operating expense leverage. See "—Liquidity and Capital Resources—Non-GAAP Financial Measures" for a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA.

Fiscal Year ended December 31, 2017 compared to the Fiscal Year ended December 31, 2016

        The following table summarizes key components of the Company's results of operations for the Fiscal Years ended December 31, 2017 and 2016:

	(Successor)
(in thousands)	Year ended December 31, 2017	Year ended December 31, 2016
Net sales	$3,091,979	$2,664,108
Cost of sales	2,245,198	1,918,720

Gross profit	846,781	745,388
Selling, general, and administrative expenses	665,097	597,052
Depreciation and amortization	93,721	109,525

Income from Operations	87,963	38,811

Interest expense	91,315	80,569
Loss on early extinguishment of debt	1,404	—
Other expense	5,360	5,605

Total other expenses, net	98,079	86,174
Income tax expense	786	343

Net loss	$(10,902)	$(47,706)

Non-GAAP and Other Financial Measures:
Gross Margin	27.4%	28.0%
Adjusted EBITDA[1]	$220,940	$187,856
Adjusted EBITDA margin[1]	7.1%	7.1%

1
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See "Prospectus Summary—Summary Financial and Other Data" for how we define and calculate Adjusted EBITDA and Adjusted EBITDA margin, reconciliations thereof to net (loss) income and a description of why we believe these measures are important.

Net sales

        Net sales of $3,092.0 million for the year ended December 31, 2017 increased $427.9 million, or 16.1%, compared to $2,664.1 million for the year ended December 31, 2016. Comparable location sales of $2,810.6 million for the year ended December 31, 2017 increased $174.3 million, or 6.6%, compared to $2,636.3 million for the year ended December 31, 2016. The overall increase in comparable location sales was driven by 5.0% growth in our specialty product categories, with particular strength in roofing & siding and wallboard & metal studs, as well as growth of 11.8% in the wood products category. Comparable location sales growth was particularly strong in the South & West and Midwest regions, while the Northeast region sales, while increasing year-over-year, were negatively impacted by weaker permit activity. More specifically, there has been a combination of weaker single and multi-family permit activity in New Jersey, New York and Connecticut.

        During 2017, we completed two acquisitions, totaling 14 locations, contributing $171.1 million in net sales for the year ended December 31, 2017. The remaining increase in net sales was primarily the result of a full year of operations during 2017 for companies which we acquired during 2016.

Gross profit and gross margin

        Gross profit of $846.8 million for the year ended December 31, 2017 increased $101.4 million, or 13.6%, compared to $745.4 million for the year ended December 31, 2016 driven by higher net sales. Gross margin decreased by approximately 60 basis points to 27.4% during 2017 compared to 28.0% during 2016 primarily driven by an increase in LIFO inventory reserve adjustment and a decline in product gross margin making up approximately 35 and 20 basis points, respectively, of the 60 basis points decrease. Lumber cost inflation within the wood products category was the driver of the product gross margin decline and was partially offset by an improvement in specialty products gross margin.

Selling, general and administrative expenses

        Selling, general and administrative expenses of $665.1 million for the year ended December 31, 2017 increased $68.0 million, or 11.4%, compared to $597.1 million in the year ended December 31, 2016. The increase was primarily driven by a $43.7 million increase of selling, general and administrative expenses of acquired businesses reflective of a full year of operations for businesses acquired in 2016 and for expenses related to 2017 acquisitions and a $36.8 million increase in operating expenses to support the growth in net sales, which included an incremental $9.4 million investment in our corporate support functions. These increases were partially offset by decreases of $5.9 million in non-recurring consulting fees, $4.2 million in IPO-related expenses and $3.6 million in acquisition-related expenses.

        Selling, general and administrative expenses as a percent of sales for the year ended December 31, 2017 decreased to 21.5% compared to 22.4% for the year ended December 31, 2016. The improvement was primarily driven by the lower non-recurring consulting fees and IPO- and acquisition-related expenses described above coupled with approximately 30 basis points of expense leverage driven by existing operations.

Depreciation and amortization expenses

        Depreciation and amortization expenses were $93.7 million for the year ended December 31, 2017 compared to $109.5 million for the year ended December 31, 2016. The decrease was primarily the result of reductions in the amortization expense for customer intangibles associated with acquisitions completed in prior years.

Interest expense

        Interest expense was $91.3 million for the year ended December 31, 2017 compared to $80.6 million for the year ended December 31, 2016. The increase was primarily the result of new debt borrowed to finance acquisitions completed during 2016 and the first quarter of 2017.

Loss on early extinguishment of debt

        During the year ended December 31, 2017, a $1.4 million charge was recognized related to early extinguishment of debt in connection with the amendment to our First Lien Term Loan Facility on August 14, 2017.

Other expense

        Other expense was $5.4 million for the year ended December 31, 2017 compared to $5.6 million for the year ended December 31, 2016. Other expense represents the management and consulting fees paid to the Kelso Affiliates and our other pre-IPO owners under the Advisory Services Agreement and under the Consulting Agreement.

Income tax expense

        Income tax expense was immaterial for both periods as substantially all of the Company is organized as a limited liability corporation and taxed as a partnership for state and federal income tax purposes. See "Critical Accounting Policies and Estimates—Income Taxes".

Net loss

        Net loss was $10.9 million for the year ended December 31, 2017 compared to net loss of $47.7 million for the year ended December 31, 2016. The loss for each period was affected by the factors described above.

Adjusted EBITDA & Adjusted EBITDA margin

        Adjusted EBITDA of $220.9 million for the year ended December 31, 2017 increased $33.0 million, or 17.6%, compared to $187.9 million for the year ended December 31, 2016. Adjusted EBITDA margin for the year ended December 31, 2017 remained at 7.1%, as the decline in gross margin was offset by improved operating expense leverage.

Fiscal Year ended December 31, 2016 compared to the periods from August 20, 2015 to December 31, 2015 (Successor) and January 1, 2015 to August 19, 2015 (Predecessor)

        The discussion below addresses the 2016 fiscal year and the 2015 Predecessor and Successor periods, which, when compared to fiscal 2016 results, at times, are combined to represent the full year 2015. See "—Kelso Acquisition and Basis of Presentation" for a full description of the impact of the Acquisition on the comparability of the respective periods.

        The following table summarizes key components of the Company's results of operations for the fiscal year ended December 31, 2016 and the periods from August 20, 2015 to December 31, 2015 and January 1, 2015 to August 19, 2015:

	(Successor)		(Predecessor)
(in thousands)	Year ended December 31, 2016	Period from August 20, 2015 through December 31, 2015	Period from January 1, 2015 through August 19, 2015
Net sales	$2,664,108	$823,274	$1,126,642
Cost of sales	1,918,720	613,984	824,474

Gross profit	745,388	209,290	302,168
Selling, general, and administrative expenses	597,052	205,232	357,033
Depreciation and amortization	109,525	34,105	26,029

Income (loss) from operations	38,811	(30,047)	(80,894)

Interest expense	80,569	25,538	27,353
Loss on early extinguishment of debt	—	—	28,445
Other expense	5,605	1,943	2,938

Total other expenses, net	86,174	27,481	58,736
Income tax expense	343	614	281

Net loss	(47,706)	(58,142)	(139,911)
Net income attributable to redeemable noncontrolling interests	—	—	315

Net loss attributable to the Company	$(47,706)	$(58,142)	$(140,226)

Non-GAAP and Other Financial Measures:
Gross margin	28.0%	25.4%	26.8%
Adjusted EBITDA[1]	$187,856	$58,672	$67,128
Adjusted EBITDA margin[1]	7.1%	7.1%	6.0%

1
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. See "Prospectus Summary—Summary Historical Consolidated Financial and Other Data" for how we define and calculate Adjusted EBITDA and Adjusted EBITDA margin, reconciliations thereof to net income (loss) and a description of why we believe these measures are important.

Net sales

        Net sales of $2,664.1 million for the fiscal year ended December 31, 2016 increased $714.2 million, or 36.6%, compared to $1,949.9 million for the full year 2015. Comparable location sales of $2,074.3 million for fiscal year 2016 increased $154.1 million, or 8.0%, compared to $1,920.2 million for the full year 2015, with particular strong growth in the South & West and Midwest regions. The increase in comparable location sales was primarily driven by growth in our specialty product categories, with particularly strong growth of 17.2% in our wallboard & metal studs and 13.5% in cabinetry.

        During the 2016 fiscal year, we completed six acquisitions, totaling 11 locations, contributing $146.4 million in net sales in fiscal 2016. Additionally, net sales benefitted from the opening of seven greenfield locations during 2016, contributing $11.0 million in net sales to fiscal year 2016. The remaining increase in net sales was primarily the result of full year operations in fiscal year 2016 for companies acquired in 2015.

Gross profit and gross margin

        Gross profit of $745.4 million for the fiscal year ended December 31, 2016 increased $233.9 million, or 45.7%, compared to $209.3 million for the Successor period and $302.2 million for the Predecessor period driven by higher net sales and gross margin. Gross margin increased approximately 175 basis points to 28.0% for fiscal 2016. The increase was primarily as a result of higher product margins and improved product mix of approximately 110 basis points driven by our continued execution of our pricing and procurement initiatives and continued shift toward higher margin specialty products. Inventory step-up, LIFO reserve and other charges contributed an additional 65 basis points to the gross margin improvement.

Selling, general and administrative expenses

        Selling, general and administrative expenses of $597.1 million for the fiscal year ended December 31, 2016 increased $34.9 million, or 6.2%, compared to $205.2 million and $357.0 million for the Successor and Predecessor periods, respectively. As a result of the Acquisition, the Company recognized share-based awards expense of $110.2 million in the Predecessor period and transaction fees and other acquisition-related expenses of $11.5 million and $6.8 million in the Successor and Predecessor periods, respectively. Excluding expenses associated with the Acquisition, selling, general and administrative expenses increased $163.4 million. The increase was primarily driven by $120.2 million of selling, general and administrative expenses of acquired businesses, a $39.0 million increase in operating expenses to support the growth in net sales, which included a $12.0 million investment in corporate support functions, a $13.9 million increase in IPO-related professional services and legal fees, and a $5.5 million increase related to non-recurring consulting and other expenses. These increases were partially offset by an $8.7 million decrease in share-based awards and a $6.7 million decrease in transaction fees and other acquisition-related expenses.

        Selling, general and administrative expenses as percent of sales for fiscal year 2016 decreased to 22.4%, compared to 24.9% for the Successor period and 31.7% for the Predecessor period. The decrease was primarily driven by the reduction in share-based awards and transaction fees and other acquisition-related expenses associated with the Acquisition.

Depreciation and amortization expenses

        Depreciation and amortization expenses of $109.5 million for the fiscal year ended December 31, 2016 compared to $34.1 million for the Successor period and $26.0 million for the Predecessor period. The increase was primarily the result of acquisitions completed during fiscal year 2016 and the full year 2015 (including the Acquisition).

Interest expense

        Interest expense was $80.6 million for the fiscal year ended December 31, 2016 compared to $25.5 million for the Successor period and $27.4 million for the Predecessor period. The increase was primarily the result of new debt borrowed to finance the Acquisition and acquisitions completed during fiscal year 2016 and the full year 2015.

Loss on early extinguishment of debt

        In the Predecessor period, a $28.4 million charge related to early extinguishment of debt in connection with the Acquisition was recognized.

Other expense

        Other expense of $5.6 million for the fiscal year ended December 31, 2016 compared to $1.9 million for the Successor period and $2.9 million for the Predecessor period. The increase was a result of the replacement of the Predecessor period management fee agreement from a percentage of net sales to a fixed fee beginning in the Successor period.

Income tax expense

        Income tax expense was immaterial for all reported periods as substantially all of the Company is organized and taxed as a limited liability corporation and taxed as a partnership for state and federal income tax purposes. See "Critical Accounting Policies and Estimates—Income Taxes".

Net income (loss)

        Net loss was $47.7 million for the fiscal year ended December 31, 2016 compared to net loss of $58.1 million for the Successor period and $139.9 million for the Predecessor period. Net loss for each period was affected by the factors described above.

Adjusted EBITDA & Adjusted EBITDA margin

        Adjusted EBITDA of $187.9 million for the fiscal year ended December 31, 2016 increased $62.1 million, or 49.4%, compared to $125.8 million for the full year 2015. Adjusted EBITDA margin for fiscal year 2016 increased 60 basis points to 7.1% primarily driven by gross margin expansion as a result of higher product category margins and improved product mix, partially offset by investment in corporate support functions as discussed above. See "—Liquidity and Capital Resources—Non-GAAP Financial Measures" for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.

Liquidity and Capital Resources

Summary

        We depend on cash flow from operations, cash on hand and funds available under our Revolving Credit Facility to finance working capital needs and capital expenditures. Given the seasonality of our business, we typically experience significant fluctuations in working capital needs and balances throughout the year. Our working capital requirements generally increase during the first half of the year as we build up inventory and receivables during the early spring as the new home building season begins. Working capital levels then decrease as the building season winds down as we enter the winter months, which is when we see significant inflows of cash from the collection of receivables. We believe that these sources of funds will be adequate to fund debt service requirements and provide cash, as required, to support our ongoing operations, capital expenditures, lease obligations, business strategies and working capital needs. Our growth strategy contemplates future acquisitions for which we will need sufficient access to capital. To finance future acquisitions, particularly larger acquisitions, we may issue additional equity or incur additional indebtedness. Any such additional indebtedness would increase our debt leverage. See "Risk Factors—Risks Related to Our Indebtedness."

        In January and March 2016, we amended our ABL Facility to increase the maximum borrowing availability to $225 million, and $275 million, respectively. As of March 31, 2018, the Company had available borrowing capacity of approximately $186.5 million, net of $12.0 million outstanding on letters of credit under our $275 million ABL Facility. For a summary of selected terms of the ABL Facility and our other indebtedness, see "Description of Certain Indebtedness."

        The following table summarizes of our cash flows from operating, investing and financing activities:

	Successor
						Predecessor
	Three months ended
					August 20, 2015 through December 31, 2015	January 1, 2015 through August 19, 2015
	March 31, 2018	March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016

(in thousands)
Net cash (used in) from operating activities	$(8,657)	$36,229	$121,740	$15,039	$24,705	$18,362
Net cash used in investing activities	(10,685)	(103,720)	(97,424)	(174,730)	(1,356,282)	(197,605)
Net cash from financing activities	16,080	82,667	(21,830)	152,258	1,342,465	175,549

Net change in cash, cash equivalents and restricted cash	$(3,262)	$15,176	$2,486	$(7,433)	$10,888	$(3,694)

Operating Activities

        Net cash from (used in) operating activities consists primarily of net income adjusted for non-cash items, including depreciation, amortization and equity-based compensation, and the effects of changes in operating assets and liabilities, net of the effects of acquisitions ("changes in assets and liabilities").

        Net cash used in operating activities for the three months ended March 31, 2018 was $8.7 million. Cash used in operating activities was primarily driven by a net loss of $22.7 million and cash outflows associated with assets and liabilities of $10.2 million. These increases were partially offset by non-cash adjustments of $24.2 million, including depreciation and amortization of $21.4 million and other non-cash interest of $2.2 million. The cash outflows associated with assets and liabilities were primarily driven by an increase in our inventory balance, associated with our increased working capital needs during the first half of the year as noted above, and a decrease in our other liabilities balance, partially offset by a decrease in accounts receivable and an increase in accounts payable.

        Net cash from operating activities for the three months ended March 31, 2017 was $36.2 million. Cash provided by operating activities was primarily driven by non-cash adjustments of $31.2 million, including depreciation and amortization of $26.3 million, and by cash inflows associated with assets and liabilities of $29.5 million, partially offset by a net loss of $24.5 million. The changes in assets and liabilities were primarily driven by an increase in accounts payable and a reduction in prepaid expenses and other current assets, driven by improved working capital management. These changes were partially offset by an increase in inventory and a reduction in other liabilities.

        Net cash from operating activities was $121.7 million for the year ended December 31, 2017. Cash from operating activities was primarily driven by non-cash adjustments of $124.4 million, including depreciation and amortization of $97.4 million, non-cash interest of $9.2 million, and equity compensation expense of $8.8 million. There were additional cash inflows associated with assets and liabilities of $8.2 million, partially offset by a net loss of $10.9 million. The cash inflows in assets and liabilities were primarily driven by increases in accounts payable and other liabilities, and a decrease in inventory partially offset by an increase accounts receivable due to the growth in the business.

        Net cash from operating activities was $15.0 million for the fiscal year ended December 31, 2016. Cash from operating activities was primarily driven by non-cash charges of $134.6 million, including depreciation and amortization of $114.0 million, partially offset by a net loss of $47.7 million and by cash outflows associated with assets and liabilities of $71.9 million. The changes in assets and liabilities was driven by an increase in accounts receivable, inventories and prepaid expenses and other current assets, as well as a reduction in accounts payable.

        Net cash from operating activities was $24.7 million for the Successor period. Net cash from operating activities was primarily driven by non-cash adjustments of $69.4 million, including depreciation and amortization (including the amortization of purchase accounting adjustment to inventory associated with the Acquisition) of $50.2 million, and by cash inflows associated with assets and liabilities of $13.5 million, partially offset by a net loss of $58.1 million. The changes in assets and liabilities was primarily driven by a reduction in accounts receivable and inventories, partially offset by a reduction in trade accounts payable and an increase in prepaid expenses and other current assets.

        Net cash from operating activities was $18.4 million for the Predecessor period. Net cash from by operating activities was primarily driven by non-cash charges of $173.5 million, including depreciation and amortization of $31.8 million, equity-based compensation of $110.2 million and the loss on the early extinguishment of debt of $28.4 million, partially offset by a net loss of $139.9 million and cash outflows associated with assets and liabilities of $15.2 million. The changes in assets and liabilities was primarily driven by increases in accounts receivable and inventory, partially offset by increases in accounts payable and other accrued liabilities.

Investing Activities

        Net cash used in investing activities consists primarily of acquisitions, investments in our facilities including purchases of land, buildings, and leasehold improvements and purchases of fleet assets, IT, and other equipment. The figures presented are net or proceeds received from asset sales, which typically relate to sales of our fleet assets.

        Net cash used in investing activities of $10.7 million for the three months ended March 31, 2018, was primarily driven by cash used for capital expenditures.

        Net cash used in investing activities of $103.7 million for the three months ended March 31, 2017, was primarily driven by cash used for acquisitions of $93.6 million and capital expenditures of $10.2 million.

        Net cash used in investing activities of $97.4 million for the year ended December 31, 2017, was primarily driven by cash used for acquisitions of $97.1 million, inclusive of $27.6 million related to a sale leaseback transaction facilitated by the Company as part of the acquisition of the Ridout Companies, proceeds received from the sale of assets of $38.7 million, partially offset by capital expenditures of $39.7 million.

        Net cash used in investing activities of $174.7 million for the fiscal year ended December 31, 2016, was primarily driven by cash used for acquisitions of $164.4 million and capital expenditures of $43.5 million, partially offset by proceeds received from the sale of assets of $32.9 million.

        Net cash used in investing activities of $1,356.3 million for the Successor period, was primarily driven by cash used for the Acquisition of $1,170.4 million, cash used for other acquisitions of $176.8 million and capital expenditures of $9.8 million.

        Net cash used in investing activities of $197.6 million for the Predecessor period, primarily driven by cash used for acquisitions of $175.2 million and capital expenditures of $22.9 million.

        Capital expenditures vary depending on prevailing business factors, including current and anticipated market conditions, age of assets, and current and anticipated strategic initiatives. We maintain a detailed capital expenditures review and approval policy in an effort to control our capital expenditures. We expect our capital expenditures in 2018 to be approximately $40.0 million to $45.0 million (excluding acquisitions) primarily related to fleet and equipment purchases, facilities and IT investments to support our existing operations.

Financing Activities

        Net cash from, or used in, financing activities consists primarily of borrowings and related repayments under our credit agreements, as well as repayments of capital lease obligations, proceeds from the sale of equity, member distributions and payment of contingent consideration related to acquisitions.

        Net cash from financing activities was $16.1 million for three months ended March 31, 2018, as a result of net borrowings on our ABL Facility of $26.1 million. Net cash from financing activities was partially offset by member distributions of $6.8 million, repayments of long-term debt of $2.3 million and debt issuance costs of $0.9 million.

        Net cash provided by financing activities was $82.7 million for the three months ended March 31, 2017, consisting primarily of borrowings from the Term Loan Facilities of $79.2 million and proceeds from sale leaseback transactions of $27.6 million. Net cash provided by financing activities was partially offset by net repayments on our ABL Facility of $17.2 million, repayments of other debt of $2.3 million and debt issuance costs of $1.2 million and member distributions of $3.5 million.

        Net cash used in financing activities was $21.8 million for the fiscal year ended December 31, 2017, consisting primarily of net repayments on our ABL Facility of $83.3 million and member distributions of $28.0 million. Net cash from financing activities consisted primarily of $62.9 in net borrowings on our term loans after deferred financing costs, $27.6 million related to the sale leaseback transaction facilitated by the Company as part of the acquisition of the Ridout Companies and contingent consideration payments related to acquisitions of $1.2 million.

        Net cash from financing activities was $152.3 million for the fiscal year ended December 31, 2016, consisting primarily of net borrowings on our ABL Facility of $28.3 million, borrowings from term loans of $150.9 million, and capital contributions of $1.9 million. Net cash from financing activities was partially offset by repayments of debt of $8.1 million, debt issuance costs of $3.8 million, contingent consideration payments related to acquisitions of $4.6 million and member distributions of $12.4 million.

        Net cash from financing activities was $1,342.5 million for the Successor period, consisting primarily of net borrowings on our ABL Facility of $105.4 million, borrowings from term loans of $825.1 million, and capital contributions of $440.0 million. Net cash from financing activities was partially offset by repayments of debt of $2.0 million, debt issuance costs of $24.6 million, and member distributions of $1.5 million. The borrowings from the term loans and the capital contributions during the period were mostly related to the Acquisition.

        Net cash from financing activities was $175.5 million for the Predecessor period, consisting primarily of net borrowings on our ABL Facility of $36.1 million and borrowings from term loans of $147.8 million. Net cash from financing activities was partially offset by repayments of debt of $2.8 million, debt issuance costs of $2.6 million, contingent consideration payments related to acquisitions of $0.3 million and member distributions of $2.6 million. In conjunction with the Acquisition, the outstanding balance of the Predecessor Credit Facility (as defined below) was paid in full and unamortized deferred financing charges of $17.9 million were written off as part of the purchase price accounting.

Our Credit Facilities

        Our long-term debt consists of the following:

Term Loans (Successor):

        On August 20, 2015, our wholly-owned subsidiaries, US LBM LLC, as parent guarantor, and LBM Borrower, as borrower, entered into a senior secured first lien term loan facility, or the First Lien Term Loan Facility, and a senior secured second lien term loan facility, or the Second Lien Term Loan Facility and, together with the First Lien Term Loan Facility, the Term Loan Facilities, in an initial aggregate principal amount of $811.0 million in connection with the Acquisition. The original proceeds from the Term Loan Facilities were used to (i) repay all amounts outstanding under the former credit facility, (ii) pay the Acquisition purchase price and (iii) pay related fees and expenses.

        The First Lien Term Loan Facility was issued in an initial aggregate principal amount of $656.5 million (net of $16.8 million of original issue discount). The Second Lien Term Loan Facility was issued in an initial aggregate principal amount of $154.5 million (net of $7.5 million of original issue discount). At our option, the interest rates applicable to the Term Loan Facilities are based on adjusted LIBOR or adjusted Base Rate, plus, in each case, an applicable margin.

        In November 2015, we increased our First Lien Term Loan Facility by an additional $40.0 million (net of $1.6 million of original issue discount). In October 2016, we increased our First Lien Term Loan Facility by an additional $90.0 million (net of $0.2 million original issue discount). In January 2017, we increased our First Lien Term Loan Facility by an additional $80.0 million (net of $0.8 million original issue discount). In June 2016, we amended our Second Lien Term Loan Facility to, among other things, add a tranche B term loan (the "Second Lien Tranche B Term Loans") in an aggregate principal amount of $65.0 million (net of approximately $3.9 million of original issue discount).

        On August 14, 2017, the Company completed an amendment to its First Lien Term Loan Facility resulting in a reduction to the interest rate margin of 0.75%. As part of the amendment, the Company paid accrued interest of $10.2 million and expenses of $0.9 million. We incurred a non-cash charge of $1.4 million for a portion of our debt acquisition costs in conjunction with the amendment.

        On February 15, 2018, we completed an additional amendment to our First Lien Term Loan Facility, resulting in a reduction to the interest rate margin of 0.75%. As part of the amendment, we paid accrued interest of $2.1 million and expenses of $0.9 million. We incurred a non-cash charge of $1.0 million for a portion of our debt acquisition costs in conjunction with the amendment.

        At December 31, 2017, the applicable margin with respect to Eurocurrency loans on the First Lien Term Loan Facility was 4.50% and on the Second Lien Term Loan Facility was 9.25%. At March 31, 2018, the applicable margin with respect to adjusted Base Rate loans on the First Lien Term Loan Facility was 3.50% and on the Second Lien Term Loan Facility was 8.25%. From February 15, 2018, the applicable margin with respect to Eurocurrency loans on the First Lien Term Loan Facility was reduced to 3.75% and with respect to adjusted Base Rate loans on the First Lien Term Loan Facility was reduced to 2.75% (each with an additional 0.50% decrease following this offering provided certain ratings are met).

        Accrued interest, presented within other accrued expenses and current liabilities in our consolidated balance sheets, was approximately $2.6 million and $6.6 million and cash paid for interest was $23.0 million and $80.3 million in each case during the three months ended March 31, 2018 and fiscal year ended December 31, 2017, respectively.

        The First Lien Term Loan Facility amortizes in quarterly installments equal to approximately $1.7 million up to and including September 30, 2016, approximately $2.0 million for the three months ended December 31, 2016, and approximately $2.2 million for the three months ended March 31, 2017 and thereafter, with the balance payable on August 20, 2022. The Second Lien Term Loan Facility has no amortization and matures on August 20, 2023. The Term Loan Facilities provide the right for individual lenders to extend the maturity date of their loans upon our request and without the consent of any other lender. We are not subject to any financial maintenance covenants pursuant to the terms of the Term Loan Facilities. See "Description of Certain Indebtedness—First Lien Term Loan Facility" and "Description of Certain Indebtedness—Second Lien Term Loan Facility."

        The outstanding balance on the First Lien Term Loan Facility and Second Lien Term Loan Facility as of March 31, 2018 was $846.7 million and $219.5 million, respectively. In April 2018, we made a required excess cash payment of $6.7 million in accordance with the terms of the First Lien Term Loan Facility which was applied to future installment payments.

Revolving Credit Facility (Successor)

        The revolving credit facility, entered into on August 20, 2015, provides for an asset-based revolving credit facility, the issuance of letters of credit and swingline sub-facilities (the "ABL Facility" and the agreement governing such facility, the "ABL Credit Agreement") up to an initial maximum aggregate principal amount of $175.0 million. Extensions of credit under the ABL Facility are limited by a borrowing base calculated periodically based on specified percentages of the value of eligible inventory and eligible accounts receivables, subject to certain reserves and other adjustments.

        In January 2016, we amended our ABL Credit Agreement to, among other things, increase the available commitments under the ABL Facility to $225.0 million. In March 2016, we further amended our revolving credit facility to increase the available commitments under the ABL Facility to $275.0 million. As of March 31, 2018, we had approximately $76.5 million in borrowings outstanding under the ABL Facility.

        At our option, the interest rates applicable to the loans under the ABL Facility are based on adjusted LIBOR or adjusted Base Rate, plus, in each case, an applicable margin. The margins applicable for each elected interest rate are subject to a pricing grid, as specified in the ABL Credit Agreement, based on average daily excess availability for the most recent fiscal quarter. The ABL Facility also contains an unused commitment fee based on utilization, as described in the ABL Credit Agreement.

        The ABL Credit Agreement also permits us to request increases in commitments, provided the total commitments under the ABL Facility (including all prior incremental revolving commitments) shall not exceed $325 million.

        The ABL Facility will mature on August 20, 2020 or in respect of increases or extensions to commitments such other date set out in the applicable agreement. The ABL Credit Agreement provides the right for individual lenders to extend the maturity date of their commitments and loans upon our request and without the consent of any other lender (other than each issuing letter of credit bank and swingline lender).

Collateral under the ABL Facility and Term Loan Facilities

        The ABL Facility is secured by (a) first priority perfected liens on our accounts receivables, deposit accounts, securities accounts, cash and cash equivalents, inventory and all related chattel papers, documents, general intangibles, instruments, letters of credit rights and commercial tort claims, books and records and all proceeds of the foregoing, including cash, cash equivalents, money, instruments, securities, financial assets, investment property and insurance proceeds, subject to customary exceptions (collectively, "ABL Priority Collateral") and (b) third priority perfected liens on our remaining assets not constituting ABL Priority Collateral, subject to customary exceptions (collectively, "Term Priority Collateral").

        The First Lien Term Loan Facility and the Second Lien Term Loan Facility are secured by (a) first priority liens and second priority liens, respectively, on the Term Priority Collateral and (b) second priority liens and third priority liens, respectively, on the ABL Priority Collateral, subject to customary exceptions.

Prepayments under the ABL Facility and Term Loan Facilities

        The ABL Facility may be prepaid and the unutilized portion of the ABL commitments may be reduced at our option at any time, subject to minimum principal amount requirements, without premium or penalty (subject to reimbursement of the lender's redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period).

        If, at any time, the aggregate amount of outstanding revolving credit loans, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, prepayments of the revolving credit loans (and after giving effect to such prepayment the cash collateralization of letters of credit) will be required in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of loan commitments under the ABL Facility and amounts prepaid may be reborrowed, subject to availability and then effective commitments under the ABL Facility.

        After the occurrence and the continuance of a Dominion Event (as defined in the ABL Credit Agreement), through the date specified availability has been in excess of such thresholds in the definition of Dominion Event for 20 consecutive calendar days, and no specified event of default has existed or been continuing, all amounts deposited in the core concentration account controlled by the administrative agent will be applied on a daily basis to the outstanding loan balances under the ABL Facility and certain other secured obligations then due and owing.

        The First Lien Term Loans under the First Term Loan Facilities may be prepaid at any time, subject to minimum principal amount requirements, without penalty (except as set forth below and subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period). Under certain circumstances and subject to certain exceptions, the Term Loan Facilities will be subject to mandatory prepayments in the amount equal to: 100% of the net proceeds of certain non-ordinary course assets sales and issuances or incurrences of non-permitted indebtedness; and 75% of annual excess cash flow for any fiscal year, such percentage to decrease to 50%, 25% or 0% depending on the attainment of certain total leverage ratio targets.

        No mandatory prepayments under the Second Lien Term Loan Facility are required until amounts outstanding under the First Lien Term Loan Facility and any other indebtedness ranking senior in priority to the Second Lien Term Loan Facility have been paid in full (and the amount of any such prepayment shall be reduced by any portion thereof that was first applied to repay, prepay, repurchase or retire indebtedness under the First Lien Term Loan Facility or other senior priority debt); provided that we will be required to prepay loans under the Second Lien Term Loan Facility with any amount of any mandatory prepayment of a type described above that has been offered to and declined by any holders of First Lien Term Loan Facility or other senior priority debt to the extent such prepayment is not prohibited by the terms of the First Lien Term Loan Facility, any agreement governing any other senior priority debt or any applicable intercreditor agreement.

        Subject to certain exceptions, any voluntary prepayment or refinancing of the First Lien Term Loan Facility with other indebtedness with a lower effective yield than the effective yield of the First Lien Term Loan Facility, or any amendment that reduces the effective yield of the First Lien Term Loan Facility, in either case that occurs on or prior to August 15, 2018, and the primary purpose of which is to lower the effective yield on the First Lien Term Loan Facility, will be subject to a prepayment premium of 1.00% of the principal amount of the loans so prepaid, refinanced or amended.

        All mandatory prepayments of the Second Lien Term Loan Facility made with proceeds of specified refinancing indebtedness or non-permitted indebtedness, and all voluntary prepayments and repricings of the Second Lien Term Loan Facility, will be subject to the following prepayment premiums: (i) a 2.00% prepayment premium with respect to any prepayment, repricing or refinancing occurring on or prior to June 1, 2017 with respect to Second Lien Tranche B Term Loans, (ii) a 1.00% prepayment premium with respect to any prepayment, repricing or refinancing occurring (a) on or prior to August 20, 2017 with respect to Second Lien Initial Term Loans and (b) after June 1, 2017 but on or prior to June 1, 2018 with respect to Second Lien Tranche B Term Loans and (iii) no prepayment premium after (a) August 20, 2017 with respect to Second Lien Initial Term Loans and (b) June 1, 2018 with respect to Second Lien Tranche B Term Loans.

Guarantees

        LBM Borrower, LLC is the borrower under Term Loan Facilities and the lead borrower under the ABL Facility. Certain of our other subsidiaries may be co-borrowers under the ABL Facility. All obligations under the Term Loan Facilities and the ABL Facility are guaranteed by LBM Midco, LLC and each direct and indirect wholly owned material U.S. restricted subsidiary of LBM Borrower, LLC, other than certain excluded subsidiaries.

Covenants under the ABL Facility and Term Loan Facilities

        The Term Loan Facilities and the ABL Facility contain customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain, among other things, limitations on the following: the incurrence of additional indebtedness; incurrence of additional liens; consolidation, merger, sale or other disposition of all or substantially all of our assets; transfer or sale of assets; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; repurchase, prepayment or redemption of subordinated indebtedness; making investments; entering into certain transactions with our affiliates, amendments of documents related to junior or subordinated debt, changes in fiscal year and agreeing to restrictions affecting the ability of LBM Borrower and its restricted subsidiaries to create liens in respect of loans under the First Lien Term Loan Facility, Second Lien Term Loan Facility or ABL Facility, as applicable, or the ability of our restricted subsidiaries to pay dividends to us, make any loans to us or make other intercompany transfers. The negative covenants are subject to customary exceptions, qualifications and, as appropriate, baskets. The ABL Facility permits the incurrence of additional indebtedness and the payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock, the repurchase, prepayment or redemption of subordinated indebtedness and making of investments upon satisfaction of a "payment condition", as described in the ABL Facility.

        The affirmative covenants in the Term Loan Facilities and the ABL Facility include the requirement that LBM Borrower provide financial statements and other disclosures to the lenders under such facilities at certain times and upon the occurrence of certain events. In April 2017, we received waivers from a majority of the lenders under each of the Term Loan Facilities and the ABL Facility, pursuant to which the lenders waived any existing or future defaults or events of default, if any, that have arisen or may arise, directly or indirectly, as a result of or in connection with a restatement of LBM Borrower's financial statements for periods ended prior to December 31, 2016. We are in the process of remediating certain material weaknesses previously identified by us. We do not currently expect these material weaknesses to require a restatement of LBM Borrower's financial statements for any future periods. However, to the extent that we are unable to provide the required financial statements in a timely manner, or if we are required to restate LBM Borrower's financial statements for periods ending on or after December 31, 2016, we may need to seek additional waivers from the lenders under the Term Loan Facilities and the ABL Facility. See "Risk Factors—Risks Related to Our Class A Common Stock and This Offering—We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock."

        There are no financial covenants included in the Term Loan Facilities. The ABL Facility includes certain affirmative covenants, including financial and other reporting requirements as well as a springing minimum consolidated fixed charge coverage ratio of at least 1.0 to 1.0, which is tested only when specified availability is less than the greater of (A) $22 million and (B) 10% of the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, and continuing until such time as no specified default has existed or been continuing and specified availability has been in excess of such threshold for a period of 20 consecutive calendar days. We were in compliance with all applicable covenants at March 31, 2018.

Events of Default under the ABL Facility and Term Loan Facilities

        The ABL Facility and Term Loan Facilities provide for customary events of default, including nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross-default to other material debt, certain bankruptcy or insolvency events, certain Employee Retirement Income Security Act of 1974 ("ERISA") events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary threshold, notice and grace period provisions.

Predecessor credit facilities:

Revolving Credit Facility (Predecessor)

        Through August 19, 2015, we utilized our previous credit facility.

        In conjunction with the Acquisition, the outstanding balance of this revolving credit facility was paid in full and the facility was terminated.

Contractual Obligations

        We enter into long-term obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. As of December 31, 2017, without giving effect to this offering, our contractual cash obligations over the next several periods are as follows:

(in thousands)	2018	2019 - 2020	2021 - 2022	Thereafter	Total
Long-term debt[1,2]	$8,684	$79,858	$822,830	$219,500	$1,130,872
Operating leases	38,775	59,383	37,495	132,766	268,419
Capital leases and sale-leaseback debt	517	575	265	7,918	9,275
Notes payable	4,905	—	—	—	4,905

Total[1,2]	$52,881	$139,816	$860,590	$360,184	$1,413,471

1
The long-term debt amounts in the table includes principal payments of approximately $849 million under the First Lien Term Loan Facility, principal payments of approximately $220 million under the Second Lien Term Loan Facility and approximately $50 million outstanding under the revolving credit and security agreements. Amounts which are or may become payable as interest are excluded from the table.

2
We intend to use the proceeds of this offering to repay a portion of the amounts outstanding under our Second Lien Term Loan Facility. See "Use of Proceeds." Such repayment is not reflected in the chart above.

        We may, from time to time, repurchase or otherwise retire or extend our debt and/or take other steps to reduce our debt or otherwise improve our financial position. These actions may include negotiated repurchases, other retirements of outstanding debt and/or opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired or refinanced, if any, will depend on market conditions, our cash position, compliance with debt covenants and other considerations. Our affiliates may also purchase our debt from time to time, through open market purchases or other transactions. In such cases, our debt may not be retired, in which case we would continue to reflect the debt as outstanding on our consolidated balance sheets and continue to make interest and principal payments in accordance with the terms of such indebtedness.

        We lease certain office and warehouse facilities and equipment, some of which provide renewal options. Rent expense for operating leases, which may have escalating rents over the terms of the leases, is recorded on a straight-line basis over the minimum lease terms. Certain leases provide for additional rent based on periodic increases in the Consumer Price Index. Rent expense under operating leases approximated $42.1 million, $34.4 million, $10.8 million and $15.3 million for the fiscal years ended December 31, 2017 and December 31, 2016, the August 20, 2015 through December 31, 2015 (Successor) period and the January 1, 2015 through August 19, 2015 (Predecessor) period, respectively. As existing leases expire, we anticipate such leases will be renewed or replaced with other leases that are on substantially similar in terms and consistent with market rates at the time of renewal.

Off Balance Sheet Arrangements

        At March 31, 2018, other than our letters of credit discussed under "—Our Credit Facilities" above, we did not have any relationships with unconsolidated entities or financial partnerships for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. As of March 31, 2018, the Company had $12.0 million in outstanding letters of credit.

Non-GAAP Financial Measures

        In addition to our results under GAAP, in this prospectus we also present Adjusted EBITDA and Adjusted EBITDA margin which are non-GAAP financial measures and have been presented in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. See "Prospectus Summary—Summary Historical Consolidated Financial and Other Data" for how we define and calculate Adjusted EBITDA and Adjusted EBITDA margin, reconciliations thereof to net (loss) income and descriptions on why we believe these measures are important.

        As a result of the Acquisition, the financial information for the period beginning on August 20, 2015 represents the consolidated financial statements of the Successor. Due to the change in the basis of accounting resulting from the application of the purchase method of accounting, the Predecessor's consolidated financial statements and the Successor's consolidated financial statements are not necessarily comparable.

        The following table reconciles net loss to Adjusted EBITDA for the periods presented:

	Successor					Predecessor
	Three months ended				Period from August 20, 2015 through December 31, 2015	Period from January 1, 2015 through August 19, 2015
(In thousands)	March 31, 2018	March 31, 2017	Year ended December 31, 2017	Year ended December 31, 2016
Net loss	$(22,710)	$(24,532)	$(10,902)	$(47,706)	$(58,142)	$(139,911)
Interest expense	21,155	22,122	91,315	80,569	25,538	27,353
Depreciation and amortization[a]	21,444	26,263	100,061	114,027	50,194	31,847
Income tax expense	94	146	786	343	614	281

EBITDA	$19,983	$23,999	$181,260	$147,233	$18,204	$(80,430)

IPO related expenses[b]	2,681	1,456	10,002	14,170	254	—
Acquisition expenses[c]	31	1,406	1,222	4,774	21,583	8,207
Equity-based compensation and profit interests[d]	(814)	1,225	8,817	6,116	14,817	110,192
Management fees[e]	1,366	1,324	5,360	5,605	1,943	2,938
Goodwill impairment charge[f]	—	—	—	2,304	—	—
Loss on early extinguishment of debt[g]	965	—	1,404	—	—	28,445
Change in LIFO reserve[h]	3,863	977	10,343	(38)	—	(2,561)
Consultant fees[i]	381	70	1,254	7,149	337	—
Other expenses	82	17	1,278	543	1,534	337

Adjusted EBITDA	$28,538	$30,474	$220,940	$187,856	$58,672	$67,128

Adjusted EBITDA margin	4.1%	4.6%	7.1%	7.1%	7.1%	6.0%

a
Includes depreciation and amortization from our consolidated statement of operations, Acquired inventory step-up charges from our consolidated statement of cash flows and depreciation and amortization included within Cost of sales from our consolidated statement of operations (see Note 2 to the audited consolidated financial statements of US LBM LLC contained elsewhere in this S-1 registration statement for more information).

b
Represents selling, general and administrative expenses incurred in connection with preparing the Company to transition to operate as a public company. These costs are not indicative of ongoing operations.

c
Represents permissible adjustments under our ABL Credit Agreement for selling, general and administrative expenses related to acquisitions, including fees to financial advisors, accountants, attorneys and other professionals, as well as changes in contingent consideration.

d
Represents non-cash charges related to stock-based awards.

e
During the Successor periods, represents management fees paid to Kelso and our other pre-IPO owners under the Advisory Services Agreement as well as fees paid under the Consulting Agreement. In connection with this offering, we will terminate the management fee under the Advisory Services Agreement and terminate the Consulting Agreement. See "Certain Relationships and Related Party Transactions." During the Predecessor period, represents management fees paid to our pre-Acquisition owners under arrangements that were terminated in connection with the Acquisition.

f
Represents non-cash charges related to the impairment of goodwill of one of the Company's reporting units.

g
Represents a non-recurring loss on the early extinguishment of debt in connection with the Acquisition in 2015 and the amendments to the First Lien Term Loan Facility in 2017 and 2018.

h
Represents non-cash charges recorded in cost of sales to recognize cost on a last-in-first-out basis.

i
Represents consulting services in connection with operational efficiency initiatives. These costs are not expected to be incurred on an ongoing basis and are therefore not indicative of ongoing operations.

Quantitative and Qualitative Disclosures about Market Risk

Commodity Risk

        Our operating performance may be affected by price fluctuations in commodity-based products like lumber and wallboard that we purchase and sell. The markets for most of the commodity-based products we purchase and sell are affected by factors such as macro-economic conditions, including the strength of the U.S. housing market, changes in, or disruptions to, industry production capacity, changes in inventory levels by our vendor partners, and other factors out of our control. We are also exposed to fluctuations in fuel costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through our purchasing strategies and inventory management resulting in cost reductions and productivity improvements as well as the implementation of price increases to maintain gross margins.

Product Price Risk

        Our business model is to buy and sell at current market prices, in quantities approximately equal to estimated customer demand. We do not take significant "long" or "short" positions in the products we sell in an attempt to speculate on changes in product prices. Because we maintain inventories in order to serve the needs of our customers, we are subject to the risk of reductions in market prices for the products we hold in inventory. We actively manage this risk by adjusting prices and managing our inventory levels.

Interest Rate Risk

        We are subject to interest rate risk associated with our debt, a significant portion of which bears interest at variable rates. While changes in interest rates do not affect the fair value of our variable-rate debt, they do affect future earnings and cash flows through higher interest expense.

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  The ABL Facility bears interest at LIBOR or the Base Rate, at our option, plus applicable borrowing margins. Borrowings on the ABL Facility will bear interest at (i) LIBOR rate plus an applicable margin ranging from 1.50% to 2.00% or (ii) a Base Rate plus an applicable margin ranging from 0.50% to 1.00%. The interest margins are dependent on the excess availability of the line. The base rate is calculated by determining the highest of (i) the rate of interest publicly announced by the ABL Administrative Agent as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Adjusted LIBOR applicable for an interest period of one month plus 1.00%.

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  The Term Loan Facility includes the First Lien Term Loan Facility maturing August 2022 and the Second Lien Term Loan Facility maturing August 2023. Interest on the Term Loan Facility is calculated based on either Adjusted LIBOR or ABR which is equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50% and (iii) the Adjusted LIBOR Rate for a one month Interest Period on such day plus 1.00%, plus an applicable margin. At March 31, 2018, the applicable margin for Eurocurrency loans on the First Lien Term Loan Facility was 3.75% and the applicable margin for Eurocurrency loans on the Second Lien Term Loan Facility was 9.25%. Following this offering, the applicable margin for Eurocurrency loans on the First Lien Term Loan Facility will be reduced by 0.50%, provided certain ratings targets are met.

        Based on existing debt levels as of March 31, 2018 and excluding the interest rate floors, a 1% increase in interest rates on our variable-rate debt would increase our annual interest expense by approximately $11.6 million.

Credit Risk

        We have a credit policy in place and monitor exposure to credit risk on an ongoing basis. We perform credit evaluations on all customers requesting credit above a specified exposure level. In the normal course of business, we provide credit to our customers, perform ongoing credit evaluations of these customers and maintain reserves for potential credit losses. Our typical credit terms extend 30 days from the date of purchase, but extended terms beyond our typical 30 day credit terms are not uncommon. We typically have limited risk from a concentration of credit risk as no individual customer represents greater than 2% of the outstanding accounts receivable balance.

Critical Accounting Policies and Estimates

        Our discussion and analysis of operating results and financial condition are based upon our audited financial statements included elsewhere in this prospectus. The preparation of our financial statements, in accordance with GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our critical accounting policies and estimates are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. Although these estimates are based on management's best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates.

        We believe the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our consolidated financial statements and that the judgments and estimates are reasonable.

Revenue Recognition

        The Company generates revenue through the sale of building products and services related to construction and installation. Revenue is recognized based upon when control over the products or services are transferred to the customer. Transfer of control for building products sales typically occurs when the products are delivered, thus the Company recognizes revenue at a point in time. Transfer of control for construction and installation services occurs over time as the service is being rendered.

        The majority of our contracts contain a single performance obligation. Where multiple performance obligations have been identified, we allocate the transaction price and any discounts to each performance obligation based on relative standalone selling prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations. Generally, installation services on product sales are considered a separate performance obligation from the product sales. The Company recognizes revenue over time on installation services in the period the services are performed.

        In addition to the above, the Company recognizes revenue for construction services which represent less than 1% of our net sales. Construction services and the sale of certain customized products for which the Company has an enforceable right to payment result in the transfer of control over time. For such sales arrangements, we recognize revenue using cost based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract. Estimated costs of the contract are dependent on the accuracy of estimates, including quantities of materials, labor productivity and other cost estimates. The Company has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. Due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates.

        Estimated losses on uncompleted contracts and changes in contract estimates reflect the Company's best estimate of probable losses of unbilled receivables, and are recognized in the period such revisions are known and can be reasonably estimated. These estimates are recognized in cost of sales. Estimated losses on uncompleted contracts and changes in contract estimates are established by assessing estimated costs to complete, change orders and claims for uncompleted contracts. Assumptions for estimated costs to complete include material prices, labor costs, labor productivity and contract claims. Such estimates are inherently uncertain and therefore it is possible that actual completion costs may vary from these estimates.

        All sales recognized are net of sales taxes and allowances for discounts and estimated returns. For estimated returns the Company records a contract asset related to the estimated amount of goods to be returned and a refund liability related to the estimated amount which will be paid to customers or by which accounts receivable will be reduced. The Company estimates returns based upon historical data and periodically updates its assumptions.

        The majority of the Company's contracts with customers have an expected duration of one year or less. Occasionally, certain construction contracts may extend greater than one year, the Company has determined that such occurrences are infrequent.

Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses due to the failure of our customers to make required payments. Management believes the accounting estimate related to the allowance for doubtful accounts is a "critical accounting estimate" as it involves complex judgments about our customers' ability to pay.

        The allowance for doubtful accounts is based on an assessment of individual past due accounts, historical write-off experience, accounts receivable aging, customer disputes and the business environment. Account balances are charged off when the potential for recovery is considered remote.

        Management believes the allowance amounts recorded, in each instance, represent its best estimate of future outcomes. If there is a deterioration of a major customer's financial condition, if we become aware of additional information related to the creditworthiness of a major customer, or if future actual default rates on trade receivables in general differ from those currently anticipated, we may have to adjust the allowance for doubtful accounts, which would affect earnings in the period the adjustments were made. Based on our evaluation, we record reserves to reduce the related receivables to amounts we reasonably believe are collectible.

Inventories

        Inventories consist primarily of materials purchased for resale, and include lumber, wallboard and other building products and are stated at the lower of cost or net realizable value. The cost of our inventories is determined by the last in-first out method. We monitor our inventory levels by location and record provisions for excess inventories based on slower moving inventory. We define potential excess inventory as the amount of inventory on hand in excess of the historical usage, excluding items purchased in the last 12 months. We then review our most recent history of sales and adjustments of such excess inventory and apply our judgment as to forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value. In addition, at the end of each fiscal year, we evaluate our inventory at each location and write-off and dispose of obsolete products. Our inventories are generally not susceptible to technological obsolescence. We also accrue for vendor rebates earned based on purchase volumes and adjust inventories to reflect the reduction in the cost basis for inventories purchased that are subject to vendor rebates. Historically, our actual rebates have been within our expectations used for our estimates.

Business combinations

        We account for business combinations, including the Acquisition, using the purchase method of accounting which results in the assets acquired and liabilities assumed being recorded at fair value as of the date of the acquisition. The purchase price of acquisitions, including estimates of the fair value of contingent consideration when applicable, is allocated to the tangible and intangible assets acquired and the liabilities assumed. The excess of the purchase price over these over fair values of these the identifiable assets and liabilities is recorded as goodwill. Goodwill represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including an assembled workforce and non-contractual relationships, as well as expected future synergies. All acquisition costs are expensed as incurred. While we use our best estimates and assumptions as a part of the acquisition consideration allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period any subsequent adjustments are recorded as expense.

        The valuation methodologies used are based on the nature of the asset or liability. The significant assets and liabilities measured at fair value include property and equipment, intangible assets, and favorable and unfavorable leases. For the Acquisition and other acquisitions, intangible assets consisted of trade names, customer relationships, non-compete agreements, and favorable and unfavorable leases.

        The fair value of trade names is estimated using the relief from royalty method, an income approach to valuation, which includes projecting future sales and other estimates. Customer relationships are valued based on an estimate of future revenues and costs related to the respective contracts over the remaining expected lives. Our valuation includes assumptions related to the projected attrition and renewal rates on those existing customer arrangements being valued. Non-compete agreements are recorded using the lost profit method. Favorable and unfavorable operating leases are recorded based on differences between contractual rents under the respective lease agreements and prevailing market rents at the lease acquisition date. Changes in market events, projected future net sales, operating results, cash flow of our reporting units and other similar circumstances could affect the assumptions used in our fair value calculations.

        We consider our trade name intangible assets to have an indefinite useful life, and, therefore, these assets are not amortized but rather are tested for impairment annually as discussed below. Customer relationships are amortized on an accelerated basis based on expected attrition. Non-compete agreements are amortized on a straight-line basis over the term of the agreement. Favorable and unfavorable operating leases are amortized into rental expense over the lease term of the respective leases using the straight-line method.

Long-Lived Assets, Goodwill and Intangibles

        Our long-lived assets consist primarily of property, equipment, purchased intangible assets and goodwill. The valuation and the impairment testing of these long-lived assets involve significant judgments and assumptions, particularly as they relate to the identification of reporting units, asset groups and the determination of fair market value.

        We test our tangible and intangible long-lived assets subject to amortization for impairment whenever facts and circumstances indicate that the carrying amount of an asset may not be recoverable. We test goodwill and indefinite lived intangible assets for impairment annually, or more frequently if triggering events occur indicating that there may be impairment.

        We have recorded trade names as indefinite-lived intangible assets and perform testing for potential impairment on an annual basis. We perform this test of each trade name on annual basis utilizing the royalty method which determines the present value of the after-tax royalty savings attributable to the ownership of the asset. Key assumptions used in this analysis include projected net sales, the royalty rate and the discount rate.

        We have recorded goodwill and perform testing for potential goodwill impairment at a reporting unit level. A reporting unit is an operating segment, or a business unit one level below an operating segment for which discrete financial information is available, and for which management regularly reviews the operating results. Additionally, components within an operating segment can be aggregated as a single reporting unit if they have similar economic characteristics. We have performed testing on each of our reporting units which contain goodwill.

        Our assessment of goodwill impairment requires judgment by management to estimate future operating results and cash flows. Using different assumptions or estimates could impact the amount and timing of impairment. We derive a reporting unit's fair value through the use of the income approach (discounted cash flow analysis) and corroborate that fair value through the market approach (a guideline transaction method). The income approach uses a reporting unit's projection of estimated future cash flows that is discounted at a market derived weighted average cost of capital. The projection uses management's best estimates of economic and market conditions over the projected period including growth rates in sales, costs, estimates of future expected changes in operating margins and capital expenditures.

        The market approach estimates value based on a comparison of the reporting unit to comparable public companies in a similar line of business. From the comparable companies, a representative market multiple is determined which is applied to our financial metrics to estimate the value of our company. Because the comparable public companies used for the market approach may differ in certain ways from our reporting units, the market approach is used to validate the reasonableness of the fair value determined under the income approach. Differences between the two approaches are reconciled by the Company to determine if management's estimates of a reporting unit's projected future cash flows are appropriate.

        During the fourth fiscal quarters of 2017, 2016 and 2015, we performed our annual impairment assessments of goodwill, which did not indicate that an impairment existed with the exception of one reporting unit where an impairment charge of $2.3 million was recognized in 2016. During each assessment, we determined that the fair value of our reporting units which contain goodwill exceeded their carrying values.

        In our 2017 impairment test, all of our reporting units' fair values exceeded their carrying values by a range of approximately 36% to 300%. Key assumptions for our reporting units include the following:

  •
  Forecasted sales growth and EBITDA growth in the model was developed based on historical trends, our expectations of commercial and residential construction starts specific to the local markets in which these reporting units operate, our ability to continue to expand the sale of our specialty products, and future expected operating efficiencies.

  •
  A discount rate of 10.0% for each reporting unit based on a weighting of our required return on interest-bearing debt and members' equity at the time of the test.

  •
  A terminal growth rate of 3% for each reporting unit based on anticipated future inflation in the US, management's expectations for each reporting unit, and overall industry growth expectations.

        Examples of potential events and/or changes in circumstances that could reasonably be expected to negatively affect these reporting units' fair values include the following:

  •
  An unanticipated downturn within the residential new construction, repair and remodel or commercial new construction markets.

  •
  Negative impacts from economic conditions, including availability of credit, interest rates, fluctuations in capital, credit and mortgage markets and business and consumer confidence.

  •
  Significant increases in commodity prices, without an ability to pass those cost increases along to customers.

  •
  The loss of a significant customer or increased competition.

  •
  An inability to expand the sales of our specialty products within these reporting units or an unfavorable change in product sales mix.

        Other changes to the above management assumptions and estimates utilized in the income and market approaches could negatively impact the fair value conclusions for our reporting units resulting in goodwill impairment. All key assumptions and valuations are determined by and are the responsibility of management. The factors used in the impairment analysis are inherently subject to uncertainty. We believe that the estimates and assumptions are reasonable to determine the fair value of our reporting units, however, if actual results are not consistent with these estimates and assumptions, goodwill and other intangible assets may be overstated which could trigger an impairment charge.

        For impairment testing of long-lived assets, we identify asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flow expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

        As discussed above, changes in management intentions, market events or conditions, projected future net sales, operating results, cash flow of our reporting units and other similar circumstances could affect the assumptions used in the impairment tests. Although management currently believes that the estimates used in the evaluation of goodwill and other long-lived assets are reasonable, differences between actual and expected net sales, operating results and cash flow could cause these assets to be impaired. If certain assets were determined to be impaired, this could have a material non-cash adverse effect on our results of operations and financial position.

        Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product or technology life cycles, the economic barriers to entry and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur that could affect the accuracy or validity of the estimates and assumptions.

        Determining the useful life of an intangible asset also requires judgment. Certain intangible assets are expected to have indefinite lives based on their history and our plans to continue to support and build the acquired brands. Other acquired intangible assets such as customer relationships and non-compete agreements are expected to have determinable useful lives. The costs of determinable-lived intangibles are amortized to expense over their estimated lives.

Equity-Based Compensation

        The Company's stock-based awards in the Successor period include Continuing LLC Owner override units (operating units, value units and upside units) and incentive units (service units and performance units). While these awards have been issued at the Continuing LLC Owner legal entity, all expenses have been pushed down to the Company.

        The Company is treating operating units as liability-classified equity-based compensation and upside units as equity-based payments to non-employees whereas all other awards are treated as profit interests under ASC 710. The main difference between a liability-classified award and an equity-classified award is that liability-classified awards are remeasured each reporting period at fair value.

Override units

        Three types of override units were created by Continuing LLC Owner's operating agreement: (1) operating units, which vest in four equal installments commencing on the first anniversary of the grant date based upon service, with accelerated vesting if there is an Exit Event (as defined in the existing Continuing LLC Owner LLC Agreement), (2) value units, which vest upon the achievement of certain pre-determined financial objectives in connection with an Exit Event, and (3) upside units, which were granted to certain nonemployees of the Company and were vested upon issuance, which are eligible for distributions upon attaining certain performance hurdles. Each of these awards are legal form equity awards, which are only eligible to participate in distributions if there is an Exit Event. The number of value units and upside units eligible for distributions will be determined based on the strike price and certain performance hurdles based on Kelso Affiliates' achievement of certain multiples on their original indirect equity investment in the Company subject to an internal rate of return minimum at the time of distribution. In the event a management member's employment is terminated without cause prior to an Exit Event, the employee will forfeit all value units issued and all unvested operating units, but is allowed to retain all vested operating units. If the management member is terminated for cause, then the vested operating units are also forfeited.

        The operating units are considered a substantive class of equity and are accounted for as liability-classified equity-based compensation awards, as the substantive terms of the award are a cash-settled award.

        The value units are not considered a substantive class of equity as continued employment is required to realize value, and the employees do not retain a residual interest in the award once vested. Accordingly, they are treated as profit interests under ASC 710.

        Due to the fact that distributions are contingent on a liquidity event for the value units granted, no expense has been recognized with respect to these awards during any of the periods presented and will only be recognized when it is probable that a liquidity event will occur.

        Upside units were accounted for as nonemployee share-based expense. As a result, compensation expense equal to the fair value of the upside units, determined using a numerical integration model (a monte carlo simulation method, which applies numerical integration to the monte carlo paths) was recognized at the grant date, August 20, 2015. Compensation expense of $14.8 million was recognized within selling, general and administrative expense in the 2015 Successor period consolidated statement of operations based on a fair value of $2.65 per unit. The fair value per upside unit as of March 31, 2018 was $9.18. The changes in the fair value per unit are primarily the result of the integration of businesses acquired since the grant date coupled with organic growth.

        Compensation expense for operating units will be recognized over the vesting period within selling, general and administrative expense in the consolidated statement of operations. Compensation expense related to operating unit awards is determined based on the fair value of the award as of each balance sheet date, determined also using a numerical integration model.

        The significant assumptions used in the valuation model to determine the fair value of the operating units, value units include the enterprise value of the Company, the timing of an exit event (which was assumed to occur between 1 and 3 years), the risk-free rate (ranging from 1.8% to 2.0%) and the expected volatility (ranging from 20% to 23%).

  •
  Enterprise value.  Enterprise value was estimated to equal (1) the fair debt value based on Bloomberg valuation as of each valuation date plus the (2) fair value of each unit class based on a probability-weighted average value, which is based on a range of future equity values over a range of possible exit event dates.

  •
  Exit Event.  The range of potential exit event dates was based on input from management.

  •
  Risk-free rate.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the operating units.

  •
  Expected volatility.  Since there has been no public market for these operating units and lack of company specific historical volatility, estimates of asset volatilities were based on medians of historical asset volatilities of guideline public companies. In evaluating similarity, we consider factors such as stage of development, risk profile, enterprise value and position within the industry.

  •
  Performance conditions.  The ability and degree of participation for the value and upside units is based on the satisfaction of certain performance hurdles in addition to the occurrence of an exit event. The expected value attributable to each class of units was driven by the extent to which these performance hurdles were satisfied in each simulation.

        In the Successor period, Continuing LLC Owner issued 2,709,866 operating units. The weighted average grant date fair value of each operating unit was $6.39 per unit. As of March 31, 2018, the fair value of the operating units granted in 2015 was $10.69 per unit. The change in the fair value per unit are primarily the result of the integration of the newly acquired businesses since 2015 coupled with organic growth.

Incentive Units

        Continuing LLC Owner's also implemented an incentive plan in 2015 for designated employees of the Company. Upon an Exit Event, and at any other time determined by the board, holders of the incentive units will receive a cash distribution from Continuing LLC Owner.

        Two types of incentive units were created by Continuing LLC Owner's plan: (1) service units and (2) performance units, which are both eligible to participate in distributions upon an Exit Event and, in the case of performance units, upon attaining certain performance hurdles. The number of performance units eligible for distributions will be determined based on the strike price and certain performance hurdles based on Kelso Affiliates' achievement of certain multiples on their original indirect equity investment in the Company subject to an internal rate of return minimum at the time of distribution. If an employee is terminated, all incentive units are forfeited. The incentive units are not considered a substantive class of equity as continued employment is required to realize value, and the employees do not retain a residual interest in the award once vested. The incentive units are treated as profit interests under ASC 710.

        The grant date fair value of the service and performance units granted with a strike price of $12.94 in 2017 was $10.39. The grant date fair value of the service and performance units granted with a strike price of $14.30 in 2017 was $9.36 and $6.26, respectively. In addition, the grant date fair value of the service and performance units granted with a strike price of $15.30 in 2017 was $8.45 and $6.14, respectively. The fair value of each incentive unit was estimated on the date of grant using a numerical integration pricing. Due to the fact that distributions for the incentive units granted are contingent on a liquidity event along with the satisfaction of other performance conditions referenced above, the amount of expense that will be recognized associated with these awards will differ from the grant date fair value, and will equal the ultimate amount paid to the employees upon the occurrence of the liquidity event.

        The Company has not recorded compensation expense related to the incentive units and none will be recognized until it becomes probable that the performance conditions associated with the incentive units will be achieved.

  •
  Enterprise value.  Enterprise value was estimated to equal (1) the fair debt value based on Bloomberg valuation as of each valuation date plus the (2) fair value of each unit class based on a probability-weighted average value, which is based on a range of future equity values over a range of possible exit event dates.

  •
  Exit Event.  The range of potential Exit Event dates was based on input from management.

  •
  Risk-free rate.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the operating units.

  •
  Expected volatility.  Since there has been no public market for these operating units and lack of company specific historical volatility, estimates of asset volatilities were based on medians of historical asset volatilities of guideline public companies. In evaluating similarity, we consider factors such as stage of development, risk profile, enterprise value and position within the industry.

  •
  Performance conditions.  The ability and degree of participation for the incentive units is based on the satisfaction of certain performance hurdles in addition to the occurrence of an Exit Event. The expected value attributable to each class of units was driven by the extent to which these performance hurdles were satisfied in each simulation.

        The assumptions used in calculating the above fair values of equity-based compensation awards described above represent management's best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change or if we use different assumptions, the equity-based compensation expense could be materially different in the future.

Vendor Rebates

        Typical arrangements with our vendors provide for us to receive a rebate of a specified percentage of purchases after we achieve any of a number of measures generally related to the volume of our purchases over a period of time. We reserve these rebates to effectively reduce our cost of sales in the period in which we sell the product. Throughout the year, we estimate the amount of rebates receivable for the periodic programs based upon the expected level of purchases. We continually refine these estimates to reflect actual rebates earned based on actual purchase levels. If we fail to achieve a measure which is required to obtain a vendor rebate, we will have to record a charge in the period in which we determine the criteria or measure for the vendor rebate will not be met to the extent the vendor rebate was estimated and included as a reduction to cost of sales. Historically, our actual rebates have been within our expectations used for our estimates.

Income Taxes

        The Company is currently, and will be through the consummation of this offering, organized and taxed as a limited liability corporation and taxed as a partnership for state and federal income tax purposes. Substantially all items of income, expense and available tax credits are passed through to the Company's members. Accordingly, there is a minimal provision for federal income tax and state income tax expense reflected in the accompanying consolidated financial statements.

        The open tax years subject to examination are 2014 through the Acquisition date and the Successor Periods. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.

Due to its pass-through status, the Company and its wholly owned subsidiaries are only subject to certain taxes of multiple-state jurisdictions. Based on the Company's analysis, there have been no liabilities recorded for uncertain tax positions as of the year ended December 31, 2017 and the year ended December 31, 2016 (Successor) Periods. Additionally, the Company has no amounts accrued for interest or penalties as of the year ended December 31, 2017 and the year ended December 31, 2016 (Successor) Periods, respectively.

        After the consummation of this offering, pursuant to the Reorganization Agreement, net profits and net losses of US LBM LLC will generally be allocated to its holders (including Holdings) pro rata in accordance with the percentages of their respective membership interests, except as otherwise required by law. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Amended and Restated LLC Agreement of US LBM LLC."

        After consummation of this offering, the holders of LLC Interests, including Holdings, will incur U.S. federal, state and local income taxes on their share of any taxable income of US LBM LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, plus payments under the Tax Receivable Agreement, which may be significant. In accordance with the Amended and Restated LLC Agreement, Holdings intends to cause US LBM LLC to make cash distributions to the holders of LLC Interests for purposes of funding their tax obligations in respect of the income of US LBM LLC that is allocated to them, including distributions to fund any ordinary course payments due under the Tax Receivable Agreements. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Amended and Restated LLC Agreement of US LBM LLC."

Recently issued accounting pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), and issued subsequent amendments to the initial guidance within Accounting Standards Update 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations ("ASU 2016-08") issued in March 2016, Accounting Standards Update 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing ("ASU 2016-10") issued in April 2016, Accounting Standards Update 2016-12, Revenue from Contracts with Customers, Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12") issued in May 2016 and Accounting Standards Update 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20") issued in December 2016 (ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 collectively "Topic 606"). Topic 606 provides a comprehensive revenue recognition model requiring companies to recognize revenue for the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year, and therefore the standard is effective for the Company's annual and interim periods beginning on January 1, 2018. Effective January 1, 2018, we adopted ASU 2014-09 including subsequent amendments to the initial guidance. Refer to Note 2 to US LBM LLC's audited consolidated financial statements and Note 2 to US LBM LLC's unaudited interim condensed consolidated financial statements contained elsewhere in this S-1 registration statement for additional information on the Company's adoption of ASU 2014-09.

        In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for public companies for periods beginning on January 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact of the standard on its financial statements.

        In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which involves several aspects of the accounting for share-based payment transactions, including 1) recognition of all income tax benefits and deficiencies related to exercised or vested awards in income tax expense, 2) classification of excess tax benefits as an operating activity in the statement of cash flows, 3) the ability of companies to make a policy election as to either estimate forfeitures or account for forfeitures as they occur, 4) stipulation that partial cash settlement for tax-withholding purposes would not result, by itself, in liability classification provided the amount withheld does not exceed the maximum statutory rate for an employee in the applicable jurisdictions and 5) clarification that cash paid by an employer to a taxing authority when directly withholding shares for tax-withholding purposes should be classified as a financing activity on the statement of cash flows. For each provision, the standard indicates whether the provision should be adopted on a retrospective, prospective or modified retrospective basis. ASU 2016-09 is effective for public companies for annual periods beginning on or after December 15, 2016. However early adoption is permitted. The adoption of the standard will not have a material impact on the Company's financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). ASU 2016-15 was issued to decrease the diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flows by providing guidance on eight specific cash flow issues. ASU 2016-15 is effective for the Company's annual periods beginning on January 1, 2019, with early adoption permitted and retrospective application required. The Company has adopted this standard as of December 31, 2016 with retrospective application. As a result, any cash paid related to contingent consideration agreements at the time of the acquisition is presented as an investing activity. If the Company makes any cash payments post acquisition related to contingent consideration agreements, it is presented as a financing activity up to its fair value at the time of the acquisition and the remainder is presented as an operating cash flow (see Note 5 for more information).

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"). ASU 2016-18 requires that the statement of cash flows include restricted cash in the beginning and end-of-period total amounts shown and that the statement of cash flows explain the changes in restricted cash during the period. ASU 2016-18 is effective for the Company's annual and interim periods beginning on January 1, 2019. Retrospective application is required and early adoption is permitted. Accordingly, the Company elected to adopt the ASU retrospectively in 2014 and the statement of cash flows for all periods presented include changes in restricted cash during the periods.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 provides guidance in determining when a set of assets and activities meets the definition of a business. ASU 2017-01 is effective for public companies for annual periods beginning after December 15, 2017. Early application is permitted for transactions meeting certain criteria and prospective application is required. The adoption of the standard is not expected to have a material impact on the Company's financial statements.

        In January 2017, the FASB issued Intangibles—Goodwill And Other (Topic 350): Simplifying The Test For Goodwill Impairment ("ASU 2017-04") to the existing guidance under the Intangibles-

Goodwill and Other topic of the Accounting Standards Codification ("Codification") to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All of the other goodwill impairment guidance will remain largely unchanged, including the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. This update is effective for public companies for annual and any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption of this guidance is permitted for annual or interim goodwill tests performed after January 1, 2017. This guidance will be applied as of the effective date for public companies on a prospective basis following adoption.

LETTER FROM L.T. GIBSON, OUR FOUNDER, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Prospective Stockholder,

        US LBM was formed in late 2009, less than nine years ago; however, the companies with which we have partnered have been in business for an average of 70 years. They each have a real history of success in managing through housing cycles, employing and promoting prideful workers and doing their part to help build America.

        US LBM is and will always be a company that is about our people. We emphasize the "US" in US LBM, and we work to foster a culture of empowerment for our team of talented and driven associates and invest in them through training and development.

        As US LBM acquires industry-leading companies, we take great care in learning about their rich history and track record of success. We have demonstrated that we are better together than we are apart. We have resources that a small business generally cannot justify investing in, and our partners have strong relationships and local expertise developed through decades of operating in their respective markets. Interestingly, if you read the 1916 Edward Hines Lumber handbook on lumber delivery and replace "horse and buggy" with "tractor trailer," you will quickly realize that not much has changed in this industry over the past 100 years. Our goal is to drive change and accelerate the speed at which our company and industry move forward, while always being mindful of the local nature of our business.

        We created this company to be the best in every market, every product category and every customer we serve. The end game has never been about simply being the biggest, but about being the best. In order to achieve excellence, we have partnered with great companies that possess a spirit of innovation and entrepreneurship. We have invested in state-of-the-art technology to support key business processes such as job quoting, inventory management, warehousing and delivery. We have expanded our expertise in multiple specialty product categories to offer a wide range of products to our customers. We have worked diligently to build strong relationships with our vendor partners through joint planning efforts. We have instilled a mindset of continuous improvement through our US1 training, project mentoring and sharing of best practices across the enterprise. And we have helped our customers be more productive by delivering what we believe is a game-changing mobile app that enables a higher level of transparency and communication, providing them with critical information they need to drive productivity in their businesses.

        On our journey to becoming the best, we believe we have figured out the right mix of maintaining local company culture and entrepreneurship while leveraging the collective power of US LBM. We will never stop working to perfect the balance between these two key elements of our success, as neither approach should take precedence over the other.

        As we transition to a public company, we will remain focused on the long-term potential of changing an industry and continuing what we have started. Over the past seven years, we have changed what many industry veterans think is possible in building materials distribution. Often times, we have even broken through the limits of what we thought was possible. The inherent transparency of going public is well aligned with our approach of using data for enhanced decision making and customer service. US LBM is built for the long haul, and I feel that going public is the best way for us to ensure that our focus remains on being the best company in our industry.

        While going public is a transformative milestone in the history of our Company, it will not change our fundamental approach to the business. It is my utmost priority that we maintain the passion and feeling of ownership that makes US LBM so special.

        We have been blessed with much success over the last nine years. The recognition and interest US LBM has received are no reason to let our foot off the gas or feel like we have achieved all of our goals. To the contrary, we feel like we're just getting started.

        To our employees, I want to thank each of you for all you do for US. To our prospective stockholders, we look forward to working to achieve the full potential of US LBM. Together, we can continue on our path to being the best company in our industry.

Sincerely,

L.T. Gibson
 Founder, President and Chief Executive Officer

BUSINESS

Our Company

        We are one of the leading and fastest growing distributors of specialty building materials in the United States. We believe our differentiated operating model, technology capabilities and broad offering of specialty products enable us to distinguish ourselves from both local and national competitors within our industry. We serve as a critical link in the building materials supply chain, supplying more than 60,000 SKUs for custom homebuilders and specialty contractors. Our comprehensive portfolio of building materials includes specialty products such as windows, doors, millwork, roofing, siding, cabinetry and wallboard, as well as wood products, with specialty products comprising approximately 74% of the overall mix in 2017. We believe that our business units hold leading market positions in many of the local markets we serve. We have designed our operating model to leverage our scale and national platform, together with local expertise and relationships, to outperform our competitors.

        Founded in 2009 as three business units with 16 locations, we have rapidly grown our business through acquisitions, market share gains and the opening of new greenfield locations. As used herein, locations refer to our operating locations which include distribution and sales facilities, showrooms and manufacturing facilities with many of our operating locations serving more than one of these functions. Since our founding, we have acquired over 40 companies and opened 20 new greenfield locations, expanding to 239 locations serving 29 states. Our founder-led management team continues to drive this multi-pronged growth strategy.

        In fiscal year 2017, we generated $3.1 billion of net sales, $10.9 million of net loss and $220.9 million of Adjusted EBITDA. During the last six years, we have delivered significant above market sales growth, growing comparable location sales on average 586 basis points faster than our addressable market. In addition, our significant number of acquisitions coupled with our differentiated operating model and focus on operational excellence have resulted in growth in total net sales and Adjusted EBITDA at a CAGR of 42.8% and 52.6%, respectively, since 2013, and an increase in our gross margin and Adjusted EBITDA margin of 116 and 166 basis points, respectively.

        Our operating model combines the scale and operational advantages of a national platform with a local go-to-market strategy across a large portion of the United States. Our business units have been operating for an average of 70 years, forging strong local relationships with their local customer bases. We tailor our products and services to meet the needs of our local markets, while also taking advantage of the purchasing synergies, information technology infrastructure, operational improvements and product cross-selling opportunities provided by our national platform. Our organizational focus continually strives for effective change and operational improvement. We believe our differentiated operating model enables us to benefit from economies of scale while maintaining the high-quality customer service, strong local brand recognition and keen understanding of the local market, which allow our business units to cater to the distinct needs of our customers. Our business units operate locally and tailor their products and services to meet the needs of their local markets, while being able to take advantage of the purchasing synergies, information technology infrastructure, operational improvements and product cross-selling opportunities provided by our national platform.

        We serve as a critical link between our suppliers and our highly fragmented customer base of more than 30,000 homebuilders and specialty contractors serving the residential new construction, repair and remodel, or R&R, and commercial new construction end markets. We maintain key relationships with many of the largest manufacturers of building materials, allowing our local business units to take advantage of attractive pricing, rebates and other terms negotiated at the corporate level, while making the purchasing and inventory management decisions at the local level where product preferences can vary greatly by geography. Additionally, we facilitate purchasing relationships between our suppliers and our customers by transferring technical product knowledge, educating contractors on proper usage and installation techniques for new products, ensuring local product availability and extending trade credit vital to our local markets.

        We offer a comprehensive line of building materials with a significant mix of specialty products. In 2013, we launched our PLM initiative which consists of product-dedicated managers focused on driving the expansion of specialty products across our locations. This initiative has delivered significant benefits across our roofing, cabinetry, decking, siding, and fasteners product lines and we plan to implement the initiative across additional business units and product categories to drive profitable growth. From 2014 to 2017 our mix of specialty products increased as a percentage of net sales from approximately 69% to approximately 74%. The charts below summarize our 2017 net sales by product category, customer type, and end market.

Note:
Percentages may not foot due to rounding.

        The table below summarizes our major product categories:

	Wood Products	Windows, Doors & Millwork	Wallboard & Metal Studs	Roofing & Siding	Engineered Components	Cabinetry	Hardlines & Other Products & Services
Description	• Dimensional lumber used for on-site framing • Engineered wood	• Wood and synthetic door and trim products • New and replacement window materials	• Wallboard used for finishing interior walls and ceilings, metal studs, tracks, headers and related products	• Asphalt, metal, tile and wood shake roofing materials • Siding products	• Floor and roof trusses and wall panels	• Kitchen and bathroom cabinetry, countertops and related products, including appliances	• Various other smaller product categories and installation services
2017 net sales	$801.2 million	$607.6 million	$509.7 million	$337.8 million	$303.8 million	$178.8 million	$352.1 million
% of 2017 net sales	25.9%	19.7%	16.5%	10.9%	9.8%	5.8%	11.4%
Estimated National Addressable Market Size[1]	$18.0 billion	$28.8 billion	$8.5 billion	$31.0 billion	$6.0 billion	$25.0 billion	$8.2 billion
Estimated Market Share[1]	~4%	~2%	~6%	~1%	~5%	~1%	~4%
Primary End Markets	• Residential new construction • R&R	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R	• Residential new construction • R&R • Commercial new construction	• Residential new construction • R&R • Commercial new construction
Select Suppliers	• Boise Cascade • Weyerhaeuser • BlueLinx • Georgia Pacific	• Andersen • Jeld-Wen • Masonite • Marvin	• National Gypsum • American Gypsum • Georgia Pacific • Continental Building Products	• CertainTeed • GAF • Owens Corning	• Mitek • ITW (Alpine)	• MasterBrand • Legacy • Dura Supreme	• Do it Best • Simpson Strong-Tie • PrimeSource Building Products

1
Estimated National Addressable Market Size and Estimated Market Share based on independent research of Principia commissioned by us. Estimated National Addressable Market Size includes residential and commercial new construction as well as R&R.

Our Industry

        The building materials distribution industry in the United States is highly fragmented, with a number of retailers and distributors offering a broad range of products and services. The main drivers for our products are residential new construction, R&R activity and commercial new construction. Historically, residential and commercial new construction have been cyclical, while the R&R drivers of our business have been more stable. Over the past several decades, the commercial construction cycle has typically lagged the residential construction cycle by approximately 12 to 24 months. We believe this lag, along with the more stable nature of the R&R market, helps mitigate a portion of the cyclicality in many of our individual end-markets. Further, we believe our geographic diversity helps to mitigate the impact of volatility in any of the regions in which our business units operate.

Residential New Construction (approximately 66% of 2017 net sales)

        Residential new construction activity is driven by a number of factors, including the overall economic outlook, consumer confidence, employment, income growth, home prices, availability of mortgage financing, and interest rates. Within residential construction, approximately 79% of our net sales in 2017 were derived from single family home construction. According to the United States Census Bureau, United States single family housing starts increased 8.6% to 849 million in 2017 from 782 million in 2016. While single family housing starts increased for the sixth consecutive year in 2017, they remain well below historical levels. New residential single family housing starts of 849 million in 2017 remain 17.9% below their historical average of 1.03 million annual starts since 1970. Industry analysts expect that, over the long-term, single family housing starts will return to their historical average, which we believe will result in significant growth opportunities.

Single Family Housing Starts	Units (thousands)	2017	Unit Difference	Percentage Difference
Peak(1)	1,716	849	867	50.5%
Long-Term Average(2)	1,034	849	185	17.9%
Average Cyclical Low(3)	798	849	(51)	–6.4%

Source: U.S. Census Bureau.

(1)
Peak occurred in 2005.

(2)
Average since 1970.

(3)
Prior downturn troughs include 1975, 1982, 1991.

Repair and Remodel (approximately 19% of 2017 net sales)

        The R&R market is comprised of both residential and commercial R&R. The primary drivers of residential R&R spending include changes in existing home prices, existing home sales, the average age of the housing stock, consumer confidence and interest rates. According to the Joint Center for Housing Studies (LIRA model), homeowner improvement and repair spending reached $315 billion in 2017, which is an increase of 34.1% from $235 billion in 2012. We currently expect this trend to continue for at least the next several years, with JCHS estimating $339 billion of homeowner improvement and repair spending in 2018. While residential R&R activity is typically more stable than new construction activity, we believe the prolonged period of under-investment during the economic downturn will result in above-average growth for the next several years.

        Commercial R&R spending is primarily driven by commercial real estate prices and rental rates, office vacancy rates, government spending, and interest rates. Commercial R&R spending is also driven by commercial lease expirations and renewals, as well as tenant turnover. Such events often result in repair, reconfiguration and/or upgrading of existing commercial space. As such, the commercial R&R market has historically been less cyclical than commercial new construction.

Commercial New Construction (approximately 12% of 2017 net sales)

        Our commercial markets include offices, hotels, retail stores and other commercial buildings, as well as institutional facilities, such as schools, healthcare facilities and government buildings. Principal demand drivers across these markets include the overall economic outlook, government spending, vacancy rates, employment trends, interest rates and the availability of financing. Given the depth of the last recession, despite the growth to date, activity in the commercial construction market remains well below average historical levels. According to Dodge Data & Analytics (www.construction.com), new commercial construction square footage put in place was 1,122 million square feet in 2017, which is an increase of 59.3% from 704 million square feet in 2011. However, new commercial construction square footage put in place of 1,122 million square feet in 2017 remains 11.6% below the historical market average of 1,269 million square feet annually since 1970. We believe this represents a significant opportunity for growth as activity continues to improve.

Our Competitive Strengths

        We believe that we will continue to benefit significantly from the following competitive strengths:

Market leader with significant scale advantages

        We are one of the leading specialty building materials distributors in the United States, and we believe that our business units hold leading market positions in many of the local markets we serve. We believe that our local go-to-market strategy and leading market positions enable us to drive local relationships and generate strong customer loyalty, while our scale and national platform provide us with significant advantages relative to local, independent distributors that are typically our main competitors, including:

  •
  broad specialty product offering designed to create a one-stop-shop for our customers;

  •
  advantageous purchasing and sourcing, capitalizing on economies of scale and significant investment in pricing and procurement analysis;

  •
  integrated and scalable technology platform combining a sophisticated ERP system, logistics and mobile capabilities, which enables us to streamline our operations, reduce cost and deliver superior service to enhance customer relationships;

  •
  substantial investment focused on continuous operational improvement, including through our US1 professional development programs, which utilize "Lean" and "Six Sigma" initiatives to further drive business efficiency and enhance customer satisfaction; and

  •
  recruiting, training and retaining top talent through our specialized programs, such as our internal training program US LBM University, and strong financial incentives tied to operational performance.

Proven track record of market share gains

        We believe that our success in driving above market sales growth is due to our local go-to-market strategy, management driven growth initiatives and increased utilization of technology to service our customers, which have enabled us to capture additional market share within our existing footprint:

  •
  Local go-to-market strategy.  In addition to retaining local brands, our business units operate locally and tailor their product and service offerings to the local preferences of the markets they serve and leverage local relationships to generate strong customer loyalty. We believe this local go-to-market strategy enhances our ability to drive market share gains.

  •
  Product Line Manager initiative.  In 2013, we launched our PLM initiative which focuses on driving the expansion of specialty product penetration in our existing locations. This initiative has delivered significant benefits across our roofing, cabinetry, decking, siding and fasteners product lines and we plan to implement the initiative across additional business units and product categories to drive profitable growth.

  •
  Customer focused technology platform.  Our technology platform drives business generation and customer loyalty through improved reliability, enhanced service and tools to more efficiently order and monitor products and deliveries on a real-time basis. Further, our data-driven management allows us to identify and maximize growth opportunities across our locations and customer base.

Demonstrated ability to acquire and integrate businesses units

        Our management has demonstrated a core strength in identifying, acquiring and successfully integrating leading business units, creating greater scale within our existing footprint and driving expansion into new markets. Since our founding, we have completed over 40 acquisitions and have successfully integrated the new business units through the implementation of operational improvements, upgraded technology systems and enhanced management training. We believe our success in acquiring local, independent distributors has been driven by our selective acquisition criteria including a focus on culture and strategic benefits. We aim to be the partner of choice for local, independent distributors whose owners may be seeking liquidity while maintaining the opportunity to continue operating their business in an entrepreneurial manner. A typical acquisition generally involves retaining the local brand and empowering the management team to make operational decisions at the local level. At the same time, we support our local teams with our national platform, supplier relationships, pricing and procurement programs and working capital management. We believe this approach provides us with a significant competitive advantage for attracting potential acquisition targets.

Integrated and scalable technology infrastructure

        We focus on the use of technology to improve customer service and productivity. We believe that our technology initiatives have increased our profitability, further strengthened customer loyalty and differentiates us from our competitors. Our integrated technology infrastructure enables us to access and analyze real-time data across our business which in turn drives improved operations and financial performance. We believe our customized mobile application enhances customer loyalty by making us easier to do business with through the combination of promotions, real-time delivery status, delivery photo tracking, order history and purchasing functionality in a user-friendly interface. Our integrated technology platform includes:

  •
  Integrated ERP system.  We utilize a comprehensive ERP system to coordinate activities within and across our business units, including sales activities, purchasing, inventory management, document management, accounts receivable and accounts payable activities. We believe that this integrated system provides significant operational benefits as well as an ability to drive improved profitability.

  •
  Cloud-based logistics technology systems.  Our cloud-based dispatch and delivery planning technology enhance our local teams' ability to manage operations by optimizing delivery schedules and providing fleet and inventory management, which is designed to drive margin improvement.

  •
  Customized mobile platform.  We provide our customers with a customized mobile application that allows them to receive delivery schedules, alerts when deliveries have been made to the job site and proof of delivery. We believe we are an early adopter of a customer mobile application in our industry, and we expect our mobile platform to be a key competitive advantage.

Strategic diversity across products, customers, suppliers and markets

        We complement our diverse product mix of more than 60,000 SKUs across multiple major categories with superior customer service and value-added capabilities. We offer a comprehensive line of building materials that are used across residential new construction, R&R and commercial new construction projects. We also provide a full range of complementary services, such as design and engineering, job estimating, logistics solutions, structural components, millwork design and product selection and customization. We believe that the breadth of our products and services, together with our local market and customer focus, provides us with a competitive advantage and enables us to build and maintain stronger relationships with our core homebuilder and professional remodeler customers than both our national and local competitors. Further, we believe that the breadth and diversity of our products and services limits our exposure to pricing and volume fluctuations in any one category of products or services.

        Our broad base of more than 30,000 customers is highly diversified with our top ten customers representing less than 10% of our net sales in 2017, with no single customer accounting for more than 2% of our net sales. We maintain relationships with over 2,000 suppliers and maintain multiple suppliers for many of our products, thereby limiting the risk of disruption and product shortages. Further, we are diversified across the regions in which we operate, and our geographic footprint of 239 locations serving 29 states limits our dependence on any one region.

Superior financial performance

        Our comparable location sales growth outpaced the relevant addressable market by an average of 586 basis points annually during the last six years, as illustrated in the chart below.

Note:
Reflects US LBM comparable location sales growth. Market growth is the combined growth of our product categories in the United States and based on independent research of Principia commissioned by us. Percentages may not foot due to rounding.

        In addition, we have consistently achieved strong margins due primarily to our favorable specialty product mix, differentiated business model and our long-term custom homebuilder and R&R contractor relationships, among other factors. From 2013 through 2017, we increased our gross margin and Adjusted EBITDA margin by 116 and 166 basis points, respectively, resulting in gross margin and Adjusted EBITDA margin of 27.4% and 7.1%, respectively, for fiscal year 2017.

        Our strong financial performance has generated strong operating cash flows that provide us with the financial flexibility to pursue our growth strategies through both investments in our existing businesses as well as strategic acquisitions. Our flexible cost structure allows us to adjust rapidly to changing industry dynamics and our low level of capital expenditures, which accounted for 1.3% of net sales in 2017, further enhances our total cash flow generation.

Experienced management team that is aligned with stockholders

        Our senior management team has an average of over 20 years of relevant experience. Our Chief Executive Officer and founder, L.T. Gibson, has over 25 years of experience in the industry as does our Chief Development Officer, Jeff Umosella. Consistent themes across our management team are strong industry experience and a proven track record of financial and operational excellence, as well as a determined focus on team chemistry and operational efficiency. This management approach is centered on an active presence in the field and sharing of best practices across our business units. Since our founding, our management team has successfully acquired and integrated over 40 companies that have allowed us to grow net sales while expanding margins.

        Further, through incentivized compensation structures and our employees' significant equity ownership in the Company, we have been able to retain top talent and ensure our local management teams are invested in the success of our company. Prior to this offering, our management and other key employees account for approximately 10.7% of our equity ownership (assuming conversion of all outstanding LLC Interests).

Our Strategy

        Our objective is to strengthen our competitive position and increase stockholder value through the following key strategies:

Grow market share within our existing geographic markets

        Since 2012, we have delivered significant above market organic net sales growth, growing on average 586 basis points faster than our served markets. We believe that our success in driving above market growth is due to our local go-to-market strategy, management driven growth initiatives and increased utilization of technology to service our customers. We also utilize financial incentives, training and technology to maximize the effectiveness of our salesforce as we work to provide tailored solutions for our customers in our local markets.

  •
  PLM Initiative.  One of our core management growth initiatives is focused on cross-selling our diverse set of specialty products across our entire platform. Our PLM initiative consists of product-dedicated managers who assist local business units to coordinate purchasing, sales and marketing efforts in their respective product lines, which is designed to drive greater product penetration and profitable growth. Our current product categories with a designated PLM include roofing, cabinetry, decking, siding and fasteners, and in the near term we expect to add additional categories, including wallboard, to capitalize on extensive product knowledge and supplier relationships gained from recent acquisitions. We continue to demonstrate strong momentum in the locations that have fully implemented our PLM initiative, and we plan to continue to implement our PLM initiative across our business units and expand into additional product categories to drive profitable growth.

  •
  Technology Platform.  We are also focused on leveraging our integrated technology platform to increase engagement across our customer base. Our new customer mobile application enables our customers to input orders and download billing statements, track orders and deliveries and receive 24/7 access to product availability. It also alerts our customers to new promotions and allows them to view, share and register for company sponsored events. We are focused on increasing customer utilization of our mobile platform which we believe will drive business generation and enhanced customer loyalty. We also plan to leverage our data-driven management to identify and capitalize on new growth opportunities.

Accelerate growth by selectively executing acquisitions and opening new greenfield locations

        We believe that significant opportunities exist to expand our market share and geographic footprint by executing selective acquisitions and opening new greenfield locations.

  •
  Selective acquisitions.  We will continue to selectively pursue strategic acquisitions to supplement our organic growth. Due to the large, highly fragmented nature of our industry, we believe we have a robust acquisition pipeline that our management is continually cultivating. We selectively pursue independent distributors that are culturally compatible and meet our growth and business model criteria. We typically target independent distributors that already hold leading market positions in the local markets they serve. We believe our industry reputation, our demonstrated ability to successfully integrate acquisitions, and our entrepreneurial culture allow us the opportunity to review a large percentage of acquisition opportunities that come to market and be selective on the acquisitions we do pursue.

    Additionally, the breadth of our product offering enables us to evaluate and acquire acquisition targets across a wide range of building materials and services. As a result of our scale, pricing and procurement programs, technology infrastructure and ability to improve operations through implementing best practices, we believe we can achieve substantial cost saving synergies from our acquisitions. In addition, our diverse product offering and our ability to source and stock specialty building products at our new acquisitions presents significant cross-selling opportunities. For example, our acquisitions of Feldman Lumber Company, Wallboard Supply Company and Rosen Materials have significantly enhanced our scale in the wallboard and metal studs product category, enabling us to secure improved wallboard pricing for many of our other business units. In addition, our broad product offering enables us to cross-sell additional products through acquired companies which such companies did not previously sell.

  •
  New greenfield locations.  Our strategy for opening new greenfield locations is to further penetrate markets that are adjacent to our existing operations. Since our founding, we have opened 20 new greenfield locations. Typically, we have pre-existing customer relationships in these markets but need a new location to capitalize fully on those relationships and to facilitate further expansion of our customer base. Relative to our size and scale, the capital investment required to open a new facility is usually small, and new greenfield locations typically achieve positive EBITDA in their first year. Additionally, we strive to align the opening of new greenfield locations with our PLM initiative to accelerate growth in specialty product categories. For example, we opened three new greenfield locations after acquiring Hines Supply, which enabled us to leverage Hines' strong relationships in local markets and complement our strategy to drive significant net sales growth and gross margin expansion.

Achieve improved financial performance through implementation of operational initiatives

        Over the past five years, we increased our gross margin and Adjusted EBITDA margin by 116 and 166 basis points, respectively. We intend to further improve our margins by continuing to execute on our operational initiatives and leverage our scale and resources to optimize our operations. For example, we have recently implemented initiatives focused on procurement and pricing. Our procurement initiative is focused on enhancing our position with key suppliers, coordinating product category spending and realizing cost savings through optimizing our purchasing. We have also developed a pricing framework supported by an analytics-driven pricing model that is customized for each business unit to optimize price and margins based on customer profile and purchasing history. To date, our procurement and pricing initiatives have resulted in approximately $15 million of savings and we believe that these areas represent significant opportunities for the Company and that these initiatives will continue to strengthen our relationships with vendors and customers, enhance top-line growth and further improve our margin profile.

        We also intend to drive improved financial performance by leveraging our leading technology platform and our dedicated focus on continuous improvement. Our technology platform provides benefits to our customers, reduces our logistics costs, and improves our fleet utilization. Our ERP system facilitates the collection of real-time inventory and performance tracking data, which enables our business units to monitor and constantly strive for improved performance metrics. Finally, we will continue to utilize "Lean" and "Six Sigma" training to regularly promote operational best practices across our business units to increase productivity while reducing costs.

Continue to invest in attracting, training and retaining top quality employees

        We believe our growth will be driven by the quality of our employees and our ability to continuously develop talent. We spend considerable time and resources training our employees across all major functions of our operations. In addition to recruiting and training, we have developed an extensive leadership training program focused on promoting financial acumen, operational best practices and safety expertise. More than 5,500 associates have completed courses in our US1 "Lean" and "Six Sigma" programs to date, including over 100 "Six Sigma" certified "green belts" and six "black belts" (as described in "—Training and Development" below). We believe the investment we make in developing talent is critical to supporting our growth strategy and fostering an entrepreneurial culture, resulting in many of our existing managers being promoted from within our organization. We also believe that our size, scale and ongoing growth provides employees with outstanding career advancement opportunities, which further enables us to recruit and retain top talent.

Products

        We provide a comprehensive product offering of building materials for custom homebuilders and specialty contractors, carrying more than 60,000 SKUs. By carrying a full line of products sourced through our network of key suppliers, our business units are able to serve as a one-stop-shop for custom homebuilders and specialty contractors.

        We group our building products and services into seven product categories: wood products; windows, doors & millwork; wallboard & metal studs; roofing & siding; engineered components; cabinetry; and hardlines & other products & services.

        Wood products (approximately 25.9% of 2017 net sales).    The wood products category is primarily composed of lumber used in on-site house framing. Products include dimensional lumber (southern pine, spruce-pine-fir, douglas fir, and hem-fir) of various quality grades and engineered wood products (e.g., manufactured structural beams) that in many cases we design and cut for an individual project. We believe we are largely shielded from rising commodity costs in this category as a result of the alignment of our inventory management strategy with our pricing methodology.

        Windows, doors & millwork (approximately 19.7% of 2017 net sales).    The windows, doors & millwork category is composed of both wood and synthetic elements and includes windows, interior doors, interior trim, custom millwork, moldings, stairs and stair parts and other products that are used primarily inside the home. Sales of these products generally require a higher degree of product knowledge and training, and thus typically result in higher margins.

        Windows materials include new and replacement wood, aluminum, vinyl, fiberglass and clad window options. Selecting, designing and managing the procurement of the proper window package for both architectural and performance reasons are key services we provide our customers.

        Wallboard & metal studs (approximately 16.5% of 2017 net sales).    The wallboard & metal studs category is composed of various types of wallboard used to finish interior walls and ceilings in residential, R&R, and commercial construction projects, including standard (residential), fire-rated (commercial), foil-baked, lead-lined, moisture-resistant, mold-resistant and vinyl-covered wallboard, and metal studs, tracks, headers and related products for wallboard framing.

        Roofing & siding (approximately 10.9% of 2017 net sales).    The roofing & siding category is composed of products designed to meet both residential and commercial needs. Roofing products include, among others, asphalt, metal, tile, and wood shake. Siding products include vinyl, steel, aluminum, fiber cement composite and related items such as soffit and design accessories. This category has historically been less correlated with the new construction market as roofing sales are largely driven by replacement demand.

        Engineered components (approximately 9.8% of 2017 net sales).    The engineered components category is primarily composed of factory built substitutes for job-site framing. These structural components include floor trusses, roof trusses and wall panels. Roof trusses, floor trusses and wall panels are built in a factory controlled environment. Without structural components, builders construct these items on site, where weather and variable labor quality can negatively impact costs, construction quality and project time.

        In addition to increased efficiency and improved quality, a primary benefit of using structural components is shortening installation time, limiting job-site waste and clutter and minimizing the amount of skilled labor that must be sourced.

        Cabinetry (approximately 5.8% of 2017 net sales).    The cabinetry category is composed of products designed to meet residential and commercial new construction needs as well as the R&R market. Cabinetry products include kitchen and bathroom cabinetry, countertops and related hardware and accessories. Our business units carry a diverse portfolio of cabinetry products including traditional wood, acrylic, veneers, 3D laminated and textured Melamine's. In addition, many of our business units provide installation services for this product category.

        Hardlines & other products & services (approximately 11.4% of 2017 net sales).    The hardlines & other products & services category consists of various other products and services, including specialty products such as fasteners and decking & railing. This category also includes professional installation services across our product categories. Through our installation services program, we offer scheduling, supplier and subcontractor management, and other services to many of our customers.

Customers and Suppliers

Customers

        Our diverse customer base consists of more than 30,000 custom and large homebuilders, professional remodelers, multi-family contractors and commercial contractors. During 2017, no single customer accounted for more than 2% of our net sales, and our top ten customers collectively accounted for less than 10% of our net sales. Our customers are typically high volume, repeat buyers that often require both a broad product offering and specialized services, including job-site delivery, volume purchasing, trade credit, technical expertise, estimating services and product installation. Our local sales and service professionals work very closely with our customers, often on a day-to-day basis, in order to help them scope, specify, bid, construct and complete their projects in a timely and successful manner.

Suppliers

        Our leading market position and extensive geographic footprint has allowed us to develop strong relationships with some of the largest and most well-known manufacturers and suppliers of building materials, including National Gypsum Company, Boise Cascade Company, Andersen Corporation, CertainTeed Corporation and GAF Materials. No single supplier accounted for more than 5% of our total costs in 2017. Because we often account for a meaningful portion of their sales volumes and provide them with an extensive salesforce to market their products, we are viewed by our suppliers as a key distribution partner. We believe this position provides us with advantaged procurement opportunities as suppliers compete to gain and maintain our business, an advantage we expect will grow as we continue to gain market share.

        In making purchasing decisions we bring together the best practices of a large national distributor network with local market expertise. We believe maintaining the flexibility to utilize both volume pricing at an organization-wide level and take advantage of local product "deals" allows us to lower our overall costs as compared to both local and national competitors.

Our Technology

        We believe our integrated and scalable technology platform provides significant benefits to our customers and differentiates us from our competitors. The three core aspects of our technology platform are highlighted below.

  •
  Integrated ERP system.  We utilize a comprehensive ERP system to coordinate activities within and across our business units, including sales activities, purchasing, inventory management, dispatch and delivery, document management, accounts receivable and accounts payable activities, special ordering and marketing. The ERP system provides a foundation for our logistics and mobile technologies which are tightly integrated via proprietary systems. We believe that this integrated system across our business units provides significant operational benefits as well as an ability to drive improved profitability. We are currently converting certain operating divisions acquired during the past two years and anticipate to be fully operational within our ERP environment by the fourth quarter of fiscal year 2019.

  •
  Cloud-based logistics technology systems.  Our dispatch and delivery planning technology allows our local teams to more effectively manage operations through the ability to optimize delivery schedules as well as real time fleet and inventory management, all of which are designed to drive margin improvement.

  •
  Customized mobile platform.  We provide our customers with a customized mobile application that allows them to access invoice information and receive delivery schedules, alerts when deliveries have been made to the job site and proof of delivery. We believe we are an early adopter of a customer mobile application in our industry, and we expect our mobile platform to be a key competitive advantage.

Sales and Marketing

        Our sales and marketing strategy is to provide a comprehensive set of high-quality products and superior services to contractors and homebuilders reliably, safely, competitively priced and on-time. We have a highly experienced sales force of more than 1,600 people who manage our customer relationships at the local level and continuously strive to grow our customer base. Our sales and marketing strategy is centered on building and maintaining strong customer relationships rather than traditional marketing and advertising techniques. We strive to add value for the homebuilders through superior quality of products and services, lower material costs and faster project completion. We believe the experience and expertise of our salesforce differentiates us from our competitors and is highly valued by our customers, generating significant customer loyalty.

Competition

        We believe that our business units hold leading market positions in many of the local markets we serve. Our business units compete against primarily small, regional or local, building materials distributors and big box retailers. We also compete against a small number of large national and specialty distributors, including ABC Supply, Beacon Roofing Supply, BMC Stock Holdings, Builders FirstSource, GMS and Foundation Building Materials. However, we believe regional, local and independent competitors still comprise more than 60% of the United States building materials distribution market.

        The principal form of competition in our business includes, but is not limited to, developing long-term relationships with professional homebuilders and contractors and retaining such customers by delivering a comprehensive suite of high-quality products in a timely, safe and efficient manner and offering trade credit, competitive pricing, technical product knowledge and expertise, and integrated service and product packages, as well as offering value-added products and services such as structural components and installation.

Employees

        As of March 31, 2018, we had approximately 7,500 employees, of which less than 5% were affiliated with labor unions. We believe we have good relations with our employees.

Training and Development

        We believe the training provided through our leadership development programs, including US LBM University, US1, and Pulse Leadership Development, together with our entrepreneurial culture and performance based compensation structure, provides significant benefits to our employees and the business.

        US LBM University is an internal culture and values program led by the US LBM executive leadership team. This foundational course sets the stage for all other learning opportunities offered including US1 "continuous improvement", Action selling, Pulse Leadership Development and Xtreme truss training. These programs are multi-day learning experiences, including classroom learning, case studies, role plays, action planning and coaching.

        Beginning in 2014, our US1 training was developed in partnership with the University of Wisconsin. US1 teaches advanced tools for implementing and sustaining operational and financial improvements through data collection and analysis. US1 training enables associates to achieve "belts" reflecting mastery of knowledge following various levels of course instruction. Ranging from half-day courses to six days of classroom instruction and relevant project work, each level's "belt" is achieved through formal assessments administered at the end of each course. To date, these programs have resulted in over 100 certified green belts, approximately 400 certified yellow belts, and over 5,000 white belts.

        US LBM Pulse is a year-long leadership development experience including immersion learning, leadership assessments, coaching, action planning and a formal mentor program. US LBM Pulse is aimed at managers who have the ability and aspiration to continue to be promoted within the organization. The program's content focuses on innovative thinking and change management in addition to leadership.

Properties

Facilities

        We operate our business through 239 operating locations, across 29 states. Our operating locations include distribution and sales facilities, showrooms and manufacturing facilities, with many of our operating locations serving more than one of these functions. The covered square footage of our warehouses is equal to an aggregate of approximately seven million square feet. As of May 1, 2018, we owned 6 of our operating locations and leased the remaining 233 operating locations. Our leased facilities typically have an initial operating lease term of five to 10 years and most provide options to renew for specified periods of time. A majority of our leases provide for fixed annual rentals, certain of which include provisions for escalating rent based on changes in the Consumer Price Index or other measures of inflation.

        As of May 1, 2018, our 239 operating locations were located in the following states:

State	Locations	State	Locations
Alabama	2	Missouri	1
Arkansas	12	Nevada	6
Arizona	1	New Hampshire	1
California	4	New Jersey	21
Connecticut	7	New York	8
Florida	30	North Carolina	1
Georgia	7	North Dakota	1
Illinois	12	Pennsylvania	16
Indiana	2	South Carolina	6
Iowa	5	South Dakota	3
Kentucky	4	Texas	19
Maine	2	Vermont	5
Maryland	3	Wisconsin	27

Massachusetts	2	Total	239
Michigan	12
Minnesota	19

Fleet

        We maintain a dedicated fleet of approximately 2,000 owned and leased light, medium, and heavy duty delivery and product installation vehicles. Our fleet is made up of approximately 1,020 heavy duty vehicles of which over 325 trucks are equipped with articulating boom loaders, over 345 are tractors and over 345 are straight trucks with a flat-bed. The remainder of our fleet is made up of over 540 medium duty vehicles and over 400 light duty vehicles that are either flat beds, vans, or pickup trucks. Our fleet can generally be transferred across our location network based upon changes in demand. We own approximately 90% of our fleet vehicles, while our leased fleet currently accounts for the remaining 10%. The average useful life of our light, medium and heavy duty delivery and product installation vehicles vary from four to ten years and we expect to replace approximately 8% of these vehicles this year.

Seasonality

        In a typical year, our operating results are impacted by seasonality. Our operating results in the first quarter of the year have historically been lower due to unfavorable weather and shorter daylight conditions. Seasonal variations in operating results may be impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects.

Government Regulations

        While we are not engaged in a "regulated industry," we are subject to various federal, state and local government regulations applicable to businesses generally in the jurisdictions in which we operate, including laws and regulations relating to our relationships with our employees, workplace health and safety, transportation, zoning and fire codes. We strive to operate each of our locations in accordance with applicable laws, codes and regulations.

        Our operations are also subject to the regulatory jurisdiction of the DOT and FMCSA, which have broad administrative powers with respect to our transportation operations. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimension and driver hours of service also are subject to both federal and state regulation. See "Risk Factors—Risks Related to Our Business—Federal, state, local and other regulations could impose substantial costs and restrictions on our operations that would reduce our net income." Our operations are also subject to the regulatory jurisdiction of Occupational Safety and Health Administration, which has broad administrative powers with respect to workplace and jobsite safety.

Litigation and Legal Proceedings

        From time to time, we are involved in legal proceedings that are brought against us in the normal course of business. The building materials industry has been subject to personal injury and property damage claims arising from alleged exposure to raw materials contained in building products as well as claims for incidents of catastrophic loss, such as building fires. As a distributor of building materials, we face an inherent risk of exposure to product liability claims in the event that the use of the products we have distributed in the past or may in the future distribute is alleged to have resulted in economic loss, personal injury or property damage or violated environmental, health or safety or other laws. We are not currently a party to any legal proceedings that would be expected to have a material adverse effect on our business or financial condition.

Environmental, Health and Safety

        We are subject to various federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the investigation and cleanup of contaminated properties, discharges of hazardous materials to the environment, waste management and disposal, product safety and the health and safety of our employees and customers. These laws and regulations impose a variety of requirements and restrictions on our operations and the products we distribute. The failure by us to comply with these laws and regulations could result in fines, penalties, enforcement actions, third party claims, damage to property or natural resources and personal injury, requirements to investigate or clean up contamination or to pay for the costs of investigation or cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions and could negatively impact our reputation with customers. Environmental, health and safety laws and regulations applicable to our business, the products we distribute and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. If environmental, health and safety laws and regulations, or their interpretation or enforcement, become more stringent, our costs, or the costs of our customers, could increase, which may have an adverse effect on our business, financial position, results of operations or cash flows.

        Under certain laws and regulations, such as the federal Superfund law or its state equivalents, the obligation to investigate, remediate, monitor and clean up contamination at a property may be imposed on current and former owners, lessees or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be imposed without regard to fault or to the legality of the activities giving rise to the contamination. Moreover, we may incur liabilities in connection with environmental conditions currently unknown to us relating to our prior, existing or future owned or leased sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired.

Intellectual Property

        We own a variety of intellectual property rights, including, as of March 31, 2018, 37 U.S. trademark registrations and 18 state trademark registrations for marks that are important to our brand and marketing strategy. As of March 31, 2018, we had an additional 16 marks that are the subject of pending applications for U.S. registration. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain these trademark registrations so long as they remain valuable to our business. Other than certain of our local brands, the retention of which we believe helps maintain customer loyalty, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights, trade secrets or other intellectual property. In addition, other than commercially available software licenses, we do not believe that any of our licenses for third-party intellectual property are material to our business, taken as a whole.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information about our directors, director nominees and executive officers as of April 30, 2018.

Name	Age	Present Positions
L.T. Gibson	51	President, Chief Executive Officer and Chairman of the Board of Directors
Patrick McGuiness	52	Executive Vice President and Chief Financial Officer
Jeff Umosella	48	Chief Development Officer and President, Universal Supply Company
Michelle Pollock	38	Executive Vice President, General Counsel and Secretary
Frank K. Bynum, Jr.	55	Director
Michael J. Clarke	63	Director Nominee*
Stanley de J. Osborne	47	Director
Matthew S. Edgerton	37	Director
Claude A. Swanson Hornsby III	62	Director Nominee*
Michael T. Kestner	63	Director Nominee*
Michael Madden	69	Director
Jason Runco	49	Director

*
Mr. Clarke, Mr. Hornsby and Mr. Kestner have agreed to serve as members of our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part.

        L.T. Gibson is our founder and has served as the President and Chief Executive Officer of Holdings since April 2017 and US LBM Holdings, LLC since October 2009, as well as a Director of Holdings since April 2017. Mr. Gibson oversees all corporate and administrative staff and guides our operations and acquisition strategy. In addition to Holdings, Mr. Gibson currently serves on the board of Fastener Holdings, Inc. (also known as SouthernCarlson). He earned a B.A.A. from Morehead State University. Mr. Gibson was selected to serve on our board of directors because of the perspective, experience and the operational expertise in our business that he has developed as our President and Chief Executive Officer.

        Patrick McGuiness has served as the Executive Vice President and Chief Financial Officer of Holdings since April 2017 and US LBM Holdings, LLC since November 2016. Prior to joining US LBM Holdings, LLC, Mr. McGuiness was Executive Vice President and Chief Financial Officer of Landmark Aviation from 2014 to 2016. Prior to joining Landmark, he was Senior Vice President and Chief Financial Officer for Tiffany & Co. from 2011 to 2013. During his 23 years at Tiffany & Co., he held multiple leadership roles in Finance and in Merchandising and Manufacturing Process Improvement. A Certified Public Accountant, he holds an M.B.A. from Lehigh University and a B.S. in Accounting from Rider University.

        Jeff Umosella has served as the Chief Development Officer of Holdings and US LBM Holdings, LLC since February 2018. Prior to that, Mr. Umosella served as the Chief Operations Officer of Holdings since April 2017 and US LBM Holdings, LLC since October 2011. Mr. Umosella has also been the President of Universal Supply Company, LLC (or its predecessor) since 2004. Mr. Umosella has served in various roles with Universal Supply Company, LLC since 1989, including Location Manager from 1995 until 1997 and Vice President of Sales and Marketing from 1997 until 2004. He also previously served as the New Jersey market manager and director of the Roofing and Siding Business Group at Stock Building Supply. Mr. Umosella earned a B.S. in Finance from LaSalle University.

        Michelle Pollock has served as General Counsel of Holdings since April 2017 and US LBM Holdings, LLC since March 2016. Prior to joining us, Ms. Pollock was Corporate Counsel of Wynn Resorts Limited from September 2012 until June 2014. From May 2010 until August 2012, Ms. Pollock served as Chief Counsel of NYSE Euronext Inc. Prior to joining NYSE Euronext, Ms. Pollock was an associate at Debevoise & Plimpton LLP, where she practiced in the area of Mergers and Acquisitions from October 2005 until May 2010. Ms. Pollock is admitted to the bars of the states of New York and Illinois and is a member of the Children's Services Board for the Ann & Robert Lurie Children's Hospital in Chicago.

        Frank K. Bynum, Jr. has served as a Director of Holdings since April 2017. Mr. Bynum joined Kelso in 1987 and has been Managing Director since 1997. Mr. Bynum serves on the board of directors of Ellis Communications Group, LLC, Nivel Parts and Manufacturing Co., LLC and Sirius Computer Solutions. In the past, Mr. Bynum has also served as director of Custom Building Products, PSAV, and Truck-Lite. Mr. Bynum received a B.A. in History from the University of Virginia in 1985. Mr. Bynum was selected to serve on our board of directors because of his extensive experience in corporate finance, strategic planning and investments and his experience as a director of various public and private companies.

        Michael J. Clarke has agreed to serve as a Director of Holdings upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Clarke currently serves on the board of directors of Sanmina Corporation. Mr. Clarke Served as the President and Chief Executive of Nortek, Inc. from 2011 to 2016. He also previously served as Group President, Integrated Network Solutions of Flextronics International from 2005 to 2011. In the past, Mr. Clarke has served on the board of directors of Nortek, Inc. and Vubiz. Mr. Clarke graduated from the Executive Leadership Program at Columbia University, the Executive Professional Development Program at Wilfred Laurier and the Executive Professional Development Program at Western University, and holds a degree in Mechanical Engineering from Bradford Polytechnic in England. Mr. Clarke was selected to serve on our board of directors because of his extensive experience in operational management and strategic planning across a variety of business sectors and his background as a director of various private and public companies.

        Stanley de J. Osborne has served as a Director of Holdings since April 2017. Mr. Osborne joined Kelso in 1998 and has been Managing Director since 2007. Mr. Osborne serves on the board of directors of 4Refuel Canada LP, Ajax Resources, LLC, Fastener Holdings, Inc. (also known as SouthernCarlson), Hunt Marcellus, LLC, Tallgrass MLP GP, LLC, TEGP Management, LLC and Traxys S.a.r.l. In the past, Mr. Osborne has served as director of CVR Energy, Inc., Global Geophysical Services, Inc., Logan's Roadhouse, Inc., Custom Building Products and Power Team Services, LLC. Mr. Osborne received a B.A. in Government from Dartmouth College in 1993. Mr. Osborne was selected to serve on our board of directors because of his extensive experience in corporate finance and in evaluating the financial performance of companies across a variety of business sectors, including the building products sector, and his background as a director of various public and private companies.

        Matthew S. Edgerton has served as a Director of Holdings since April 2017. Mr. Edgerton joined Kelso in 2005 and has been Managing Director since 2016. Mr. Edgerton serves on the board of directors of Augusta Sportswear Holdings, Inc., EACOM Timber Corporation, Eagle Family Foods, Inc., Fastener Holdings, Inc. (also known as SouthernCarlson) and Foundation Holdings, LLC. In the past, Mr. Edgerton also served as director of Cronos, Oceana Therapeutics and Truck-Lite. Mr. Edgerton received a B.A. in Economics and History from Duke University in 2003. Mr. Edgerton was selected to serve on our board of directors because of extensive experience in corporate finance and in evaluating the financial performance and operations of companies across a variety of business sectors, including the building products sector, and his background as a director of various private companies.

        Claude A. Swanson Hornsby III has agreed to serve as a Director of Holdings upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Hornsby currently serves as the Chief Executive Officer of MORSCO Inc. and on the board of directors of MORSCO Inc. and Distribution International, Inc. Mr. Hornsby previously served as the Chief Executive Officer of Wolseley PLC and President and Chief Executive Officer of Ferguson Enterprises Inc. In the past, Mr. Hornsby has served on the board of directors of Wolseley PLC, Goodman Manufacturing Company, L.P., Univar Inc., Ferguson Enterprises Inc., the National Association of Wholesaler-Distributors, Virginia Company Bank, Christopher Newport University, Hampton Roads Academy and Southern Wholesalers Association. Mr. Hornsby graduated from the Advanced Management Program at The Wharton School of the University of Pennsylvania in 1997 and holds a B.A. in Education from Virginia Polytechnic Institute and State University. Mr. Hornsby was selected to serve on our board of directors because of his extensive experience in distribution operations and in evaluating the financial performance of companies across a variety of business sectors and his background as a director at various private and public companies.

        Michael T. Kestner has agreed to serve as a Director of Holdings upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Kestner currently serves on the board of directors of KAR Auction Services, Inc. (NYSE). In the past, Mr. Kestner served as the Chief Financial Officer of Building Materials Holding Corporation from 2013 to 2015, a Partner in FocusCFO, LLC from 2012 to 2013, the Executive Vice President and Chief Financial Officer of Hilite International, Inc. from 1998 to 2011 and the Chief Financial Officer of Sinter Metals, Inc. from 1995 to 1998. In the past, Mr. Kestner served on the board of directors of Hilite International, Inc. Mr. Kestner received a B.S. in Business Administration from Southeast Missouri State University. Mr. Kestner was selected to serve on our board of directors because of his extensive experience in corporate finance and in evaluating the financial performance of companies across a variety of business sectors, including the building products sector, and his background as a director at various public and private companies.

        Michael Madden has served as a Director of Holdings since April 2017. Mr. Madden is the Managing Partner and Co-Founder of BlackEagle Partners, LLC. Prior to co-founding BlackEagle Partners, LLC in 2005, Mr. Madden served as Senior Partner at Questor Management Company from 1999 to 2005 and as Partner at Beacon Group Holdings from 1996 to 1999. He also previously served as Vice Chairman and director at PaineWebber, Executive Managing Director at Kidder, Peabody, & Co. and co-head of worldwide investment banking at Lehman Brothers. Mr. Madden was selected to serve on our board of directors because of his experience in corporate finance, strategic planning and investments. Mr. Madden holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.A. from LeMoyne College.

        Jason Runco has served as a Director of Holdings since April 2017. Mr. Runco is a Co-Founder and Partner of BlackEagle Partners, LLC. Prior to co-founding BlackEagle Partners, LLC in 2005, Mr. Runco was at Questor Management Company. Prior to Questor, he was Chief Operating Officer of Energy Clearance Corporation. Mr. Runco was selected to serve on our board of directors because of his experience in corporate finance, strategic planning and investments. Mr. Runco holds a J.D. from the University of Miami Law School, an M.B.A. from the University of Michigan Business School, and a B.A. in Finance from the University of Colorado.

Board Composition and Director Independence

        Our board of directors is currently composed of six directors. Prior to the completion of this offering, we expect to appoint three additional directors to our board of directors so that our board will be composed of nine directors. Our Amended and Restated Certificate of Incorporation will provide for a classified board of directors, with members of each class serving staggered three-year terms. We will have three directors in Class I (Messrs. Kestner, Madden and Osborne), three directors in Class II

(Messrs. Bynum, Hornsby and Runco) and three directors in Class III (Messrs. Clarke, Edgerton and Gibson). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. See "Description of Capital Stock—Anti-Takeover Effects of our Certificate of Incorporation and By-Laws—Classified Board of Directors."

        In addition, under the Stockholders' Agreement, Continuing LLC Owner will have the right to designate five nominees for our board of directors (each, a "Sponsor Designee") subject to the maintenance of specified ownership requirements. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Stockholders' Agreement."

        Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. With respect to any vacancy of a Sponsor Designee, Continuing LLC Owner will have the right to either fill the resulting vacancy on the board with a designated representative or to leave such vacancy unfilled.

        Our board of directors is expected to determine that each of Messrs. Clarke, Hornsby and Kestner qualifies as "independent" as defined under the NYSE rules and the Exchange Act and rules and regulations promulgated thereunder.

Controlled Company

        After the completion of this offering, we anticipate that Continuing LLC Owner will control a majority of the voting power of our outstanding common stock. Accordingly, we will be a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of directors consist of independent directors;

  •
  the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to utilize many of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The "controlled company" exception does not modify audit committee independence requirements of the NYSE rules or Rule 10A-3 under the Exchange Act.

Board Committees

        Upon the completion of this offering, our board of directors will maintain an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. Under the NYSE rules, we will be required to have one independent director on our Audit Committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our Audit Committee. Thereafter, our Audit Committee is required to be composed entirely of independent directors. As a controlled company, we are not required to have independent Compensation or Nominating and Corporate Governance Committees. The following is a brief description of the committees of our board of directors.

Audit Committee

        Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

        Upon the completion of this offering, the members of our Audit Committee are expected to be Mr. Kestner (Chairman), Mr. Edgerton and Mr. Hornsby. Our board of directors is expected to designate Mr. Kestner as an "audit committee financial expert," and each of the members has been determined to be "financially literate" under the NYSE rules. Our board of directors is also expected to determine that Messrs. Hornsby and Kestner are "independent" as defined under the NYSE rules and the Exchange Act and rules and regulations promulgated thereunder.

Compensation Committee

        Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

        Upon the completion of this offering, the members of our Compensation Committee are expected to be Mr. Osborne (Chairman), Mr. Edgerton and Mr. Madden. In light of our status as a "controlled company" within the meaning of the NYSE corporate governance standards of the following this offering, we are exempt from the requirement that our Compensation Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation Committee and the requirement that there be an annual performance evaluation of the Compensation Committee. Our board of directors has made no determination as to whether the members of our Compensation Committee are independent under applicable NYSE independence standards. Following the end of any applicable transition period, we intend to establish a sub-committee of our Compensation Committee for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee will be responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us, and overseeing board of directors evaluations. The charter of our Nominating and Corporate Governance Committee will be available without charge on the investor relations portion of our website upon completion of this offering.

        Upon completion of this offering, the members of our Nominating and Corporate Governance Committee are expected to be Mr. Bynum (Chairperson), Mr. Madden and Mr. Osborne. In light of our status as a "controlled company" within the meaning of the corporate governance standards of the following this offering, we are exempt from the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors and the requirement that there be an annual performance evaluation of the Nominating and Corporate Governance Committee. Our board of directors has made no determination as to whether the members of our Nominating and Corporate Governance Committee are independent under applicable NYSE independence standards.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Standards of Business Conduct and Financial Code of Ethics

        We have a Standards of Business Conduct that applies to all of our directors, officers and associates. Upon the completion of this offering, we expect to have a Financial Code of Ethics that applies to the CEO, CFO and Controller, or persons performing similar functions, and other designated officers and associates. The Standards of Business Conduct addresses, and we expect that the Financial Code of Ethics will address, matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Standards of Business Conduct will be available without charge on the investor relations portion of our website upon completion of this offering.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis provides information about the material elements of our executive compensation philosophy and programs. The following discussion of compensation arrangements for our named executive officers for 2017 should be read together with the compensation tables and related disclosures set forth below.

        Our named executive officers for 2017 consisted of our principal executive officer, our principal financial officer and the two other executives who were serving as an executive officer during 2017, as follows:

  •
  L.T. Gibson, Chief Executive Officer and President;

  •
  Patrick McGuiness, Executive Vice President and Chief Financial Officer;

  •
  Jeff Umosella, Chief Development Officer; and

  •
  Michelle Pollock, Executive Vice President, General Counsel and Secretary.

        During 2017, our named executive officers received compensation and benefits from LBM Acquisition, LLC and its subsidiaries.

Executive Summary

        Our Unique Culture.    We believe our executive compensation program should reflect our exceptional culture. Our unique culture fosters accountability, integrity, empowerment, respect and continuous improvement in our executive team, associates and partners. We believe that our success is driven by the knowledge, effort and passion of our associates, which in turn generates industry-best results and drives stockholder value. We believe our executive compensation design should reflect that a capable, successful leadership team empowers our associates and partners to operate in the manner that best services the local customer market. This in turn will allow our company to continue to be well-positioned to service the highly competitive building materials market.

Determination of Executive Compensation

        Prior to this offering, we did not have a formal compensation committee. Our executive compensation program and design and the decisions regarding the compensation of our named executive officers were made by the board of LBM Acquisition LLC, which was (and after this offering will continue to be) controlled by the Kelso Affiliates. Mr. Gibson has historically provided necessary and important assistance to the board by making recommendations regarding compensation actions relating to the executive officers other than himself.

        We do not have policies in place for allocating compensation between cash and non-cash forms of compensation and have no formal system in place for assigning a weighting as between long-term compensation and compensation that is paid on a current basis. Our board makes compensation decisions based on individual facts and circumstances. These decisions have tended to weigh long-term compensation tied to increases in the value of the Company over base salary and annual bonuses in order to serve incentive and retention goals determined by the board to be important to the Company. This approach has also had the additional effect of preserving cash flow for the benefit of our business.

        In connection with this offering and our transition from a privately held company to a public company, we will establish a compensation committee of the board of directors of the Company. The compensation committee is expected to oversee and determine the compensation of our named executive officers and the process for establishing executive compensation. The compensation committee will evaluate and determine the appropriate design of our executive compensation program and make any adjustment to the existing compensation arrangements described below.

        In connection with this offering, our board has engaged Exequity, LLP in order to benchmark compensation against our peer group's executive compensation and make recommendations for future compensation for our named executive officers. Our board and, once formed, the compensation committee of the board of directors of the Company, will review and evaluate the results of the consultant's work and will utilize its discretion and judgment to implement new compensation arrangements, if any, with our named executive officers. Prior to this offering, we have not made any changes to our compensation arrangements on the basis of data provided by Exequity, LLP.

Compensation Philosophy and Objectives

        Our executive compensation program is designed to achieve the following objectives.

Our Objectives

  •
  Align executive compensation with company performance and the creation of value for our investors and other stakeholders

  •
  Attract, motivate and retain executives of high ability to meet and exceed the needs of our business units and customers

  •
  Link executive pay to performance by putting a substantial portion of executive pay at risk based on the achievement of financial performance goals

  •
  Reward executives for the achievement of individual goals that contribute to increases in stockholder value

Elements of Our Executive Compensation Program

        During 2017, the compensation of our named executive officers consisted of the following components:

  •
  base salary;

  •
  annual incentive cash compensation;

  •
  long-term incentive compensation in the form of profits interests in LBM Acquisition, LLC, which were awarded in prior years and remain outstanding;

  •
  health and welfare and retirement benefits; and

  •
  certain limited perquisites, including auto allowances.

        Set forth below is a discussion of each element of compensation, the reason that we provide each element, and how that element fits into our overall compensation philosophy.

Base Salary

        Each of our named executive officers receives a base salary for his or her services rendered to our Company. The base salary for each of our named executive officers is designed to provide a fixed element of compensation both that reflects the executive's experience, skills and the other qualifications required for the specific role and responsibilities of the executive and that allows us to remain competitive with the market for executive talent in the highly competitive building materials market.

        The current annual base salaries for our named executive officers are as follows:

Current Base Salary
L.T. Gibson	$700,000
Patrick McGuiness	$450,000
Jeff Umosella	$309,880
Michelle Pollock	$375,000

        Effective January 1, 2017, our board determined to increase Ms. Pollock's base salary from $291,670 to $375,000 in connection with reductions in Ms. Pollock's target cash bonus opportunity, as discussed below.

Annual Cash Bonus Plan

        We use annual cash incentive bonuses to reward our named executive officers for the achievement of Company performance goals. These performance-based bonuses are tied to achievement of key corporate financial goals, individual performance goals and, for Mr. Umosella, business unit performance goals, although our board retains the right to exercise discretion to apply other financial or performance measures in determining the payment amount following year end. Each of our named executive officers' employment agreements provide for a target bonus based on a specified percentage of his or her base salary. Bonuses in respect of a given fiscal year are paid out in the first quarter of the following year.

        The target level for the 2017 executive bonus for each of Messrs. Gibson and McGuiness was 100% and 50% of base salary, respectively. To greater align Mr. Umosella's incentives with the Company's overall performance, his executive-level target bonus was increased, from 20% to 100% of his base salary (his Universal Supply Company bonus target level was decreased, from 100% to 20% of his base salary, as discussed below). Ms. Pollock's target bonus level was 25% of her base salary. The reduction in Ms. Pollock's target bonus was made in connection with the increase in her base salary discussed above. This change was intended to keep her total compensation opportunity substantially comparable to the prior year while aligning her base salary more closely with that of similarly situated employees of our competitors.

        Bonus Program.    For our 2017 executive-level annual bonus program, our board established performance objectives based on achievement of personal goals and a consolidated EBITDA target. However, as described above, our board retains the right to exercise discretion to apply other financial or performance measures in determining the payment amount following year end. For 2017, our board adjusted the calculation of the Adjusted EBITDA metric to account for the impact of the Company's sale leaseback transactions. Further, in light of changes in priorities during 2017, our board determined that the personal goals set for our executives at the beginning of 2017 were no longer relevant at year end, and instead based the payment of 2017 bonuses on achievement of Adjusted EBITDA and working capital targets in accordance with the following weighting and potential payouts based on minimum, target and maximum performance:

Metric	Weighting	Minimum Goal	Payout at Minimum Performance	Target Goal	Payout at Target Performance	Maximum Goal	Payout at Maximum Performance
Adjusted EBITDA[1]	70%	$219.9 million	90%	$244.3 million	100%	$366.5 million	150%
Working Capital (% of sales)[2]	30%	18.2%	90%	17.3%	100%	16.5%	150%

1
If minimum corporate Adjusted EBITDA performance was not achieved in 2017, no portion of the executive-level bonus would be paid out (notwithstanding level of achievement of the working capital objective).

2
Corporate working capital payouts in the table for performance at minimum, target and maximum assume corporate Adjusted EBITDA achievement at or above minimum.

        In addition, we established separate annual cash bonus programs with business unit-specific performance goals for our business units in 2017. Mr. Umosella, who served as President-Universal Supply Company during 2017, was also eligible for a bonus for 2017 for his service to Universal Supply Company. As described above, for fiscal year 2017, to greater align Mr. Umosella's incentives with the Company's overall performance, his executive-level target bonus was increased, from 20% to 100% of his base salary, and his Universal Supply Company bonus target level was decreased, from 100% to 20% of his base salary. The 2017 Universal Supply Company bonus program included the following performance objectives, weighting and potential payouts based on performance:

Metric	Weighting	Minimum Goal	Payout at Minimum Performance	Target Goal	Payout at Target Performance	Maximum Goal	Payout at Maximum Performance
Adjusted EBITDA[1]	70%	$15.2 million	90%	$16.9 million	100%	$25.4 million	150%
Working Capital (% of sales)[2]	30%	18.8%	90%	11.2%	100%	10.0%	150%

1
If minimum Universal Supply Company Adjusted EBITDA performance was not achieved in 2017, no portion of the Universal Supply Company bonus would be paid out (notwithstanding level of achievement of the working capital objective).

2
Universal Supply Company working capital payouts in the table for performance at minimum, target and maximum assume Universal Supply Company Adjusted EBITDA achievement at or above minimum.

        In 2017, achievement of the executive-level bonus plan metrics was as follows: (i) Adjusted EBITDA of $221.6 million (for a 90.7% payout of the associated portion of the target bonus); and working capital of 17.4% of sales (for a 99.5% payout of the associated portion of the target bonus). In 2017, our actual Universal Supply Company Adjusted EBITDA did not meet the minimum performance level required for payout of any portion of our executive-level bonus. Accordingly, Mr. Umosella did not receive any bonus payment with respect to Universal Supply Company operations. The actual amount of the bonuses to be paid to our named executive officers in respect of fiscal year 2017 was determined by our board and is set forth in the Summary Compensation Table in the column entitled "Non-equity incentive plan compensation."

Long-Term Incentives

        Since 2015, long-term equity-based compensation has been granted to our named executive officers solely in the form of profits interests in LBM Acquisition, LLC, referred to as "Override Units." The Override Units are intended to be partnership profits interests for U.S. federal income tax purposes. The issuance of Override Units to our named executive officers serves to align the long-term financial interests of our named executive officers with owners holding an equity stake in the Company. If the value of LBM Acquisition, LLC does not increase, then the Override Units have no value.

        Override Units were issued to our named executive officers as "Operating Units," which generally vest over a four-year period of continued service, and "Value Units," which vest upon the achievement of certain pre-determined financial objectives in connection with an exit event (as defined below). For each grant of Override Units made to our named executive officers, 75% of the Override Units are issued as Value Units, and the remaining 25% are issued as Operating Units. This ratio of Operating Units to Value Units was determined by the Kelso Affiliates and is intended to further link our executive's pay to performance and the achievement of financial objectives.

        The terms and conditions of the Override Units are set forth in the limited liability company agreement of LBM Acquisition, LLC (the "LLC Agreement"). The Override Units of the named executive officers provide certain rights with respect to the profits and losses of, and distributions from, LBM Acquisition, LLC upon an "exit event" (as defined below) after the Kelso Affiliates have received certain returns on their investment in connection with the exit event, subject to the conditions set forth in the LLC Agreement, including possible forfeitures upon a termination of employment. Operating Units, which generally vest based upon service, are subject to forfeiture on a pro rata basis if the named executive officer ceases to be employed by LBM Acquisition, LLC or one of its subsidiaries prior to the fourth anniversary of the date of grant, subject to certain exceptions, as discussed in greater detail below under "—Potential Payments upon Termination or Change in Control—Effect of Termination or Change in Control under the LLC Agreement of LBM Acquisition, LLC." Value Units, on the other hand, vest and participate in distributions upon an exit event based on achievement against pre-established investment multiples and an internal rate of return to the Kelso Affiliates, and will be forfeited if the named executive officer ceases to be employed by LBM Acquisition, LLC or one of its subsidiaries prior to an exit event, as discussed in greater detail below under "—Potential Payments Upon Termination or Change in Control—Effect of Termination or Change in Control under the LLC Agreement of LBM Acquisition, LLC." The Value Units will not participate in distributions upon an exit event unless the Kelso Affiliates receive an internal rate of return on their investment in LBM Acquisition, LLC, compounded annually, of at least 10% and the investment multiple (i.e., the fair market value of all distributions and/or sale proceeds received by the Kelso Affiliates divided by their total capital contributed) is greater than 2. All Value Units will participate in distributions if the investment multiple is 3.5 or greater. A proportionate number of Value Units will participate in distributions if the investment multiple is greater than 2 but less than 3.5. Value Units not eligible to participate in distributions as provided above in connection with the exit event are automatically forfeited.

        An "exit event" for purposes of the Override Units means a (a) transaction or series of transactions (i) involving the sale, transfer or other disposition by the Kelso Affiliates to one or more persons who are not affiliates of LBM Acquisition, LLC or the Kelso Affiliates, of all or substantially all of the interests in LBM Acquisition, LLC beneficially owned by the Kelso Affiliates; (ii) involving the sale, transfer or other disposition of all, or substantially all, of the assets of LBM Acquisition, LLC and its subsidiaries, taken as a whole, to one or more persons who are not affiliates of LBM Acquisition, LLC or the Kelso Affiliates; or (iii) that the board of directors of LBM Acquisition, LLC determines shall be considered an "exit event" under the LLC Agreement or (b) transaction (or final transaction in a series of transactions) immediately following which LBM Acquisition, LLC has sold, transferred or otherwise disposed of all or substantially all of the equity interests in US LBM LLC then owned by it and has received cash for such equity interests.

        A pool of Override Units in LBM Acquisition, LLC equal to 20% of the common units outstanding was reserved for issuance to the management members. A subset of this Override Unit Pool was designated as the "Branch Pool." The Override Units issued out of the Branch Pool are referred to as the "Branch Operating Units" and the "Branch Value Units," which generally are subject to the same terms and conditions as the Override Units with certain exceptions. The Branch Override Units are granted to key employees of the Company's locations and designated according to the branch to which the holder's service relates. (For this purposes, a "branch" refers to the geographical, and/or separately branded business unit applicable to the holder.) Distributions to all Branch Override Units outstanding at the time of an exit event are capped at 25% of the aggregate distributions in respect of the overall Override Unit pool. In addition, at the time of an exit event, the outstanding Branch Value Units are subject to vesting and reallocation based on the relative Adjusted EBITDA growth of each respective branch, and any employee holding Branch Value Units at a branch where Adjusted EBITDA growth is negative will forfeit his or her Branch Value Units. Mr. Umosella is the only named executive officer who, in addition to his corporate Override Units, holds Branch Override Units; these Branch Override Units have been granted in respect of the Universal Supply Company branch.

        Messrs. Gibson and Umosella were granted Override Units in December 2015. In 2016, Mr. McGuiness and Ms. Pollock were granted Override Units upon commencement of their employment. Ms. Pollock was also awarded additional Override Units in December 2016 because, in the board's estimation, Ms. Pollock was under-incentivized as to equity in light of the scope of her duties to the Company. As of December 31, 2017, our named executive officers hold Override Units in LBM Acquisition, LLC, as follows:

	Grant Date	Benchmark Amount[1]	Operating Units	Value Units	Branch Operating Units	Branch Value Units	Total Override Units
L.T. Gibson	12/29/2015	$12.00	976,984.869	2,930,954.607	—	—	3,907,939.476
Patrick McGuiness	11/7/2016	12.94	174,461.584	523,384.751	—	—	697,846.335
Jeff Umosella	12/29/2015	12.00	279,138.534	837,415.602	25,550.815	76,652.444	1,218,757.395
Michelle Pollock	3/1/2016	12.00	34,892.317	104,676.950	—	—	279,075.502
	12/12/2016	12.94	34,829.309	104,676.926	—	—

1
The Override Units granted to Messrs. Gibson and Umosella on December 29, 2015 are entitled to receive an additional catch-up distribution under the LLC Agreement, equal to the difference between the benchmark amount for such Override Units and $10.00.

        Each holder of Override Units agrees to be bound by certain restrictive covenants in the LLC Agreement, including covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for twelve months following termination of employment or service, along with covenants related to confidentiality and assignment of intellectual property rights. These covenants are discussed in greater detail below under "—Potential Payments upon Termination or Change in Control in Fiscal Year 2017—Effect of Termination or Change in Control under the LLC Agreement of LBM Acquisition, LLC."

        In addition, each of our named executive officers also holds (directly and/or indirectly) Common Units in LBM Acquisition, LLC, which were acquired by such named executive officers in cash purchases or through the rollover of equity interests held at the time of the Acquisition of us by the Kelso Affiliates.

Limited Perquisites and Other Benefits

        Our named executive officers are eligible to participate in our health and welfare plans and programs, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance on the same basis as other eligible full-time employees. In addition, we offer executive long-term disability insurance benefits and supplemental long-term disability insurance benefits to our executive officers. We also offer an executive physical benefit through the Mayo Clinic. We currently do not maintain any other supplemental health or welfare plans for our named executive officers.

        In 2017, we provided each of our named executive officers with an automobile allowance. In addition, under Mr. McGuiness's employment agreement, from January 1, 2017 until October 30, 2017, he was entitled to (i) a $2,083 monthly housing allowance for temporary accommodations when visiting the Company's principal executive offices and (ii) reimbursement for other travel-related expenses between his home in New Jersey and the Company's principal executive offices and reimbursement of taxes associated with the payment of such travel-related expenses. In the first half of 2017, we also leased an apartment in New York City to house Mr. Gibson during his frequent travel to New York City for business meetings. Although the apartment was mostly used for business purposes, we have included the entire value of the lease as compensation to Mr. Gibson. Effective July 1, 2017, we ceased this leasing arrangement, and began paying Mr. Gibson a housing allowance of $89,940 per annum to offset some of Mr. Gibson's costs associated with his frequent travel to New York. Additionally, in 2017, we paid for one personal flight for our CEO on a private aircraft.

        Our named executive officers also had the opportunity to donate accrued but unused vacation days to hurricane relief in 2017.

        Our named executive officers are partners in LBM Acquisition, LLC, and as such, are responsible for payment of the employer portion of employment taxes on their compensation. If LBM Acquisition, LLC were structured as a corporation rather than as a limited liability company, the employer portion of employment taxes would be paid directly by the Company. Accordingly, in 2017, we made tax indemnification payments to our named executive officers to cover the employer portions of employment taxes on their base salary and certain other compensation, as applicable. Our tax indemnification payments to our named executive officers for the employer portions of taxes are intended to achieve an equitable result and not penalize our executives for our choice of corporate structure.

        The value of these benefits is included in the "All Other Compensation" column of the Summary Compensation Table.

Retirement Plans

        All of our named executive officers participate in our defined contribution 401(k) plan, a broad-based retirement plan in which generally all full-time U.S.-based employees are eligible to participate. Under our 401(k) plan, employees are permitted to defer their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company may elect to make a discretionary matching contribution. We do not maintain any qualified or non-qualified defined benefit plan or supplemental executive retirement plans that cover our named executive officers.

Summary Compensation Table

        The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the two other executives who were serving as executive officers during 2017, as of fiscal year end 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)[2]	Total ($)
L.T. Gibson	2017	700,000	—	—	653,310	164,158	1,517,468
President and CEO	2016	716,571	350,000	—	—	168,990	1,235,561
Patrick McGuiness	2017	450,000	—	—	209,993	98,091	758,084
EVP and CFO	2016	51,923	18,750	1,451,520	—	13,659	1,535,852
Jeff Umosella	2017	309,880	—	—	289,211	46,783	645,874
Chief Development Officer	2016	308,076	61,976	—	309,880	38,167	718,099
Michelle Pollock	2017	376,602	—	—	87,497	30,807	494,906
EVP, General Counsel and Secretary	2016	201,923	93,750	492,679	—	12,407	800,759

1
No Override Units were awarded to our named executive officers in 2017.

2
Amounts reflected in the "All Other Compensation" column for 2017 include the items set forth in the table below, as applicable to each named executive officer.

Name	401(k) company match contributions ($)[a]	Charitable Contributions ($)[b]	Disability Premiums ($)[c]	Life Insurance Premiums ($)[d]	Automobile Allowance ($)[e]	Housing ($)[f]	Travel Expenses ($)[g]	Airplane Usage ($)[h]	Tax Indemnification ($)[i]
L.T. Gibson	3,975	13,462	4,797	960	24,000	82,445	—	10,112	24,407
Patrick McGuiness	—	—	5,365	960	11,200	25,000	23,908	—	31,659
Jeff Umosella	3,975	—	3,941	960	18,000	—	—	—	19,907
Michelle Pollock	1,506	—	1,767	960	12,000	—	—	—	14,574

a
Represents our matching contributions to our 401(k) Plan, which is a broad-based tax qualified defined distribution plan.

b
Represents the value of Mr. Gibson's unused vacation days donated to hurricane relief in 2017.

c
Represents the annual long-term disability and supplemental long-term disability premiums paid for 2017.

d
Represents the annual life insurance premiums paid for 2017.

e
Represents the automobile allowance paid to each named executive officer for 2017.

f
For Mr. Gibson, the amount represents $37,475 for the cost of the company-provided housing through May 31, 2017 and $44,970 for his housing allowance for the period from July 1, 2017 through the end of the year. For McGuiness, the amount represents his housing allowance for 2017.

g
Represents reimbursed travel-related expenses for Mr. McGuiness in 2017.

h
Represents the aggregate incremental costs paid by the Company for personal travel on a private aircraft.

i
Represents a tax indemnification payment on the employer portions of employment taxes on each named executive officer's base salary and other compensation. For Mr. McGuiness, the amount also includes reimbursement of all taxes associated with the payment of travel expenses for 2017 for his travel between New Jersey and Buffalo Grove, Illinois.

Grants of Plan-Based Awards for Fiscal Year 2017

        The following table provides information concerning awards granted to the named executive officers in 2017. No equity awards were granted to our named executive officers in 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
L.T. Gibson	1/1/2017	[1]	630,000	700,000	1,050,000
Patrick McGuiness	1/1/2017	[1]	202,500	225,000	337,500
Jeff Umosella	1/1/2017	[1]	278,892	309,880	464,820
	1/1/2017	[2]	55,778	61,976	92,964
Michelle Pollock	1/1/2017	[1]	84,375	93,750	140,625

1
The amounts reported represent the threshold, target and maximum award amounts that our named executive officers are eligible to earn under our annual corporate bonus plan based on performance in 2017 if the applicable performance is achieved.

2
The amounts reported represent the threshold, target and maximum award amounts that Mr. Umosella is eligible to earn under the Universal Supply Company bonus plan based on performance in 2017 if the applicable performance is achieved.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

        US LBM Holdings, LLC, a subsidiary of LBM Acquisition, LLC, is party to employment agreements with each of our named executive officers. These agreements were assumed by LBM Acquisition, LLC in connection with the Acquisition.

  Mr. Gibson's Amended and Restated Employment Agreement

        On December 12, 2011, US LBM Holdings, LLC (referred to below as the "employer") entered into an amended and restated employment agreement with Mr. Gibson, which amended and restated his prior employment agreement (dated October 30, 2009). The employment agreement has an initial term that commenced on December 12, 2011 and ended on December 12, 2014. The employment agreement automatically renews each year for an additional one-year period unless either party provides prior written notice of non-renewal 30 days prior to the end of a renewal period. The employment agreement provides for an annual base salary of $325,000, which has since been increased, and an annual target bonus opportunity in an amount up to 100% of his base salary.

        If Mr. Gibson's employment is terminated because of death or disability, by the employer for "cause", by his resignation without "good reason" or as a result of his non-renewal of the employment agreement, Mr. Gibson will receive base salary through the termination date and shall not be entitled to any other salary, compensation or benefits from the employer or its subsidiaries thereafter, except as specifically provided for under the employer's employee benefit plans or as required by applicable law.

        If Mr. Gibson's employment is terminated by the employer without cause or by Mr. Gibson with "good reason," or if the employer elects to not renew his employment agreement, he will receive severance payments equal to his base salary for a period of no less than twelve months, payable in the same amounts and at the same intervals as during his employment. As a condition to receiving any severance payments, Mr. Gibson must execute a general release agreement in a form provided by the employer and must not have breached any provisions of his employment agreement pertaining to non-competition, non-disparagement, confidentiality, non-solicitation, and covenants regarding inventions and patents. The amount of severance payments will be reduced up to 50% by the amount of compensation received with respect to any other employment during the period of severance payments.

        "Cause" shall mean one or more of the following with the respect to Mr. Gibson: (i) the commission of a felony or other crime involving moral turpitude or, as reasonably determined by the board of directors of the employer, the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the employer or any of its subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the employer or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties reasonably directed by the board of directors of the employer, (iv) any act or omission aiding or abetting a competitor, supplier, or customer of the employer or any of its subsidiaries to the material disadvantage or detriment of the employer or any of its subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the employer or any of its subsidiaries or affiliates or (vi) any other material breach of his employment agreement.

        "Good reason" under Mr. Gibson's employment agreement means one of the following events: (i) a reduction in his base salary by more than 10% (other than as a result of or in connection with an overall reduction in salary or compensation which affects other employees of the employer or its subsidiaries) or (ii) a material demotion provided that written notice of Mr. Gibson's resignation must be delivered to the employer within 30 days after the occurrence of any such event constituting "good reason."

        Mr. Gibson is subject to non-competition, non-solicitation, and non-disparagement clauses during his employment period and for two years after any termination of employment.

  Mr. McGuiness's Employment Agreement

        On October 25, 2016, US LBM Holdings, LLC entered into an employment agreement with Mr. McGuiness, which was amended on May 4, 2017 and February 28, 2018. The employment agreement has an initial term that commenced on November 7, 2016 and ends on November 7, 2019. The employment agreement automatically renews each year for an additional one-year period unless either party provides prior written notice of non-renewal 30 days prior to the end of a renewal period. Mr. McGuiness's employment agreement provides for an annual base salary, which absent a material adverse change in the financial condition of the employer, will not fall below $450,000, and an annual target bonus opportunity of 50% of his base salary. His base salary for the second and each subsequent year of employment will be adjusted during an annual performance review which shall be conducted every twelve months following his start date. In addition, his base salary is eligible for increase annually based upon meeting agreed performance target established during the preceding year's performance review.

        Mr. McGuiness is eligible for annual target bonus opportunities during his employment. The bonus will be reasonably determined by the Board and will be calculated as a percentage of his base salary. Until October 30, 2017, the Company provided Mr. McGuiness with an allowance for temporary housing accommodations near the Company's principal executive offices of $2,083 per month, reimbursement for Mr. McGuiness's other travel-related expenses from New Jersey to the Company's principal executive offices and reimbursement of taxes associated with the payment of such travel-related expenses including a monthly car allowance of $800. As of October 30, 2017, Mr. McGuiness's housing allowance ceased and his car allowance increased to $1,000 per month.

        If Mr. McGuiness's employment is terminated because of death or disability or by the employer with cause, or upon Mr. McGuiness's resignation, he will receive his base salary through the termination date and shall not be entitled to any other salary, compensation or benefits from the employer or its subsidiaries thereafter, except as specifically provided for under the employer's employee benefit plans or as required by applicable law. In addition, if Mr. McGuiness is terminated due to death, his estate will be entitled to a prorated bonus based on actual performance. If Mr. McGuiness's employment is terminated by the employer without cause he will receive severance payments equal to his base salary for a period of twelve months, payable in the same amounts and at the same intervals as during his employment period. As a condition to receiving any severance payments, Mr. McGuiness must execute a general release agreement in a form provided by the employer and must not have breached any provisions of the employment agreement pertaining to non-competition, non-disparagement, confidentiality, non-solicitation, and covenants regarding inventions and patents.

        "Cause" means one or more of the following with the respect to Mr. McGuiness: (i) the commission of a felony or other crime involving moral turpitude or, as reasonably determined by the board of directors of the employer, the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the employer or any of its affiliates or any of their customers or supplier, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the employer or any of its affiliates substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties reasonably directed by the board of directors of the employer, (iv) any act or omission aiding or abetting a competitor, supplier, or customer of the employer or any of its affiliates to the material disadvantage or detriment of the employer or any of its subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the employer or any of its affiliates or (vi) any material breach of his employment agreement.

        Mr. McGuiness is subject to non-competition, non-solicitation and non-disparagement clauses during his employment period and for two years after any termination of employment.

  Mr. Umosella's Amended and Restated Employment Agreement

        On January 3, 2012 US LBM Holdings, LLC entered into an amended and restated employment agreement with Mr. Umosella, which amended and restated his prior employment agreement (dated January 13, 2010). The employment agreement had an initial term that commenced on January 1, 2012 and ended on January 1, 2015. The employment agreement automatically renews each year for an additional one-year period unless either party provides prior written notice of non-renewal 30 days prior to the end of a renewal period. The employment agreement provides for an annual base salary, which has since been increased, and that Mr. Umosella is eligible for annual bonuses relating to Universal Supply Company and the employer. Effective January 1, 2017, the Universal Supply Company annual bonus target was 20% of Mr. Umosella's base salary, and the executive-level target bonus opportunity was 100% of Mr. Umosella's base salary. The employer also provides Mr. Umosella with a monthly car allowance of $1,000.

        If Mr. Umosella's employment is terminated because of death or disability, by the employer for cause, or by his resignation without "good reason," Mr. Umosella will receive base salary through the termination date and shall not be entitled to any other salary, compensation or benefits from the employer or its subsidiaries thereafter, except as specifically provided for under the employer's employee benefit plans or as required by applicable law.

        The employment agreement also provides for the following severance benefits: if Mr. Umosella's employment is terminated by the employer without cause or Mr. Umosella terminates his employment with "good reason," he will receive his base salary for a period of no less than twelve months and the employer may elect to pay Mr. Umosella up to twenty-four months of base salary, payable in the same amounts and at the same intervals as during his employment. As a condition to receiving any severance payments, Mr. Umosella must execute a general release agreement in a form provided by the employer and must not have breached any provisions of the employment contract pertaining to non-competition, non-disparagement, confidentiality, non-solicitation, and covenants regarding inventions and patents. The amount to be paid during the period of severance payments may not be reduced by the amount of any compensation Mr. Umosella receives with respect to any other employment.

        "Cause" means one or more of the following with the respect to Mr. Umosella: (i) the commission of a felony or other crime involving moral turpitude or, as reasonably determined by the board of directors of the employer, the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the employer or any of its subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the employer or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties reasonably directed by the board of directors of the employer, which after written notice has not been cured within five business days after receipt of such notice (employer only required to provide notice once), (iv) any act or omission aiding or abetting a competitor, supplier, or customer of the employer or any of its subsidiaries to the material disadvantage or detriment of the employer or any of its subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the employer or any of its subsidiaries, or (vi) any other material breach of his employment agreement. Any termination by reason of clause (v) or (vi) is subject to notice from the employer and an opportunity to cure within five days after receipt of the notice.

        "Good reason" under Mr. Umosella's employment agreement means one of the following events: (i) a reduction in his base salary by more than 10% (other than as a result of or in connection with an overall reduction in salary or compensation which affects other employees of the employer or its subsidiaries), (ii) a material diminution in his title, position, responsibilities and/or authorities such that he is no longer principally responsible on a day-to-day basis for the management of the business and operations of the Universal consistent with Mr. Umosella's position and responsibilities as the President, (iii) any breach by the employer of its material obligations, covenants and/or agreements under his employment agreement, which after written notice from Mr. Umosella of such breach has not been cured within five business days after receipt of notice, (iv) any requirement that Mr. Umosella relocate to a location that is more than twenty-five miles from Hammonton, New Jersey; provided that written notice of Executive's resignation must be delivered to the employer within 30 days after the occurrence of any such event constituting "good reason."

        Mr. Umosella is subject to a non-competition clause during his employment period that runs through the full year after his termination date or, if longer, until he stops receiving severance payments. During this same period, Mr. Umosella is also subject to non-solicitation and non-disparagement covenants.

  Ms. Pollock's Employment Agreement

        On February 19, 2016, US LBM Holdings, LLC entered into an employment agreement with Ms. Pollock, which was amended effective as of January 1, 2017. The employment agreement has an initial term that commenced on March 1, 2016 and ends on February 19, 2019. The employment agreement automatically renews each year for an additional one-year period unless either party provides prior written notice of non-renewal. Effective January 1, 2017, Ms. Pollock's employment agreement was amended to increase her base salary to $375,000, and decrease her annual target bonus opportunity to 25%. Pursuant to the employment agreement, effective as of January 1, 2017, Ms. Pollock is entitled to receive a monthly car allowance of $1,000.

        If Ms. Pollock's employment is terminated because of death or disability or by the employer with cause, or upon Ms. Pollock's resignation, she will receive her base salary through the termination date and shall not be entitled to any other salary, compensation or benefits from the employer or its subsidiaries thereafter, except as specifically provided for under the employer's employee benefit plans or as required by applicable law. If Ms. Pollock's employment is terminated by the employer without cause she will receive (i) severance payments equal to her base salary for a period of six months, payable in the same amounts and at the same intervals as during her employment period and (ii) a pro rata bonus, payable at the same time as if her employment had not ended. As a condition to receiving any severance payments, Ms. Pollock must execute a general release agreement in a form provided by the employer and must not have breached any provisions of the employment agreement pertaining to non-competition, non-disparagement, confidentiality, non-solicitation, and covenants regarding inventions and patents.

        "Cause" means one or more of the following with the respect to Ms. Pollock: (i) the conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony or other crime involving moral turpitude; (ii) the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the employer or any of its subsidiaries or any of their customers or suppliers; (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace), the abuse of prescription drugs, or other repeated conduct causing the employer or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iv) insubordination or substantial and repeated failure to perform duties reasonably directed by the board of directors of the employer, (v) any act or omission aiding or abetting a competitor, supplier, or customer of the employer or any of its subsidiaries to the material disadvantage or detriment of the employer or any of its subsidiaries, (vi) breach of fiduciary duty, gross negligence or willful misconduct with respect to the employer or any of its subsidiaries or affiliates; and/ or (vii) any other material breach of an employer policy, her employment agreement or any contractual or legal obligation to the employer.

        Ms. Pollock is subject to non-competition, non-solicitation and non-disparagement clauses during her employment period and for one year after any termination of employment.

Outstanding Equity Awards at Fiscal Year End 2017

	Option Award[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)[12]	Option Expiration Date
L.T. Gibson	488,492.43	[2]	488,492.43	[2]	12.00	N/A
	—		2,930,954.607	[3]	12.00	N/A
Patrick McGuiness	43,615.40		130,846.19	[4]	12.94	N/A
	—		523,384.751	[5]	12.94	N/A
Jeff Umosella	139,569.27	[2]	139,569.27	[2]	12.00	N/A
	—		837,415.602	[3]	12.00	N/A
	12,775.41	[6]	12,775.41	[6]	12.00	N/A
	—		76,652.444	[7]	12.00	N/A
Michelle Pollock	8,723.08		26,169.24	[8]	12.00	N/A
	—		104,676.950	[9]	12.00	N/A
	8,707.33		26,121.98	[10]	12.94	N/A
	—		104,676.926	[11]	12.94	N/A

1
The equity awards that are disclosed in these tables are profits interests in LBM Acquisition, LLC, referred to as "Override Units," rather than traditional option awards. Despite the fact that profits interests such as the Override Units do not require the payment of exercise price, we believe that these awards are economically similar to stock options because they obtain value only as the value of the underlying security rises, and as such, are required to be reported as "Option Awards." No "options" in the traditional sense have been granted to our named executive officers. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

2
These Operating Units in LBM Acquisition, LLC were granted on December 29, 2015. One-fourth vested on December 29, 2016, and an additional one-fourth vested on December 29, 2017. The remaining Operating Units will vest ratably on the third and fourth anniversaries of the grant date. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

3
These Value Units in LBM Acquisition, LLC were granted on December 29, 2015 and vest upon the occurrence of an exit event, provided that certain performance criteria are achieved. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

4
These Operating Units in LBM Acquisition, LLC were granted on November 7, 2016. One-fourth vested on November 7, 2017. The remaining Operating Units will vest ratably on the second, third and fourth anniversaries of the date of grant. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

5
These Value Units in LBM Acquisition, LLC were granted on November 7, 2016 and vest upon the occurrence of an exit event, provided that certain performance criteria are achieved. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

6
These Branch Operating Units in LBM Acquisition, LLC were granted on December 29, 2015. One-fourth vested on December 29, 2016, and an additional one-fourth vested on December 29, 2017. The remaining Branch Operating Units will vest ratably on the third and fourth anniversaries of the grant date. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

7
These Branch Value Units in LBM Acquisition, LLC were granted on December 29, 2015 and vest upon the occurrence of an exit event, provided that certain performance criteria are achieved. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

8
These Operating Units in LBM Acquisition, LLC were granted on March 1, 2016. One-fourth vested on March 1, 2017. The remaining Operating Units will vest ratably on the second, third and fourth anniversaries of the grant date. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

9
These Value Units in LBM Acquisition, LLC were granted on March 1, 2016 and vest upon the occurrence of an exit event, provided that certain performance criteria are achieved. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

10
These Operating Units in LBM Acquisition, LLC were granted on December 12, 2016. One-fourth vested on December 12, 2017. The remaining Operating Units will vest ratably on the second, third and fourth anniversaries of the date of grant. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

11
These Value Units in LBM Acquisition, LLC were granted on December 12, 2016 and vest upon the occurrence of an exit event, provided that certain performance criteria are achieved. See "—Elements of our Executive Compensation Program—Long-Term Incentives."

12
The Override Units granted to Messrs. Gibson and Umosella on December 29, 2015 are entitled to receive an additional catch-up distribution under the LLC Agreement, equal to the difference between the benchmark amount for such Override Units and $10.00.

Potential Payments upon Termination or Change in Control in Fiscal Year 2017

Effect of Termination or Change in Control under the Employment Agreements

        For a description of the potential payments upon a termination pursuant to the employment agreements with our named executive officers, see "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements". The employment agreements do not provide for severance or payments upon a change in control.

Effect of Termination or Change in Control under the LLC Agreement of LBM Acquisition, LLC

        The LLC Agreement provides for the following payments to each named executive officer, each of whom is a management member of LBM Acquisition, LLC, as the term is used in the LLC Agreement, upon the termination of employment scenarios or a change in control, as set forth below:

        For Cause.    In the event that a management member's employment is terminated for cause or a breach of the restrictive covenants, all of the Override Units issued to such management member will immediately be forfeited. "Cause" means, generally, (i) the refusal or neglect of the management member to perform substantially his or her employment-related duties, (ii) the management member's personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty, (iii) the management member's conviction of, or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law or (iv) the management member's material breach of any written covenant or agreement not to disclose any information pertaining to LBM Acquisition, LLC or not to compete or interfere with LBM Acquisition, LLC.

        For Good Leaver Termination.    In the event that a management member's employment is terminated by reason of good leaver termination, (i) all of the Value Units issued such management member will immediately be forfeited, (ii) a pro rata portion of the Operating Units that are scheduled to become no longer subject to forfeiture between the most recent vesting date or, if applicable, grant date and the termination date (according to the schedule in the chart below) shall become nonforfeitable and (iii) all of the Operating Units issued that are not subject to forfeiture (including by reason of clause (ii) above) shall be retained by such inactive management member and not be subject to forfeiture. "Good leaver termination" means, generally, a termination by the Company without cause, a termination by reason of death or disability, or a voluntary termination of a management member's employment with LBM Acquisition, LLC or any subsidiary of LBM Acquisition, LLC as a result of either of the following: (a) a significant reduction by LBM Acquisition, LLC or any such subsidiary of his current salary (other than an across-the-board reduction affecting all employees or similarly situated employees) or (b) a substantial and material reduction in the management member's then current duties, authority or responsibility without the management member's consent.

        For Any Reason Other Than Cause or Good Leaver Termination.    Provided that an exit event (as defined in the LLC Agreement) has not occurred and that a definitive agreement is not in effect regarding a transaction which, if consummated, would result in an exit event, then all of the Value Units and a percentage of the Operating Units shall be forfeited according to the following schedule:

If the Termination Occurs	Percentage of Operating Units Forfeited
Before the first anniversary of the grant of such Operating Units	100%
On or after the first anniversary, but before the second anniversary, of the grant of such Operating Units	75%
On or after the second anniversary, but before the third anniversary, of the grant of such Operating Units	50%
On or after the third anniversary, but before the fourth anniversary, of the grant of such Operating Units	25%
On or after the fourth anniversary of the grant of such Operating Units	0%

        Upon the Occurrence of an Exit Event.    Upon the occurrence of an exit event, all Operating Units that are held by the management members will vest. With respect to the Value Units: If the Kelso Affiliates do not receive an internal rate of return, compounded annually, on their investment in LBM Acquisition, LLC of at least 10% in connection with the exit event, no Value Units will vest. Provided that the Kelso Affiliates receive an internal rate of return, compounded annually on their investment in LBM Acquisition, LLC of at least 10%, Value Units held by our named executive officers shall vest and become eligible to participate in distributions in accordance with the following schedule:

  •
  No Value Units will vest and participate in distributions unless the investment multiple (i.e., the fair market value of all distributions and/or sale proceeds received by the Kelso Affiliates divided by their total capital contributed) is at least 2.

  •
  A pro-rata portion of the Value Units will vest and participate in distributions if the investment multiple is at least 2 but less than 3.5.

  •
  All Value Units will vest and participate in distributions if the investment multiple is 3.5 or greater.

        All Value Units that do not vest and become eligible to participate in distributions as provided above will be forfeited and canceled immediately following the exit event. See "—Elements of our Executive Compensation Program—Long-Term Incentives" for a description of the definition of "exit event" pursuant to the LLC Agreement.

        With respect to any Override Units that are Branch Override Units, no more than 25% of the distributions in respect of the overall Override Unit pool at the time of the exit event may be made to the Branch Override Units. In addition, at the time of a change in control, the outstanding Branch Value Units are subject to vesting and reallocation based on the relative Adjusted EBITDA growth of each respective branch, and any employee holding Branch Value Units at a branch where Adjusted EBITDA growth is negative will forfeit his or her Branch Value Units.

        Requirements With Respect to Non-Competition and Non-Solicitation.    The LLC Agreement provides that until 12 months following the management member's effective termination date, the management member may not become associated with certain entities that are actively engaged in any business that is competitive with the business of LBM Acquisition, LLC or any of its subsidiaries. The LLC Agreement also provides that no management member shall directly or indirectly induce any employee of LBM Acquisition, LLC or any of its subsidiaries to (i) terminate employment with such entity or (ii) otherwise interfere with the employment relationship of LBM Acquisition, LLC or any of its subsidiaries with any person who is or was employed by the Company or such subsidiary. In addition, the LLC Agreement prohibits any management member from soliciting or otherwise attempting to establish for himself or herself any business relationship with any person which is, or which was any time during the 12-month period preceding the date such management member ceases to hold any equity interest in LBM Acquisition, LLC, a customer or client of or a distributor to LBM Acquisition, LLC or any of its subsidiaries.

Potential Payments upon Termination or Change-in-Control

        The following table sets forth the estimated amount of compensation each of our named executive officers would receive under the termination or change in control situations, as applicable, discussed above. The table assumes that such termination or change in control event occurred on December 31, 2017. The table excludes (i) amounts accrued through the termination date that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) vested account balances under our 401(k) plan that are generally available to all of our employees and (iii) except as indicated in the footnotes below, any post-employment benefit that is available to all of our employees and does not discriminate in favor of our named executive officers.

Name[1]	Termination Trigger	Severance (Salary)($)[2]	Value of Accelerated Operating Units($)[3]	Value of Accelerated Value Units($)[4]	Value of Accelerated Branch Operating Units($)[3]	Value of Accelerated Branch Value Units($)[4]	Other Benefits ($)	Total ($)
L.T. Gibson	Involuntary Termination without Cause/Notice of Non-Renewal by the Employer	700,000	7,093	—	—	—	—	707,093
	Resignation for Good Reason	700,000	7,093	—	—	—	—	707,093
	Voluntary Termination	—	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—	—
	Death[5]	—	7,093	—	—	—	500,000	507,093
	Disability[6,7]	—	7,093	—	—	—	—	7,093
	Change in Control	—	2,589,100	—	—	—	—	2,589,100
Patrick McGuiness	Involuntary Termination without Cause	450,000	15,228	—	—	—	—	465,228
	Resignation for Good Reason	—	15,228	—	—	—	—	15,228
	Voluntary Termination	—	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—	—
	Death[5]	—	15,228	—	—	—	500,000	515,228
	Disability[6,7]	—	15,228	—	—	—	—	15,228
	Change in Control	—	308,797	—	—	—	—	308,797

Name[1]	Termination Trigger	Severance (Salary)($)[2]	Value of Accelerated Operating Units($)[3]	Value of Accelerated Value Units($)[4]	Value of Accelerated Branch Operating Units($)[3]	Value of Accelerated Branch Value Units($)[4]	Other Benefits ($)	Total ($)
Jeff Umosella	Involuntary Termination without Cause	619,759	2,027	—	186	—	—	621,972
	Resignation for Good Reason	619,759	2,027	—	186	—	—	621,972
	Voluntary Termination	—	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—	—
	Death[5]	—	2,027	—	186	—	500,000	502,213
	Disability[6,7]	—	2,027	—	186	—	—	2,213
	Change in Control	—	739,717	—	67,710	—	—	807,427
Michelle Pollock	Involuntary Termination without Cause	307,293	25,124	—	—	—	—	332,417
	Resignation for Good Reason	—	25,124	—	—	—	—	25,124
	Voluntary Termination	—	—	—	—	—	—	—
	Retirement	—	—	—	—	—	—	—
	Death[5]	—	25,124	—	—	—	500,000	525,124
	Disability[6,7]	—	25,124	—	—	—	—	25,124
	Change in Control	—	148,006	—	—	—	—	148,006

1
Entitlements in this table for each event are as set forth in (i) certain employment agreements in effect as of the relevant date for each named executive officer and (ii) the Continuing LLC Owner LLC Agreement. See "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements" and "—Potential Payments upon Termination or Change in Control in Fiscal Year 2017—Effect of Termination or Change in Control under the Continuing LLC Owner LLC Agreement of LBM Acquisition, LLC."

2
Under the terms of each of the named executive officer's employment agreement, severance is payable in the form of salary continuation. For Mr. Umosella, amounts in this column assume that the employer elected to pay Mr. Umosella his continued base salary for an additional period of one year in consideration for the extension of the applicable period of the covenants related to non-competition, non-solicitation and non-disparagement. Amounts payable in this column are subject to the executive (i) executing a release of claims against the employer and (ii) not breaching the restrictive covenants in his employment agreement. See "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements."

3
The actual value of the accelerated vesting of the unvested Operating Units and Branch Operating Units cannot be determined until such time as an exit event occurs and all surrounding facts and circumstances are known. Amounts in this column represent an estimate of the value of the Operating Units that would be accelerated in connection with the applicable event assuming the event occurred on December 31, 2017. No value is shown for units that were vested prior to December 31, 2017. For "good leaver" terminations, the amount in this column reflects the value of the Operating Units that would vest on such termination based on the number of days between the most recent vesting (or, as applicable, the grant date) and the assumed December 31, 2017 termination date. With respect to a change in control, the amount in this column reflects the value of the acceleration of all of the unvested Operating Units held as of December 31, 2017. For purposes of this estimate, we have assumed an estimated price of $15.30 per Common Unit in LBM Acquisition, LLC, and the value reported in this column is calculated as the "spread" between the benchmark amount (including any catch-up amount) of the Operating Unit and the $15.30 price. Notwithstanding the value included in the table, the Operating Units are generally not entitled to distributions from LBM Acquisition, LLC, if any, until the occurrence of an exit event. For a description of the Operating Units, see "—Elements of Our Executive Compensation Program—Long Term Incentives."

4
The actual value of the accelerated vesting of the unvested Value Units and Branch Value Units cannot be determined until such time as an exit event occurs and all surrounding facts and circumstances are known. No amounts have been reported in this column because (i) all unvested Value Units and Branch Value Units are forfeited upon a termination of employment, and (ii) if a change in control event occurred on December 31, 2017 at an estimated price of $15.30 per Common Unit in LBM Acquisition, LLC, the performance vesting conditions of the Value Units and the Branch Value Units would not be satisfied. With respect to the Branch Value Units, no separate assessment of branch-level performance has been conducted, and no branch-level adjustment has been assumed. For a description of the Value Units, see "—Elements of Our Executive Compensation Program—Long Term Incentives."

5
Under the executive life insurance policy, each named executive officer's designated beneficiary is entitled to a payment in an amount equal to $500,000.

6
Under the executive long-term disability policy, each named executive officer will receive benefits equal to 60% of his or her base salary capped at $10,000 per month.

7
Under the supplemental executive long-term disability policy, each named executive officer will receive benefits equal to his or her base salary and bonus in excess of $10,000 per month.

Changes to the Compensation Program in Connection with the Initial Public Offering—Adoption of an Omnibus Incentive Plan and Annual Incentive Plan

2018 Omnibus Incentive Plan

        The following is a summary of the omnibus incentive plan we intend for our board of directors to adopt and our stockholders to approve in connection with this offering. The following description of the material terms and conditions of this plan is qualified by reference to the full text of the plan.

        Background.    Prior to the completion of this offering, we intend for our board of directors to adopt and our stockholders to approve the US LBM Holdings, Inc. 2018 Omnibus Incentive Plan, or the "Omnibus Incentive Plan," pursuant to which we will make grants of short- and long-term cash and equity incentive compensation to our directors, officers and other employees after the adoption of the Omnibus Incentive Plan. The following are the material terms of the Omnibus Incentive Plan.

        Administration.    Our board of directors has the authority to interpret the terms and conditions of the Omnibus Incentive Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Incentive Plan. The board of directors will delegate its authority to the Compensation Committee, referred to below as the "Administrator." To the extent consistent with applicable law, the Administrator may further delegate the ability to grant awards or other matters involving administration of the Omnibus Incentive Plan to our Chief Executive Officer or other of our officers. In addition, subcommittees may be established to the extent necessary to comply with Rule 16b-3 under the Exchange Act.

        Eligible Award Recipients.    Our directors, officers, other employees and consultants are eligible to receive awards under the Omnibus Incentive Plan.

        Awards.    Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or "SARs"; dividend equivalents; deferred share units; and other stock-based awards. Cash awards are also expected to be granted under the Plan as annual and long-term incentives.

        Shares Subject to the Omnibus Incentive Plan.    Subject to adjustment as described below, a total of approximately                         million shares of our common stock will be available for issuance under the Omnibus Incentive Plan. This figure represents approximately 8% of our outstanding common stock on a fully diluted basis as of                         . Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or shares reacquired by us. All of the shares under the Omnibus Incentive Plan may be granted as incentive stock options within the meaning of the Code. With respect to any calendar year, the fair market value of shares subject to awards granted to any non-employee director, and the cash paid to any non-employee director, may not exceed $            in the aggregate (excluding for this purposes any additional compensation payable to a non-executive chairman for services in that capacity).

        Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan that terminates, is forfeited, is repurchased, expires or lapses for any reason will again be available for the grant of awards under the Omnibus Incentive Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the Omnibus Incentive Plan, and the shares subject to any award that is settled in cash, will again be available for issuance. The Omnibus Incentive Plan permits us to issue replacement awards to employees of companies acquired by us, but those replacement awards would not count against the share maximum listed above, and any forfeited replacement awards would not be eligible to be available for future grant.

        Terms and Conditions of Options and Stock Appreciation Rights.    An "incentive stock option" is an option that meets the requirements of Section 422 of the Code, and a "non-qualified stock option" is an option that does not meet those requirements. A SAR is the right of a participant to a payment, in cash, shares of common stock, or a combination of cash and shares equal to the amount by which the market value of a share of common stock exceeds the exercise price of the stock appreciation right. An option or SAR granted under the Omnibus Incentive Plan will be exercisable only to the extent that it is vested on the date of exercise. Unless otherwise determined by the Administrator, no option or SAR may be exercisable more than ten years from the grant date. The Administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. SARs may be granted to participants in tandem with options or separately. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

        The exercise price per share under each non-qualified option and SAR granted under the Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. For awards granted on or with a date of determination that is the date of the pricing of the initial public offering, the fair market value of the common stock would be equal to the initial public offering price. The Omnibus Incentive Plan includes a general prohibition on the repricing of out-of-the-money options and SARs without shareholder approval.

        Terms and Conditions of Restricted Stock and Restricted Stock Units.    Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant's account, which is settled in stock or cash upon or after vesting. Subject to the provisions of the Omnibus Incentive Plan, our Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units granted under the Omnibus Incentive Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator.

        Terms and Conditions of Performance Shares and Performance Units.    A performance share is a grant of a specified number of shares of common stock, or a right to receive a specified (or formulaic) number of shares of common stock after the date of grant, subject to the achievement of predetermined performance conditions. A performance unit is a unit, having a specified cash value, that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock if predetermined performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of pre-determined performance goals established by the Administrator and specified in the applicable award agreements, and such other conditions, restrictions and contingencies as the Administrator may determine, as described in more detail below.

        Terms and Conditions of Deferred Share Units.    A deferred share unit is a unit credited to a participant's account in our books that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock upon a predetermined settlement date. Deferred share units may be granted by the Administrator independent of other awards or compensation. Unless the Administrator determines otherwise, deferred share units would be fully vested when granted.

        Other Stock-Based Awards.    The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan, including fully vested stock awards and formula grants to our non-employee directors under our director compensation program.

        Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards.

        Performance Goals and Related Provisions.    The performance period for awards granted under the Omnibus Incentive Plan will be of any duration set by the Administrator, although the performance period is not expected to be less than one year. Unless otherwise limited under a separate agreement, the Administrator has the sole and absolute discretion to reduce the amount of any award under the Omnibus Incentive Plan that would otherwise be made to (or become vested with respect to) any participant or to decide that no payment shall be made or no vesting will occur. Payment or vesting of awards will occur as soon as practicable after the Administrator (or an officer, director or a group of officers or directors authorized by the Administrator) determines that the applicable performance goals have been attained for a performance period. Cash awards will be paid no later than the 15th day of the third month following the end of the year to which the performance period relates.

        The Administrator will establish the performance goals that must be satisfied in order for a participant to receive an award for a performance period or for a performance based award to be earned or vested. The Administrator may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid under the Omnibus Incentive Plan, and may provide for the payment of differing amounts of compensation for different levels of performance. Performance goals may be established on a Company-wide basis, with respect to one or more business units, divisions, subsidiaries, or products or based on individual performance measures, and may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of the Company, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. In the case of earnings-based measures, performance goals may include comparisons relating to capital (including but not limited to, the cost of capital), shareholders' equity, shares outstanding, assets or net assets, or any combination thereof. The Administrator may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid under the Omnibus Incentive Plan, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance goals may also be subject to such other conditions as the Administrator may determine appropriate.

        Termination of Employment.    Except as otherwise determined by the Administrator, in the event a participant's employment terminates for any reason other than "cause" (as defined in the Omnibus Incentive Plan), all unvested awards will be forfeited and all options and SARs that are vested and exercisable will remain exercisable until a specified period of time following the date of the participant's termination of employment. In the event of a participant's termination for cause, all unvested or unpaid awards, including all options and SARs, whether vested or unvested, will immediately be forfeited and canceled.

        Other Forfeiture Provisions.    A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any Class A common stock to the extent required by applicable law, including Section 304 of the Sarbanes-Oxley Act and Section 10D of the Exchange Act, or pursuant to such policies as to forfeiture and recoupment as may be adopted by the Administrator, the board of directors or us and communicated to participants.

        Change in Capitalization or Other Corporate Event.    The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock. Any such adjustment would not be considered a repricing for purposes of the prohibition on repricing described above.

        Effect of a Change in Control.    Except as otherwise determined by the Administrator, upon a future change in control of the Company, unless prohibited by applicable law (including if such action would trigger adverse tax treatment under Section 409A of the Code), no accelerated vesting or cancellation of awards would occur if the awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions (except that any substitute awards must fully vest on a participant's involuntary termination of employment without "cause" or constructive termination of employment, in each case occurring within two years following the date of the change in control). To the extent that awards that vest based on continued service are not assumed and/or replaced in this manner, then those awards would fully vest and be cancelled for the same per share payment made to the shareholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). Performance-vesting awards would be modified into time-vesting awards at the time of the change in control based on either target or actual levels of performance, and the modified awards would then either be replaced or assumed, or cashed out, as described above. The Administrator has the ability to prescribe different treatment of awards in the award agreements and/or to take actions that are more favorable to participants.

        Clawback.    We may cancel, reduce or require an employee to forfeit any awards granted under the Omnibus Incentive Plan or require an employee to reimburse and disgorge to us any amounts received pursuant to awards granted under the Omnibus Incentive Plan, to the extent permitted or required by applicable law, regulation or policy in effect on or after the effective date of the Omnibus Incentive Plan.

        Expiration Date.    The Omnibus Incentive Plan has a ten-year term and will expire at the end of that term unless further approval of our shareholders of the Omnibus Incentive Plan (or a successor plan) is obtained. However, the expiration of the Omnibus Incentive Plan would have no effect on outstanding awards previously granted.

Annual Incentive Plan

        Prior to the completion of this offering, we intend to adopt the US LBM Holdings, LLC Annual Bonus Plan for Corporate Management, or the "Annual Incentive Plan." The Annual Incentive Plan will allow the Board to establish performance goals and other terms and conditions applicable to annual incentive awards to our executives and key employees. Awards under the Annual Incentive Plan will be payable in cash, shares of our common stock or stock-based awards in any form available under the Omnibus Incentive Plan described above, or a combination thereof. Awards granted under the Annual Incentive Plan are subject to any clawback policy that may be adopted by the Company. We may cancel, reduce or require an employee to forfeit any awards granted under the Annual Incentive Plan or require an employee to reimburse and disgorge to us any amounts received pursuant to awards granted under the Annual Incentive Plan, to the extent permitted or required by applicable law, regulation or policy in effect on or after the effective date of the Annual Incentive Plan.

Compensation of Directors

        None of our directors received compensation for their service as director in 2017. Mr. Gibson received no additional compensation for his service as director, and the compensation received by Mr. Gibson as an employee during 2017 is reflected in the "Summary Compensation Table" above. Mr. Hornsby and Mr. Kestner, who have agreed to serve as members of our board of directors upon the effectiveness of our registration statement, received $18,750 each, plus reimbursement of expenses, for attending and participating in meetings of our Board in 2017 as observers.

        In connection with this offering, our Board has adopted a director compensation policy for those directors not employed by us nor affiliated with Continuing LLC Owner (the "Independent Directors"), to be effective as of the completion of this offering. Our director compensation policy employs a combination of cash and stock-based incentive compensation to attract and retain independent, qualified candidates to serve on our Board. Directors who are employed by us or affiliated with Continuing LLC Owner are not entitled to receive any fees for serving as a member of our Board.

        Under our director compensation policy, Independent Directors will be entitled to an annual cash retainer and restricted stock units (or "RSUs") as set forth below:

	Annual Cash Retainer	Value of Annual RSU Award
Board of Directors:
All Independent Directors	$75,000	$75,000
Audit Committee:
Chairperson	$25,000	$—
Non-Chairperson Independent Director	$10,000	$—
Compensation Committee:
Chairperson	$17,500	$—
Non-Chairperson Independent Director	$10,000	$—
Nominating and Corporate Governance Committee:
Chairperson	$10,000	$—
Non-Chairperson Independent Director	$10,000	$—

        The cash retainer will be paid in advance in installments at the end of each calendar quarter of service. In addition, on the date of each annual meeting of our stockholders, each continuing Independent Director will be granted fully vested RSUs for the coming year of service with a grant date fair value of $75,000. The number of RSUs granted will be based on the value of our Class A common stock on the date of grant. Each RSU will represent the right to receive, upon settlement, one share of our Class A common stock. Settlement of the RSUs will occur when the Independent Director's service on our Board ends. All RSUs granted to the Independent Directors will be granted under the Omnibus Incentive Plan.

        Each Independent Director who is serving on the Board on the closing date of this offering will be entitled to a full quarter's cash compensation for the quarter during which the offering closes and for any remaining calendar quarters in 2018. Each Independent Director will also be granted a fully vested pro-rata RSU award at the closing of this offering based on an assumed annual meeting date of June 15, 2018. The number of RSUs granted will be based on the offering price.

        We will also reimburse all of our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the expected ownership of our Class A common stock and Class B common stock by:

  •
  each person who is known by us to own beneficially more than five percent of our Class A common stock or our Class B common stock;

  •
  each of our directors and director nominees;

  •
  each of our named executive officers; and

  •
  all of our current executive officers and directors as a group.

        As described in "The Reorganization Transactions," Continuing LLC Owner will be issued one share of Class B common stock for each LLC Interest it owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of LLC Interests Continuing LLC Owner will own immediately after this offering. As described in "Certain Relationships and Related Party Transactions," shares of our Class B common stock will be cancelled on a one-for-one basis if we, at the election of Continuing LLC Owner, exchange or, at the election of our board of directors, redeem LLC Interests of Continuing LLC Owner for shares of our Class A common stock pursuant to the terms of the Amended and Restated LLC Agreement of US LBM LLC.

        The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Percentage computations are based on                shares of our Class A common stock and shares of our Class B common stock outstanding following this offering and assume no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Unless otherwise indicated below, the address of each individual listed below is c/o US LBM Holdings, Inc., 1000 Corporate Grove Drive, Buffalo Grove, Illinois, 60089.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Common Stock Beneficially Owned[1]
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage
5% Stockholders:
Continuing LLC Owner[2]				100%
KIA IX (Hammer) Investor, L.P.[3]
US LBM Investors, LLC[3]
BEP/US LBM Intermediate Investors, LLC[3]
L.T. Gibson[3,7,10]
Patrick McGuiness[3,7,9]
Jeff Umosella[3,4,7]
Michelle Pollock[3,7]
Kelso Hammer Co-Investment (DE), L.P.			—	—
KIA IX (Hammer DE), L.P.			—	—
BlackEagle Partners Fund, L.P.			—	—
Kelso Group[5]
BlackEagle Group[6]
Named Executive Officers and Directors:
L.T. Gibson[3,7,10]
Patrick McGuiness[3,7]
Jeff Umosella[3,4,7]
Michelle Pollock[3,7]
Frank K. Bynum, Jr.2,5,[8]
Michael J. Clarke	—	—	—	—	—
Stanley de J. Osborne2,5,[8]
Matthew S. Edgerton2,5,[8]
Michael Madden[8,9]
Jason Runco[8,9]
Claude A. Swanson Hornsby III	—	—	—	—	—
Michael T. Kestner	—	—	—	—	—
All current directors and executive officers as a group (9 persons)

1
Total common stock beneficially owned represents the combined voting power for each respective beneficial owner. Except as otherwise required by law, our Class A common stock and Class B common stock will vote together as a single class on all matters. See "Description of Capital Stock."

2
Continuing LLC Owner will receive one share of Class B common stock for each LLC Interest it holds. Subject to the terms of the Exchange Agreement, the LLC Interests held by Continuing LLC Owner will be exchangeable for shares of our Class A common stock on a one-for-one basis beginning six months from the completion of this offering. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Exchange Agreement." When an LLC Interest is exchanged by Continuing LLC Owner, a corresponding share of Class B common stock will be cancelled. See "Description of Capital Stock." Continuing LLC Owner is managed by a board of directors consisting of Messrs. Gibson, Bynum, Osborne, Edgerton, Madden and Runco. Pursuant to the amended and restated limited liability company agreement of Continuing LLC Owner, KIA IX (Hammer) Investor, L.P. ("Hammer Investor") has the right to appoint a seventh member to the board of directors of Continuing LLC Owner at any time. As a majority of Continuing LLC Owner's equity is held Hammer Investor, Hammer Investor may be deemed to beneficially own all of the Class B common stock held by Continuing LLC Owner. See footnote 5 below.

3
Beneficial ownership for these persons and entities as set forth in the table above represents their proportionate interest in our common stock held by Continuing LLC Owner.

4
Includes the proportionate interest in the Class B common stock held by Continuing LLC Owner of (i) the JGU Sr Children's Trust dated January 14, 2016, (ii) the JFU III Children's Trust dated January 14, 2016, (iii) the JGU Sr Trust for John Umosella dated January 14, 2016 and (iv) JJU-USC, LLC.

5
Includes (x) Hammer Investor's proportionate interest in our common stock held by Continuing LLC Owner, (y) shares of Class A common stock held of record by Kelso Hammer Co-Investment (DE), L.P. ("Hammer Co-Invest") and (z) shares of Class A common stock held of record by KIA IX (Hammer DE), L.P. ("Hammer DE"). KIA IX (Hammer), L.P. ("KIA IX"), KEP VI AIV (Hammer), LLC ("KEP VI"), KSN Fund IX (Hammer), L.P. ("KSN") and Kelso Hammer Co-Investment, L.P. ("KIA IX Hammer Co") are the limited partners of Hammer Investor (collectively, hereinafter referred to as the "Kelso Investors"). Kelso GP IX, LLC ("GP IX LLC") is the general partner of KIA IX (Hammer) GP, L.P. ("Hammer GP" and, together with GP IX LLC, Hammer Investor, KIA IX, KSN, KIA IX Hammer Co, Hammer Co-Invest and Hammer DE, the "Kelso Entities"). Hammer GP is the general partner of Hammer Investor, KIA IX, KSN, KIA IX Hammer Co, Hammer Co-Invest and Hammer DE. The Kelso Entities and KEP VI, due to their common control, could be deemed to beneficially own each of the other's shares of common stock. Each of the Kelso Entities and KEP VI disclaims such beneficial ownership. GP IX LLC disclaims beneficial ownership of all of the shares owned of record, or deemed beneficially owned, by each of the Kelso Entities, except to the extent of its pecuniary interest therein, and the inclusion of these shares herein shall not be deemed an admission of beneficial ownership. Hammer GP disclaims beneficial ownership of all of the shares owned of record, or deemed beneficially owned, by each of GP IX LLC and the Kelso Entities, except, in the case of Hammer Investor, KIA IX, KSN, KIA IX Hammer Co, Hammer Co-Invest and Hammer DE, to the extent of its pecuniary interest therein, and the inclusion of these shares herein shall not be deemed an admission of beneficial ownership. Hammer Investor, KIA IX, KSN, KIA IX Hammer Co, Hammer Co-Invest and Hammer DE disclaims beneficial ownership of all of the shares owned of record, or deemed beneficially owned, by each of GP IX LLC and Hammer GP, and the inclusion of these shares herein shall not be deemed an admission of beneficial ownership. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim, Henry Mannix III, Paul A. Bridwell, Stephen C. Dutton, Matthew S. Edgerton and Michael J. LeTourneau (the "Kelso Individuals") may be deemed to share beneficial ownership of shares owned of record or beneficially owned by the Kelso Entities and KEP VI, by virtue of their status as managing members of GP IX LLC and KEP VI, but disclaim beneficial ownership of such shares, and the inclusion of these shares herein shall not be deemed an admission of beneficial ownership. The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

6
Includes (x) US LBM Investors, LLC's ("BEP Investor") proportionate interest in our common stock held by Continuing LLC Owner, (y) BEP/US LBM Intermediate Investors, LLC's ("BEP Intermediate") proportionate interest in the Class B common stock held by Continuing LLC Owner, and (z) shares of Class A common stock held of record by BlackEagle Partners Fund, L.P. ("BEP Fund" and together with BEP Intermediate and BEP Fund, the "BEP Entities"). BlackEagle Partners, LLC ("BEP Manager") is the manager of BEP Intermediate and BlackEagle Partners GP LLC ("BEP GP"), the general partner of BEP Fund, and therefore BEP Manager and BEP GP may be deemed to beneficially own the common stock of BEP Fund and BEP Manager may be deemed to beneficially own the common stock of BEP Intermediate. In addition, Jason Runco and Michael Madden serve as the management committee of BEP Manager and therefore may also be deemed to beneficially own the common stock of BEP Intermediate and BEP Fund. Each of BEP Manager, BEP GP, Mr. Runco and Mr. Madden disclaim beneficial ownership of all the shares owned of record, or deemed beneficially owned, by each of the BEP Entities, and the inclusion of these shares herein shall not be deemed an admission of beneficial ownership. The address for the BEP Entities is 6905 Telegraph Road, Suite 119, Bloomfield Hills, MI.

7
As set forth in the table above under "Continuing LLC Owner," each of Messrs. Gibson, McGuiness and Umosella and Ms. Pollock hold shares of Class B common stock indirectly through their ownership interest in Continuing LLC Owner.

8
Excludes shares of our common stock held by Continuing LLC Owner. Each of Messrs. Gibson, Bynum, Osborne, Edgerton, Madden and Runco are directors of Continuing LLC Owner and expressly disclaim beneficial ownership of the shares of our common stock held by Continuing LLC Owner.

9
Each of Mr. Madden and Mr. Runco are members of the management committee of BEP Manager, the manager of BEP Intermediate. Each of Mr. Madden and Mr. Runco are also members of the investment committee of BEP GP, the general partner of BEP Fund. In addition, Mr. Runco is on the board of managers of BEP Investor (together with BEP Intermediate and BEP Fund, "BlackEagle"). BlackEagle's ownership interest in Continuing LLC Owner represents an indirect ownership of LLC Interests. Each of Messrs. Madden and Runco expressly disclaim beneficial ownership of the shares of our common stock held by Continuing LLC Owner and the shares of Class A common stock held by BEP Fund. See footnote 6 above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

        Prior to the completion of this offering, our board of directors will approve policies and procedures with respect to the review and approval of certain transactions between us and a "Related Person," or a "Related Person Transaction," which we refer to as our "Related Person Transaction Policy." Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        A "Related Person," as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Holdings or a nominee to become a director of Holdings; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Related party agreements in effect prior to this offering and the Reorganization Transactions

Consulting Agreement

        In connection with the Acquisition, Continuing LLC Owner, Michael Madden and Jason Runco entered into a consulting agreement (the "Consulting Agreement") with Saratoga Bend Partners, LLC (the "Consultant").

        Pursuant to the Consulting Agreement, the Consultant provides certain advisory and management consulting services to Continuing LLC Owner and its subsidiaries. Additionally, Continuing LLC Owner pays to the Consultant an aggregate annual fee of $0.8 million (the "Annual Consulting Fee"); provided that, (i) if Michael Madden voluntarily resigns from the Consultant but Jason Runco continues to provide services to the Consultant, the Annual Consulting Fee shall be reduced to approximately $0.5 million and subsequent quarterly installments shall be adjusted consistent therewith, (ii) if Jason Runco voluntarily resigns from the Consultant but Michael Madden continues to provide services to the Consultant, the Annual Consulting Fee shall be reduced to approximately $0.3 million and subsequent quarterly installments shall be adjusted consistent therewith and (iii) if both Jason Runco and Michael Madden voluntarily resign from the Consultant, the Annual Consulting Fee shall be reduced to zero. Payments under the Consulting Agreement totaled $0.4 million for the three months ended March 31, 2018 and $0.8 million for each of the years ended December 31, 2017 and 2016. No payments were made under the Consulting Agreement prior to 2016.

        The Consulting Agreement will be terminated in connection with this offering. We will pay the Consultant an aggregate fee of $0.8 million in 2018 prior to terminating the Consulting Agreement.

Advisory Services Agreement

        In connection with the Acquisition, US LBM Holdings, LLC entered into an advisory services agreement (the "Advisory Services Agreement") with Kelso, BlackEagle and the other holders of common units of Continuing LLC Owner.

        Pursuant to the Advisory Services Agreement, Kelso, BlackEagle and the other holders of common units of Continuing LLC Owner provide certain consulting and advisory services to US LBM Holdings, LLC. Under the Advisory Services Agreement, US LBM Holdings, LLC agrees to pay to Kelso, BlackEagle and the Other Members (as defined below) an aggregate annual fee of $4.5 million. The Advisory Services Agreement also requires US LBM Holdings, LLC to reimburse each of the Kelso Group, the BlackEagle Group and the Other Members' Group (each as defined below) promptly for their respective out-of-pocket costs and expenses incurred in connection with their investments in US LBM Holdings, LLC, including any direct or indirect investment after the date of the Advisory Services Agreement. No payments were made under the Advisory Services Agreement in the first quarter of 2018. Payments under the Advisory Services Agreement totaled $4.5 million and $6.1 million for the years ended December 31, 2017 and 2016, respectively. Other than the $5 million transaction fee described below, no payments under the Advisory Services Agreement were made in 2015.

        In addition, pursuant to the Advisory Services Agreement, immediately following the closing of the Acquisition, US LBM Holdings, LLC paid to Kelso, BlackEagle and the holders of common units of Continuing LLC Owner who are not affiliated with Kelso or BlackEagle (the "Other Members") a transaction fee of $5 million in consideration of the services rendered in connection with the Acquisition and the transactions contemplated thereby and reimbursed Kelso for its and its affiliates' out-of-pocket costs and expenses incurred in connection with the Acquisition and the transactions contemplated thereby.

        The Advisory Services Agreement provides that (i) until such date on which any investment fund managed by Kelso and its affiliates cease to own an equity interest in US LBM Holdings, LLC, Kelso or any of its affiliates or designees (the "Kelso Group"), may, at the request of the Board of Directors of US LBM Holdings, LLC, provide consulting and advisory services to US LBM Holdings, LLC, (ii) until such date on which any investment fund managed by BlackEagle and its affiliates cease to own an equity interest in US LBM Holdings, LLC, BlackEagle or any of its affiliates or designees (the "BlackEagle Group"), may, at the request of the Board of Directors of US LBM Holdings LLC, provide consulting and advisory services to US LBM Holdings, LLC and (iii) until such date on which any investment fund managed by the Other Members and its affiliates cease to own an equity interest in US LBM Holdings, LLC, Other Members or any of its affiliates (the "Other Members' Group"), may, at the request of the Board of Directors of US LBM Holdings, LLC, provide consulting and advisory services to US LBM Holdings, LLC.

        The annual advisory fee payable under the Advisory Services Agreement will be terminated in connection with this offering. We will pay the Kelso Group, the BlackEagle Group and the Other Members' Group an aggregate of approximately $4.5 million to terminate the annual advisory fee payable under the Advisory Services Agreement. All consulting and advisory services to be provided under the Advisory Services Agreement as well as all expense reimbursement provisions and indemnification provisions under the Advisory Services Agreement will remain in effect following this offering until such time as Continuing LLC Owner no longer holds LLC Interests.

Other Relationships and Transactions

        We, through our business unit, Universal Supply Company, lease certain facilities from entities owned by our Chief Development Officer and President, Universal Supply Company, Jeff Umosella, together with others. As of December 31, 2017, these leases had expiration dates through December 31, 2024. Rent expense related to these leases was approximately $0.1 million for the three months ended March 31, 2018 and $1.2 million for each of the years ended December 31, 2017, 2016 and 2015. At March 31, 2018, future minimum payments under the terms of the leases aggregated approximately $0.6 million. The approximate dollar value amounts of Mr. Umosella's interest in these rent expenses were $0.1 million for the three months ended March 31, 2018, $0.4 million for the year ended December 31, 2017 and $0.3 million for each of the years ended December 31, 2016 and 2015.

        We, through our business unit Wisconsin Building Supply, lease certain facilities from IGU Properties LLC, an entity partially owned by L.T. Gibson, our Chief Executive Officer, and Jeff Umosella, our Chief Development Officer and President, Universal Supply Company. As of March 31, 2018, this lease had an expiration date through our fiscal year ending June 30, 2025. Rent expense related to this lease was approximately $0.1 million for the three months ended March 31, 2018, $0.4 million for the year ended December 31, 2017 and $0.3 million for the year ended December 31, 2016. At March 31, 2018, future minimum payments under the terms of the lease aggregated approximately $2.4 million. The approximate dollar value amounts of each of Mr. Gibson's and Mr. Umosella's interest in these rent expenses were $25,296 for the three months ended March 31, 2018 and $98,817 and $74,123 for the years ended December 31, 2017 and 2016 respectively.

        We, through our business unit Hines Building Supply, lease a facility from Bloomington White Oak, LLC, an entity partially owned by Jeff Umosella, our Chief Development Officer and President, Universal Supply Company. As of March 31, 2018, this lease had an expiration date through our fiscal year ending December 31, 2024. Rent expense related to this lease was approximately $0.1 million for the three months ended March 31, 2018, $0.3 million for the year ended December 31, 2017 and $0.2 million for the year ended December 31, 2016. There was no rent expense related to this property in 2015. At March 31, 2018, future minimum payments under the terms of the lease aggregated approximately $1.2 million. The approximate dollar value amount of Mr. Umosella's interest in the rent expense was $39,501 for the three months ended March 31, 2018 and $156,359 for the year ended December 31, 2017.

        We, through our business unit K-I Lumber, lease certain facilities from K-I Property, LLC, a subsidiary of WHAM Real Estate, LLC, an entity partially owned by L.T. Gibson, our Chief Executive Officer. Rent expense related to these leases was approximately $0.8 million for the years ended December 31, 2017, 2016 and 2015. The approximate dollar value amounts of Mr. Gibson's interest in these rent expenses was $0.4 million for each of the years ended December 31, 2017, and 2016. During August of 2017, the Company helped facilitate the sale of these facilities by K-I Property, LLC to a third party buyer. In connection with this sale, the Company agreed to lease these facilities from the third party buyer. As a result of the sale, L.T. Gibson no longer holds an interest in the rent expense of these facilities.

        We, through our business unit Universal Supply Company, lease certain equipment from JJU-USC Leasing Co., LLC, an entity owned by Jeff Umosella, our Chief Development Officer and President, Universal Supply Company and others. Expense related to these leases was approximately $0.1 million for the three months ended March 31, 2018 and $0.3 million for each of the years ended December 31, 2017, 2016 and 2015.

        In 2014, US LBM Holdings, LLC issued a promissory note in favor of Jeff Umosella in the amount of $1.0 million. This note was settled in connection with the Acquisition.

        We, through our business unit Universal Supply Company, purchased inventories from Intex Millwork Solutions LLC ("Intex"), an entity with which Jeff Umosella is affiliated, through his direct and indirect ownership interest. Mr. Umosella owns, either directly or indirectly, approximately 18% of Intex as of March 31, 2018. We, through our business unit, Universal Supply Company, purchased inventory from Intex in the amounts of $0.4 million for the three months ended March 31, 2018 and $1.8 million, $1.7 million and $1.6 million for each of the years ended December 31, 2017, 2016 and

2015, respectively. Amounts due to Intex for purchases of inventory as of March 31, 2018 totaled $32,890.

        From time to time and in the ordinary course of business, we may purchase goods and services from other Kelso portfolio companies. Expenses associated with these related party transactions were approximately $0.8 million for the three months ended March 31, 2018 and $4.6 million and $0.7 million for the years ended December 31, 2017 and 2016, respectively. There were no such expenses in 2015.

Related party agreements entered into in connection with this offering and the Reorganization Transactions

Reorganization Agreement

        On May 9, 2017, US LBM LLC entered into a Reorganization Agreement with Holdings, Continuing LLC Owner and the Former LLC Owners, which was amended on May 14, 2018. Pursuant to the Reorganization Agreement, the Former LLC owners have agreed to receive LLC Interests in exchange for their existing indirect ownership interests in US LBM LLC and to exchange these LLC Interests for shares of Class A common stock of Holdings prior to the consummation of this offering.

Exchange Agreement

        We and US LBM LLC will enter into an Exchange Agreement with Continuing LLC Owner under which Continuing LLC Owner (or its permitted transferees) will have the right, from and after the date that is six months after the completion of this offering (subject to the terms of the Exchange Agreement), to exchange all or a portion of its LLC Interests, together with the cancellation of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis or, at our election, for a cash payment equal to the volume weighted average market price of one share of our Class A common stock for the five trading days immediately prior to the delivery of a notice of exchange for each LLC Interest redeemed, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. As a holder exchanges LLC Interests with Holdings for shares of Class A common stock, the number of LLC Interests held by Holdings will be correspondingly increased as Holdings acquires the exchanged LLC Interests. Shares of our Class B common stock will be cancelled on a one-for-one basis as LLC Interests are exchanged for shares of our Class A common stock or, at the election of Holdings' board of directors, redeemed for a cash payment. The Exchange Agreement will provide that a holder of LLC Interests will not have the right to exchange LLC Interests if Holdings determines that such exchange would be prohibited by law or regulation or would violate other agreements with Holdings or its subsidiaries to which the holder of LLC Interests may be subject. Although there is no minimum number of LLC Interests required to be included in a notice of exchange, Holdings may impose additional restrictions on exchange that it determines to be necessary or advisable so that US LBM LLC is not treated as a "publicly traded partnership" for U.S. federal income tax purposes. Notwithstanding the foregoing, Continuing LLC Owner is generally permitted to exchange LLC Interests at any time.

Tax Receivable Agreements

        Our acquisition of LLC Interests from Continuing LLC Owner or its permitted transferees in exchange for shares of our Class A common stock (or cash) as described under "—Exchange Agreement" is expected to create tax benefits for us. We will enter into the Continuing LLC Owner Tax Receivable Agreement that provides for the payment by Holdings to Continuing LLC Owner or its permitted transferees of 85% of the tax benefits, if any, that Holdings realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result exchanges of LLC Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (ii) our utilization of certain other tax benefits related to our entering into the Continuing LLC Owner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing LLC Owner Tax Receivable Agreement.

        In addition, we will enter into the Former LLC Owner Tax Receivable Agreement which will provide for the payment by us to certain Former LLC Owners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the LLC Interests we hold in respect of such Former LLC Owners' interest in us, which resulted from such Former LLC Owners' prior acquisition of ownership interests in US LBM LLC and (ii) certain other tax benefits. See "Unaudited Pro Forma Consolidated Financial Statements" for additional detail on anticipated future payments under the Former LLC Owner Tax Receivable Agreement.

        The Tax Receivable Agreements provide that Holdings' obligations under the Tax Receivable Agreements will be accelerated upon certain changes of control, or may be accelerated at the election of Holdings in order to terminate the Tax Receivable Agreements. The accelerated payments would be calculated by reference to the present value (at a discount rate equal to one-year LIBOR plus          basis points) of all future payments that holders of LLC Interests or other recipients would have been entitled to receive under the Tax Receivable Agreements using certain valuation assumptions, including that Holdings will have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreements and sufficient taxable income to fully utilize any loss carryovers subject to the Tax Receivable Agreements on a pro rata basis over the statutory expiration period for such loss carryovers. Any such payments will be calculated assuming that all unexchanged LLC Interests were exchanged at the time of such election. Assuming that the market value of a share of Class A common stock were to be equal to an assumed initial public offering price per share of Class A common stock in this offering of $              per share, which is the midpoint of the price range set forth on the cover of this prospectus, and that LIBOR were to be       %, we estimate that the aggregate amount of the termination payment under the Continuing LLC Owner Tax Receivable Agreement would be approximately $              million if Holdings were to exercise its termination right under the Continuing LLC Owner Tax Receivable Agreement immediately following this offering. In addition, holders of LLC Interests or other recipients of payments under the Tax Receivable Agreements will not reimburse us for any payments previously made under the Tax Receivable Agreements if such tax basis increase and our utilization of certain loss carryovers is successfully challenged by the IRS (although any such loss of tax benefit would be taken into account in calculating future payments under the Tax Receivable Agreements). As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreements by Holdings, payments under the Tax Receivable Agreements could be in excess of Holding's actual cash tax savings. We may need to incur debt to finance payments under the Tax Receivable Agreements to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreements as a result of timing discrepancies or otherwise.

Amended and Restated LLC Agreement of US LBM LLC

        In connection with the Reorganization Transactions, the limited liability company agreement of US LBM LLC will be amended and restated. As a result of the Reorganization Transactions and this offering, we will hold LLC Interests in US LBM LLC and will be the sole managing member of US LBM LLC. Accordingly, we will operate and control all of the business and affairs of US LBM LLC and, through US LBM LLC and its operating subsidiaries, conduct our business. Pursuant to the terms of the Amended and Restated LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of US LBM LLC except by our election.

        Pursuant to the Amended and Restated LLC Agreement, as it will be in effect at the time of this offering, as managing member, Holdings has the right to determine when distributions, other than tax distributions, will be made by US LBM LLC to holders of LLC Interests and the amount of any such distributions. If a distribution other than a tax distribution is authorized, such distribution will be made to the holders of LLC Interests (which will initially only be Continuing LLC Owner and Holdings) pro rata in accordance with the percentages of their respective LLC Interests.

        The holders of LLC Interests, including Holdings, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of US LBM LLC. Net profits and net losses of US LBM LLC will generally be allocated to holders of LLC Interests (including Holdings) pro rata in accordance with the percentages of their respective LLC Interests, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.

        The Amended and Restated LLC Agreement will provide that US LBM LLC, to the extent permitted by our agreements governing our indebtedness, will make cash distributions, which we refer to as "tax distributions," to the holders of LLC Interests. Generally, these tax distributions will be computed based on the net taxable income of US LBM LLC allocable to the holders of LLC Interests multiplied by an assumed, combined tax rate equal to the maximum rate applicable (including any Medicare Contribution tax on net investment income) to an individual or corporation resident in New York, New York (taking into account, among other things, the deductibility of certain expenses). For purposes of determining the taxable income of US LBM LLC, such determination will be made by generally disregarding any adjustment to the taxable income of any member of US LBM LLC that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in US LBM LLC in this offering and future exchange or sale transactions. The Amended and Restated LLC Agreement will also prohibit US LBM LLC and its subsidiaries from incurring new indebtedness or refinancing existing indebtedness without the consent of Continuing LLC Owner in a manner that would impose additional restrictions on US LBM LLC's ability to make tax distributions to the holders of LLC Units that are materially more onerous than those existing at the time that the limited liability company agreement of US LBM LLC is amended and restated. In addition, we expect US LBM LLC may make other distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our obligations under the Tax Receivable Agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.

        Holdings will not be entitled to compensation for services as managing member. Holdings will be entitled to reimbursement by US LBM LLC for fees and expenses incurred on behalf of US LBM LLC, including all expenses associated with this offering and maintaining our corporate existence.

        Holdings' amended and restated certificate of incorporation and the Amended and Restated LLC Agreement will require that (i) we at all times maintain a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) US LBM LLC at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing LLC Owner (or its permitted assigns) and the number of LLC Interests owned by the Continuing LLC Owner (or its permitted assigns). This construct is intended to result in the Continuing LLC Owner having a voting interest in Holdings that is identical to Continuing LLC Owner's percentage economic interest in US LBM LLC.

Registration Rights Agreement

        We intend to enter into a Registration Rights Agreement with Continuing LLC Owner and certain Former LLC Owners in connection with this offering. The Registration Rights Agreement will provide (i) Continuing LLC Owner certain registration rights whereby, at any time following our initial public offering and the expiration of any related lock-up period, Continuing LLC Owner can require us to register under the Securities Act shares of Class A common stock issuable to them upon exchange of their LLC Interests as well as shares of Class A common stock held by the Former LLC Owners party to the Registration Rights Agreement and (ii) piggyback registration rights to Continuing LLC Owner. The Registration Rights Agreement will not provide for any cash penalties associated with any delays in registering the shares of Class A common stock.

Stockholders Agreement

        We intend to enter into a Stockholders Agreement with the Stockholders Agreement Parties in connection with this offering. The Stockholders Agreement grants Continuing LLC Owner the right to designate for nomination for election to our board of directors the number of directors set forth below, based on the Stockholders Agreement Parties' collective ownership of our common stock:

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  five directors so long as the Stockholders Agreement Parties hold greater than or equal to 50% of our common stock;

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  four directors so long as the Stockholders Agreement Parties hold less than 50% but greater than or equal to 35%;

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  three directors so long as the Stockholders Agreement Parties hold less than 35% but greater than or equal to 25%;

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  two directors so long as the Stockholders Agreement Parties hold less than 25% but greater than or equal to 10%; and

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  one director so long as Stockholders Agreement Parties hold less than 10% but greater than or equal to 5%.

        We will be required to take all necessary action to cause the board of directors and its committees to include the individuals designated by Continuing LLC Owner and to include such individuals in the slate of nominees recommended by the board of directors for election by our stockholders. Pursuant to the Stockholders Agreement, the Stockholders Agreement Parties will agree to vote for the nominees to our board of directors designated by Continuing LLC Owner.

Contribution and Distribution Agreement

        In connection with the Reorganization Transactions and in accordance with the Reorganization Agreement, we will enter into a Contribution and Distribution Agreement with Continuing LLC Owner and the Former LLC Owners to implement the transfers, contributions and exchanges of LLC Interests required to effect our organizational and capital structure immediately following this offering as presented in "The Reorganization Transactions."

Omnibus Agreement and Plan of Merger

        In connection with the Reorganization Transactions and in accordance with the Reorganization Agreement, we will enter into an Omnibus Agreement and Plan of Merger with certain Former LLC Owners pursuant to which such Former LLC Owners will merge with and into Holdings.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our capital stock, Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are intended as summaries only and are qualified in their entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, which will become effective prior to the listing of our Class A common stock on the NYSE and will be filed as exhibits to the registration statement of which this prospectus forms a part and to the applicable provisions of the DGCL.

General

        Upon the closing of this offering, our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 200,000,000 shares of Class B common stock, par value $0.0001 per share and 100,000,000 shares of undesignated preferred stock, par value $0.01 per share. Upon the closing of this offering, there will be                shares of our Class A common stock issued and outstanding (assuming that the underwriters do not exercise their option to purchase additional shares) and                shares of our Class B common stock issued and outstanding.

Class A Common Stock

        Holders of Class A common stock will be entitled:

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  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

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  to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

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  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining and available for distribution to our stockholders after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

        Our ability to pay dividends on our Class A common stock is subject to our subsidiaries' (including US LBM LLC and LBM Borrower) ability to pay dividends to us, which is in turn subject to the restrictions set forth in the Term Loan Facilities and ABL Facility. See "Dividend Policy."

        The holders of our Class A common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class A common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our Class A common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Before the date of this prospectus, there has been no public market for our Class A common stock.

        Immediately following this offering and the Reorganization Transactions, we expect to have                shares of Class A common stock outstanding and eight holders of record of our Class A common stock.

Class B Common Stock

        After the completion of this offering, Class B common stock will only be issued to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Continuing LLC Owner (or its permitted transferees) and the number of shares of Class B common stock issued to Continuing LLC Owner (or its permitted transferees). Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Shares of Class B common stock will be cancelled on a one-for-one basis if we, at the election of Continuing LLC Owner (or its permitted transferees), exchange or, at the election of Holdings' board of directors, redeem LLC Interests of Continuing LLC Owner (or its permitted transferees) pursuant to the terms of the Amended and Restated LLC Agreement.

        Holders of Class B common stock will be entitled:

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  to cast one vote per share, with the number of shares of Class B common stock held by Continuing LLC Owner being equivalent to the number of LLC Interests held by Continuing LLC Owner.

        Holders of Class B common stock will not be entitled:

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  to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

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  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

        The holders of our Class B common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class B common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our Class B common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        All of our Class B common stock outstanding following this offering will be held by Continuing LLC Owner.

Preferred Stock

        Under our Amended and Restated Certificate of Incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Upon completion of the offering, no shares of our authorized preferred stock will be outstanding. Because the board of directors will have the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of our common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

        Our Amended and Restated By-laws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

        The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting of stockholders at which a quorum is present, and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting of stockholders at which a quorum is present, and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law or regulation, by the rules and regulations of any stock exchange applicable to the Company, under our Amended and Restated Certificate of Incorporation, or under our Amended and Restated By-laws, a different minimum vote is required, in which case such different or minimum vote shall be the applicable vote on the matter.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

        A number of provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider in their best interest, including an attempt that might result in the receipt of a premium over the market price for our common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons' terms.

        Authorized but Unissued Shares of Class A common stock.    Upon closing of this offering, there will be                shares of our authorized Class A common stock outstanding. The remaining shares of authorized and unissued Class A common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Authorized but Unissued Shares of Preferred Stock.    Our Amended and Restated Certificate of Incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue out of the unissued shares of preferred stock one or more series of preferred stock, to establish the number of shares to be included in any such series and to fix the voting powers, preferences, limitations and relative participating, optional or other special rights and qualifications and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any such series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the Class A common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Class A common stock.

        Classified Board of Directors.    Upon completion of this offering, in accordance with the terms of our Amended and Restated Certificate of Incorporation, our board of directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our Amended and Restated Certificate of Incorporation, our board of directors will consist of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

        Removal of Directors.    Following this offering, our Amended and Restated Certificate of Incorporation will provide that for so long as the Stockholders Agreement Parties control 35% or more of the voting power of the outstanding shares of our common stock, directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our common stock. After the Stockholders Agreement Parties cease to own at least 35% or more of the voting power of the outstanding shares of our common stock, our directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our common stock then entitled to vote at an election of directors. Any vacancy on our board, including a vacancy resulting from an enlargement of our board, may be filled only by a vote of a majority of our directors then in office, provided that in the event the vacancy to be filled is for Continuing LLC Owner's appointee, then Continuing LLC Owner shall have the right to appoint the director to fill such vacancy. Any director elected to fill a vacancy or newly created directorship will hold office until the next election of the class for which such directors shall have been chosen and such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in our board of directors that would effect a change of control.

        Special Meetings of Stockholders.    Our Amended and Restated Certificate of Incorporation provides that a special meeting of stockholders may be called only by the Chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Special meetings may also be called by our corporate secretary at the request of the holders of at least 35% of the voting power of the outstanding shares of our common stock until the Stockholders Agreement Parties cease to own at least 35% of the voting power of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting of stockholders.

        Advance Notice of Stockholder Nominations and Proposals.    Our Amended and Restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Amended and Restated By-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to or mailed and received by us not earlier than 120 days before the first anniversary date of the annual meeting for the preceding year and not later than the close of business on the later of the 90th day prior to the annual meeting or the close of business on the tenth day following the day on which a public announcement of the date of the annual meeting is first made, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to stockholder or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:

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  the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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  a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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  if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;

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  such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC's proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the board of directors;

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  if applicable, the consent of each nominee to serve as a director if elected; and

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  such other information that the board of directors may request in its discretion.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

        No Stockholder Action by Written Consent.    Our Amended and Restated Certificate of Incorporation provides that after the Stockholders Agreement Parties cease to control 35% or more of the voting power of the outstanding shares of our common stock, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

        Amendments to Certificate of Incorporation and By-laws.    Our Amended and Restated Certificate of Incorporation will provide that our Amended and Restated Certificate of Incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, after the Stockholders Agreement Parties cease to control 35% or more of the voting power of the outstanding shares of our common stock, specified provisions of our Amended and Restated Certificate of Incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

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  voting;

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  the election of directors;

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  our classified board of directors;

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  director removal; and

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  amendment to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws.

        In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws will provide that our Amended and Restated By-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of (x) as long as the Stockholders Agreement Parties control at least 35% or more of the voting power of outstanding shares of our common stock, at least a majority of the voting power of our issued and outstanding common stock, and (y) thereafter, at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

        These provisions make it more difficult for any person to remove or amend any provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws that may have an anti-takeover effect.

        Delaware Anti-Takeover Law.    In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our Amended and Restated Certificate of Incorporation will provide that we have elected not to be subject to Section 203 of the DGCL. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

        Our Amended and Restated Certificate of Incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

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  any breach of the director's duty of loyalty;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

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  Section 174 of the DGCL (unlawful dividends); or

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  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

        Prior to the completion of this offering, we expect to enter into an indemnification agreement with each of our directors. The indemnification agreement will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

        Our Amended and Restated Certificate of Incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to Kelso or any of its respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Kelso nor its respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. Stockholders will be deemed to have notice of and consented to this provision of our Amended and Restated Certificate of Incorporation.

Choice of Forum

        Our Amended and Restated Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our Amended and Restated By-laws) or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our Amended and Restated Certificate of Incorporation related to choice of forum.

Market Listing

        We have applied to list the Class A common stock on the NYSE under the symbol "LBM".

Transfer Agent and Registrar

        Upon the completion of this offering, the transfer agent and registrar for our Class A common stock will be American Stock Transfer & Trust Company, LLC.

SHARES AVAILABLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our Class A common stock. Sales of substantial amounts of our Class A common stock in the public market could adversely affect prevailing market prices of our Class A common stock. Some shares of our Class A common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of Class A common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

        Upon the closing of this offering, we will have outstanding an aggregate of                shares of Class A common stock, after giving effect to the issuance of                shares of Class A common stock offered by us in this offering and the issuance of                shares of Class A common stock to the Original LLC Owners in the Reorganization Transactions. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

        The remaining                shares of Class A common stock (or                shares of Class A common stock, including                shares of Class A common stock issuable upon exchange of LLC Interests held by Continuing LLC Owner) will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Equity Plans

        Upon completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A common stock to be issued under our equity incentive plans and, as a result, all shares of Class A common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will, subject to the lock-up agreements described below, also be freely tradable under the Securities Act unless purchased by our affiliates.

Lock-up Agreements

        Upon completion of the offering, we, our directors and executive officers and stockholders currently representing substantially all of the outstanding shares of our Class A common stock (including shares of our Class A common stock issuable upon exchange of LLC Interests held by Continuing LLC Owner) will have signed lock-up agreements, under which we and they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock without the prior written consent of the representatives for a period of 180 days after the date of this prospectus. See "Underwriting (Conflicts of Interest)."

Registration Rights Agreement

        Stockholders currently holding                of the outstanding shares of our Class A common stock (including shares of our Class A common stock issuable upon exchange of LLC Interests held by Continuing LLC Owner) will have the right to require us to register shares of Class A common stock for resale in some circumstances at any time following our initial public offering and the expiration of any related lock-up period. See "Certain Relationships and Related Party Transactions—Related party agreements entered into in connection with this offering and the Reorganization Transactions—Registration Rights Agreement."

Rule 144

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately                shares immediately after this offering; and

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  the average reported weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our Class A common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

        Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

ABL Facility

        US LBM LLC and its subsidiary LBM Borrower entered into a credit agreement dated August 20, 2015 that was amended on January 4, 2016, March 24, 2016 and April 29, 2016 (the "ABL Credit Agreement") with Royal Bank of Canada, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto.

General

        LBM Borrower is, and, at the option of LBM Borrower, any of LBM Borrower's domestic wholly owned subsidiaries may be, a borrower (collectively, the "Borrower") under the ABL Credit Agreement. The ABL Credit Agreement provides for an asset-based revolving credit facility (the "ABL Facility") in the amount of up to $275 million, subject to borrowing base availability, and includes letter of credit and swingline sub-facilities. Amounts are available under the ABL Facility in U.S. dollars. In addition, subject to certain terms and conditions, the Borrower is entitled to request additional revolving credit commitments under the ABL Facility, which shares in the borrowing base up to an amount such that the aggregate amount of ABL commitments does not exceed $325 million.

        The final maturity date of the ABL Facility is August 20, 2020. In addition, however, the ABL Credit Agreement provides the right for individual lenders to extend the maturity date of their commitments and loans upon the request of the Borrower and without the consent of any other lender (other than each issuing lender and swingline lender).

        The "borrowing base" is defined in the ABL Credit Agreement as, at any time, the sum of (i) 85% of the eligible accounts receivable of each Borrower and each subsidiary guarantor plus (ii) the lesser of (x) 75% of the lower of moving weighted average cost and fair market value of the eligible inventory of the Borrower and each subsidiary guarantor and (y) 85% of the orderly liquidation value (net of costs and expenses relating to such liquidation) of such eligible inventory minus certain availability reserves established by the administrative agent from time to time against the borrowing base. As of March 31, 2018, the borrowing base was $370.5 million.

        The ABL Facility is available to fund working capital, capital expenditure, business requirements and for general corporate purposes. As of March 31, 2018, there was $76.5 million outstanding under the ABL Facility. As of March 31, 2018, LBM Borrower had an additional $186.5 million available for borrowing and $12.0 million of letters of credit issued under the ABL Facility.

Interest Rates and Fees

        The revolving credit loans under the ABL Credit Agreement bear interest at LBM Borrower's election at a rate equal to (i) LIBOR (adjusted for statutory reserves and which shall not be less than 0.0%), plus (x) 2.00% in the event that average daily excess availability is less than 33.33% of commitments, (y) 1.75% in the event that average daily excess availability is equal to or greater than 33.33% but less than 66.67% of commitments and (z) 1.50% in the event that average daily excess availability is equal to or greater than 66.67% of commitments, or (ii) the alternate base rate, which will be the highest of (x) the rate of interest per annum determined by Royal Bank of Canada from time to time to be its prime rate in effect at its principal office in New York City, (y) 0.50% in excess of the overnight federal funds rate and (z) the one-month LIBOR rate (adjusted for statutory reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than 33.33% of commitments, (B) 0.75% in the event that average daily excess availability is equal to or greater than 33.33% but less than 66.67% of commitments and (C) 0.50% in the event that average daily excess availability is equal to or greater than 66.67% of commitments. The ABL Facility bears a commitment fee that ranges from 0.375% to 0.250%, payable quarterly in arrears, based on the utilization of the ABL Facility, and customary letter of credit fees.

Prepayments

        If, at any time, the aggregate amount of outstanding revolving credit loans, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, prepayments of the revolving credit loans (and after giving effect to such prepayment the cash collateralization of letters of credit) will be required in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of loan commitments under the ABL Facility and amounts prepaid may be reborrowed, subject to availability and then effective commitments under the ABL Facility.

        After the occurrence and the continuance of a Dominion Event (as defined in the ABL Credit Agreement) to the date specified availability shall have been in excess of such thresholds in the definition of Dominion Event for 20 consecutive calendar days and no specified event of default has existed or been continuing, all amounts deposited in the core concentration account controlled by the administrative agent will be applied on a daily basis to the outstanding loan balances under the ABL Facility and certain other secured obligations then due and owing.

        Voluntary reductions of the unutilized portion of the ABL commitments and prepayments of borrowings under the ABL Facility are permitted at any time, subject to minimum principal amount requirements, without premium or penalty, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Guarantee; Security

        All obligations under the ABL Facility are guaranteed by US LBM LLC and each direct and indirect wholly owned material U.S. restricted subsidiary of the Borrower, other than certain excluded subsidiaries. All obligations of each Borrower and each guarantor are secured by the following:

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  a perfected security interest in all present and after acquired accounts receivables, deposit accounts, securities accounts, cash and cash equivalents, inventory and all related chattel papers, documents, general intangibles, instruments, letters of credit rights and commercial tort claims, books and records and all proceeds of the foregoing, including cash, cash equivalents, money, instruments, securities, financial assets, investment property and insurance proceeds, subject to customary exceptions (the "ABL Priority Collateral"), which security interest is senior to the security interest in the foregoing assets securing the First Lien Term Loan Facility (as described under "—First Lien Term Loan Facility" below) and the Second Lien Term Loan Facility (as described under "—Second Lien Term Loan Facility" below); and

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  a perfected security interest in the Term Loan Priority Collateral (as described under "—First Lien Term Loan Facility" below), which security interest is junior to the security interest in the Term Loan Priority Collateral securing the First Lien Term Loan Facility and Second Lien Term Loan Facility.

        The ABL Facility generally does not require the security interest in deposit accounts owned by the Borrower and its subsidiaries to be perfected, except for certain "concentration" accounts into which cash is swept on a regular basis once collected.

Covenants, Representations and Warranties

        The ABL Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: the incurrence of additional indebtedness; incurrence of additional liens; consolidation, merger, sale or other disposition of all or substantially all of our assets; transfer or sale of assets; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; repurchase, prepayment or redemption of subordinated indebtedness; making investments; entering into certain transactions with our affiliates, amendments of documents related to junior or subordinated debt, changes in fiscal year and agreeing to restrictions affecting the ability of LBM Borrower and its restricted subsidiaries to create liens in respect of the ABL Facility or the ability of our restricted subsidiaries to pay dividends to us, make any loans to us or make other intercompany transfers. The negative covenants are subject to customary exceptions, qualifications and, as appropriate, baskets and also permit the incurrence of additional indebtedness and additional liens and the payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock, the repurchase, prepayment or redemption of subordinated indebtedness and making of investments upon satisfaction of a "payment condition". The payment condition is deemed satisfied upon (x) the absence of events of default, (y) (i) the 30-day projected average excess availability and (ii) the sum of excess availability and specified unrestricted cash as of such date exceeding agreed upon thresholds and (z) only if certain availability tests are not satisfied, pro forma compliance with a consolidated fixed charge coverage ratio of 1.0 to 1.0.

        There are no financial covenants included in the ABL Credit Agreement, other than a springing minimum consolidated fixed charge coverage ratio of at least 1.0 to 1.0, which is tested only when specified availability is less than the greater of (A) $22 million and (B) 10% of the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, and continuing until such time as no specified default has existed or been continuing and specified availability has been in excess of such threshold for a period of 20 consecutive calendar days.

Events of Default

        Events of default under the ABL Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross-default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary threshold, notice and grace period provisions.

Waivers

        On April 3, 2017, we received a waiver from a majority of lenders under the ABL Credit Agreement, pursuant to which the lenders waived any existing or future defaults or events of default, if any, that has arisen or may arise, directly or indirectly, as a result of or in connection with a restatement of LBM Borrower's previously issued financial statements for periods ended prior to December 31, 2016.

First Lien Term Loan Facility

        LBM Borrower and US LBM LLC entered into a first lien term loan credit agreement dated August 20, 2015 that was amended on November 30, 2015 pursuant to a first amendment and a first increase supplement, on October 5, 2016 (the "First Lien Second Amendment Effective Date") pursuant to a second amendment and a second increase supplement, on January 31, 2017 (the "First Lien Third Amendment Effective Date") pursuant to a third amendment and a third increase supplement, on August 14, 2017 (the "First Lien Fourth Amendment Effective Date") pursuant to a fourth amendment and on February 15, 2018 (the "First Lien Fifth Amendment Effective Date") pursuant to a fifth amendment with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto

(the "First Lien Term Loan Credit Agreement"), providing for the senior secured First Lien Term Loan Facility.

General

        The borrower under the First Lien Term Loan Credit Agreement is LBM Borrower. The First Lien Term Loan Credit Agreement provides for a senior secured term loan credit facility (the "First Lien Term Loan Facility") in the amount of up to $866.50 million. The final maturity date of the First Lien Term Loan Facility is August 20, 2022. In addition, however, the First Lien Term Loan Credit Agreement provides the right for individual lenders to extend the maturity date of their loans upon the request of LBM Borrower and without the consent of any other lender.

        Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the First Lien Term Loan Facility may be expanded (or a new term loan facility added) by up to (x) $180.0 million (less any amount incurred under the incremental facility dollar basket available under the Second Lien Term Loan Credit Agreement (as described under "—Second Lien Term Loan Facility" below)) plus (y) an additional amount as will not cause (i) with respect to incurrence of secured indebtedness ranking pari passu in right of security with the First Lien Term Loan Facility, the consolidated secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 4.25:1.0, or (ii) with respect to incurrence of secured indebtedness ranking junior in right of security with the First Lien Term Loan Facility, the consolidated secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 5.50:1.0, or (iii) with respect to incurrence of unsecured indebtedness, the consolidated total leverage ratio after giving effect to the incurrence of such additional amount to exceed 5.75:1.0 plus (z) an additional amount equal to the aggregate amount of all voluntary prepayments of loans under the First Lien Term Loan Facility. On the First Lien Second Amendment Effective Date, $90.0 million incremental loans under the First Lien Term Loan Facility were incurred and on the First Lien Third Amendment Effective Date, $80.0 million incremental loans under the First Lien Term Loan Facility were incurred, in each case using the incremental facility dollar basket described in (x) above. On the First Lien Fourth Amendment Effective Date, tranche B term loans in an aggregate principal amount of $853.2 million were incurred under the First Lien Term Loan Facility and refinanced in full the original initial term loans under the First Lien Term Loan Facility. On the First Lien Fifth Amendment Effective Date, tranche C term loans in an aggregate principal amount of $848.9 million were incurred under the First Lien Term Loan Facility refinancing in full the tranche B term loans under the First Lien Term Loan Facility.

        As of March 31, 2018, LBM Borrower had $846.7 million of borrowings under the First Lien Term Loan Facility.

Interest Rates and Fees

        The loans under the First Lien Term Loan Credit Agreement initially bear interest at a rate equal to (i) the higher of (x) LIBOR (adjusted for statutory reserves and which shall not be less than 0.0%) and (y) 1.00%, plus, in each case, (a) prior to the First Lien Fourth Amendment Effective Date, 5.25%, (b) from the First Lien Fourth Amendment Effective Date to, but not including, the First Lien Fifth Amendment Effective Date, 4.50% and (c) from and after the First Lien Fifth Amendment Effective Date, 3.75% (with an additional 0.50% decrease following the initial public offering provided certain ratings are met), or (ii) the alternate base rate, which will be the highest of (x) the rate of interest announced by the administrative agent from time to time as its prime rate in effect at its principal office in New York City, (y) 0.50% in excess of the overnight federal funds rate, and (z) the one-month LIBOR rate (adjusted for statutory reserves) (or, if higher, 1.00%) plus 1.00%, plus, in each case, (a) prior to the First Lien Fourth Amendment Effective Date, 4.25%, (b) from the First Lien Fourth Amendment Effective Date to, but not including, the First Lien Fifth Amendment Effective Date,

3.50% and (c) from and after the First Lien Fifth Amendment Effective Date, 2.75% (with an additional 0.50% decrease following this offering provided certain ratings are met).

Prepayments

        The First Lien Term Loan Facility is subject to mandatory prepayment and reduction in an amount equal to (a) commencing with the fiscal year of LBM Borrower ending on December 31, 2016, 75% of excess cash flow (as defined in the First Lien Term Loan Credit Agreement), with (i) a step down to 50% if the consolidated total leverage ratio is less than or equal to 5.00:1.00 and greater than or equal to 4.00:1.00, (ii) a step down to 25% if the consolidated total leverage ratio is less than 4.00:1.00 and greater than or equal to 3:00:1:00 and (iii) a step down to 0% if the consolidated total leverage ratio is less than 3.00:1.00, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by LBM Borrower or any of its restricted subsidiaries (other than indebtedness permitted under the First Lien Term Loan Facility) and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by LBM Borrower and its restricted subsidiaries (including certain insurance and condemnation proceeds) in excess of a certain amount and subject to the right of LBM Borrower to reinvest such proceeds within a specified period of time, and certain other exceptions.

        Voluntary prepayments of borrowings under the First Lien Term Loan Facility are permitted at any time, subject to minimum principal amount requirements, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.

        Any voluntary prepayment or refinancing (other than a refinancing of the First Lien Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or transformative acquisition) of the First Lien Term Loan Facility with other indebtedness with a lower effective yield than the effective yield of the First Lien Term Loan Facility, or any amendment (other than an amendment of the First Lien Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or transformative acquisition) that reduces the effective yield of the First Lien Term Loan Facility, in either case that occurs on or prior to August 15, 2018 and the primary purpose of which is to lower the effective yield on the First Lien Term Loan Facility, will be subject to a prepayment premium of 1.00% of the principal amount of the loans so prepaid, refinanced or amended.

Guarantee; Security

        All obligations under the First Lien Term Loan Facility are guaranteed by US LBM LLC and each direct and indirect wholly owned material U.S. restricted subsidiary of LBM Borrower, other than certain excluded subsidiaries. All obligations of LBM Borrower and each guarantor are secured by the following:

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  a perfected security interest in substantially all present and after acquired tangible and intangible assets of LBM Borrower and each guarantor, including the capital stock of LBM Borrower and the capital stock of each U.S. subsidiary of each borrower and each guarantor, subject to customary exceptions (the "Term Loan Priority Collateral"), which security interest is senior to the security interest in the foregoing assets securing the Second Lien Term Loan Facility (as described under "—Second Lien Term Loan Facility" below) and senior to the security interest (other than with respect to ABL Priority Collateral) in the foregoing assets securing the ABL Facility; and

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  a perfected security interest in the ABL Priority Collateral, which security interest is junior to the security interest in the ABL Priority Collateral securing the ABL Facility and senior to the security interest in the ABL Priority Collateral securing the Second Lien Term Loan Facility.

Covenants, Representations and Warranties

        The First Lien Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: the incurrence of additional indebtedness; incurrence of additional liens; consolidation, merger, sale or other disposition of all or substantially all of our assets; transfer or sale of assets; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; repurchase, prepayment or redemption of subordinated indebtedness; making investments; entering into certain transactions with our affiliates, amendments of documents related to junior or subordinated debt, changes in fiscal year and agreeing to restrictions affecting the ability of LBM Borrower and its restricted subsidiaries to create liens in respect of loans under the First Lien Term Loan Facility or the ability of our restricted subsidiaries to pay dividends to us, make any loans to us or make other intercompany transfers. The negative covenants are subject to customary exceptions, qualifications and, as appropriate, baskets.

        There are no financial covenants included in the First Lien Term Loan Credit Agreement.

Events of Default

        Events of default under the First Lien Term Loan Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

Waivers

        On April 6, 2017, we received a waiver from a majority of lenders under the First Lien Term Loan Credit Agreement, pursuant to which the lenders waived any existing or future defaults or events of default, if any, that has arisen or may arise, directly or indirectly, as a result of or in connection with a restatement of LBM Borrower's previously issued financial statements for periods ended prior to December 31, 2016.

Second Lien Term Loan Facility

        LBM Borrower and US LBM LLC entered into a second lien term loan credit agreement dated August 20, 2015 that was amended on June 1, 2016 (the "Second Lien First Amendment Effective Date") pursuant to a first amendment, on October 5, 2016 pursuant to a second amendment and on August 14, 2017 pursuant to a third amendment with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto (the "Second Lien Term Loan Credit Agreement"), providing for the Second Lien Term Loan Facility.

General

        The borrower under the Second Lien Term Loan Credit Agreement is LBM Borrower. The Second Lien Term Loan Credit Agreement provides for a secured term loan credit facility (the "Second Lien Term Loan Facility" and together with the First Lien Term Loan Facility, the "Term Loan Facilities") in the amount of up to $219.5 million (including $154.5 million initial term loans made available on August 20, 2015 (the "Second Lien Initial Term Loans") and $65.0 million tranche B term loans made available on the Second Lien First Amendment Effective Date (the "Second Lien Tranche B Term Loans")). The final maturity date of the Second Lien Term Loan Facility is August 20, 2023. In

addition, however, the Second Lien Term Loan Credit Agreement provides the right for individual lenders to extend the maturity date of their loans upon the request of LBM Borrower and without the consent of any other lender.

        Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the Second Lien Term Loan Facility may be expanded (or a new term loan facility added) by up to (x) $180.0 million (less any amount incurred under the incremental facility dollar basket available under the First Lien Term Loan Credit Agreement plus (y) an additional amount as will not cause (i) with respect to incurrence of secured indebtedness ranking pari passu or junior in right of security with the Second Lien Term Loan Facility, the consolidated secured leverage ratio after giving effect to the incurrence of such additional amount to exceed 5.50:1.0, or (ii) with respect to incurrence of unsecured indebtedness, the consolidated total leverage ratio after giving effect to the incurrence of such additional amount to exceed 5.75:1.0 plus (z) an additional amount equal to the aggregate amount of all voluntary prepayments of loans under the Second Lien Term Loan Facility. On the First Lien Second Amendment Effective Date, $90.0 million incremental loans under the First Lien Term Loan Facility were incurred and on the First Lien Third Amendment Effective Date, $80.0 million incremental loans under the First Lien Term Loan Facility were incurred, in each case using the incremental facility dollar basket available under the First Lien Term Loan Credit Agreement.

        As of March 31, 2018, LBM Borrower had $219.5 million of borrowings outstanding under the Second Lien Term Loan Facility.

Interest Rates and Fees

        The loans under the Second Lien Term Loan Credit Agreement initially bear interest at a rate equal to (i) the higher of (x) LIBOR (adjusted for statutory reserves and which shall not be less than 0.0%) and (y) 1.00%, plus, in each case, 9.25%, or (ii) the alternate base rate, which will be the highest of (x) the rate of interest announced by the administrative agent from time to time as its prime rate in effect at its principal office in New York City, (y) 0.50% in excess of the overnight federal funds rate, and (z) the one-month LIBOR rate (adjusted for statutory reserves) (or, if higher, 1.00%) plus 1.00%, plus, in each case, 8.25%.

Prepayments

        The Second Lien Term Loan Facility is subject to mandatory prepayment and reduction in an amount equal to (a) commencing with the fiscal year of LBM Borrower ending on December 31, 2016, 75% of excess cash flow (as defined in the Second Lien Term Loan Credit Agreement), with (i) a step down to 50% if the consolidated total leverage ratio is less than or equal to 5.00:1.00 and greater than or equal to 4.00:1.00, (ii) a step down to 25% if the consolidated total leverage ratio is less than 4.00:1.00 and greater than or equal to 3:00:1:00 and (iii) a step down to 0% if the consolidated total leverage ratio is less than 3.00:1.00 in each case minus amounts used in prepayment of the First Lien Term Loan Facility during the applicable period, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by LBM Borrower or any of its restricted subsidiaries (other than indebtedness permitted under the Second Lien Term Loan Facility) or from the incurrence of specified refinancing indebtedness and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by LBM Borrower and its restricted subsidiaries (including certain insurance and condemnation proceeds) in excess of a certain amount and subject to the right of LBM Borrower to reinvest such proceeds within a specified period of time, and certain other exceptions.

        No mandatory prepayments under the Second Lien Term Loan Facility are required until amounts outstanding under the First Lien Term Loan Facility and any other indebtedness ranking senior in priority to the Second Lien Term Loan Facility have been paid in full (and the amount of any such prepayment shall be reduced by any portion thereof that was first applied to repay, prepay, repurchase or retire indebtedness under the First Lien Term Loan Facility or other senior priority debt); provided that LBM Borrower shall be required to prepay loans under the Second Lien Term Loan Facility with any amount of any mandatory prepayment of a type described above that has been offered to and declined by any holders of First Lien Term Loan Facility or other senior priority debt to the extent such prepayment is not prohibited by the terms of the First Lien Term Loan Credit Agreement, any agreement governing any other senior priority debt or any applicable intercreditor agreement.

        Voluntary prepayments of borrowings under the Second Lien Term Loan Facility are permitted at any time, subject to minimum principal amount requirements, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.

        All mandatory prepayments made with proceeds of specified refinancing indebtedness or non-permitted indebtedness, and all voluntary prepayments and repricings, will be subject to the following prepayment premiums: (i) a 1.00% prepayment premium with respect to any prepayment, repricing or refinancing occurring after June 1, 2017 but on or prior to June 1, 2018 with respect to Second Lien Tranche B Term Loans and (ii) no prepayment premium after June 1, 2018 with respect to Second Lien Tranche B Term Loans.

Guarantee; Security

        All obligations under the Second Lien Term Loan Facility are guaranteed by US LBM LLC and each direct and indirect wholly owned material U.S. restricted subsidiary of LBM Borrower, other than certain excluded subsidiaries. All obligations of LBM Borrower and each guarantor are secured by the following:

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  a perfected security interest in the Term Loan Priority Collateral, which security interest is junior to the security interest in the foregoing assets securing the First Lien Term Loan Facility and senior to the security interest (other than with respect to ABL Priority Collateral) in the foregoing assets securing the ABL Facility; and

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  a perfected security interest in the ABL Priority Collateral, which security interest is junior to the security interest in the ABL Priority Collateral securing the ABL Facility and the First Lien Term Loan Facility.

Covenants, Representations and Warranties

        The Second Lien Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: the incurrence of additional indebtedness; incurrence of additional liens; consolidation, merger, sale or other disposition of all or substantially all of our assets; transfer or sale of assets; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; repurchase, prepayment or redemption of subordinated indebtedness; making investments; entering into certain transactions with our affiliates, amendments of documents related to junior or subordinated debt, changes in fiscal year and agreeing to restrictions affecting the ability of LBM Borrower and its restricted subsidiaries to create liens in respect of loans under the Second Lien Term Loan Facility or the ability of our restricted subsidiaries to pay dividends to us, make any loans to us or make other intercompany transfers. The negative covenants are subject to customary exceptions, qualifications and, as appropriate, baskets.

        There are no financial covenants included in the Second Lien Term Loan Credit Agreement.

Events of Default

        Events of default under the Second Lien Term Loan Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

Waivers

        On April 6, 2017, we received a waiver from a majority of the lenders under the Second Lien Term Loan Credit Agreement, under which the lenders waived any existing or future defaults or events of default, if any, that has arisen or may arise, directly or indirectly, as a result of or in connection with a restatement of LBM Borrower's previously issued financial statements for periods ended prior to December 31, 2016.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A common stock by Non-U.S. Holders (as defined below) that purchase our Class A common stock pursuant to this offering and hold such Class A common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our Class A common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift, Medicare contribution or alternative minimum tax considerations.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is:

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  an individual who is neither a citizen nor a resident of the United States;

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  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

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  a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

        PERSONS CONSIDERING AN INVESTMENT IN OUR CLASS A CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Class A Common Stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock or rights to acquire our Class A common stock) in respect of a share of our Class A common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the

Non-U.S. Holder's adjusted tax basis in such share of our Class A common stock, and then as capital gain (which will be treated in the manner described below under "—Sale, Exchange or Other Disposition of Class A Common Stock"). Distributions treated as dividends on our Class A common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder's eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

Sale, Exchange or Other Disposition of Class A Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our Class A common stock unless:

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  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

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  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder's holding period with respect to such Class A common stock, and certain other conditions are met.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

FATCA Withholding

        Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance ("FATCA"), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our common stock and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a "foreign financial institution" (such as, a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an "FFI Agreement") or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an "IGA") to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Amounts treated as payments of dividends on our Class A common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

        The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our Class A common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

        Proceeds from the sale, exchange or other disposition of our Class A common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our Class A common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our Class A common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

        Shares of our Class A common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder's death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)

        Holdings, US LBM LLC and the underwriters named below will enter into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Barclays Capital Inc., Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are acting as the representatives of the underwriters.

Underwriters	Number of Shares
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
Stephens Inc.
William Blair & Company, L.L.C.
Total

        The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more than the total number of shares set forth in the table above, the underwriters have an option to buy up to an additional                shares of Class A common stock from us. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                additional shares of Class A common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We and our officers, directors and the holders of substantially all of our Class A common stock or securities convertible into or exercisable or exchangeable for shares of our Class A common stock (including holders of LLC Interests) have agreed with the underwriters, subject to certain exceptions, not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock (including shares of Class A common stock issuable upon exchange of LLC Interests) or securities convertible into or exercisable or exchangeable for shares of our Class A common stock (including, without limitation, LLC Interests or Class B common stock and shares of our Class A common stock that may be issued upon exercise of any options or warrants), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any shares of Class A common stock, LLC Interests or Class B common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the shares of common stock, LLC Interests or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Class A common stock, LLC Interests or Class B common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date of this prospectus and ending on the 180th day after the date of this prospectus, except with the prior written consent of the representatives.

        Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Our Class A common stock will be listed on the NYSE under the symbol "LBM."

        In connection with this offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters have reserved for sale at the initial public offering price up to                shares of the Class A common stock for employees, directors and affiliates who have expressed an interest in purchasing Class A common stock in the offering. The sales will be made by RBC Capital Markets, LLC through a reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior specific written approval of the customer.

        We estimate that total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $                . We have agreed to reimburse the underwriters for expenses up to $75,000 related to clearance of this offering with the Financial Industry Regulatory Authority Inc., or FINRA. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon closing of this offering.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Additionally, certain of the underwriters or their respective affiliates are lenders and/or agents under the First Lien Term Loan Credit Agreement, the Second Lien Term Loan Credit Agreement and the ABL Credit Agreement and may receive a portion of the proceeds from this offering.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Conflicts of Interest

        Affiliates of certain of the underwriters will each receive 5% or more of the net proceeds of this offering in connection with the repayment of our indebtedness. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a "qualified independent underwriter" has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, the registration statement. Barclays Capital Inc. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act.

        Barclays Capital Inc. will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Barclays Capital Inc. against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, any underwriter with a conflict of interest will not confirm sales of the Class A common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state (each, a "Member State") of the European Economic Area (the "EEA"), no offer of shares may be made to the public in that Member State other than to any legal entity which is a qualified investor as defined in the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this section, (i) the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and (ii) the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EC), and includes any relevant implementing measure in any Member State.

        This prospectus has been prepared on the basis that any offer of the shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the shares. This prospectus is not a prospectus for the purposes of the Prospectus Directive.

        The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No. 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person, a relevant person is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to us, this offering or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        In relation to its use in the Dubai International Financial Centre ("DIFC"), this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Canada

        The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF CLASS A COMMON STOCK

        The validity of the shares of our Class A common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The balance sheets of US LBM Holdings, Inc. as of December 31, 2017 and as of April 27, 2017, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheets are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of (1) LBM Midco, LLC and subsidiaries (the "Successor") as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 and for the period from August 20, 2015 (Commencement of Operations) to December 31, 2015, and (2) the consolidated financial statements of US LBM Holdings, LLC (the "Predecessor") for the period from January 1, 2015 to August 19, 2015, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our Class A common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the Class A common stock being sold in this offering in the registration statement and the exhibits thereto. For further information about us and the Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from US LBM Holdings, Inc., 1000 Corporate Grove Drive, Buffalo Grove, Illinois 60089.

        Upon completion of this offering, we will be subject to the informational requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. You will also be able to access, free of charge, our reports filed with the

SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (http://www.uslbm.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

INDEX TO FINANCIAL STATEMENTS

Page
US LBM Holdings, Inc.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2017 and April 27, 2017	F-3
Notes to Balance Sheets	F-4
Unaudited Financial Statements
Balance Sheets as of March 31, 2018 and December 31, 2017	F-5
Notes to Balance Sheets	F-6
LBM Midco, LLC
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-8
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-9

Consolidated Statements of Operations for the Year Ended December 31, 2017 (Successor), the Year Ended December 31, 2016 (Successor), the Period from August 20, 2015 through December 31, 2015 (Successor), and the Period from January 1, 2015 through August 19, 2015 (Predecessor)

F-10

Consolidated Statements of Cash Flows for the Year Ended December 31, 2017 (Successor), the Year Ended December 31, 2016 (Successor), the Period from August 20, 2015 through December 31, 2015 (Successor), and the Period from January 1, 2015 through August 19, 2015 (Predecessor)

F-11

Consolidated Statements of Members' Equity and Redeemable Non Controlling Interest for the Year Ended December 31, 2017 (Successor), the Year Ended December 31, 2016 (Successor), the Period from August 20, 2015 through December 31, 2015 (Successor) and the Period from January 1, 2015 through August 19, 2015 (Predecessor)

F-12
Notes to Consolidated Financial Statements	F-13
Unaudited Condensed Consolidated Financial Statements (Successor)
Condensed Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	F-62
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2018 and 2017	F-63
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2018 and 2017	F-64
Condensed Consolidated Statements of Members' Equity and Redeemable Non Controlling Interest for the Three Months Ended March 31, 2018 and the Year Ended December 31, 2017	F-65
Notes to Condensed Consolidated Financial Statements	F-66

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
US LBM Holdings, Inc.
1000 Corporate Grove Drive
Buffalo Grove, IL 60089

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of US LBM Holdings, Inc. (the "Company") as of December 31, 2017 and April 27, 2017, and the related notes (collectively referred to as the "financial statement"). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2017 and April 27, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statement based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL
March 22, 2018

We have served as the Company's auditor since 2017.

US LBM HOLDINGS, INC.

BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2017	April 27, 2017
ASSETS
Cash and cash equivalents	—	—

Total assets	—	—

Commitments and contingencies (Note 4)
Stockholders' Equity
Common stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—

Total stockholders' equity	—	—

US LBM HOLDINGS, INC.

NOTES TO BALANCE SHEETS

AS OF December 31, 2017 and April 27, 2017

(Dollars in thousands)

NOTE 1—ORGANIZATION

        US LBM Holdings, Inc. (the "Corporation") was formed as a Delaware corporation on April 26, 2017. Pursuant to a reorganization into a holding company structure, the Corporation will be a holding company and its sole assets are expected to be a minority equity interest in LBM Midco, LLC and subsidiaries (the "Company"). The Corporation will be the sole managing member of the Company and will operate and control all of the businesses and affairs of the Company and continue to conduct the business now conducted by the Company. As a result, the Corporation will consolidate the financial results of the Company.

        The Corporation has no significant operations or assets other than its future anticipated equity interest in the Company. Accordingly, the Corporation is dependent upon distributions from the Company to fund its obligations. However, under the terms of the agreements governing LBM Midco, LLC's borrowings, its ability to pay dividends or lend to the Corporation is restricted. The Company has no obligations to pay dividends to the Corporation except to pay specified amounts to the Corporation in order to fund the payment of the Corporation's tax obligations.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The balance sheets have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Separate statements of operations, comprehensive income, changes in stockholder's equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

Cash and Cash Equivalents

        Cash and cash equivalents include deposits in financial institutions and investments with original maturities of 90 days or less.

NOTE 3—STOCKHOLDERS' EQUITY

        The Corporation is authorized to issue 1,000 shares of Common Stock, par value $0.01 per share. On April 27, 2017, the Corporation issued 100 shares of common stock.

NOTE 4—COMMITMENTS AND CONTINGENCIES

        From time to time, the Corporation experiences litigation arising in the ordinary course of its business. These claims are evaluated for possible exposure by management of the Corporation and their legal counsel. Although the results of litigation and claims cannot be predicted with certainty, in management's opinion, either the likelihood of loss is remote or any reasonably possible loss associated with the resolution of such proceedings is not expected to have a material adverse impact on our consolidated results of operations, cash flows, or our financial position.

NOTE 5—SUBSEQUENT EVENTS

        The Corporation's management has performed an analysis of the activities and transactions subsequent to December 31, 2017 to determine the need for any adjustments to and/or disclosures within the balance sheet as of December 31, 2017. Management has performed a review of matters through March 22, 2018, the date the balance sheet was available to be issued.

US LBM HOLDINGS, INC.

BALANCE SHEETS

(Dollars in thousands, except per share data, unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	—	—

Total assets	—	—

Commitments and contingencies (Note 4)
Stockholder's Equity
Common stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—

Total Stockholder's Equity	—	—

US LBM HOLDINGS, INC.

NOTES TO BALANCE SHEETS

AS OF March 31, 2018 and December 31, 2017

(Dollars in thousands, unaudited)

NOTE 1—ORGANIZATION

        US LBM Holdings, Inc. (the "Corporation") was formed as a Delaware corporation on April 26, 2017. Pursuant to a reorganization into a holding company structure, the Corporation will be a holding company and its sole assets are expected to be a minority equity interest in LBM Midco, LLC and subsidiaries (the "Company"). The Corporation will be the sole managing member of the Company and will operate and control all of the businesses and affairs of the Company and continue to conduct the business now conducted by the Company. As a result, the Corporation will consolidate the financial results of the Company.

        The Corporation has no significant operations or assets other than its future anticipated equity interest in the Company. Accordingly, the Corporation is dependent upon distributions from the Company to fund its obligations. However, under the terms of the agreements governing LBM Midco, LLC's borrowings, its ability to pay dividends or lend to the Corporation is restricted. The Company has no obligations to pay dividends to the Corporation except to pay specified amounts to the Corporation in order to fund the payment of the Corporation's tax obligations.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

        The balance sheets have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Separate statements of operations, comprehensive income, changes in stockholder's equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

  Cash and Cash Equivalents

        Cash and cash equivalents include deposits in financial institutions and investments with original maturities of 90 days or less.

NOTE 3—STOCKHOLDERS' EQUITY

        The Corporation is authorized to issue 1,000 shares of Common Stock, par value $0.01 per share. On April 27, 2017, the Corporation issued 100 shares of common stock.

NOTE 4—COMMITMENTS AND CONTINGENCIES

        From time to time, the Corporation experiences litigation arising in the ordinary course of its business. These claims are evaluated for possible exposure by management of the Corporation and their legal counsel. Although the results of litigation and claims cannot be predicted with certainty, in management's opinion, either the likelihood of loss is remote or any reasonably possible loss associated with the resolution of such proceedings is not expected to have a material adverse impact on our consolidated results of operations, cash flows, or our financial position.

US LBM HOLDINGS, INC.

NOTES TO BALANCE SHEETS (Continued)

AS OF March 31, 2018 and December 31, 2017

(Dollars in thousands, unaudited)

NOTE 5—SUBSEQUENT EVENTS

        The Corporation's management has performed an analysis of the activities and transactions subsequent to March 31, 2018 to determine the need for any adjustments to and/or disclosures within the balance sheet as of March 31, 2018. Management has performed a review of matters through May 15, 2018, the date the balance sheet was available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
LBM Midco, LLC
1000 Corporate Grove Drive
Buffalo Grove, IL 60089

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of LBM Midco, LLC and subsidiaries (the "Successor" or the "Company"), as of December 31, 2017 and 2016, the related consolidated statements of operations, members' equity, and cash flows, for each of the two years ended December 31, 2017 and 2016, and the period from August 20, 2015 (Commencement of Operations) to December 31, 2015. In addition, we have audited the accompanying consolidated financial statements of US LBM Holdings, LLC (the "Predecessor"), which comprise the related consolidated statements of operations, members' equity and redeemable non-controlling interest, and cash flows for the period from January 1, 2015 to August 19, 2015, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016 (Successor), and the results of its operations and its cash flows for each of the two years ended December 31, 2017 and 2016 (Successor), the period from August 20, 2015 (Commencement of Operations) to December 31, 2015 (Successor), and the period from January 1, 2015 to August 19, 2015 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL
March 22, 2018

We have served as the Company's auditor since 2016.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2017 (Successor)	December 31, 2016 (Successor)
ASSETS
Current assets
Cash and cash equivalents	$5,941	$3,455
Accounts receivable, net of allowances for doubtful accounts	406,757	362,270
Inventories, net	250,114	240,385
Other current assets	51,572	49,062

Total current assets	714,384	655,172

Property and equipment, net	168,894	208,907
Deferred financing costs, net	2,116	2,943
Goodwill	662,584	648,363
Intangible assets, net	271,587	314,331
Other assets	4,720	4,829

Total assets	$1,824,285	$1,834,545

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$166,659	$141,115
Accrued payroll and related expenses	41,582	35,297
Sales tax payable	18,194	16,991
Customer rebates and deposits	14,471	10,681
Other accrued expenses	31,779	29,374
Current portion of long-term debt, net	13,789	13,254

Total current liabilities	286,474	246,712

Line of credit	50,477	133,763
Long-term debt, less current portion, net	1,030,358	967,050
Other long-term liabilities	20,979	13,775

Total liabilities	1,388,288	1,361,300

Commitments and contingencies (Note 11)
Members' equity
Members' equity	435,997	473,245

Total members' equity	435,997	473,245

Total liabilities and members' equity	$1,824,285	$1,834,545

See accompanying notes to consolidated financial statements

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per unit amounts)

	Year ended December 31, 2017 (Successor)	Year ended December 31, 2016 (Successor)	Period from August 20, 2015 through December 31, 2015 (Successor)	Period from January 1, 2015 through August 19, 2015 (Predecessor)
Net sales	$3,091,979	$2,664,108	$823,274	$1,126,642
Cost of sales	2,245,198	1,918,720	613,984	824,474

Gross profit	846,781	745,388	209,290	302,168
Selling, general, and administrative expenses	665,097	597,052	205,232	357,033
Depreciation and amortization	93,721	109,525	34,105	26,029

Income (loss) from operations	87,963	38,811	(30,047)	(80,894)
Interest expense	91,315	80,569	25,538	27,353
Loss on early extinguishment of debt	1,404	—	—	28,445
Other expense	5,360	5,605	1,943	2,938

Total other expenses, net	98,079	86,174	27,481	58,736
Pre-tax loss	(10,116)	(47,363)	(57,528)	(139,630)
Income tax expense	786	343	614	281

Net loss	$(10,902)	$(47,706)	$(58,142)	$(139,911)

Net income attributable to redeemable noncontrolling interests	—	—	—	315
Net loss attributable to the Company	$(10,902)	$(47,706)	$(58,142)	$(140,226)
Net loss per unit—basic and diluted (Note 18)
Common units	$(0.19)	$(0.84)	$(1.04)
Class A-1 Units				$(26.52)
Investor Class A Units				$(25.95)
Weighted average units outstanding—basic and diluted
Common units	57,465	57,039	56,049
Class A-1 Units				2,663
Investor Class A Units				2,738
Tax-Adjusted Pro Forma Information (unaudited)
Pre-tax loss	(10,116)
Pro forma provision for income taxes[1]	786

Pro forma net loss	(10,902)
Pro forma net loss per unit—basic and diluted
Common units	$(0.19)
Weighted average pro forma units outstanding—basic and diluted
Common units	57,465

1
The pro forma amounts give effect to reflect any income tax adjustments as if the Company was a taxable entity as of the beginning of the period. The pro forma income tax adjustment reflects that the Company would have filed a corporate tax return reflecting a net income (loss) from LBM Midco, LLC for the periods presented. The income tax provision is based on the income (loss) from the Company's investment in LBM Midco, LLC, which will be                immediately following this offering. On a pro forma basis, the Company would have been required to set up a valuation allowance against the net tax asset associated with its losses, thereby resulting in no tax provision or benefit for the periods presented. Any deferred tax assets associated with the losses would have a full valuation allowance applied against them.

See accompanying notes to consolidated financial statements

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended December 31, 2017 (Successor)	Year ended December 31, 2016 (Successor)	Period from August 20, 2015 through December 31, 2015 (Successor)	Period from January 1, 2015 through August 19, 2015 (Predecessor)
Cash flows from operating activities
Net loss	$(10,902)	$(47,706)	$(58,142)	$(139,911)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	36,506	30,346	8,115	10,368
Amortization of intangible assets	60,845	81,848	26,683	16,911
Acquired inventory step up charges	2,710	1,834	15,389	4,568
Goodwill Impairment	—	2,304	—	—
Non-cash interest	9,201	8.079	2,561	2,292
Equity-based compensation and profit interests	8,817	6,116	14,817	110,192
Loss on early extinguishment of debt	1,404	—	—	28,445
Other non-cash items	4,925	4,116	1,789	681
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(33,575)	(24,972)	19,892	(51,681)
Inventories	14,236	(20,311)	13,105	(16,803)
Other current assets	99	(15,091)	(8,954)	1,049
Other assets	(456)	(633)	(589)	1,091
Accounts payable	18,039	(16,991)	(12,064)	31,826
Other liabilities	9,891	6,100	2,103	19,334

Net cash from operating activities	121,740	15,039	24,705	18,362
Cash flows from investing activities
Capital expenditures	(39,701)	(43,503)	(9,834)	(22,892)
Acquisition of businesses, net of cash acquired	(97,078)	(164,393)	(176,819)	(175,213)
Kelso acquisition, net of cash acquired	—	—	(1,170,351)	—
Proceeds from disposal of property and equipment	38,686	32,886	75	196
Other	669	280	647	304

Net cash used in investing activities	(97,424)	(174,730)	(1,356,282)	(197,605)
Cash flows from financing activities
Borrowings under line of credit	495,706	707,398	530,499	378,739
Repayments of line of credit	(578,992)	(679,062)	(425,072)	(342,646)
Proceeds from sale leaseback transactions	27,600	—	—	—
Proceeds from Successor to payoff credit facility and term loan	—	—	—	586,819
Payoff term loan and credit facility	—	—	—	(586,819)
Borrowings of long-term debt	107,593	150,875	825,140	147,750
Repayments of long-term debt	(42,581)	(8,070)	(2,026)	(2,827)
Deferred financing costs	(2,155)	(3,768)	(24,583)	(2,637)
Payment of contingent consideration	(1,155)	(4,621)	—	(300)
Capital contributions	120	1,917	440,000	100
Distributions	(27,966)	(12,411)	(1,493)	(2,630)

Net cash from (used in) financing activities	(21,830)	152,258	1,342,465	175,549
Net change in cash, cash equivalents and restricted cash	2,486	(7,433)	10,888	(3,694)
Cash, cash equivalents and restricted cash at beginning of period	3,455	10,888		15,196

Cash, cash equivalents and restricted cash at end of period	$5,941	$3,455	$10,888	$11,502

Supplemental disclosures of cash flow information
Cash paid for interest	$80,329	$71,622	$20,811	$26,292
In connection with the acquisitions, assets acquired and liabilities assumed were as follows:
Fair value of assets acquired, net of cash acquired	$113,529	$196,643	$1,743,051	$245,136
Liabilities assumed	(10,193)	(11,893)	(272,619)	(42,860)
Equity consideration	(1,500)	(15,000)	(121,262)	(23,692)
Debt consideration	(4,758)	(5,357)	(2,000)	(3,371)

Cash paid for acquisitions	$97,078	$164,393	$1,347,170	$175,213

See accompanying notes to consolidated financial statements

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY AND
REDEEMABLE NON CONTROLLING INTEREST

(Dollars in thousands)

	Members' Equity	Redeemable Non controlling Interest
Balance, December 31, 2014 (Predecessor)	$68,374	$—
Members' contributions	12,500	11,192
Distributions	(2,630)	—
Net income (loss)	(140,226)	315

Balance, August 19, 2015 (Predecessor)	$(61,982)	$11,507

Members' Equity
Balance, August 20, 2015 (Successor)	$—
Members' contributions	561,263
Issuance of upside units	14,817
Distributions	(1,493)
Net income (loss)	(58,142)

Balance, December 31, 2015 (Successor)	$516,445

Members' contributions	16,917
Distributions	(12,411)
Net income (loss)	(47,706)

Balance, December 31, 2016 (Successor)	$473,245

Members' contributions	1,620
Distributions	(27,966)
Net income (loss)	(10,902)

Balance, December 31, 2017 (Successor)	$435,997

See accompanying notes to consolidated financial statements

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 1—ORGANIZATION

Business Organization and Nature of Operations

        LBM Midco, LLC and subsidiaries (the "Successor" or the "Company") is a leading distributor of building materials, manufactured components and construction services to professional contractors and remodelers in both the residential and commercial markets. The Company's operations are located in 29 states with 237 locations.

        US LBM Holdings, Inc. (the "Corporation") was formed as a Delaware corporation on April 26, 2017. Pursuant to a reorganization into a holding company structure, the Corporation will be a holding company and the sole managing member, operating and controlling all of the businesses and affairs of LBM Midco, LLC. Prior to August 20, 2015, US LBM Holdings, LLC ("Holdings LLC" or the "Predecessor") was wholly-owned by BlackEagle Partners LLC ("BlackEagle") and certain members of management. On August 20, 2015, a majority of the membership interests of the Predecessor were acquired by affiliates of Kelso & Company, L.P. ("Kelso") for consideration totaling $1,291,613, net of cash acquired (the "Acquisition") (see Note 3). The acquisition of the Predecessor by Kelso was effectuated through newly formed holding and acquisition companies, with LBM Midco, LLC, a wholly owned subsidiary of LBM Midco, LLC, being the accounting acquirer. Prior to the Acquisition, the Successor entity had not commenced operations and had nominal assets and liabilities. BlackEagle and certain members of Company management contributed a part of their ownership interests in Holdings LLC to a newly formed entity established by Kelso, the Successor. Any references to the "Company" represent both the Successor and the Predecessor.

        The Acquisition was accounted for using the purchase method of accounting which resulted in a new basis for the assets acquired and liabilities assumed. Although the Company continues with the same core operations after the Acquisition, the accompanying consolidated financial statements reflect Holdings LLC's historical accounting basis for the periods prior to the Acquisition (the Predecessor) and the Company's new accounting basis for the period following the Acquisition (the Successor). The periods of January 1, 2015 through August 19, 2015 represent the prior ownership ("Predecessor Periods") while the period of August 20, 2015 (Commencement of Operations) through December 31, 2015 and the years ended December 31, 2016 and December 31, 2017 represents Kelso ownership ("Successor Periods").

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The Company has prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP").

        The Company reviews subsidiaries and affiliates, as well as other entities, to determine if they should be considered variable interest entities ("VIE"), and to determine whether it should change the consolidation determinations based on changes in its characteristics. The Company considers an entity a VIE if its equity investors own an interest therein that lacks the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

without additional subordinated financial support or if the entity is structured with non-substantive voting interests. To determine whether or not the entity is consolidated with the Company's results, the Company also evaluates which interests are variable interests in the VIE and which party is the primary beneficiary of the VIE.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when accounting for items such as revenue, vendor rebates, allowance for doubtful accounts, the valuation of inventories, employee compensation programs, depreciation and amortization periods, insurance programs, goodwill and other intangible assets.

Business and Credit Concentrations

        The Company's customers are dispersed among its various markets. As such, its credit risk to any one customer or state economy is not significant. At December 31, 2017 (Successor) and December 31, 2016 (Successor), no customer represented more than 10% of accounts receivable. For all of the periods presented, no customer represented more than 10% of revenue.

Cash and Cash Equivalents

        Cash and cash equivalents include deposits in financial institutions and investments with original maturities of 90 days or less.

Concentration of Cash

        The Company has cash on deposit with several financial institutions that, at times, may be in excess of federally insured limits. The Company monitors such credit risk at the financial institutions and has not experienced any losses related to such risks to date.

Accounts Receivable

        Accounts receivable consist of amounts billed to customers, net of an allowance for doubtful accounts. The allowance is determined by management based on historical collection experience and a review of the current status of accounts receivable. Specific accounts receivable are charged off when they are considered uncollectible. Management considers accounts receivable delinquent when payment has not met specific terms. The Company charges interest on past due accounts receivable. The

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's allowance for doubtful accounts was approximately $8,058 and $10,311 at December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively.

Inventories

        The Company's inventories are stated at the lower of cost or net realizable value using the last-in, first-out ("LIFO") method. Provisions are made to reduce excess and obsolete inventories to their estimated net realizable value. The process for calculating the value of excess and obsolete inventories requires the Company to make judgments and estimates concerning future sales levels, quantities, and prices at which such inventories will be sold in the normal course of business.

Consideration Received from Suppliers

        The Company enters into agreements with many of its suppliers providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. Vendor rebates are accrued as part of Cost of sales based on progress towards earning the supplier rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. The Company estimates the rebates applicable to inventory on-hand at each period end based on the inventory turns of the related items and defers such amount as a reduction in inventory. Total rebates receivable at December 31, 2017 (Successor) and December 31, 2016 (Successor) are $35,720 and $33,731, respectively, and are included in other current assets in the consolidated balance sheets.

Property and Equipment

        Property and equipment acquired through a business acquisition are initially stated at fair value whereas property and equipment acquired subsequent to the acquisition date are recognized at cost. Depreciation and amortization are provided by use of the straight-line method over the estimated useful lives of the assets or the shorter of the estimated useful life or lease term for leased assets and are recognized either in Cost of sales or within its own line item in the consolidated statement of operations. Depreciation and amortization recognized within Cost of sales was approximately $3,631, $2,668, $699 and $1,250 for the 2017 Successor Period, 2016 Successor Period, the 2015 Successor Period, and the 2015 Predecessor Period, respectively. When properties are retired or otherwise disposed of, the appropriate accounts are relieved of cost and accumulated depreciation, and any resulting gain or loss is recognized within selling, general and administrative expenses in the consolidated statement of operations. Maintenance and repairs are charged to cost of sales and selling, general and administrative expenses in the consolidated statement of operations as incurred, and major improvements are capitalized. The Company capitalizes costs into construction in process upon purchase of an asset when the asset is not yet available for its intended use. When the asset is placed into service, the Company begins depreciation.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The assets' estimated lives used in computing depreciation are as follows:

Machinery and equipment	3 - 12 years
Computer equipment and software	3 years
Furniture and fixtures	5 - 7 years
Vehicles, trailers, and forklifts	4 - 10 years
Building and improvements	20 - 39 years
Leasehold improvements	The shorter of useful life or lease term

Business Combinations

        We account for all of our business combinations using the purchase method, which is the only method permitted under FASB ASC Topic 805, Business Combinations. In connection with a business combination, the acquiring company must allocate the cost of the acquisition to assets acquired and liabilities assumed based on fair values as of the acquisition date. Any excess or shortage of amounts assigned to assets and liabilities over or under the purchase price is recorded as a gain on bargain purchase or goodwill. Transaction costs associated with acquisitions are expensed as incurred within selling, general and administrative expenses.

Goodwill and Other Intangible Assets

        At least annually, or more frequently as changes in circumstances indicate, the Company tests goodwill for impairment. To the extent that the carrying value of the net assets of any of the reporting units having goodwill is greater than their estimated fair value, the Company may be required to record impairment charges. Impairment testing for goodwill is done at a reporting unit level using a two-step test. As of December 31, 2017 (Successor), the Company has 8 reporting units. The Company is required to make certain assumptions and estimates regarding the fair value of the reporting units containing goodwill when assessing for impairment. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of impairment losses.

        The Company completes its annual impairment assessment during the fourth quarter of each year. In 2016, an impairment charge was recognized of $2,304 within selling, general and administrative expenses in the consolidated statement of operations. No impairment was recognized in any other period presented. The Company may consider qualitative factors as part of its annual impairment assessment to determine whether it is more likely than not that a reporting unit's carrying value exceeds its fair value. If its qualitative assessment indicates that goodwill impairment is more likely than not, the Company will perform the two-step impairment test. Alternatively, the Company may bypass the qualitative test and initiate goodwill impairment testing with the first step of the two-step goodwill impairment test. During the first step of the goodwill impairment test, the fair value of the reporting unit is compared to its carrying value, including goodwill.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        If the fair value of a reporting unit exceeds its carrying value, then the Company concludes no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure a possible goodwill impairment loss. Step two of the impairment test, when necessary, requires the identification and estimation of the fair value of the reporting unit's individual assets, including intangible assets with definite and indefinite lives regardless of whether such intangible assets are currently recorded as an asset of the reporting unit, and liabilities in order to calculate the implied fair value of the reporting unit's goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of the goodwill, the Company would recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value of the reporting unit's goodwill.

        Acquired intangible assets other than goodwill are amortized over their estimated useful lives unless they are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish the carrying value. The fair value of acquired intangible assets is determined using common valuation techniques, and the Company employs assumptions developed using the perspective of a market participant. Identifiable intangible assets include customer relationships, trade names, favorable and unfavorable leases, backlog and non-compete agreements. Identifiable intangible assets that do not have determinable useful lives and are valued separately are not amortized but tested annually for impairment. The Company evaluates potential impairment of identifiable intangible assets by comparing the carrying value of the net assets to the expected net future cash inflows resulting from use of the assets. Management has determined that there was no intangible asset impairments during any period presented.

Deferred Financing Costs

        Loan issuance costs and discounts are capitalized upon the issuance of long-term debt and amortized over the life of the related debt and are presented as a reduction of the associated long-term debt on the consolidated balance sheets. Loan issuance costs associated with revolving debt arrangements are presented as a component of other assets. Loan issuance costs incurred in connection with revolving debt arrangements are amortized using the straight-line method over the life of the credit agreement. Loan issuance costs and discounts incurred in connection with term debt are amortized using the effective interest method. Amortization of deferred loan issuance costs and discounts are included in interest expense. During the 2015 Predecessor Periods, Holdings LLC made several amendments to existing debt and issued additional debt which resulted in an increase of approximately $4,887 to deferred financing costs, net. In connection with the Acquisition, Holdings LLC's outstanding debt was extinguished and Holdings LLC incurred a $28,445 loss on the early extinguishment of debt which included unamortized deferred financing costs of $17,920. As part of subsequent borrowings, the Company recognized $2,955 and $7,893 of deferred financing costs associated with its new long-term debt and line-of-credit arrangements in the 2017 and 2016 Successor Periods. Amortization expense associated with the deferred debt issuance costs and discounts was approximately $8,971, $7,827, $2,561 and $2,292 for the 2017 Successor Period, 2016 Successor Period,

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the 2015 Successor Period and the 2015 Predecessor Period, respectively. Accumulated amortization was approximately $19,359 and $10,388 as of December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively.

Capital Lease Obligations

        The Company leases certain property and equipment under capital leases expiring through 2020. These leases require monthly payments of principal and interest, imputed at various interest rates. Capitalized leased trucks and forklifts are amortized over the shorter of the estimated useful lives or the lease term. The capitalized cost was approximately $1,399 at December 31, 2017 (Successor) and December 31, 2016 (Successor). Accumulated depreciation of leased equipment was $653 and $382 at December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively.

Evaluation of Impairment of Long-Lived Assets

        The Company evaluates the carrying value of long-lived assets whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. The Company evaluates potential impairment of long-lived assets by comparing the carrying value of the net assets to the expected net future cash inflows resulting from use of the assets.

        The Company concluded that no impairment of long-lived assets occurred during any period presented.

Fair Value of Financial Instruments

        Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures ("ASC 820"), clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
Level 2	Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
Level 3	Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

        If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument is categorized based upon the lowest level of input that is significant to the fair value calculation.

        The carrying values of cash and cash equivalents, accounts receivable, notes receivable, and accounts payable approximates their fair values because of the short-term nature of these instruments.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        The Company recognizes revenue for sales of building products when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. All sales recognized are net of sales taxes and allowances for discounts and estimated returns. The Company recorded $9,602, $5,484 and $5,018 sales incentives provided to customers as a reduction of revenue for the years ended December 31, 2017, 2016 and 2015, respectively. Revenues related to services are recognized in the period the services are performed.

        The percentage-of-completion method is used to recognize revenue for construction services, which represents less than 1% of our net sales. Periodic estimates of progress towards completion are made based on either a comparison of labor costs incurred to date with total estimated contract labor costs or total costs incurred to date with total estimated contract costs. The percentage-of-completion method requires the use of various estimates, including among others, the extent of progress towards completion, contract revenues and contract completion costs. Contract revenues and contract costs to be recognized are dependent on the accuracy of estimates, including quantities of materials, labor productivity and other cost estimates. The Company has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. Due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates.

        Estimated losses on uncompleted contracts and changes in contract estimates reflect the Company's best estimate of probable losses of unbilled receivables, and are recognized in the period such revisions are known and can be reasonably estimated. These estimates are recognized in Cost of sales. Estimated losses on uncompleted contracts and changes in contract estimates are established by assessing estimated costs to complete, change orders and claims for uncompleted contracts. Assumptions for estimated costs to complete include material prices, labor costs, labor productivity and contract claims. Such estimates are inherently uncertain and therefore it is possible that actual completion costs may vary from these estimates.

        The Company recognizes revenue on installation services in the period the services are performed. When installation services are performed on product sales, the Company recognizes revenue for the deliverables in accordance with ASC 605-25 "Multiple Element Arrangements". Deliverables are considered separate units of accounting if they have value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the Company. The significant deliverables under the Company's multiple-element arrangements are products and installation services. The price of these deliverables are based on the relative selling price method, whereby the Company determines price based on the best estimate of selling price. Discounts are allocated proportionally on the basis of the selling price of each unit of accounting. Such installation services are approximately 3% of sales.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For the 2017 Successor Period, the 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, no customer represented more than 10% of revenue.

Shipping and Handling Fees and Costs

        The Company records fees billed to customers for shipping and handling as sales, and records costs incurred for shipping and handling as selling, general and administrative expenses. Shipping and handling expense was approximately $110,770, $93,079, $30,438, and $38,605 for the 2017 Successor Period, the 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, respectively.

Sale Leaseback Arrangements

        On occasion, the Company is party to sale-leaseback arrangements that provide for the sale of certain real estate assets to a third party and simultaneous leaseback to the Company. These transactions typically occur in conjunction with a business combination in which either (1) the Company acquires real estate and subsequently identifies a buyer after which it will lease the real estate or (2) directs the acquiree to sell the real estate to a third party whereby that third party is required to lease the real estate back to the Company. In accordance with ASC 840-40, Sale-Leaseback Transactions, if the seller-lessee retains, through the leaseback, substantially all of the benefits and risks incident to the ownership of the property sold, the sale-leaseback transaction is accounted for as a financing arrangement. An example of this type of continuing involvement would include an option to repurchase the assets or the buyer-lessor having the option to sell the assets back to the Company. For sale-leaseback arrangements where this provision is included, the Company accounts for the arrangement as a financing.

Ridout Sale Leaseback Arrangement

        In connection with the Ridout acquisition, which was completed on January 31, 2017, the Company helped facilitate the sale of real estate from the seller to a third party buyer with the Company agreeing to lease back the property from the third party buyer. At the inception of the sale leaseback, we (as the lessee) had the unilateral right to substitute like-kind assets of equal or lesser value in exchange for the third party lessor selling the originally leased property to us. Additionally, the third party buyer purchased the aforementioned property with certain Put rights allowing the buyer to sell the property back to us if certain easement obligation were not obtained by us. As a result of these buyer rights, we were initially precluded from applying the sale leaseback accounting to this transaction. As such, as of March 31, 2017, the Company reported an asset and related liability of $27,600 as the Company was deemed to have acquired the property and an obligation to sell the property for accounting purposes as part of the business combination.

        As of June 30, 2017, the Company and third party buyer amended the above mentioned lease, referred to herein as the "Master Lease Agreement," whereby the third party lessor has the unilateral right to deny a request to substitute like-kind assets in exchange for the originally leased property.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Additionally during the third quarter of 2017, we obtained the required easements for all but one real estate location leased in conjunction with the Ridout acquisition. Accordingly, the Company will no longer be precluded from applying the sale leaseback accounting for periods subsequent to June 30, 2017, and therefore, no longer reflected the leased property on the consolidated balance sheet as an asset and liability.

K-I Sale Leaseback Arrangements

        In 2014, the Company had acquired certain properties and entered into a sale leaseback arrangement with a related party where sale leaseback accounting was precluded. During 2017, the Company helped facilitate the sale of real estate from the related party to a third party buyer with the Company agreeing to lease back the property from the third party buyer. As such, the Company amended the Master Lease Agreement with the third party. The new lease agreement did not include a repurchase provision, which had previously precluded the Company from applying sale leaseback accounting. Accordingly, the Company was no longer precluded from applying the sale leaseback accounting and therefore will not reflect the leased property on the consolidated balance sheet as an asset and liability. As a result of the transaction, the net book value of the property and the carrying value of the liability were derecognized, and a deferred gain of $548 was recognized, which is included in other long-term liabilities. The deferred gain is being amortized over the life of the lease and is recorded to rent expense within selling, general and administrative expense.

Other Sale Leaseback Arrangements

        During 2017, the Company entered into an additional sale leaseback agreement with the same third party buyer referenced above in which it sold certain real estate properties with a net book value of $37,117 for $37,380, net of transaction fees, and simultaneously entered into a new lease agreement, to lease back the property from the third party buyer.

        The Company is accounting for these transactions as sale leaseback arrangements with operating lease treatment and will record the payments as rent expense on a straight-line basis over the lease term. In connection with the sale of the properties, the Company received cash of $37,112, recognized prepaid rent of $268 within other current assets and recognized a deferred gain of $263 within other liabilities. The deferred gain will be amortized over the life of the lease and will be recorded to rent expense within selling, general, and administrative expense.

        Under the financing method, the Company does not recognize as income any of the sale proceeds received from the lessor that contractually constitutes payment to acquire the assets subject to these arrangements. Instead, the sale proceeds received are accounted for as financing obligations and leaseback payments made by the Company are allocated between interest expense and a reduction to the financing obligation. Interest on the financing obligation is calculated using the Company's incremental borrowing rate at the inception of the arrangement on the outstanding financing obligation. Judgment is required to determine the appropriate borrowing rate for the arrangement and in determining any gain or loss on the transaction that would be recorded either at the end of or over the

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

lease term. As of December 31, 2017 (Successor) and December 31, 2016 (Successor), the Company recorded a financing obligation associated with its failed sale leasebacks of $986 and $14,563, respectively, recorded within long-term debt on our consolidated balance sheets. These figures exclude the build to suit leaseback financing obligations.

Build-to-suit Lease Arrangements

        On occasion, the Company is involved in the construction of a leased property. To the extent the Company is involved with the construction of structural improvements of the construction project or takes construction risk prior to commencement of the lease, the Company is deemed to be the owner for accounting purposes of these projects during the construction period. In these circumstances, the Company records an asset for all construction costs incurred by the landlord and the Company within construction in process, with a corresponding financing obligation for all costs paid by the lessor.

        Once construction is completed, the Company assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance, including evaluating whether all risks of ownership have been transferred back to the landlord. If the Company does not qualify for derecognition under the sale-leaseback accounting guidance, the building and related financing obligation remain on the Company's consolidated balance sheets. The asset is depreciated over the life of the asset and the financing obligation is amortized into earnings based on the terms of the lease agreement.

        The Company was deemed the accounting owner during the construction period for two leased locations which subsequently failed sale accounting, therefore the related assets and liability are recognized on the Company's balance sheets. As of December 31, 2017 (Successor) and December 31, 2016 (Successor), the Company had a build-to-suit lease financing obligation of $7,526 and $7,674, respectively, recorded within long-term debt on our consolidated balance sheets.

Stock-Based Compensation

        The Company accounts for stock-based awards under ASC 710, Compensation, ASC 718, Compensation—Stock Compensation and ASC 505—Equity. Despite the fact that all shares issued are in the form of equity, certain shares are considered profit interests rather than equity-based compensation due to certain aspects of the plan such as the requirement of continued service by the recipient until a liquidity event. Other share awards are accounted for as stock-based compensation as they do not require continued service through a liquidity event. The expense for awards classified as profit interests is recognized when it is probable that there will be a payout associated with the plan. The expense for awards treated as stock-based compensation is measured as the fair value of the award at the grant date for equity-classified awards, while liability-classified awards are remeasured each reporting period at fair value. Certain of the Company's awards have performance conditions and no

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expense is recognized until it is probable that the performance condition will be achieved. The Company also considers forfeitures in determining compensation expense.

Casualty and Health Insurance

        The Company carries insurance for general and auto liability subject to deductibles it believes to be reasonable under the circumstances. The Company is self-insured for workers' compensation exposures, as well as employee and eligible dependent health care claims, with specific excess insurance purchased from independent carriers to cover individual claims in excess of the self-insured limits. The expected liability for unpaid claims, including incurred but not reported losses, is reflected on the consolidated balance sheets as a liability. The amount recoverable from insurance providers is reflected on the consolidated balance sheets in prepaid expenses and other current assets. The Company estimates the total liability outstanding using the Company's past claims experience, which considers both the frequency and settlement of claims. The casualty and health insurance liabilities are recorded at their undiscounted value. The liability recorded for such insurance was approximately $5,091 and $5,446 as of December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively.

Income Taxes

        The Company is organized and taxed as a limited liability corporation and taxed as a partnership for state and federal income tax purposes. Substantially all items of income, expense and available tax credits are passed through to the Company's members. Accordingly, there is a minimal provision for federal income tax and state income tax expense reflected in the accompanying consolidated financial statements.

Uncertain Tax Positions

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Due to its pass-through status, substantially all of the Company and its wholly owned subsidiaries are not subject to federal income tax in the United States of America. The Company and its wholly owned subsidiaries are subject to certain taxes of multiple-state jurisdictions. The open tax years subject to examination are 2014 through the Acquisition date and the Successor Periods. Based on the Company's analysis, there have been no liabilities recorded for uncertain tax positions as of December 31, 2017 (Successor) and December 31, 2016 (Successor).

        The Company recognizes interest and penalties related to unrecognized tax benefits as part of interest and income tax expense, respectively. The Company has no amounts accrued for interest or penalties as of December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It consists of net income (loss) and other gains and losses affecting stockholders' equity that, under GAAP, are excluded from net income. The Company had no items of other comprehensive income (loss) for the 2017 Successor Period, the 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period.

Non-cash Transactions

        In the 2016 successor period, the Company established assets and liabilities for the estimated construction costs incurred under build-to-suit lease arrangements. In connection with these transactions, the Company recognized assets of $1,151 in the 2016 Successor period and corresponding debt obligations with no net impact on the consolidated statement of cash flows.

        At December 31, 2017 (Successor) and December 31, 2016 (Successor), included in accounts payable was $1,038 and $342, respectively, of capital expenditures not yet paid.

Recently Issued Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), and issued subsequent amendments to the initial guidance within Accounting Standards Update 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations ("ASU 2016-08") issued in March 2016, Accounting Standards Update 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing ("ASU 2016-10") issued in April 2016, Accounting Standards Update 2016-12, Revenue from Contracts with Customers, Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12") issued in May 2016 and Accounting Standards Update 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20") issued in December 2016 (ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 collectively "Topic 606"). Topic 606 provides a comprehensive revenue recognition model requiring companies to recognize revenue for the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year, and therefore the standard is effective for the Company's annual and interim periods beginning on January 1, 2018. The Company performed a detailed evaluation, using the five-step model specified in the guidance, to assess the impacts of the new standard and will apply the guidance using the modified retrospective transition method. The impact from adoption will primarily be associated with the amount and timing of revenue and costs for certain arrangement types, primarily certain product offerings which are customized to customer specifications and do not have an

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

alternative use. These arrangements may meet the criteria to be recognized over time and may result in recognizing revenue earlier. Based on its assessment, the Company has concluded that the adoption of ASU 2014-09 will not have a material impact on its consolidated financial statements. Further, the adoption of the guidance will result in additional disclosures regarding the Company's revenue recognition policies beginning with the Company's financial statements for the quarter ended March 31, 2018. The new standard could also increase the administrative burden on Company operations to properly account for customer contracts and provide the more expansive required disclosures.

        In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for public companies for periods beginning on January 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact of the standard on its financial statements.

        In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"), which involves several aspects of the accounting for share-based payment transactions, including 1) recognition of all income tax benefits and deficiencies related to exercised or vested awards in income tax expense, 2) classification of excess tax benefits as an operating activity in the statement of cash flows, 3) the ability of companies to make a policy election as to either estimate forfeitures or account for forfeitures as they occur, 4) stipulation that partial cash settlement for tax-withholding purposes would not result, by itself, in liability classification provided the amount withheld does not exceed the maximum statutory rate for an employee in the applicable jurisdictions and 5) clarification that cash paid by an employer to a taxing authority when directly withholding shares for tax-withholding purposes should be classified as a financing activity on the statement of cash flows. For each provision, the standard indicates whether the provision should be adopted on a retrospective, prospective or modified retrospective basis. ASU 2016-09 is effective for public companies for annual periods beginning on or after December 15, 2016. The adoption of this standard did not have a material impact on the Company's financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). ASU 2016-15 was issued to decrease the diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flows by providing guidance on eight specific cash flow issues. ASU 2016-15 is effective for the Company's annual periods beginning on January 1, 2019, with early adoption permitted and retrospective application required. The Company has adopted this standard as of December 31, 2016 with retrospective application. As a result, any cash paid related to contingent consideration agreements at the time of the acquisition is presented as an investing activity. If the

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company makes any cash payments post acquisition related to contingent consideration agreements, it is presented as a financing activity up to its fair value at the time of the acquisition and the remainder is presented as an operating cash flow (see Note 5 for more information).

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"). ASU 2016-18 requires that the statement of cash flows include restricted cash in the beginning and end-of-period total amounts shown and that the statement of cash flows explain the changes in restricted cash during the period. ASU 2016-18 is effective for the Company's annual and interim periods beginning on January 1, 2019. Retrospective application is required and early adoption is permitted. Accordingly, the Company elected to adopt the ASU retrospectively in 2014 and the statement of cash flows for all periods presented include changes in restricted cash during the periods.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 provides guidance in determining when a set of assets and activities meets the definition of a business. ASU 2017-01 is effective for public companies for annual periods beginning after December 15, 2017. Early application is permitted for transactions meeting certain criteria and prospective application is required. The adoption of the standard is not expected to have a material impact on the Company's financial statements.

        In January 2017, the FASB issued Intangibles—Goodwill And Other (Topic 350): Simplifying The Test For Goodwill Impairment ("ASU 2017-04") to the existing guidance under the Intangibles—Goodwill and Other topic of the Accounting Standards Codification ("Codification") to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All of the other goodwill impairment guidance will remain largely unchanged, including the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. This update is effective for public companies which are U.S. Securities and Exchange Commission ("SEC") filers for annual and any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption of this guidance is permitted for annual or interim goodwill tests performed after January 1, 2017. This guidance will be applied by the Company as of the effective date for SEC filers on a prospective basis following adoption.

NOTE 3—KELSO ACQUISITION

        As described in Note 1, on August 20, 2015, Holdings LLC was acquired in a transaction by Kelso for $1,291,613, net of cash acquired. The transaction was accounted for as a business combination under the requirements of ASC 805, Business Combinations ("ASC 805"), by Holdings LLC's new parent, the Successor. As such, all identifiable assets and assumed liabilities of Holdings LLC were recorded at their fair values by the Successor on the date of the transaction. As part of the transaction, BlackEagle and certain members of management reinvested a portion of their proceeds in the sale of

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 3—KELSO ACQUISITION (Continued)

the Predecessor into the Successor. This equity was recorded at fair value on the Successor's balance sheet based upon the unit prices at the time of acquisition. Holdings LLC's bank term loan and borrowings outstanding under the revolving line of credit were repaid in connection with the acquisition and new financing agreements were entered into on August 20, 2015 by the Successor (see Notes 6 and 7 for more information).

        The following table summarizes the consideration and the fair values of the assets acquired and liabilities assumed at the acquisition date based on the valuation and purchase price allocation:

Cash consideration:	$1,181,853
Equity consideration:	121,262

Total purchase price:	$1,303,115
Assets acquired:
Cash and cash equivalents	$11,502
Accounts receivable	297,466
Inventories	193,429
Other current assets	20,871
Property and equipment	138,779
Goodwill	534,966
Other intangible assets	344,670
Other assets	3,474

Total assets	$1,545,157
Less liabilities assumed:
Accounts payable	$(142,201)
Other accrued expenses	(72,270)
Unfavorable leases	(12,005)
Other liabilities	(15,566)

Total liabilities	$(242,042)

Net assets acquired	$1,303,115

        The purchase price allocation to the identifiable intangible assets acquired is as follows:

	Useful life (in years)	Fair value
Tradenames	Indefinite	$82,800
Non-compete arrangements	1 - 5	$1,750
Customer relationships	20	$239,900
Favorable leases	1 - 20	$20,220
Unfavorable leases	1 - 10	$(12,005)

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 3—KELSO ACQUISITION (Continued)

        Inventory was valued at its estimated fair value, which is defined as expected sales price less cost to sell, plus a reasonable margin for the selling effort. Personal property assets were valued using the cost approach and/or market approach and real property assets were valued using the sales comparison and/or cost approach. The fair values of the intangible assets acquired were determined using the income approach based on significant inputs that are not observable. The Company considers the fair value of each of the acquired intangible assets to be Level 3 assets due to the significant estimates and assumptions used by management in establishing the estimated fair values.

        In estimating the fair value of favorable and unfavorable lease agreements, market rents were estimated for each of the leased locations. If the contractual rents were considered to be below/above the market rent, a favorable/unfavorable lease agreement was valued by discounting the difference between the contractual rent and estimated market rates over the remaining lease term.

        The trade names are not being amortized as the Company expects to continue to use these trade names for the foreseeable future. The customer relationship assets are being amortized over 20 years on an accelerated basis which results in higher amortization expense in the earlier years of the asset's life. The non-compete agreements are being amortized on a straight-line basis over 1-5 years. The favorable or unfavorable leases are being amortized on a straight-line basis over 1-20 years. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.

        Goodwill was calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including an assembled workforce and non-contractual relationships, as well as expected future synergies. Substantially all of the goodwill is deductible for tax purposes.

        In connection with the Acquisition, the Predecessor incurred $6,781 of transaction fees and other acquisition-related expenses that are included in the consolidated statement of operations for the period ended August 19, 2015. The Successor also incurred $11,549 of transaction fees and other acquisition-related expenses that are included in the consolidated statement of operations for the 2015 Successor Period.

        Pro Forma Financial Information (Unaudited):    The following unaudited pro forma combined results of operations give effect to the Acquisition as if it had been completed on January 1, 2014, the beginning of the comparable prior annual period, applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to depreciation expense on stepped up fixed assets, amortization of acquired intangibles, cost of sales expense related to the sale of stepped up inventory, interest expense related to additional debt that would be needed to fund the acquisition and the estimated impact of these adjustments on the Company's income tax provision. The unaudited pro forma consolidated results of operations are provided for illustrative purposes only and are not indicative of the Company's actual consolidated results of operations or consolidated financial position.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 3—KELSO ACQUISITION (Continued)

Combined year ended December 31, 2015
Pro forma net sales	$1,949,916
Pro forma net income (loss)	(166,667)

        Pro forma net loss for 2015 was adjusted to exclude transaction-related expenses of $18,137.

NOTE 4—ACQUISITIONS

        For all acquisitions, the Company allocates the purchase price to assets acquired and liabilities assumed as of the date of acquisition based on the estimated fair values at the date of acquisition. The excess of the fair value of the purchase consideration over the fair values of the identifiable assets and liabilities is recorded as goodwill. Management makes significant estimates and assumptions when determining the fair value of assets acquired and liabilities assumed. These estimates include, but are not limited to, discount rates, projected future net sales, projected future expected cash flows, useful lives, attrition rates, royalty rates and growth rates. These measures are based on significant Level 3 inputs not observable in the market.

2017 Acquisitions

        On January 31, 2017, the Company acquired 100% of the equity interests of Ridout Companies ("Ridout") for approximately $75,213, net of cash acquired. Ridout is the largest privately owned building products and materials dealer in Arkansas and supplies a wide range of products to both professional builders and do-it-yourselfers, including lumber, windows, doors, roofing, cabinets, decking and flooring, and provides design and installation services. The acquisition was funded through an amendment to the 1st lien term loan.

        On May 1, 2017, the Company purchased certain assets of Devine Lumber Company ("Devine") for approximately $523, net of cash acquired. Devine joined Parker's under the Company's organizational structure. The company is a retailer of lumber and hardware. The Company expects to finalize the accounting for the acquisition as soon as practicable, but no later than one year from the acquisition closing date.

        The acquisitions were accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the aggregate amount of consideration paid by the Company was allocated to net tangible assets and intangible assets based on their estimated fair values as of the acquisition date. The Company considered the distribution network, operating cash flows, and future expected revenue and EBITDA that was to be generated when determining the purchase price of the acquisitions. The fair value of acquired intangible assets and liabilities related to tradenames, customer relationships, and non-compete arrangements. The goodwill represents the expected synergies from combining the businesses along with the assembled workforce. The Company retained an independent

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

third-party appraiser for the Ridout acquisition to assist management in its valuation and has completed the related purchase price allocation. The preliminary allocation of the purchase price for the Devine acquisition is based on the best estimates of management and is subject to revision if new information that existed as of the transaction date becomes available during the measurement period.

        The Company believes that the information gathered to date provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Devine purchase price allocation is preliminary as the Company is in the process of determining the following: 1) valuation amounts for certain receivables, inventories and fixed assets acquired; 2) valuation amounts for certain intangible assets acquired; 3) the acquisition date fair value of certain liabilities assumed; and 4) the final estimation of the tax basis of the entities acquired. We have recorded preliminary estimates for certain of the items noted above and will record adjustments, if any, to the preliminary amounts upon finalization of the valuation. Such changes are not expected to be significant. The Company expects to complete the purchase price allocation as soon as practicable but no later than one year from the applicable acquisition date.

        Inventory was valued at its estimated fair value, which is defined as expected sales price less cost to sell, plus a reasonable margin for the selling effort. Personal property assets were valued using the cost approach and/or market approach, real property assets were valued using the sales comparison and/or cost approach, customer relationships were valued using the excess earnings method, tradenames were valued using the relief from royalty method and non-compete agreements were valued using the lost profit method.

        The customer relationship assets are being amortized over 20 years on an accelerated basis which results in higher amortization expense in the earlier years of an asset's life. The non-compete agreements are being amortized on a straight-line basis over 5 years. Tradenames are not being amortized as management expects to use them for the foreseeable future. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.

        The Company incurred expenses related to transaction fees of approximately $1,536 which are included within Selling, general, and administrative expenses.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

        The following table summarizes the preliminary purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

	Ridout	Devine	Total Acquisitions
Cash consideration	$71,686	$504	$72,190
Note payable	4,758	—	4,758
Equity consideration	1,500	—	1,500
Working capital true-up	1,812	20	1,832

Total purchase price	$79,756	$524	$80,280

Assets acquired:
Cash and cash equivalents	$4,543	$1	$4,544
Accounts receivable, net	14,612	61	14,673
Inventories, net	26,292	383	26,675
Other current assets	745	—	745
Property and equipment	34,431	79	34,510
Goodwill	16,232	—	16,232
Tradenames	4,500	—	4,500
Customer relationships	16,000	—	16,000
Non-compete agreements	170	—	170
Favorable leases	24	—	24

Total assets	$117,549	$524	$118,073
Less liabilities assumed:
Accounts payable	$(6,809)	$—	$(6,809)
Other accrued expenses	(3,321)	—	(3,321)
Other liabilities	(27,663)	—	(27,663)

Total liabilities	$(37,793)	—	$(37,793)

Net assets acquired	$79,756	$524	$80,280

        In connection with the Ridout acquisition, the Company helped facilitate the sale of real estate from the seller to a third party buyer with the Company agreeing to lease back the property from the third party buyer. As such, the table above includes an asset and related liability of $27,600 as the Company was deemed to have acquired the property and an obligation to sell the property for accounting purposes as part of the business combination.

        The cash consideration presented in the table above does not reconcile to the consolidated statement of cash flows due to the cash settlement of working capital adjustments from prior year acquisitions in the current period and the final settlement of current year acquisitions in the subsequent

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

period. Net sales and net income attributable to the Ridout and Devine acquisitions from the dates of the acquisitions through December 31, 2017 was $171,138 and $5,844, respectively.

        Pro Forma Financial Information (Unaudited):    The following unaudited pro forma combined results of operations give effect to the Ridout acquisition had it been acquired on January 1, 2016, the beginning of the comparable period, applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to depreciation expense on stepped up fixed assets, amortization of acquired intangibles, cost of goods sold expense related to the sale of stepped up inventory, interest expense related to additional debt that would be needed to fund the Ridout acquisition and the estimated impact of these adjustments on the Company's income tax provision. The unaudited pro forma consolidated results of operations are provided for illustrative purposes only and are not indicative of the Company's actual consolidated results of operations or consolidated financial position.

        The unaudited pro forma results of operations do not reflect any operating efficiencies or potential cost savings which may result from the acquisition.

	Year ended December 31, 2017 (Successor)	Year ended December 31, 2016 (Successor)
Pro forma net sales	$3,104,120	$2,838,177
Pro forma net loss	(6,038)	(55,754)

        Pro forma net loss for 2017 was adjusted to exclude transaction-related expense of $1,536. Pro forma net loss for 2016 was adjusted to include these transaction-related expense.

2016 Acquisitions

        On January 4, 2016, the Company purchased certain assets and assumed certain liabilities of Darby Doors, Inc. ("Darby") for approximately $57,559. Darby is a manufacturing and sales organization specializing in doors, millwork, hardware, bath accessories and building specialties. The acquisition also includes sister company Total Trim, Inc., which offers customers installation services for Darby's products. The acquisition was funded through an increase to the Company's revolving credit facility.

        On February 1, 2016, the Company acquired 100% of the equity interests of B&C Fasteners ("B&C") for approximately $2,734, net of cash acquired. B&C joined John H. Myers under the Company's organizational structure. B&C services and sells all major brands of air nailers and staplers.

        On February 1, 2016, the Company purchased certain assets and assumed certain liabilities of CSI Components ("CSI") for approximately $405. CSI joined Standard Lumber under the Company's organizational structure. CSI is engaged in the business of designing, manufacturing, distributing, marketing and selling wall panels.

        On March 31, 2016, the Company purchased certain assets and assumed certain liabilities of American Lumber Corporation ("ALCO Doors") for approximately $9,944. ALCO Doors is one of the

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

largest manufacturers of interior and exterior doors for commercial and residential use. The acquisition was funded through an increase to the Company's revolving credit facility.

        On June 1, 2016, the Company acquired 100% of the equity interests of Raymond Building Supply, LLC ("Raymond") for approximately $81,318, net of cash acquired. Raymond is a leading distributor of specialty building materials in the United States and serves the South Florida market through five branch locations. The supply company provides a range of products, such as lumber, trusses, garage doors, windows, residential doors, commercial doors, cabinets, appliances and custom millwork, to residential and commercial customers. The acquisition was funded through an amendment to the 2nd lien term loan.

        On July 30, 2016, the Company purchased certain assets and assumed certain liabilities of Keene Lumber Company ("Keene") for approximately $2,334. Keene joined Standard Lumber under the Company's organizational structure. Keene is a service provider of building materials to the residential and commercial markets in the Muskegon area. Keene's products include cabinetry and hardware, decking, flooring, roofing, siding and windows, with services ranging from home remodeling and kitchen and bath design to roof truss design and engineering.

        The acquisitions were accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the aggregate amount of consideration paid by the Company was allocated to net tangible assets and intangible assets based on their estimated fair values as of the acquisition date. The Company considered the distribution network, operating cash flows, and future expected revenue and EBITDA that was to be generated when determining the purchase price of the acquisition. The fair value of acquired intangible assets and liabilities related to tradenames, backlog, customer relationships, favorable/unfavorable leases and non-compete arrangements. The goodwill represents the expected synergies from combining the businesses along with the assembled workforce. The Company retained an independent third-party appraiser for the Darby and Raymond acquisitions to assist management in its valuation.

        The purchase prices totaled approximately $161,487, and included contingent consideration estimates of $599. The contingent considerations were based upon management's estimates and the probability that certain EBITDA thresholds would be met in future periods. The acquisitions were primarily funded through the revolving credit facility, term debt and equity consideration.

        Inventory was valued at its estimated fair value, which is defined as expected sales price less cost to sell, plus a reasonable margin for the selling effort. Personal property assets were valued using the cost approach and/or market approach, real property assets were valued using the sales comparison and/or cost approach, customer relationships were valued using the excess earnings method, tradenames were valued using the relief from royalty method, the backlog was valued using the excess earnings method and non-compete agreements were valued using the lost profit method. In estimating the fair value of favorable and unfavorable lease agreements, market rents were estimated for each of the leased locations. If the contractual rents were considered to be below/above the market rent, a

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

favorable/unfavorable lease agreement was valued by discounting the difference between the contractual rent and estimated market rates over the remaining lease term.

        In aggregate, the Company recorded goodwill on the acquisitions of approximately $64,212. The fair value of acquired intangible assets and liabilities of $46,574 and $86, respectively, was primarily related to tradenames, customer relationships, backlog, non-compete arrangements, favorable/ unfavorable leases. The customer relationship assets are being amortized over 20 years on an accelerated basis which results in higher amortization expense in the earlier years of an asset's life. The backlog assets are being amortized on a straight-line basis over a year. The non-compete agreements are being amortized on a straight-line basis over 5 years. The favorable or unfavorable leases are being amortized on a straight-line basis over 1-20 years. Tradenames are not being amortized as management expects to use them for the foreseeable future. Acquired property and equipment are being depreciated on a straight-line basis over the respective estimated remaining useful lives.

        The accompanying consolidated financial statements include the acquired entities' results of operations from the date of acquisition through December 31, 2016. Net sales and net income attributable to each acquisition from the date of acquisition through December 31, 2016 were as follows:

	Darby Doors	ALCO	Raymond	All Other	Total
Net sales	$48,700	$11,337	$72,664	$13,696	$146,397
Net income	6,238	97	740	967	8,042

        The Company incurred expenses related to transaction fees of approximately $2,419. The acquisition costs have been expensed in selling, general, and administrative expenses in the 2016 consolidated statement of operations.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

        The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

	Darby Doors	ALCO	Raymond	All Other Acquisitions	Total Acquisitions
Cash consideration:	$51,559	$8,444	$75,598	$5,529	$141,130
Contingent consideration:	—	—	599	—	599
Note payable:	—	—	4,758	—	4,758
Equity consideration:	6,000	1,500	7,500	—	15,000

Total purchase price:	$57,559	$9,944	$88,455	$5,529	$161,487

Assets acquired:
Cash and cash equivalents	$—	$—	$7,137	$56	$7,193
Accounts receivable	5,598	1,530	13,040	1,522	21,690
Inventories	4,378	796	12,390	1,756	19,320
Other current assets	68	17	1,069	37	1,191
Property and equipment	2,867	73	41,513	452	44,905
Goodwill	26,412	3,934	31,456	2,410	64,212
Tradenames	900	389	4,500	—	5,789
Customer relationships	18,000	4,160	17,700	—	39,860
Non-compete agreements	540	—	140	—	680
Favorable leases	50	—	195	—	245
Other assets	13	—	69	—	82

Total assets	$58,826	$10,899	$129,209	$6,233	$205,167
Less liabilities assumed:
Accounts payable	$(660)	$(897)	$(5,623)	$(497)	$(7,677)
Other accrued expenses	(521)	(58)	(4,031)	(207)	(4,817)
Unfavorable leases	(86)	—	—	—	(86)
Other liabilities	—	—	(31,100)	—	(31,100)

Total liabilities	$(1,267)	$(955)	$(40,754)	$(704)	$(43,680)

Net assets acquired	$57,559	$9,944	$88,455	$5,529	$161,487

        In connection with the Raymond acquisition, the Company helped facilitate the sale of real estate from the seller to a third party buyer with the Company agreeing to leaseback the property from the third party buyer. As such, the table above includes an asset and related liability of $31,100 as the Company was deemed to have acquired the property and an obligation to sell the property for accounting purposes as part of the business combination. While the Company did not receive or disperse any cash related to this transaction, the Company has increased the Acquisition of business, net of cash acquired investing cash outflow and the proceeds from the sale of assets investing cash inflow on the consolidated statement of cash flows.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

        The cash consideration presented in the table above does not reconcile to the consolidated statement of cash flows due to the cash settlement of working capital adjustments from prior year acquisitions in the current period and the final settlement of current year acquisitions in the subsequent period.

        Pro Forma Financial Information (Unaudited):    The following unaudited pro forma combined results of operations give effect to the acquisitions had they been acquired on January 1, 2015, the beginning of the comparable prior annual period, applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to depreciation expense on stepped up fixed assets, amortization of acquired intangibles, cost of goods sold expense related to the sale of stepped up inventory, interest expense related to additional debt that would be needed to fund the acquisitions and the estimated impact of these adjustments on the Company's income tax provision. The unaudited pro forma consolidated results of operations are provided for illustrative purposes only and are not indicative of the Company's actual consolidated results of operations or consolidated financial position. The unaudited pro forma results of operations do not reflect any operating efficiencies or potential cost savings which may result from the acquisitions.

	Year ended December 31, 2016 (Successor)	Combined year ended December 31, 2015
Pro forma net sales	$2,720,659	$2,117,508
Pro forma net loss	$(30,972)	$(204,034)

        Pro forma net loss for 2016 was adjusted to exclude transaction-related expenses of $1,534. Pro forma net loss for 2015 was adjusted to include these transaction-related expenses.

2015 Acquisitions

        On February 25, 2015, the Company acquired certain assets and operations of Lampert Yards, Inc. ("Lampert Lumber"), based in Minnesota, with 33 locations serving the Upper Midwest. Lampert Lumber is a leading building material distributor providing windows, doors, roofing, siding, insulation, millwork, cabinets, and framing materials to customers. The total purchase price was $57,899, net of cash acquired.

        On April 2, 2015, the Company acquired certain assets and operations of Richardson Gypsum, LLC ("Richardson Gypsum"). Richardson Gypsum joined Feldman Lumber within the Company's organizational structure. Founded in 1960, Richardson Gypsum is a full service provider of construction supplies, acoustical products and equipment to both commercial and residential contractors in Stamford, Connecticut. The total purchase price was $5,967.

        On April 17, 2015, the Company acquired certain assets and operations of Direct Cabinet Sales, Inc. ("Direct Cabinet Sales"), which is a leading designer, distributor and installer of cabinetry. Founded in 1990, Direct Cabinet Sales mainly serves customers in the Northeast and Florida markets.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

They operate five showrooms in New Jersey, a showroom in Boca Raton, Florida and a distribution center in New Jersey. The purchase price was $23,989, net of cash acquired.

        On April 17, 2015, the Company acquired 82.0% of the outstanding equity interests of Rosen Materials, LLC ("Rosen Materials"), which is a specialty distributor of drywall with 19 locations in Florida, Georgia, Illinois, Nevada, and New Jersey. The total purchase price was $105,794, net of cash acquired. In conjunction with the Acquisition, the Company acquired the remaining 18.0% equity interest in Rosen Materials not previously acquired.

        On April 27, 2015, the Company acquired certain assets and operations of Boland-Maloney Lumber Company, Inc. ("Boland-Maloney"), which will partner with K-I Lumber. K-I Lumber operates Boland-Maloney's building material distribution center and millwork operations. The total purchase price was $3,250.

        On May 11, 2015, the Company acquired certain assets and operations of A&C Supply, LLC ("A&C Supply"). A&C Supply joined Universal Supply Company ("Universal Supply") under the Company's organizational structure. A&C Supply is a premier distributor of construction fasteners, tools and supplies to framing contractors, builders and remodelers in the Delaware Valley. The total purchase was $48.

        On June 8, 2015, the Company acquired certain assets and operations of Ken Luneack Construction, Inc. ("Ken Luneack"). Ken Luneack joined Standard Lumber under the Company's organizational structure. The total purchase price was $7,048.

        On September 4, 2015, the Company acquired certain assets and operations of Gold & Reiss Corp. ("Gold & Reiss"). Gold & Reiss joined Direct Cabinet Sales under the Company's organizational structure. Gold & Reiss has been manufacturing and installing a diverse portfolio of cabinetry for over 35 years. The total purchase price was $8,153.

        On September 18, 2015, the Company acquired certain assets and operations of Trantow Do-It Center, Inc. ("Trantow"). Trantow joined Wisconsin Building Supply under the Company's organizational structure. Trantow is a complete home center that offers a wide array of hardware, paint, power tools, windows, doors, cabinetry, lumber, and lawn and garden tools. Trantow has serviced the Central and Northern Wisconsin area since 1897. The total purchase price was $1,554.

        On September 23, 2015, the Company acquired certain assets and operations of LouMac Distributors, Inc. ("LouMac"), which is a specialty product distributor based in Fort Myers, Florida. LouMac provides Southwest Florida with both new construction and replacement windows and doors. The total purchase price was $7,603.

        On October 5, 2015, the Company acquired certain assets and operations of GBS Building Supply, Inc. ("GBS"), a South Carolina-based company. GBS operates six locations across the Carolinas supplying windows, doors, stone, roofing, siding, millwork, lock hardware, and several other building material products. The total purchase price was $14,310.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

        On October 9, 2015, the Company acquired certain assets and operations of Cemex Construction Materials Florida, LLC ("Cemex"). Cemex joined Rosen Materials under the Company's organizational structure. CEMEX is a drywall business with 16 locations throughout Florida and an additional unit in Alabama. The total purchase price was $45,506.

        On October 19, 2015, the Company acquired certain assets and operations of Poulin Lumber, Inc. ("Poulin Lumber"), which is a lumber supply company with four locations throughout Northern and Central Vermont. Since 1936, Poulin Lumber has supplied quality building products and hardware to homeowners and contractors. The total purchase price was $7,374, net of cash acquired.

        On October 22, 2015, the Company acquired certain assets and operations of Building Supply Association, Inc. ("BSA"), which is based in Powder Springs, Georgia. BSA provides a wide range of exterior building products including roofing, siding and windows. The total purchase price was $8,391.

        On November 17, 2015, the Company acquired certain assets and operations of Triumph Truss & Steel Company ("Triumph Truss"). Triumph Truss joined Hines Building Supply under the Company's organizational structure. The total purchase price was $2,544.

        On November 30, 2015, the Company acquired certain assets and operations of NexGen, Inc. ("NexGen"). Located in the upper Midwest, NexGen is a leading supplier of roof and floor trusses, wall panels, and building materials. The total purchase price was $41,469, net of cash acquired.

        On December 15, 2015, the Company acquired certain assets and operations of S.L. Parker Partnership, Ltd. & S.L. Parker CA, LLC ("Parker's"), which was founded in 1930 and operates in 18 locations throughout Texas and an additional 4 units in Southern California. The total purchase price was $40,788, net of cash acquired.

        On December 18, 2015, the Company acquired certain assets and operations of Seifer Distributors, Inc. ("Seifer"). Seifer joined Direct Cabinet Sales under the Company's organizational structure. Founded in 1946, Seifer is the largest kitchen and bath cabinetry showroom and design center in North Jersey. Seifer specializes in providing a wide range of cabinetry and countertop products and services for all budgets and styles. The total purchase price was $700.

        The purchase prices totaled approximately $180,396 in the 2015 Successor Period and $204,684 in the 2015 Predecessor Period, and include contingent consideration estimates of $2,000 in the 2015 Successor Period and $3,371 in the 2015 Predecessor Period, respectively. The contingent considerations are based upon management's estimates and the probability that certain EBITDA thresholds will be met in future periods. The acquisitions were primarily funded through the revolving credit facility, term debt and equity consideration.

        Inventory was valued at its estimated fair value, which is defined as expected sales price less cost to sell, plus a reasonable margin for the selling effort. Personal property assets were valued using the cost approach and/or market approach, real property assets were valued using the sales comparison and/or cost approach, customer relationships were valued using the excess earnings method, tradenames

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

were valued using the relief from royalty method and non-compete agreements were valued using the lost profit method. In estimating the fair value of favorable and unfavorable lease agreements, market rents were estimated for each of the leased locations. If the contractual rents were considered to be below/above the market rent, a favorable/unfavorable lease agreement was valued by discounting the difference between the contractual rent and estimated market rates over the remaining lease term.

        The Company considered the distribution network, operating cash flows, and future expected revenue and EBITDA that was to be generated when determining the purchase price of the acquisition. In aggregate, the Company recorded goodwill on the acquisitions of approximately $51,489 in the 2015 Successor Period and $55,823 in the 2015 Predecessor Period. The fair value of acquired intangible assets and liabilities of $35,437 and $1,581, respectively in the 2015 Successor Period and $60,381 and $2,669, respectively in the 2015 Predecessor Period, primarily related to tradenames, customer relationships, non-compete arrangements, favorable/unfavorable leases and was estimated by applying the valuation methodologies explained in the previous paragraph. However, a new basis in goodwill and intangible assets was recorded for all operations acquired prior to the Acquisition on August 20, 2015. The goodwill represents the expected synergies from combining the businesses along with the assembled workforce.

        The customer relationship assets are being amortized over 20 years on an accelerated basis which results in higher amortization expense in the earlier years of an asset's life. The non-compete agreements are being amortized on a straight-line basis over 1-5 years. The favorable or unfavorable leases are being amortized on a straight-line basis over 1-20 years. Tradenames are not being amortized as management expects to use them for the foreseeable future. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.

        The accompanying consolidated financial statements include the acquired entities' results of operations from the date of acquisition through December 31, 2015. Net sales and net income attributable to each acquisition completed in the 2015 Predecessor Period from the date of acquisition through August 19, 2015 (the Predecessor Period) was as follows:

	Lampert Lumber	Direct Cabinet Sales	Rosen Materials	All Other Acquisitions	Total Acquisitions
Net sales	$97,391	$13,949	$59,472	$8,132	$178,944
Net income (loss)	3,637	(2,331)	11	1,252	2,569

        Net sales and net income attributable to each acquisition completed in the 2015 Predecessor Period from August 20, 2015 through December 31, 2015 (the Successor Period) was as follows:

	Lampert Lumber	Direct Cabinet Sales	Rosen Materials	All Other Acquisitions	Total Acquisitions
Net sales	$77,265	$15,651	$69,197	$9,669	$171,782
Net income (loss)	996	(4,042)	252	1,162	(1,632)

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

        Net sales and net income attributable to each acquisition completed in the 2015 Successor Period from the date of acquisition through December 31, 2015 (the Successor Period) was as follows:

	Cemex	NexGen	Parker's	All Other Acquisitions	Total Acquisitions
Net sales	$14,903	$5,298	$3,255	$31,806	$55,262
Net income (loss)	(1,045)	468	(99)	4,300	3,624

        The Company incurred expenses related to transaction fees of approximately $1,273 and $5,055 in the 2015 Successor Period and 2015 Predecessor Period, respectively. The acquisition costs have been expensed in selling, general, and administrative expenses in the 2015 consolidated statements of operations.

        The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition (for acquisitions completed in the 2015 Successor Period).

	Cemex	NexGen	Parker's	All Other Acquisitions	Total Acquisitions
Cash consideration:	$45,506	$41,473	$42,786	$48,631	$178,396
Contingent consideration:	—	—	—	2,000	2,000

Total purchase price:	$45,506	$41,473	$42,786	$50,631	$180,396

Assets acquired:
Cash and cash equivalents	$—	$4	$1,998	$2	$2,004
Accounts receivable	12,722	11,096	4,303	16,125	44,246
Inventories	7,555	5,239	12,186	12,673	37,653
Other current assets	1,337	693	266	632	2,928
Property and equipment	6,534	15,067	4,442	10,101	36,144
Goodwill	18,276	4,831	15,329	13,053	51,489
Tradenames	—	1,700	2,800	1,905	6,405
Customer relationships	7,800	4,552	7,200	7,870	27,422
Non-compete agreements	60	320	240	—	620
Favorable leases	181	—	809	—	990
Other assets	—	482	—	5	487

Total assets	$54,465	$43,984	$49,573	$62,366	$210,388
Less liabilities assumed:
Accounts payable	$(7,832)	$(1,296)	$(3,413)	$(7,925)	$(20,466)
Other accrued expenses	(212)	(1,205)	(2,665)	(2,608)	(6,690)
Unfavorable leases	(915)	—	(666)	—	(1,581)
Other liabilities	—	(10)	(43)	(1,202)	(1,255)

Total liabilities	$(8,959)	$(2,511)	$(6,787)	$(11,735)	$(29,992)

Net assets acquired	$45,506	$41,473	$42,786	$50,631	$180,396

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

        The cash consideration presented in the table above does not reconcile to the consolidated statement of cash flows due to the cash settlement of working capital adjustments from prior year acquisitions in the current period and the final settlement of current year acquisitions in the subsequent period.

        The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition (for acquisitons completed in the 2015 Predecessor Period).

	Lampert Lumber	Direct Cabinet Sales	Rosen Materials	All Other Acquisitions	Total Acquisitions
Cash consideration:	$48,951	$17,620	$94,737	$16,313	$177,621
Contingent consideration:	—	3,371	—	—	3,371
Equity consideration:	9,500	3,000	11,192	—	23,692

Total purchase price:	$58,451	$23,991	$105,929	$16,313	$204,684

Assets acquired:
Cash and cash equivalents	$552	$2	$135	$—	$689
Accounts receivable	15,004	5,317	24,675	1,542	46,538
Inventories	23,338	6,481	18,922	4,074	52,815
Other current assets	571	549	1,200	12	2,332
Property and equipment	6,173	905	15,603	5,880	28,561
Goodwill	6,759	7,779	35,687	5,598	55,823
Tradenames	5,400	3,300	6,700	—	15,400
Customer relationships	13,500	5,600	13,900	—	33,000
Non-compete agreements	—	160	110	—	270
Favorable leases	3,483	—	8,228	—	11,711
Other assets	—	27	1,390	—	1,417

Total assets	$74,780	$30,120	$126,550	$17,106	$248,556
Less liabilities assumed:
Accounts payable	$(8,458)	$(1,165)	$(17,176)	$(816)	$(27,615)
Other accrued expenses	(4,721)	(2,080)	(2,521)	41	(9,281)
Unfavorable leases	(2,510)	—	(159)	—	(2,669)
Other liabilities	(640)	(2,884)	(765)	(18)	(4,307)

Total liabilities	$(16,329)	$(6,129)	$(20,621)	$(793)	$(43,872)

Net assets acquired	$58,451	$23,991	$105,929	$16,313	$204,684

        The cash consideration presented in the table above does not reconcile to the consolidated statement of cash flows due to the cash settlement of working capital adjustments from prior year

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 4—ACQUISITIONS (Continued)

acquisitions in the current period and the final settlement of current year acquisitions in the subsequent period.

        Pro Forma Financial Information (Unaudited):    The following unaudited pro forma combined results of operations give effect to the acquisitions had they been acquired on January 1, 2014, the beginning of the comparable prior annual period, applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to depreciation expense on stepped up fixed assets, amortization of acquired intangibles, cost of goods sold expense related to the sale of stepped up inventory, interest expense related to additional debt that would be needed to fund the acquisitions and the estimated impact of these adjustments on the Company's income tax provision. The unaudited pro forma consolidated results of operations are provided for illustrative purposes only and are not indicative of the Company's actual consolidated results of operations or consolidated financial position. The unaudited pro forma results of operations do not reflect any operating efficiencies or potential cost savings which may result from the acquisitions.

Combined year ended December 31, 2015
Pro forma net sales	$2,355,978
Pro forma net income (loss)	(185,165)

        Pro forma net loss for 2015 was adjusted to exclude transaction-related expenses of $5,025.

NOTE 5—FAIR VALUE MEASUREMENT

Contingent Consideration Liabilities

        The Company uses the income approach to value its contingent consideration liabilities, and during the year ended December 31, 2017 (Successor), there were no significant changes in valuation techniques or inputs related to these liabilities that it has historically recorded at fair value.

        The following tables present information about the Company's contingent consideration liabilities measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation inputs that the Company utilized to determine such fair value as of December 31, 2017 (Successor) and December 31, 2016 (Successor):

	Balance as of December 31, 2017 (Successor)	Level 1	Level 2	Level 3
Contingent consideration liabilities	$—	$—	$—	$—

	Balance as of December 31, 2016 (Successor)	Level 1	Level 2	Level 3
Contingent consideration liabilities	$1,601	$—	$—	$1,601

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 5—FAIR VALUE MEASUREMENT (Continued)

        The Company's contingent consideration liabilities are related to its business acquisitions as further described in Note 4, "Acquisitions." Contingent consideration liabilities are included in Other accrued expenses on the Consolidated Balance Sheets. Under the terms of the contingent consideration agreements, payments may be made at specified future dates depending on the performance of the acquired business subsequent to the acquisition. The liabilities for these payments are classified as Level 3 liabilities because the related fair value measurement, which is determined using the income approach, includes significant inputs not observable in the market. These unobservable inputs include internally-developed assumptions of the probabilities of achieving specified targets, which are used to determine the resulting cash flows. The Company's Level 3 fair value measurements are established and updated quarterly. The Company evaluates the performance of the business during the period compared to its previous expectations, along with any changes to its future projections, and updates the estimated cash flows accordingly. In addition, the Company considers changes to its cost of capital when updating its discount rate on a quarterly basis.

        A decrease in the assessed probabilities of achieving the targets or an increase in the discount rate, in isolation, would result in a lower fair value measurement. Changes in the values of the liabilities are recorded in Change in contingent consideration within selling, general and administrative expenses on the Company's Consolidated Statements of Operations.

        Changes in the fair value of the Company's contingent consideration obligations are as follows (in thousands):

Successor Period	Consolidated
Balance as of December 31, 2015	$9,680
Contingent consideration liabilites recorded for business acquisitions	599
Payments	(11,033)
Increase (decrease) in fair value included in earnings	2,355

Balance as of December 31, 2016	$1,601

Payments	(1,155)
Increase (decrease) in fair value included in earnings	(446)

Balance as of December 31, 2017	$—

        Cash payments made for the settlement of these contingent consideration liabilities are included within Payments of contingent consideration within the Financing section of the Consolidated Cash Flow Statements for amounts up to the acquisition-date fair value of the liability. Any excess payment above the acquisition-date fair value is recognized as an operating cash flow within the Consolidated Cash Flow Statement.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 5—FAIR VALUE MEASUREMENT (Continued)

Long-term Debt

        As of December 31, 2017 (Successor), the carrying value of the Company's $1,068,382 principal balance term loans was $1,029,971 compared to a fair value of $1,080,040. As of December 31, 2016, the carrying value of the Company's $997,066 principal balance term loans was $952,062 compared to a fair value of $976,360. The fair value is a Level 2 fair value measurement and is based on quoted prices of recent trades of comparable instruments.

NOTE 6—LINE OF CREDIT

        In connection with the Acquisition, LBM Midco, LLC entered into a credit agreement with a bank, which provides for continuous borrowing availability on a revolving line of credit through August 20, 2020. The agreement was amended twice in January and March 2016, respectively. Under the terms of the original agreement, maximum borrowings under the agreement are $175,000. The borrowings are subject to a borrowing base calculation, which limits borrowings to the sum of 85% of eligible accounts receivable, plus 75% of eligible inventories, less any undrawn letters of credit, as defined in the loan agreement. The January and March amendments each increased the maximum borrowing by $50,000 such that as of the March amendment, maximum borrowings under the agreement are $275,000. The borrowings are secured by substantially all of the assets of the Company. At the Company's option, the revolving line of credit will bear interest at a LIBOR rate or a base rate plus an Applicable Margin as defined in the agreement.

        Prior to the Acquisition, Holdings LLC had a credit agreement with a bank, which provided for continuous borrowing availability on a revolving line of credit through September 30, 2018. Under the terms of the agreement, maximum borrowings were $100,000. The borrowings were subject to a borrowing base calculation, which limits borrowings to the sum of 85% of eligible accounts receivable, plus 65% of eligible inventories, less any undrawn letters of credit, as defined in the loan agreement. The borrowings were secured by substantially all of the assets of Holdings LLC. At Holdings LLC's option, the revolving line of credit would bear interest at a LIBOR rate or a base rate plus an Applicable Margin as defined in the agreement. The agreement was terminated on August 20, 2015 in connection with Acquisition and as a result, LBM Midco, LLC entered into the new agreement.

        At December 31, 2017 (Successor) and December 31, 2016 (Successor), the Company had borrowings outstanding under the revolving credit and security agreements of $50,477 and $133,763, respectively. Borrowings on the line of credit will bear interest at (i) LIBOR rate plus an Applicable Margin ranging from 1.50% to 2.00% or (ii) a base rate equal to the greater of; the federal funds rate plus 0.50%, the prime rate, or the one-month LIBOR rate plus 1.00%; plus an Applicable Margin ranging from 0.50% to 1.00%. The weighted-average interest rate on borrowings outstanding at December 31, 2017 (Successor) and December 31, 2016 (Successor) was 3.2% and 3.6%, respectively. The interest margins are dependent on the excess availability of the line. The Company had an unused line of credit availability of $212,510, net of $12,013 outstanding on letters of credit at December 31, 2017 (Successor). The Company is required to pay a commitment fee that ranges from 0.250% to 0.375% on the unused amount of the revolving line of credit facility and undrawn letters of credit.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 7—LONG-TERM DEBT

        On May 2, 2014, Holdings LLC entered into a credit and guaranty agreement that provided for a term loan facility maturing May 2, 2020 in the amount of $150,000. The loan is repaid in consecutive quarterly installments of 0.25% of the original aggregate principal amount. Interest is paid based on the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus half of 1.00% and (iii) Adjusted Eurodollar Rate for a one month Interest Period on such day plus 1.00%.

        Holdings LLC executed amendments to the aforementioned term loan during 2015 and 2014. The amendments provided for additional borrowings of $200,000 in 2014. At December 31, 2014 total borrowings on the term loan were $348,625 and an additional $150,000 was borrowed during the 2015 Predecessor Period. All unpaid principal and accrued but unpaid interest is due and payable upon the maturity date. The term debt was guaranteed by the subsidiaries of Holdings LLC. These term loans were repaid as part of the Acquisition.

        On August 20, 2015, LBM Midco, LLC entered into a credit and guaranty agreement that provides for a first lien term loan facility maturing August 2022 in the amount of $656,500 and a second lien term loan facility maturing August 2023 in the amount of $154,500. In November 2015, the Company borrowed an additional $40,000 under the first lien agreement term loan facility to fund the NexGen acquisition. On June 1, 2016, LBM Midco, LLC entered into an amendment to the second lien loan agreement to fund the Raymond acquisition. The agreement provides for an additional $65,000 in borrowings. On October 5, 2016, LBM Midco, LLC entered into a second amendment to the first lien loan agreement. The agreement provides for an additional $90,000 in borrowings. The proceeds were used to pay off a portion of the revolving credit facility. The first lien loan is repaid in consecutive quarterly installments of 0.25% of the original aggregate principal amount with the remaining amount due at maturity. The second lien loan is due in full at maturity. Interest is paid based on the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus half of 1.00% and (iii) the Adjusted LIBOR Rate for a one month Interest Period on such day plus 1.00% plus an Applicable Margin. At December 31, 2016 (Successor), the Applicable Margin on the first lien loan was 5.25% and the Applicable Margin on the second lien loan was 9.25%.

        On August 14, 2017, LBM Midco, LLC completed a refinancing of its first lien term loan agreement which reduced the interest rate margin by 0.75% with a combination of existing and new lenders for approximately $853,224 which matures on August 2022. All other terms of the first lien term loan are consistent with the former first lien term loan agreement As part of the refinancing, LBM Midco, LLC paid accrued interest of approximately $10,157 and expenses of approximately $875. LBM Midco, LLC performed an analysis of its unamortized debt acquisition costs, and upon completion of this analysis, LBM Midco, LLC incurred a non-cash charge of $1,404 for a portion of these costs in 2017. The first lien term loan facility is repaid in consecutive quarterly installments of approximately $1.7 million up to and including September 30, 2016, $2.0 million for the three months ended December 31, 2016 (Successor) and approximately $2.2 million thereafter, with the remaining amount due at maturity. Interest is calculated based on either Adjusted LIBOR or ABR which is equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 7—LONG-TERM DEBT (Continued)

effect on such day plus half of 1.00% and (iii) the Adjusted LIBOR Rate for a one month Interest Period on such day plus 1.00%, plus an Applicable Margin. At December 31, 2017 (Successor), the Applicable Margin on the first lien loan was 4.50% and the Applicable Margin on the second lien loan was 9.25%. For the year ended December 31, 2017 (Successor), the Company incurred interest at weighted average interest rates of 6.12%, and 10.41% on the first lien and second lien term loans, respectively.

        Long-term debt consists of the following as of December 31, 2017 (Successor) and December 31, 2016 (Successor)

	2017	2016
Bank term loan, quarterly principal payments of $2,171 plus interest, interest at 5.50% and 6.25% as of December 31, 2017 and December 31, 2016, respectively	$822,451	$746,602
Bank term loan, balloon payment of $219,500 at the end of the term loan, interest paid quarterly, interest at 10.25%	207,520	205,460
All other long-term debt at variable interest rates, subordinated to bank debt	14,176	28,242

Total	1,044,147	980,304
Less current maturities	13,789	13,254

Long-term debt, less current portion, net	$1,030,358	$967,050

*
Includes unamortized issuance cost and discounts of $38,411 and $45,005 at December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively.

        While infrequent in occurrence, occasionally the Company is responsible for the construction of leased facilities and for paying project costs. ASC 840-40-55, The Effect of Lessee Involvement in Asset Construction ("ASC 840-40-55"), requires the Company to be considered the owner (for accounting purposes) of this type of project during the construction period. Such leases are accounted for as debt obligations with the amounts received from the landlord being recorded in debt obligations. Interest expense is recognized at a rate that will amortize the debt obligation over the term of the lease. Where ASC 840-40-55 was applicable, the Company has recorded a debt obligation with interest rates ranging from 6% to 15% on its consolidated balance sheets as of December 31, 2017 (Successor).

        In addition, occasionally the Company sells property with an agreement to leaseback the facility and fails to meet the accounting requirements to derecognize the sold asset. In such circumstances, the property remains on the Company's books with the sales price received recognized as a debt obligation. Interest expense is recognized at a rate that will amortize the debt obligation over the term of the lease. The Company has recorded a debt obligation with interest rate of 10.00%, for the property sold under this arrangement.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 7—LONG-TERM DEBT (Continued)

Restricted Assets

        Under the Company's credit and guaranty agreements, substantially all of Company's assets are subject to restrictions on distribution to its parent and, although exceptions to such restrictions exist, such exceptions are not substantial. Such restrictions effectively prevent the Company from dividending assets up to its parent.

        The Company's required principal payments, including principal lease payments related to capital lease obligations, sale lease-back transactions, build to suit lease obligations and acquisition-related deferred payments for each of the years subsequent to December 31, 2017 (Successor) are as follows:

Year	Amount
2018	$14,106
2019	9,038
2020	71,395
2021	8,814
2022	814,281
Thereafter	227,418

Total	$1,145,052

NOTE 8—INVENTORIES, NET

        Inventories consist principally of materials purchased for resale, including lumber, sheet goods, millwork, windows and doors, as well as certain manufactured products and are valued at the lower of cost or market, with cost being measured under the last-in first-out ("LIFO") approach or weighted-average cost approach.

        Inventories, net as of December 31, 2017 (Successor) and December 31, 2016 (Successor) consist of the following:

	2017	2016
Finished goods	$225,299	$209,952
Raw materials held for manufacturing	35,121	30,395
LIFO reserve	(10,306)	38

Total	$250,114	$240,385

        If the first-in first-out ("FIFO") method of valuing inventories was used, income (loss) from operations would have been $10,306 higher, $38 lower and $2,561 lower than reported for the 2017 Successor period, the 2016 Successor Period and the 2015 Successor Period, respectively.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 9—PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consist of the following as of December 31, 2017 (Successor) and December 31, 2016 (Successor):

	2017	2016
Land	$3,090	$24,650
Building and improvements	16,068	46,040
Vehicles, forklifts and trailers	131,946	102,097
Machinery and equipment	34,538	33,010
Computer equipment and software	16,350	11,597
Furniture and fixtures	15,802	13,167
Leasehold improvements	15,671	14,204
Construction in process	1,821	2,139

	235,286	246,904
Less accumulated depreciation and amortization	(66,392)	(37,997)

Total	$168,894	$208,907

NOTE 10—GOODWILL AND INTANGIBLE ASSETS, NET

        The following table sets forth the changes in the carrying amount of goodwill for the 2017 Successor Period and the 2016 Successor Period:

Consolidated
Balance as of December 31, 2015	$586,455
Acquisitions	64,212
Impairment	(2,304)

Balance as of December 31, 2016	648,363

Acquisitions	16,232
Other adjustments	(2,011)

Balance as of December 31, 2017	$662,584

        Goodwill and other indefinite-lived intangible assets are tested for impairment annually or more frequently if a triggering event occurs. In 2016, the Company concluded that one reporting unit had an impairment of $2,304 which represents cumulative impairment losses, see below for further details. No impairment was recognized in any other period presented.

        Other Adjustments in the above table represents a correction of Goodwill previously recorded in connection with the Kelso Acquisition, and specifically related to the understatement of property and equipment recognized as a result of the K-I failed sale leaseback arrangement. The cumulative impact on earnings since Kelso Acquisition was $368. The Company has concluded that the impact of the

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 10—GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

corrections required were not quantitatively nor qualitatively material to current or prior periods' earnings, and therefore the adjustment has been recorded in the current period.

        The carrying values for each reporting unit include material allocations of the Company's assets and liabilities and costs and expenses that are common to all of the reporting units. The Company believes that the basis for such allocations has been consistently applied and is reasonable. The Company determines the fair value of its reporting units using multiple valuation methodologies, relying largely on an income approach but also incorporating value indicators from a market approach, with reference to the reporting units with the most significant allocated goodwill.

        Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows. The income approach is dependent on several critical management assumptions, including estimates of future sales, gross margins, operating costs, income tax rates, terminal value growth rates, capital expenditures, changes in working capital requirements, and the weighted average cost of capital (discount rate). Discount rate assumptions include an assessment of the risk inherent in the future cash flows of the respective reporting units. Expected cash flows used under the income approach are developed in conjunction with the Company's budgeting and forecasting process. Under the market approach, the Company estimates the fair value of the reporting units using revenue and EBITDA multiples. The multiples are derived from comparable publicly-traded companies with similar operating and investment characteristics as the respective reporting units. The guideline company method makes use of market price data of corporations whose stock is actively traded in a public, free and open market, either on an exchange or over-the counter basis. Although it is clear no two companies are entirely alike, the corporations selected as guideline companies must be engaged in the same, or a similar, line of business or be subject to similar financial and business risks, including the opportunity for growth.

        In 2016, the Company recorded an impairment of $2,304, which also represents the accumulated impairment balance as of December 31, 2017. One of the Company's reporting units had underperformed due to its specific business climate declining as housing activity softened compared to the Company's initial expectations and competitors gained market share. The carrying value of goodwill for this reporting unit was $2,304 as of December 31, 2015. In 2016, the Company impaired the full carrying value of this reporting unit's goodwill.

        Intangible assets and liabilities represent the value assigned to tradenames, customer relationships, backlog, non-compete agreements and favorable or unfavorable leases in connection with acquired companies. The customer relationship assets are being amortized up to 20 years on an accelerated basis which results in higher amortization expense in the earlier years of an asset's life. The backlog assets are being amortized on a straight-line basis over a year. The non-compete agreements are being amortized on a straight-line basis over 1-5 years. The favorable or unfavorable leases are being amortized on a straight-line basis over 1-20 years. The following table provides the gross carrying amount and related accumulated amortization of definite-lived intangible assets.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 10—GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

        The Company's tradenames were determined to have an indefinite useful life as management expects to continue to operate under these names for the foreseeable future.

	2017 (Successor)			2016 (Successor)
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$315,382	$(161,541)	$153,841	$299,382	$(100,812)	$198,570
Backlog	7,800	(7,800)	—	7,800	(7,800)	—
Tradename	99,494	—	99,494	94,994	—	94,994
Non-compete agreements	2,240	(1,130)	1,110	3,050	(1,199)	1,851
Favorable leases	21,108	(3,966)	17,142	21,455	(2,539)	18,916

	$446,024	$(174,437)	$271,587	$426,681	$(112,350)	$314,331

Unfavorable leases	$(13,660)	$6,398	$(7,262)	$(13,672)	$3,818	$(9,854)

        Amortization expense related to identifiable intangible assets was approximately $60,845, $81,849, $26,683, and $16,911, for the 2017 Successor Period, the 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, respectively.

        Based upon current assumptions, the Company expects that amortization of its finite-lived intangible assets over the next five years will be as follows:

Year	Amount
2018	$52,954
2019	41,153
2020	31,840
2021	24,399
2022	17,776

NOTE 11—COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases certain office space, warehousing facilities, equipment and vehicles under operating lease arrangements with third-party lessors. These lease arrangements expire at various times through March 2036. Total rent expense under the arrangements was approximately $42,112, $34,393, $10,846 and $15,299 for the 2017 Successor Period, the 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, respectively.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 11—COMMITMENTS AND CONTINGENCIES (Continued)

        Total future minimum lease payments under non-cancelable operating leases as of December 31, 2017 (Successor), are as follows:

Year	Amount
2018	$38,775
2019	33,749
2020	25,634
2021	19,736
2022	17,759
Thereafter	132,766

Total	$268,419

Litigation

        From time to time, the Company experiences litigation arising in the ordinary course of its business. These claims are evaluated for possible exposure by management of the Company and their legal counsel. Although the results of litigation and claims cannot be predicted with certainty, in management's opinion, either the likelihood of loss is remote or any reasonably possible loss associated with the resolution of such proceedings is not expected to have a material adverse impact on our consolidated results of operations, cash flows, or our financial position.

NOTE 12—OTHER LONG-TERM LIABILITIES

        Other long-term liabilities consist of the following at December 31, 2017 (Successor) and December 31, 2016 (Successor):

	2017	2016
Unfavorable leases, net of accumulated amortization and current portion	$4,918	$7,262
Accrual related to stock-based compensation awards	14,933	6,116
Other	1,128	397

Total	$20,979	$13,775

NOTE 13—RETIREMENT PLAN

        The Company has a contributory 401(k) retirement plan covering substantially all full-time employees. The Company's employees are eligible to participate in the plans subject to certain employment eligibility provisions. Participants are immediately vested in their own contributions. The expense for matching contributions during the 2017 Successor Period, the 2016 Successor Period, the

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 13—RETIREMENT PLAN (Continued)

2015 Successor Period and the 2015 Predecessor Period totaled approximately $4,969, $2,993, $784 and $905, respectively.

NOTE 14—EQUITY

        The Company is a wholly-owned indirect subsidiary of LBM Acquisition, LLC. In connection with the Acquisition, LBM Acquisition, LLC was formed with capital of $556,263. The initial capital contribution was funded by a $435,000 investment by Kelso and a $121,263 investment by the owners of Holdings LLC. Subsequent to the Acquisition, in 2015, new investors contributed an additional $5,000 to LBM Acquisition, LLC. In 2017 and 2016, certain management investors contributed an additional $1,620 and $1,917, respectively, to LBM Acquisition, LLC. In addition, LBM Acquisition, LLC issued additional units valued at $15,000 in conjunction with business combinations. All investments in LBM Acquisition, LLC have been pushed down to the Company.

        Prior to the Acquisition, profits and losses of Holdings LLC were allocated to the members based on the terms defined in the operating agreements. The majority unit holder of Holdings LLC had authority to issue units of the Company. As a result of the Acquisition, all unitholders redeemed their units for either cash or new units in LBM Acquisition, LLC.

        The number of units authorized, issued and outstanding for LBM Acquisition, LLC December 31, 2017 (Successor) and December 31, 2016 (Successor) were as follows:

	2017 Issued and Outstanding	2016 Issued and Outstanding
Common units	57,475,992	57,362,068
Override units	15,606,170	15,219,597
Incentive units	1,709,485	1,575,293

        Prior to the Acquisition, Holdings LLC was able to make distributions to its members, provided that such distributions were permitted under any lending agreements to which Holdings LLC or any of its subsidiaries was party and under applicable law. Distributions from Holdings LLC were first made to Class A-1, then Class A and then to Class B unit holders, as outlined in the Holdings LLC operating agreement.

        Subsequent to the Acquisition, the Company shall make distributions to its member at any time and in aggregate amounts as determined by the Managing Member.

NOTE 15—EQUITY-BASED COMPENSATION AND PROFIT INTERESTS

        The Company's stock-based awards in the Successor Period include LBM Acquisition, LLC override units (operating units, value units and upside units) and incentive units (service units and performance units). While these awards have been issued at the LBM Acquisition, LLC legal entity, all expenses have been pushed down to the Company. The Company's stock-based awards in the

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 15—EQUITY-BASED COMPENSATION AND PROFIT INTERESTS (Continued)

Predecessor Period include Class A and Class B share issuances. The Company is treating operating units as liability-classified equity-based compensation and upside units as equity-classified equity-based compensation whereas all other awards are treated as profit interests. The main difference between a liability-classified award and an equity-classified award is that liability-classified awards are remeasured each reporting period at fair value.

LBM Acquisition Override Units

        LBM Acquisition, LLC's operating agreement provides for override units in the LLC to be granted and held by certain designated employees and consultants of the Company. Upon an exit event as defined by the LLC operating agreement, and at any other time determined by the board, holders of the override units will receive a cash distribution from LBM Acquisition, LLC.

        Three types of override units were created by LBM Acquisition, LLC's operating agreement: (1) operating units, which vest in four equal installments commencing on the first anniversary of the grant date based upon service, (2) value units, which are eligible for distributions upon attaining certain performance hurdles, and (3) upside units, which were granted to certain nonemployees of the Company and were vested upon issuance, which are eligible for distributions upon attaining certain performance hurdles. The number of value units and upside units eligible for distributions will be determined based on the strike price and certain performance hurdles based on Kelso's achievement of certain multiples on their original indirect equity investment in the Company subject to an internal rate of return minimum at the time of distribution.

        In 2016, 0.03 million operating and 0.1 million value units were granted at a strike price of $12.00 per unit and 0.21 million operating and 0.6 million value units were granted with a strike price of $12.94 per unit. In 2017, 0.14 million operating and 0.41 million value units were granted at a strike price of $14.22. The following table summarizes LBM Acquisition, LLC's override unit activity for the year ended December 31, 2016 and 2017:

	Operating Units	Value Units	Upside units
Outstanding at December 31, 2015	2,328,534	6,985,604	5,582,770
Granted	244,183	732,738	—
Forfeited	(130,846)	(523,386)	—

Outstanding at December 31, 2016	2,441,871	7,194,956	5,582,770
Granted	137,149	411,446	—
Forfeited	(25,248)	(136,773)	—

Outstanding at December 31, 2017	2,553,772	7,469,629	5,582,770

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 15—EQUITY-BASED COMPENSATION AND PROFIT INTERESTS (Continued)

        The grant date fair value of the operating units and value units granted with a strike price of $12 per unit in 2016 was $5.80 and $3.40 per unit respectively. The grant date fair value of the operating units and value units granted with a strike price of $12.94 per unit in 2016 was $8.32 and $5.39 per unit respectively. The grant date fair value of the operating units and value units granted with a strike price of $14.22 per unit in 2017 was $9.42 and $6.28 per unit respectively. The fair value of each operating unit was estimated on the date of grant using a numerical integration pricing model. The significant assumptions used in the valuation model include the enterprise value of the Company, the timing of an exit event, the risk-free rate (ranging from 1.8% to 2.0%) and the expected volatility (ranging from 20% to 23%).

        Compensation expense related to the operating units is recognized using the straight-line attribution method resulted in a $6,116 expense for the year ended December 31, 2016 (Successor) and $8,817 expense for the year ended December 31, 2017 (Successor). Compensation expense related to the upside units was recognized upon issuance. The Company has not recorded compensation expense related to the value units and none will be recognized until it becomes probable that the performance conditions associated with the value units will be achieved.

LBM Acquisition Incentive Units

        LBM Acquisition, LLC also implemented an equity incentive plan in 2015 for designated employees of the Company. Upon an exit event as defined by the LLC operating agreement, and at any other time determined by the board, holders of the incentive units will receive a cash distribution from LBM Acquisition, LLC.

        Two types of incentive units were created by LBM Acquisition, LLC's plan: (1) service units, which vest upon an exit event and (2) performance units, which are eligible for distributions upon attaining certain performance hurdles. The number of performance units eligible for distributions will be determined based on the strike price and certain performance hurdles based on Kelso's achievement of certain multiples on their original indirect equity investment in the Company subject to an internal rate of return minimum at the time of distribution.

        In 2016, there were approximately 0.2 million service units and 0.5 million performance units awarded to the employees of the Company with a strike price equal to $12.94 per unit. In addition, there were also 0.1 million service units and 0.2 million performance units issued to employees of the Company with a strike price equal to $13.81 per unit. In 2017, there were approximately 0.05 million service units and 0.16 million performance units awarded to employees of the Company with a strike price equal to $12.94 per unit. In addition, there were 0.07 million service units and 0.19 million performance units awarded to employees of the Company with a strike price equal to $14.30 per unit and 0.05 million service units and 0.17 million performance units issued to employees of the Company with a strike price equal to $15.30.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 15—EQUITY-BASED COMPENSATION AND PROFIT INTERESTS (Continued)

        The following table summarizes LBM Acquisition, LLC's incentive unit activity for the year ended December 31, 2016 and 2017:

	Service Units	Performance Units
Outstanding at December 31, 2015	151,518	454,553
Granted	251,109	753,328
Forfeited	(8,804)	(26,411)

Outstanding at December 31, 2016	393,823	1,181,470
Granted	169,642	518,513
Forfeited	(1,342)	(4,026)
Other adjustments	(137,148)	(411,446)

Outstanding at December 31, 2017	424,975	1,284,511

        The grant date fair value of the service and performance units granted with a strike price $12.94 in 2017 was $10.39. The grant date fair value of the service and performance units granted with a strike price $14.30 in 2017 was $9.36 and $6.26. In addition, the grant date fair value of the service and performance units granted with a strike price $15.30 in 2017 was $8.45 and $6.14. The fair value of each incentive unit was estimated on the date of grant using a numerical integration pricing model. The Company has not recorded compensation expense related to the incentive units and none will be recognized until it becomes probable that the performance conditions associated with the incentive units will be achieved.

US LBM Holdings LLC Class A and B Units

        Holdings LLC executed Executive Grant Agreements to certain members of management at both the holding company and subsidiary level. The agreements grant Class B units in exchange for services to be rendered. Each grant vests upon the sale of the Company, and as such, no compensation expense was recorded as the sale of the company was not considered probable until the sale occurred. All Class B units vested as a result of the Acquisition and the Company recorded $89,398 of compensation expense within selling, general and administrative expense in the consolidated statement of operations in the 2015 Predecessor Period as this was the fair value of the shares on the acquisition date.

        In addition, Holdings LLC sold Class A units to certain members of management that did not vest until the Company was sold. As these units are considered share-based payment awards that were exercised prior to being vested, the cash received upon the sale of these shares was recognized as a liability within other long-term liabilities on the consolidated balance sheet. Upon the sale of the Company, the fair value of these units was $22,999 and the Company recorded $20,794 of compensation cost within selling, general and administrative expense in the 2015 Predecessor Period consolidated statement of operations as this was the difference between the fair value of the awards and the original cash purchase price on the Acquisition date.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 16—RELATED-PARTY TRANSACTIONS

        The Predecessor was a party to a joint management agreement with the majority unit holder of Holdings LLC, and Building Industry Partners, LP ("BIP") to provide management, consulting, and financial advisory services to Holdings LLC. Subsequent to the Acquisition, the Successor is a party to a joint management agreement with Kelso, BlackEagle, and other members to provide management, consulting, and financial advisory services to the Company. Management fees and acquisition related expenses paid to these related parties included in the consolidated statements of operations were approximately $5,360, $5,605, $1,942 and $5,151 for the 2017 Successor Period, 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, respectively. As of December 31, 2017 (Successor) and December 31, 2016 (Successor), management fees payable totaled approximately $293 and $380, respectively.

        In conjunction with the Acquisition, the Predecessor recognized $6,781 in acquisition-related expenses to related parties, which included management. The Successor recognized $4,396 in acquisition-related expenses to related parties, which included Kelso, BlackEagle and management.

        The Company leases certain office, warehousing facilities, equipment and vehicles from companies owned by members of Company management. These lease agreements have varying terms and expire at varying dates between January 2018 and June 2027 (Note 10). In the aggregate, rent expense for these facilities totaled approximately $13,958, $11,626, $3,669 and $5,341 for the 2017 Successor Period, 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, respectively. As of December 31, 2017 (Successor) and December 31, 2016 (Successor), prepaid rent on these leases totaled approximately $1,010 and $823, respectively.

        The Company purchased certain materials for resale from Southern Carlson, Inc. ("Southern Carlson"), which was acquired by Kelso in July of 2016. Purchases from Southern Carlson totaled approximately $2,444 and $442 for the 2017 Successor Period and 2016 Successor Period, respectively. As of December 31, 2017 (Successor), accounts payable on these purchases totaled approximately $275. No amounts were payable on these purchases as of December 31, 2016.

        The Company contracted Risk Strategies, a portfolio company of Kelso, as broker of record for its directors and officers liability insurance and employment practices liability insurance beginning in 2016. Fees incurred to Risk Strategies totaled approximately $140 and $246 for the 2017 and 2016 Successor Periods, respectively. As of December 31, 2017 (Successor) and December 31, 2016 (Successor), fees payable totaled approximately $116 and $234, respectively.

        The Company purchases certain materials for resale from three companies, which are owned by relatives of a member of Company management. Materials purchased from these companies totaled approximately $10,972, $12,529, $6,605, and $5,211 for the 2017 Successor Period, 2016 Successor Period, the 2015 Successor Period and the 2015 Predecessor Period, respectively. As of December 31, 2017 (Successor) and December 31, 2016 (Successor), accounts payable on these purchases totaled approximately $439 and $368, respectively.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 16—RELATED-PARTY TRANSACTIONS (Continued)

        The Company contracted Sirius, a portfolio company of Kelso, for various managed and data center related services in 2017. Fees incurred to Sirius for the year ended December 31, 2017 (Successor) were approximately $1,987. As of December 31, 2017 (Successor), fees payable noted approximately $47.

        In conjunction with an acquisition in 2015, the Company recognized an indemnification receivable with the former owner and current member of management related to a contingent liability assumed as part of the business combination. At December 31, 2017 (Successor) and December 31, 2016 (Successor), respectively, the recognized amount of the indemnification receivable and related contingent liability was $308 and $760, respectively.

        At December 31, 2016, the company had a miscellaneous receivable due from a member of management of $232.

NOTE 17—SEGMENTS AND ENTITY WIDE INFORMATION

        The Company applies the provisions of ASC Topic 280, "Segment Reporting." ASC 280, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products, major customers and the geographies in which the entity holds material assets and reports revenue. An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker ("CODM") and for which discrete financial information is available. Based on the provisions of ASC 280, the Company has determined that it has three operating segments. These operating segments are based on the three geographic divisions, which are Midwest, Northeast, and South & West. Due to similar economic characteristics, nature of products, distribution methods, and customers, we have aggregated our Midwest, Northeast, and South & West operating segments into one reportable segment.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 17—SEGMENTS AND ENTITY WIDE INFORMATION (Continued)

        The Company does not earn revenues or have long-lived assets located in foreign countries. In accordance with the enterprise-wide disclosure requirements of ASC 280, the Company's net sales from external customers by main product lines are as follows:

(in thousands)	Year ended December 31, 2017 (Successor)	Year ended December 31, 2016 (Successor)	Period from August 20, 2015 through December 31, 2015 (Successor)	Period from January 1, 2015 through August 19, 2015 (Predecessor)
Wood products	$801,180	$637,410	$200,441	$308,870
Windows, doors & millwork	607,582	515,772	146,352	206,488
Wallboard & metal studs	509,741	428,926	135,888	146,388
Roofing & siding	337,777	280,851	98,826	134,251
Engineered components	303,791	276,763	85,889	110,321
Cabinetry	179,834	165,786	53,442	60,286
Hardlines & other products/ services	352,074	358,600	102,436	160,038

Total	$3,091,979	$2,664,108	$823,274	$1,126,642

        During the year ended December 31, 2017, the Company reallocated net sales by main product lines. Prior period amounts have been reclassified to conform to current period presentation.

NOTE 18—NET INCOME (LOSS) PER UNIT

Successor

        Net income (loss) per common unit holder during the Successor Periods is calculated by dividing net income (loss) attributable to common unitholders by the weighted average units outstanding during the period. Basic and diluted net income (loss) per common unit are the same because the Company does not have any potentially dilutive common units outstanding.

        The Company does not allocate undistributed earnings to the override units and incentive units referenced in Note 15 above using the two class method as the terms of participation are either subject to management's discretion or contingent upon the occurrence of an exit event, which is not an objectively determinable event. As such, no adjustments to net income are necessary to arrive at net income attributable to common units.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 18—NET INCOME (LOSS) PER UNIT (Continued)

        The basic and diluted EPS calculations for the 2017 Successor period, 2016 Successor period, and 2015 Successor period are presented below:

	Successor Periods
	Year ended December 31, 2017	Year ended December 31, 2016	Period from August 20, 2015 through December 31, 2015
Numerator:
Net loss	$(10,902)	$(47,706)	$(58,142)
Distributions to participating securities	—	—	—
Assumed allocation of undistributed earnings to participating securities	—	—	—

Net loss attributable to common units	$(10,902)	$(47,706)	$(58,142)

Denominator:
Weighted average common units outstanding—basic and diluted	57,465	57,039	56,049

Net loss per common unit—basic and diluted	$(0.19)	$(0.84)	$(1.04)

Predecessor

        During the Predecessor Periods, the Predecessor had two classes of common units issued and outstanding, class A-1 and investor class A units. In addition, the Predecessor granted certain units to members of management including class A Units (which could not vest until the Company was sold) and class B Units, which are referenced in Note 15 above. The aforementioned units had the ability to participate alongside the common class A-1 and investor class A units. The two class method was applied to determine net income (loss) per class A-1 and class A unit, respectively, during the Predecessor Periods. Basic and diluted net income (loss) per class A-1 and investor class A unit are the same because the Company does not have any potentially dilutive class A-1 and investor class A units outstanding.

        Net income (loss) attributable to class A-1 and investor class A units for a given period is based on the distributions that will be made to the unitholders with respect to the period plus an allocation of undistributed net income (loss) based on provisions of the LLC agreement. Net income attributable to class A-1 and investor class A unit are divided by the weighted average number of class A-1 and investor class A units outstanding during the given periods, respectively.

        Total distributions paid during each of the predecessor periods are presented on the Consolidated Statements of Members' Equity.

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 18—NET INCOME (LOSS) PER UNIT (Continued)

        The two-class method dictates that net income (loss) for a period be reduced by the amount of available cash that will be distributed with respect to that period and that any residual amount representing undistributed net income be allocated to common unitholders and other participating unitholders to the extent that each unit may share in net income as if all of the net income for the period had been distributed in accordance with the LLC agreement. Undistributed income is allocated to participating securities based on the distribution waterfall for available cash specified in the LLC agreement. Undistributed losses (including those resulting from distributions in excess of net income) are allocated only to class A-1 and investor class A units on a pro rata basis as the other participating securities are not obligated to participate in the losses.

        The basic and diluted EPS calculations for the 2015 Predecessor period are presented below:

		Common Equity		Participating Securities
		Class A-1 Units	Class A Units (Investor)	Class A Units (Executive)	Class B Units
For the period from January 1, 2015 through August 19, 2015
Net Income (loss)	$(140,226)
Distributed earnings	(2,630)	522	857	470	781

Undistributed net income (loss)	(142,856)

Assumed allocation of undistributed net loss		(71,158)	(71,915)	217	—

Net income (loss) attributable to unitholders		$(70,636)	$(71,058)	$687	$781

Weighted average units outstanding		2,663	2,738

Net income (loss) per unit—basic & diluted		$(26.52)	$(25.95)

NOTE 19—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Additions	Acquisitions	Deductions	Balance at end of period
Year ended December 31, 2017
Allowance for doubtful accounts	$10,311	$3,945	$805	$(7,003)	$8,058
Year ended December 31, 2016
Allowance for doubtful accounts	$10,128	$3,372	$1,061	$(4,250)	$10,311

LBM MIDCO, LLC (SUCCESSOR) and US LBM HOLDINGS, LLC (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017 and 2016 (Successor) and for the
Periods ended December 31, 2017, 2016, and 2015 (Successor),
And August 19, 2015 (Predecessor)

(Dollars in thousands, except per unit amounts)

NOTE 20—DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

        Accrued expenses consisted of the following:

	December 31, 2017	December 31, 2016
Accrued interest	$6,621	$4,769
Accrued health insurance	5,091	5,446
Unfavorable lease—current	2,343	2,593
Worker's compensation	10,446	6,208
Accrued contingent consideration (refer to Note 5)	—	1,601
Other accrued expense	7,278	8,757

Total	$31,779	$29,374

NOTE 21—SUBSEQUENT EVENTS

        The Company's management team has performed an analysis of the activities and transactions subsequent to December 31, 2017 to determine the need for any adjustments to and/or disclosures within the financial statements as of and for the year ended December 31, 2017. Management has performed a review of matters through March 22, 2018, the date the financial statements were available to be issued.

Debt Refinancing

        On February 15, 2018, the Company completed a refinancing of its first lien term loan agreement which reduced the interest rate margin by 0.75%. As part of the refinancing, the Company paid accrued interest of $2,148 and expenses of $864. The Company will perform an analysis of its unamortized debt acquisition costs, and upon completion of this analysis, the Company may incur a non-cash charge for a portion of these costs in its first fiscal quarter of 2018.

LBM MIDCO, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$2,679	$5,941
Accounts receivable, net of allowances for doubtful accounts	396,448	406,757
Inventories, net	285,588	250,114
Other current assets	47,874	51,572

Total current assets	732,589	714,384

Property and equipment, net	170,626	168,894
Deferred financing costs, net	1,915	2,116
Goodwill	662,584	662,584
Intangible assets, net	258,744	271,587
Other assets	4,398	4,720

Total assets	$1,830,856	$1,824,285

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$194,213	$166,659
Accrued payroll and related expenses	22,988	41,582
Sales tax payable	19,474	18,194
Customer rebates and deposits	11,546	14,471
Other accrued expenses	35,651	31,779
Current portion of long-term debt, net	13,824	13,789

Total current liabilities	297,696	286,474

Line of credit	76,534	50,477
Long-term debt, less current portion, net	1,030,099	1,030,358
Other long-term liabilities	19,670	20,979

Total liabilities	1,423,999	1,388,288

Commitments and contingencies (Note 10)
Members' equity
Members' equity	406,857	435,997

Total members' equity	406,857	435,997

Total liabilities and members' equity	$1,830,856	$1,824,285

LBM MIDCO, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per unit amounts, unaudited)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net sales	$689,311	$659,873
Cost of sales	504,038	479,089

Gross profit	185,273	180,784
Selling, general, and administrative expenses	163,756	157,339
Depreciation and amortization	20,647	24,385

Income (loss) from operations	870	(940)
Interest expense	21,155	22,122
Loss on early extinguishment of debt	965	—
Other expense	1,366	1,324

Total other expenses, net	23,486	23,446
Pre-tax loss	(22,616)	(24,386)
Income tax expense	94	146

Net loss	$(22,710)	$(24,532)

Net loss per unit—basic and diluted (Note 16)
Common units	$(0.40)	$(0.43)
Weighted average units outstanding—basic and diluted
Common units	57,476	57,432
Pro Forma Information
Pre-tax loss	(22,616)
Pro forma provision for income taxes[1]	94

Pro forma net loss	(22,710)
Pro forma net loss per unit—basic and diluted
Common units	$(0.40)
Weighted average pro forma units outstanding—basic and diluted
Common units	57,476

1
The pro forma amounts give effect to reflect any income tax adjustments as if the Company was a taxable entity as of the beginning of the period. The pro forma income tax adjustment reflects that the Company would have filed a corporate tax return reflecting a net income (loss) from LBM Midco, LLC for the periods presented. The income tax provision is based on the income (loss) from the Company's investment in LBM Midco, LLC, which will be            immediately following this offering. On a pro forma basis, the Company would have been required to set up a valuation allowance against the net tax asset associated with its losses, thereby resulting in no tax provision or benefit for the periods presented. Any deferred tax assets associated with the losses would have a full valuation allowance applied against them.

LBM MIDCO, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, unaudited)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Cash flows from operating activities
Net loss	$(22,710)	$(24,532)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	9,220	8,510
Amortization of intangible assets	12,224	16,461
Acquired inventory step up charges	—	1,292
Non-cash interest	2,201	2,229
Equity-based compensation and profit interests	(814)	1,225
Loss on early extinguishment of debt	965	—
Other non-cash items	434	1,499
Changes in operating assets and liabilities, net of effects of acquisition
Accounts receivable	10,991	3,599
Inventories	(36,155)	(14,600)
Prepaid expenses and other current assets	7,244	18,516
Other assets	363	739
Accounts payable	27,126	34,440
Other liabilities	(19,746)	(13,149)

Net cash (used in) from operating activities	(8,657)	36,229
Cash flows from investing activities
Capital expenditures	(10,982)	(10,233)
Acquisition of businesses, net of cash acquired		(93,569)
Proceeds from disposal of property and equipment	323	280
Other	(26)	(198)

Net cash used in investing activities	(10,685)	(103,720)
Cash flows from financing activities
Borrowings under line of credit	167,055	258,336
Repayments of line of credit	(140,998)	(275,514)
Proceeds from sale leaseback transaction	—	27,600
Borrowings of long-term debt	31,844	79,200
Repayments of long-term debt	(34,168)	(2,341)
Deferred financing costs	(864)	(1,234)
Capital contributions	—	105
Distributions	(6,789)	(3,485)

Net cash from financing activities	16,080	82,667
Net change in cash, cash equivalents and restricted cash	(3,262)	15,176
Cash, cash equivalents and restricted cash at beginning of period	5,941	3,455

Cash, cash equivalents and restricted cash at end of period	$2,679	$18,631

Supplemental disclosures of cash flow information
Cash paid for interest	$22,970	$19,621
In connection with the acquisitions, assets acquired and liabilities assumed were as follows:
Fair value of assets acquired, net of cash acquired	$—	$109,874
Liabilities assumed	—	(37,647)
Equity consideration	—	(1,500)
Debt consideration	—	(4,758)

Cash paid for acquisitions	$—	$65,969

LBM MIDCO, LLC

CONDENSED CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

(Dollars in thousands, unaudited)

Members' Equity
Balance, December 31, 2016	$473,245
Members' contributions	1,605
Distributions	(3,485)
Net loss	(24,532)

Balance, March 31, 2017	$446,833

Balance, December 31, 2017	$435,997

Adoption of accounting standards (Note 2)	359
Members' contributions	—
Distributions	(6,789)
Net loss	(22,710)

Balance, March 31, 2018	$406,857

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 1—ORGANIZATION

Business Organization and Nature of Operations

        LBM Midco, LLC and subsidiaries (the "Successor" or the "Company") is a leading distributor of building materials, manufactured components and construction services to professional contractors and remodelers in both the residential and commercial markets. As of March 31, 2018, the Company's operations are located in 29 states with 237 locations.

        US LBM Holdings, Inc. (the "Corporation") was formed as a Delaware corporation on April 26, 2017. Pursuant to a reorganization into a holding company structure, the Corporation will be a holding company and the sole managing member, operating and controlling all of the businesses and affairs of the Company.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The Company has prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP").

        The unaudited condensed consolidated financial statements include all accounts of the Company and its subsidiaries, and in the opinion of management, include all recurring adjustments and normal accruals necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the dates and periods presented. These financial statements should be read in conjunction with the Company's most recent audited annual financial statements. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or any other future period.

Principles of Consolidation

        The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when accounting for items such as revenue, vendor rebates, allowance for doubtful accounts, the valuation of inventories, employee compensation programs, depreciation and amortization periods, insurance programs, goodwill and other intangible assets.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

        The Company generates revenue through the sale of building products and services related to construction and installation. Revenue is recognized based upon when control over the products or services are transferred to the customer. Transfer of control for building products sales typically occurs at a point in time upon delivery of products. Transfer of control for construction and installation services occurs over time as the service is being rendered. The majority of our contracts contain a single performance obligation. Where multiple performance obligations have been identified, we allocate the transaction price and any discounts to each performance obligation based on relative standalone selling prices, and recognize the related revenue as control of each individual product or service is transferred to the customer, in satisfaction of the corresponding performance obligations. Generally installation services on product sales are considered a separate performance obligation from the product sales. The Company recognizes revenue over time on installation services in the period the services are performed. Such installation services are approximately 3% of sales.

        In addition to the above, the Company recognizes revenue for construction services which represent less than 1% of our net sales. Construction services and the sale of certain customized products for which the Company has an enforceable right to payment result in the transfer of control over time. For such sales arrangements, we recognize revenue using cost based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract. Estimated costs of the contract are dependent on the accuracy of estimates, including quantities of materials, labor productivity and other cost estimates. The Company has a history of making reasonable estimates of the extent of progress towards completion, contract revenues and contract completion costs. Due to uncertainties inherent in the estimation process, it is possible that actual contract revenues and completion costs may vary from estimates. Estimated losses on uncompleted contracts and changes in contract estimates reflect the Company's best estimate of probable losses of unbilled receivables, and are recognized in the period such revisions are known and can be reasonably estimated. These estimates are recognized in cost of sales.

        All sales recognized are net of sales taxes and allowances for discounts and estimated returns, with payment terms between 30 and 60 days. For certain products the Company may require payment before products or services are delivered to the customer resulting in a contract liability. For estimated returns the Company records an asset related to the estimated amount of goods to be returned and a refund liability related to the estimated amount which will be paid to customers or by which accounts receivable will be reduced. The Company estimates returns based upon historical data and periodically updates its assumptions. The Company recorded $2,310 and $1,833 sales incentives provided to customers as a reduction of revenue for the three months ended March 31, 2018, and March 31, 2017, respectively. See Note 15 for further details.

        The majority of the Company's contracts with customers have an expected duration of one year or less, accordingly the Company does not disclose the value of unsatisfied performance obligations. Occasionally, certain construction contracts may extend greater than one year, the Company has

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

determined that such occurrences are infrequent. Due to the typically short-term nature of our contracts, the Company applies a practical expedient to expense costs as incurred for costs to obtain a contract, such as commissions, when the amortization period would have been one year or less.

Cost of Sales

        Cost of sales consists of product costs as well as freight to transport such products to our locations as well as direct labor and benefit costs, including payroll taxes as they relate to our manufactured items, repair and maintenance, depreciation, utility, rent and warranty expenses, and insurance and benefits, supervision and tax expenses. Cost of sales also includes shrinkage, damaged product disposals, distribution, warehousing, sourcing and compliance cost. The Company receives cash consideration from certain suppliers related to vendor allowances and volume rebates ("vendor rebates"), which is recorded as a reduction of costs of sales when the inventory is sold or as a reduction of the carrying value of inventory if the inventory is still on hand. Additionally, the Company records a reduction to cost of sales for estimated returns.

Selling, General and Administrative Expenses

        Our selling, general and administrative expenses are primarily comprised of personnel expenses (salaries, wages, commissions, employee benefits, payroll taxes, stock compensation and bonuses), rent, fuel, vehicle maintenance, insurance, utilities, repair and maintenance, professional fees, bank and credit card fees, travel and entertainment, real estate and personal property taxes. Additionally, the Company records fees billed to customers for shipping and handling as sales, and records costs incurred for shipping and handling as selling, general and administrative expenses. Shipping and handling expense was approximately $27,638, and $25,068 for the three months ended March 31, 2018 and 2017, respectively.

Consideration Received from Suppliers

        The Company enters into agreements with many of its suppliers providing vendor rebates upon achievement of specified volume purchasing levels. Vendor rebates are accrued as part of cost of goods sold based on progress towards earning the supplier rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. The Company estimates the rebates applicable to inventory on-hand at each period end based on the inventory turns of the related items and defers such amount as a reduction in inventory. Total rebates receivable at March 31, 2018 and December 31, 2017 are $24,355 and $35,720, respectively, and are included in other current assets in the condensed consolidated balance sheets.

Sale Leaseback Arrangements

Ridout Sale Leaseback Arrangement

        In connection with the Ridout acquisition, which was completed on January 31, 2017, the Company helped facilitate the sale of real estate from the seller to a third party buyer with the Company

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

agreeing to lease back the property from the third party buyer. At the inception of the sale leaseback, we (as the lessee) had the unilateral right to substitute like-kind assets of equal or lesser value in exchange for the third party lessor selling the originally leased property to us. Additionally, the third party buyer purchased the aforementioned property with certain Put rights allowing the buyer to sell the property back to us if certain easement obligation were not obtained by us. As a result of these buyer rights, we were initially precluded from applying the sale leaseback accounting to this transaction. As such, as of March 31, 2017, the Company reported an asset and related liability of $27,600 as the Company was deemed to have acquired the property and an obligation to sell the property for accounting purposes as part of the business combination.

        As of June 30, 2017, the Company and third party buyer amended the above mentioned lease, referred to herein as the "Master Lease Agreement," whereby the third party lessor has the unilateral right to deny a request to substitute like-kind assets in exchange for the originally leased property. Additionally during the third quarter of 2017, we obtained the required easements for all but one real estate location leased in conjunction with the Ridout acquisition. Accordingly, subsequent to June 30, 2017, the Company was no longer precluded from applying the sale leaseback accounting, and therefore, no longer reflects the leased property on the condensed consolidated balance sheet as an asset and liability.

K-I Sale Leaseback Arrangements

        In 2014, the Company had acquired certain properties and entered into a sale leaseback arrangement with a related party where sale leaseback accounting was precluded. During 2017, the Company helped facilitate the sale of real estate from the related party to a third party buyer with the Company agreeing to lease back the property from the third party buyer. As such, the Company amended the Master Lease Agreement with the third party. The new lease agreement did not include a repurchase provision, which had previously precluded the Company from applying sale leaseback accounting. Accordingly, the Company was no longer precluded from applying the sale leaseback accounting and therefore will not reflect the leased property on the condensed consolidated balance sheet as an asset and liability. As a result of the transaction, the net book value of the property and the carrying value of the liability were derecognized, and a deferred gain of $548 was recognized, which is included in other long-term liabilities. The deferred gain is being amortized over the life of the lease and is recorded to rent expense within selling, general and administrative expense.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

        Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures ("ASC 820"), clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
Level 2
Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
Level 3
Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

        If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument is categorized based upon the lowest level of input that is significant to the fair value calculation.

        The carrying values of cash and cash equivalents, accounts receivable, notes receivable, and accounts payable approximates their fair values because of the short-term nature of these instruments.

Casualty and Health Insurance

        The Company carries insurance for general and auto liability subject to deductibles it believes to be reasonable under the circumstances. The Company is self-insured for workers' compensation exposures, as well as employee and eligible dependent health care claims, with specific excess insurance purchased from independent carriers to cover individual claims in excess of the self-insured limits. The expected liability for unpaid claims, including incurred but not reported losses, is reflected on the consolidated balance sheets as a liability. The amount recoverable from insurance providers is reflected on the consolidated balance sheets in prepaid expenses and other current assets. The Company estimates the total liability outstanding using the Company's past claims experience, which considers both the frequency and settlement of claims. The casualty and health insurance liabilities are recorded at their undiscounted value. The liability recorded for such insurance was approximately $5,109 and $5,091 as of March 31, 2018 and December 31, 2017, respectively.

Adoption of New Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"), and issued subsequent amendments to the initial guidance within Accounting Standards Update 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations ("ASU 2016-08") issued in March 2016, Accounting Standards Update 2016-10, Revenue from Contracts with Customers, Identifying

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Performance Obligations and Licensing ("ASU 2016-10") issued in April 2016, Accounting Standards Update 2016-12, Revenue from Contracts with Customers, Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12") issued in May 2016 and Accounting Standards Update 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers ("ASU 2016-20") issued in December 2016 (ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 collectively "Topic 606"). Topic 606 provides a comprehensive revenue recognition model requiring companies to recognize revenue for the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year, and therefore the standard is effective for the Company's annual and interim periods beginning on January 1, 2018. The Company adopted the standard applying the modified retrospective approach to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605.

        The Company performed a detailed evaluation, using the five-step model specified in the guidance, to assess the impacts of the new standard and applied the guidance using the modified retrospective transition method. The impact from adoption is primarily associated with the amount and timing of revenue and costs for certain arrangement types, primarily certain product offerings which are customized to customer specifications and do not have an alternative use. In some instances, these arrangements meet the criteria to be recognized over time and therefore result in recognizing revenue earlier. The cumulative effect of the changes made to our consolidated January 1, 2018 balance sheet for the adoption of ASU 2014-09 are summarized below. These adjustments relate to the recognition of contract assets and refund liabilities, which are included in Other current assets and Other accrued expenses on the consolidated balance sheet, respectively, applicable to sales returns and a retained earnings adjustment related to certain product offerings which are customized to customer specifications, do not have an alternative use and for which the Company has an enforceable right to

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

payment and as such the revenue will be recognized over time. The following table summarizes the above noted adjustments.

Balance Sheets	As of December 31, 2017	Adjustment	As of January 1, 2018
Assets
Accounts receivable, net	$406,757	$979	$407,736
Inventories, net	250,114	(685)	249,429
Other current assets	51,572	3,561	55,133
Total current assets	714,384	3,855	718,239

Total assets	$1,824,285	$3,855	$1,828,140

Liabilities
Other accrued expenses	$31,779	$3,496	$35,275
Total current liabilities	286,474	3,496	289,970
Total liabilities	$1,388,288	$3,496	$1,391,784
Equity
Members' equity	$435,997	$359	$436,356
Total members' equity	435,997	359	436,356

Total liabilities and members' equity	$1,824,285	$3,855	$1,828,140

        The below tables summarize the impact by financial statement line item that the adoption of ASC 606 had as of and for the three months ended March 31, 2018:

Statement of Operations	As Reported (ASC 606)	Balance Without Adoption of ASC 606	Difference
Net Sales	$689,311	$691,966	$(2,655)
Cost of sales	504,038	506,734	(2,696)
Gross profit	185,273	185,232	41
Income (loss) from operations	870	829	41
Pre-tax loss	(22,616)	(22,657)	41
Income tax expense	94	94	—
Net loss	$(22,710)	$(22,751)	$41
Balance Sheets
Accounts receivable, net	$396,448	$395,384	$1,064
Inventories, net	285,588	285,628	(40)
Other current assets	47,874	45,057	2,817
Other accrued expenses	35,651	31,851	3,800
Members' equity	$406,857	$406,816	$41

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 provides guidance in determining when a set

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of assets and activities meets the definition of a business. The new guidance is to be applied on a prospective basis and is effective for the annual and interim periods beginning after December 15, 2017. The Company adopted this standard in the first quarter of 2018 and this update did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements

        In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for public companies for periods beginning on January 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact of the standard on its financial statements.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"). ASU 2016-18 requires that the statement of cash flows include restricted cash in the beginning and end-of-period total amounts shown and that the statement of cash flows explain the changes in restricted cash during the period. ASU 2016-18 is effective for the Company's annual and interim periods beginning on January 1, 2019. Retrospective application is required and early adoption is permitted. Accordingly, the Company elected to adopt the ASU retrospectively in 2014 and the statement of cash flows include changes in restricted cash during the periods.

        In January 2017, the FASB issued Intangibles—Goodwill And Other (Topic 350): Simplifying The Test For Goodwill Impairment ("ASU 2017-04") to the existing guidance under the Intangibles-Goodwill and Other topic of the Accounting Standards Codification ("Codification") to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All of the other goodwill impairment guidance will remain largely unchanged, including the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. This update is effective for public companies for annual and any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption of this guidance is permitted for annual or interim goodwill tests performed after January 1, 2017. This guidance will be applied as of the effective date for public companies on a prospective basis following adoption.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 3—ACQUISITIONS

        For all acquisitions, the Company allocates the purchase price to assets acquired and liabilities assumed as of the date of acquisition based on the estimated fair values at the date of acquisition. The excess of the fair value of the purchase consideration over the fair values of the identifiable assets and liabilities is recorded as goodwill. Management makes significant estimates and assumptions when determining the fair value of assets acquired and liabilities assumed. These estimates include, but are not limited to, discount rates, projected future net sales, projected future expected cash flows, useful lives, attrition rates, royalty rates and growth rates. These measures are based on significant Level 3 inputs not observable in the market.

2017 Acquisitions

        On January 31, 2017, the Company acquired 100% of the equity interests of Ridout Companies ("Ridout") for approximately $75,213, net of cash acquired. Ridout is the largest privately owned building products and materials dealer in Arkansas and supplies a wide range of products to both professional builders and do-it-yourselfers, including lumber, windows, doors, roofing, cabinets, decking and flooring, and provides design and installation services. The acquisition was funded through an amendment to the 1st lien term loan.

        On May 1, 2017, the Company purchased certain assets of Devine Lumber Company ("Devine") for approximately $523, net of cash acquired. Devine joined Parker's under the Company's organizational structure. The company is a retailer of lumber and hardware.

        The acquisitions were accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the aggregate amount of consideration paid by the Company was allocated to net tangible assets and intangible assets based on their estimated fair values as of the acquisition date. The Company considered the distribution network, operating cash flows, and future expected revenue and EBITDA that was to be generated when determining the purchase price of the acquisitions. The fair value of acquired intangible assets and liabilities related to tradenames, customer relationships, and non-compete arrangements. The goodwill represents the expected synergies from combining the businesses along with the assembled workforce. The Company retained an independent third-party appraiser for the Ridout acquisition to assist management in its valuation and completed the valuation of Devine internally. Inventory was valued at its estimated fair value, which is defined as expected sales price less cost to sell, plus a reasonable margin for the selling effort. Personal property assets were valued using the cost approach and/or market approach, real property assets were valued using the sales comparison and/or cost approach, customer relationships were valued using the excess earnings method, tradenames were valued using the relief from royalty method and non-compete agreements were valued using the lost profit method.

        The customer relationship assets are being amortized over 20 years on an accelerated basis which results in higher amortization expense in the earlier years of an asset's life. The non-compete agreements are being amortized on a straight-line basis over 5 years. Tradenames are not being amortized as management expects to use them for the foreseeable future. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 3—ACQUISITIONS (Continued)

lives. The following table summarizes the purchase price allocation based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

	Ridout	Devine	Total Acquisitions
Cash consideration	$71,686	$504	$72,190
Note payable	4,758	—	4,758
Equity consideration	1,500	—	1,500
Working capital true-up	1,812	20	1,832

Total purchase price	$79,756	$524	$80,280

Assets acquired:
Cash and cash equivalents	$4,543	$1	$4,544
Accounts receivable, net	14,612	61	14,673
Inventories, net	26,292	383	26,675
Other current assets	745	—	745
Property and equipment	34,431	79	34,510
Goodwill	16,232	—	16,232
Tradenames	4,500	—	4,500
Customer relationships	16,000	—	16,000
Non-compete agreements	170	—	170
Favorable leases	24	—	24

Total assets	$117,549	$524	$118,073
Less liabilities assumed:
Accounts payable	$(6,809)	$—	$(6,809)
Other accrued expenses	(3,321)	—	(3,321)
Other liabilities	(27,663)	—	(27,663)

Total liabilities	$(37,793)	—	$(37,793)

Net assets acquired	$79,756	$524	$(80,280)

        In connection with the Ridout acquisition, the Company helped facilitate the sale of real estate from the seller to a third party buyer with the Company agreeing to lease back the property from the third party buyer. As such, the table above includes an asset and related liability of $27,600 as the Company was deemed to have acquired the property and an obligation to sell the property for accounting purposes as part of the business combination.

        The cash consideration presented in the table above does not reconcile to the consolidated statement of cash flows due to the cash settlement of working capital adjustments from prior year acquisitions in the acquisition period and the final settlement of 2017 acquisitions in subsequent periods. Net sales and net loss attributable to the Ridout acquisition from the date of acquisition through March 31, 2017 were $27,553, and $85, respectively. For the three months ended March 31,

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 3—ACQUISITIONS (Continued)

2017, the Company incurred expenses related to transaction fees of approximately $1,415. The acquisition costs have been expensed in selling, general, and administrative expenses in the condensed consolidated statement of operations for the three months ended March 31, 2017.

        Pro Forma Financial Information:    The following unaudited pro forma combined results of operations give effect to the acquisition had it been acquired on January 1, 2017, the beginning of the comparable period, applying certain assumptions and pro forma adjustments. These pro forma adjustments primarily relate to depreciation expense on stepped up fixed assets, amortization of acquired intangibles, cost of goods sold expense related to the sale of stepped up inventory, interest expense related to additional debt that would be needed to fund the acquisition and the estimated impact of these adjustments on the Company's income tax provision. The unaudited pro forma consolidated results of operations are provided for illustrative purposes only and are not indicative of the Company's actual condensed consolidated results of operations or condensed consolidated financial position.

        The unaudited pro forma results of operations do not reflect any operating efficiencies or potential cost savings which may result from the acquisition.

        Pro forma net loss for the three months ended March 31, 2017 includes transaction-related expenses of $1,406.

Three months ended March 31, 2017
Pro forma net sales	$672,014
Pro forma net loss	(23,169)

NOTE 4—FAIR VALUE MEASUREMENT

Long-term Debt

        As of March 31, 2018, the carrying value of the Company's $1,066,211 principal balance term loans was $1,029,860 compared to a fair value of $1,077,128. As of December 31, 2017, the carrying value of the Company's $1,068,382 principal balance term loans was $1,029,971 compared to a fair value of $1,080,040. The fair value is a Level 2 fair value measurement and is based on quoted prices of recent trades of comparable instruments.

NOTE 5—LINE OF CREDIT

        At March 31, 2018 and December 31, 2017, the Company had borrowings outstanding under the revolving credit and security agreements of $76,534 and $50,477, respectively. The Company had an unused line of credit availability of $186,453, net of $12,013 outstanding on letters of credit at March 31, 2018.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 6—LONG-TERM DEBT

        Long-term debt consists of the following as of March 31, 2018 and December 31, 2017:

	2018	2017
Bank term loan, quarterly principal payments of $2,171 plus interest, Applicable Margin at 3.75% and 4.50% as of March 31, 2018 and December 31, 2017, respectively	$821,822	$822,451
Bank term loan, balloon payment of $219,500 at the end of the term loan, interest paid quarterly, Applicable Margin at 9.25% as of March 31, 2018 and December 31, 2017	208,038	207,520
All other long-term debt at variable interest rates, subordinated to bank debt	14,063	14,176

Total*	1,043,923	1,044,147
Less current maturities	13,824	13,789

Long-term debt, less current portion, net	$1,030,099	$1,030,358

*
Carrying value is net of unamortized issuance cost and discounts of $36,351 and $38,411 at March 31, 2018 and December 31, 2017, respectively.

        On February 14, 2018, the Company completed a refinancing amendment of its first lien term loan agreement which reduced the interest rate margin by 0.75% with a combination of existing and new lenders for approximately $848,882 which matures on August 2022. All other terms of the first lien term loan are consistent with the former first lien term loan agreement. As part of the refinancing, the Company paid accrued interest of approximately $2,148 and expenses of approximately $864. The Company performed an analysis of its unamortized debt acquisition costs, and upon completion of this analysis, the Company incurred a non-cash charge of $965 for a portion of these costs in 2018. The first lien term loan facility is repaid in consecutive quarterly installments of approximately $2,171 with the remaining amount due at maturity. Interest is calculated based on either Adjusted LIBOR or ABR which is equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus half of 1.00% and (iii) the Adjusted LIBOR Rate for a one month Interest Period on such day plus 1.00%, plus an Applicable Margin. At March 31, 2018, the Applicable Margin on the first lien loan was 3.75% and the Applicable Margin on the second lien loan was 9.25%. For the three months ended March 31, 2018, the Company incurred interest at weighted average interest rates of 5.72%, and recorded interest expense of approximately $12,132 on the first lien note and incurred interest at weight average interest rate of 10.85%, recording interest expense of approximately $5,954 on the second lien term loans.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 7—INVENTORIES, NET

        Inventories consist principally of materials purchased for resale, including lumber, sheet goods, millwork, windows and doors, as well as certain manufactured products and are valued at the lower of cost or market, with cost being measured under the last-in first-out ("LIFO") approach or weighted average cost approach. Inventories, net as of March 31, 2018 and December 31, 2017 consist of the following:

	March 31, 2018	December 31, 2017
Finished goods	$262,477	$225,299
Raw materials held for manufacturing	37,280	35,121
LIFO reserve	(14,169)	(10,306)

Total	$285,588	$250,114

        If the first-in first-out ("FIFO") method of valuing inventories was used, income (loss) from operations would have been $3,863 higher and $978 higher for the three months ended March 31, 2018 and 2017, respectively.

NOTE 8—PROPERTY AND EQUIPMENT, NET

        Property and equipment, net consist of the following as of March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
Land	$3,090	$3,090
Building and improvements	16,078	16,068
Vehicles, forklifts and trailers	135,630	131,946
Machinery and equipment	34,841	34,538
Computer equipment and software	17,149	16,350
Furniture and fixtures	16,073	15,802
Leasehold improvements	16,185	15,671
Construction in process	6,864	1,821

	245,910	235,286
Less accumulated depreciation and amortization	(75,284)	(66,392)

Total	$170,626	$168,894

NOTE 9—GOODWILL AND INTANGIBLE ASSETS, NET

        During the three months ended March 31, 2018, there were no changes to goodwill.

        Intangible assets and liabilities represent the value assigned to tradenames, customer relationships, backlog, non-compete agreements and favorable or unfavorable leases in connection with acquired companies. The customer relationship assets are being amortized up to 20 years on an accelerated basis which results in higher amortization expense in the earlier years of an asset's life. The backlog assets are being amortized on a straight-line basis over a year. The non-compete agreements are being

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 9—GOODWILL AND INTANGIBLE ASSETS, NET (Continued)

amortized on a straight-line basis over 1-5 years. The favorable or unfavorable leases are being amortized on a straight-line basis over 1-20 years.

        The Company's tradenames were determined to have an indefinite useful life as management expects to continue to operate under these names for the foreseeable future. The following table provides the gross carrying amount and related accumulated amortization of definite-lived intangible assets as of the periods noted.

	March 31, 2018			December 31, 2017
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer relationships	$315,382	$(173,864)	$141,518	$315,382	$(161,541)	$153,841
Backlog	7,800	(7,800)	—	7,800	(7,800)	—
Tradename	99,494	—	99,494	99,494	—	99,494
Non-compete agreements	2,240	(1,250)	990	2,240	(1,130)	1,110
Favorable leases	20,951	(4,209)	16,742	21,108	(3,966)	17,142

	$445,867	$(187,123)	$258,744	$446,024	$(174,437)	$271,587

Unfavorable leases	$(13,660)	$7,012	$(6,648)	$(13,660)	$6,398	$(7,262)

        Amortization expense related to identifiable intangible assets was $12,228 and $16,461 for the three months ended March 31, 2018 and 2017, respectively.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases certain office space, warehousing facilities, equipment and vehicles under operating lease arrangements with third-party lessors. These lease arrangements expire at various times through March 2036. Total rent expense under the arrangements was approximately $11,542 and $10,154 for the three months ended March 31, 2018 and 2017, respectively.

Litigation

        From time to time, the Company experiences litigation arising in the ordinary course of its business. These claims are evaluated for possible exposure by management of the Company and their legal counsel. Although the results of litigation and claims cannot be predicted with certainty, in management's opinion, either the likelihood of loss is remote or any reasonably possible loss associated with the resolution of such proceedings is not expected to have a material adverse impact on our consolidated results of operations, cash flows, or our financial position.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 11—OTHER LONG-TERM LIABILITIES

        Other long-term liabilities consist of the following at March 31, 2018 and December 31, 2017:

	March 31, 2018	December 31, 2017
Unfavorable leases, net of accumulated amortization and current portion	$4,373	$4,918
Accrual related to stock-based compensation awards	14,119	14,933
Other	1,178	1,128

Total	$19,670	$20,979

NOTE 12—EQUITY

        The Company is a wholly-owned indirect subsidiary of LBM Acquisition, LLC. All investments in LBM Acquisition, LLC have been pushed down to the Company. The number of units authorized, issued and outstanding for LBM Acquisition, LLC at March 31, 2018 and December 31, 2017 were as follows:

	March 31, 2018	December 31, 2017
Common units	57,475,992	57,475,992
Override units	15,606,170	15,606,170
Incentive units	1,709,485	1,709,485

NOTE 13—EQUITY-BASED COMPENSATION AND PROFIT INTERESTS

LBM Acquisition Override Units

        During the three months ended March 31, 2018, there were no override units granted or forfeited. The number of operating, value and upside units outstanding at March 31, 2018 and December 31, 2017 were as follows:

Operating Units	Value Units	Upside units
2,553,772	7,469,629	5,582,770

        Compensation expense related to the operating units is recognized using the straight-line attribution method and resulted in income of $814 for the three months ended March 31, 2018 and expense of $1,225 for the three months ended March 31, 2017. The Company has not recorded compensation expense related to the value units and none will be recognized until it becomes probable that the performance conditions associated with the value units will be achieved.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 13—EQUITY-BASED COMPENSATION AND PROFIT INTERESTS (Continued)

LBM Acquisition Incentive Units

        During the three months ended March 31, 2018, there were no incentive units granted or forfeited. The following table summarizes the number of LBM Acquisition, LLC's outstanding service and performance incentive units as of March 31, 2018 and December 31, 2018:

Service Units	Performance Units
424,975	1,284,511

        The Company has not recorded compensation expense related to the incentive units and none will be recognized until it becomes probable that the performance conditions associated with the incentive units will be achieved.

NOTE 14—RELATED-PARTY TRANSACTIONS

        The Company is a party to a joint management agreement with Kelso, BlackEagle, and other members to provide management, consulting, and financial advisory services to the Company. Management fees and acquisition related expenses paid to these related parties included in the consolidated statements of operations were approximately $1,366 and $1,324 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018 and December 31, 2017, management fees payable totaled approximately $1,218 and $293, respectively.

        The Company leases certain office, warehousing facilities, equipment and vehicles from companies owned by members of Company management. These lease agreements have varying terms and expire at varying dates through June 2027. In the aggregate, rent expense for these facilities totaled approximately $3,494 and $2,982 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018 and December 31, 2017, prepaid rent on these leases totaled approximately $1,014 and $1,010, respectively.

        The Company purchased certain materials for resale from Southern Carlson, Inc. ("Southern Carlson"), which was acquired by Kelso in July of 2016. Purchases from Southern Carlson totaled approximately $537 and $173 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018 and December 31, 2017, amounts payable totaled approximately $220 and $275, respectively.

        The Company contracted Risk Strategies, a portfolio company of Kelso, as broker of record for its directors and officers liability insurance and employment practices liability insurance beginning in 2016. Fees incurred to Risk Strategies were inconsequential for the three months ended March 31, 2018. No fees were incurred to Risk Strategies for the three months ended March 31, 2017. As of March 31, 2018, there was no fees payable and as of December 31, 2017 fees payable totaled approximately $116, respectively.

        The Company purchases certain materials for resale from four companies, which are owned by relatives of a member of Company management. Materials purchased from these companies totaled approximately $2,563 and $1,928 for the three months ended March 31, 2018 and 2017, respectively. As

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 14—RELATED-PARTY TRANSACTIONS (Continued)

of March 31, 2018 and December 31, 2017, accounts payable on these purchases totaled approximately $547 and $439, respectively.

        The Company contracted Sirius, a portfolio company of Kelso, for various managed and data center related services in 2017. Fees incurred to Sirius for the three months ended March 31, 2018 was approximately $218. No fees were incurred to Sirius for the three months ended March 31, 2017. As of March 31, 2018 and December 31, 2017, fees payable noted approximately $84 and $47, respectively.

        In conjunction with an acquisition in 2015, the Company recognized an indemnification receivable with the former owner and current member of management related to a contingent liability assumed as part of the business combination. At March 31, 2018 and December 31, 2017, respectively, the recognized amount of the indemnification receivable and related contingent liability was $137 and $308, respectively.

NOTE 15—REVENUE RECOGNITION

Contract Assets and Contract Liabilities

        The Company has contract assets and contract liabilities, which are included in Other current assets and Other accrued expenses on the consolidated balance sheet, respectively. Contract assets include products where the Company has satisfied its performance obligation, but receipt of payment is contingent upon delivery. The Company's contract assets are typically reclassified to receivables in the quarter subsequent to each balance sheet date. Contract liabilities include customer deposits and advances, these amounts are typically recorded to net sales in the quarter subsequent to the reporting period. The Company's contracts with customers are short-term in nature; therefore, revenue is typically recognized, billed and collected within a 12 month period. The following table reflects the changes in our contract assets and liabilities during the three months ended March 31, 2018.

(in thousands)	Contract Assets	Contract Liabilities
As of January 1, 2018	$1,044	$7,326
Net activity	81	44

As of March 31, 2018	$1,125	$7,370

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 15—REVENUE RECOGNITION (Continued)

Disaggregated Revenue

        The following table represents a disaggregation of revenue by product category:

(in thousands)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Wood products	$192,896	$164,756
Windows, doors & millwork	131,053	140,848
Wallboard & metal studs	133,505	116,950
Roofing & siding	64,966	60,120
Engineered components	59,502	57,367
Cabinetry	35,281	43,833
Hardlines & other products/ services	72,108	75,999

Total	$689,311	$659,873

        During the year ended December 31, 2017, the Company reallocated net sales by main product lines. Prior period amounts have been reclassified to conform to current period presentation.

NOTE 16—SEGMENTS AND ENTITY WIDE INFORMATION

        The Company applies the provisions of ASC Topic 280, "Segment Reporting." ASC 280, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products, major customers and the geographies in which the entity holds material assets and reports revenue. An operating segment is defined as a component that engages in business activities whose operating results are reviewed by the chief operating decision maker ("CODM") and for which discrete financial information is available. Based on the provisions of ASC 280, the Company has determined that it has three operating segments. These operating segments are based on the three geographic divisions, which are Midwest, Northeast, and South & West. Due to similar economic characteristics, nature of products, distribution methods, and customers, we have aggregated our Midwest, Northeast, and South & West operating segments into one reportable segment. The Company does not earn revenues or have long-lived assets located in foreign countries.

NOTE 17—NET LOSS PER UNIT

        Net loss per common unit holder is calculated by dividing net income (loss) attributable to common unitholders by the weighted average units outstanding during the period. Basic and diluted net loss per common unit are the same because the Company does not have any potentially dilutive common units outstanding.

        The Company does not allocate undistributed earnings to the override units and incentive units referenced in Note 13 above using the two class method as the terms of participation are either subject to management's discretion or contingent upon the occurrence of an exit event, which is not an objectively determinable event. As such, no adjustments to net income are necessary to arrive at net income attributable to common units.

LBM MIDCO, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of March 31, 2018 and December 31, 2017 and for the
three months ended March 31, 2018 and 2017

(Dollars in thousands, unaudited)

NOTE 17—NET LOSS PER UNIT (Continued)

        The basic and diluted EPS calculations for the three months ended March 31, 2018 and 2017 are presented below:

	Three months Ended March 31, 2018	Three months Ended March 31, 2017
Numerator:
Net loss	$(22,710)	$(24,532)
Distributions to participating securities	—	—
Assumed allocation of undistributed earnings to participating Securities	—	—

Net loss attributable to common units	$(22,710)	$(24,532)

Denominator:
Weighted average common units outstanding—basic and diluted	57,476	57,432

Net loss per common unit—Basic and Diluted	$(0.40)	$(0.43)

NOTE 18—DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

        Accrued expenses consisted of the following:

	March 31, 2018	December 31, 2017
Accrued interest	$2,632	$6,621
Accrued health insurance	5,109	5,091
Unfavorable lease—current	2,275	2,343
Worker's compensation	10,644	10,446
Contract liabilities	7,370	—
Other accrued expense	7,621	7,278

Total	$35,651	$31,779

NOTE 19—SUBSEQUENT EVENTS

        The Company's management has performed an analysis of the activities and transactions subsequent to March 31, 2018 to determine the need for any adjustments to and/or disclosures within the financial statements as of and for the three months ended March 31, 2018. On April 30, 2018, the Company made an excess cash payment under the terms of the first lien term loan of approximately $6,707. This payment is applied against future scheduled principal installment payments. On May 1, 2018, the Company acquired Myrtle Beach Building Supply for approximately $7,421. The Company is in the process of completing the initial accounting for the acquisition, as such required disclosures will be presented in future periods. Management has performed a review of matters through May 15, 2018, the date the financial statements were available to be issued.

              Shares

US LBM Holdings, Inc.

Class A Common Stock

Prospectus

                               , 2018

Barclays

Credit Suisse

RBC Capital Markets

Citigroup

SunTrust Robinson Humphrey

Wells Fargo Securities

Baird

Stephens Inc.

William Blair

Through and including                              , 2018 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC Registration Fee		$11,590
FINRA Filing Fee		$15,500
Stock Exchange Listing Fee		*
Printing Fees and Expenses		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous		*

Total:	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

        Our Amended and Restated Certificate of Incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

        Prior to the completion of this offering, we expect to enter into indemnification agreements with our directors and executive officers. The indemnification agreements will provide the directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors' and Officers' Liability Insurance

        Prior to the offering we will have obtained directors' and officers' liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 15.    Recent Sales of Unregistered Securities.

        In April 2017, the registrant issued 100 shares of common stock to LBM Acquisition, LLC for aggregate consideration of $1. The shares were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering.

        In connection with the reorganization transactions described in the accompanying prospectus, the registrant will issue shares of Class B common stock to Continuing LLC Owner. The shares of Class B common stock will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering.

        Pursuant to the Reorganization Agreement, dated May 9, 2017, the Former LLC Owners have agreed to transfer their direct or indirect interests in LBM Midco, LLC for shares of our Class A common Stock. The shares of Class A common stock will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering.

        No underwriters were involved in the above transactions.

Item 16.    Exhibits and Financial Statement Schedules.

        The Exhibits to this Registration Statement on Form S-1 are listed in the Exhibit Index below.

EXHIBIT INDEX

        Note Regarding Reliance on Statements in Our Contracts:    In reviewing the agreements included as exhibits to this Registration Statement on Form S-1, please remember that they are included to provide you with information regarding their terms. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Additional information about US LBM Holdings, Inc., its subsidiaries and affiliates may be found elsewhere in this Registration Statement on Form S-1.

Exhibit Number		Description
1.1	††††	Form of Underwriting Agreement.

2.1	†	Reorganization Agreement, dated as of May 9, 2017, by and between US LBM LLC, Holdings, Continuing LLC Owner and the Former LLC Owners.

2.2	*	Amendment to the Reorganization Agreement, dated as of May 14, 2018, by and between US LBM LLC, Holdings, Continuing LLC Owner and the Former LLC Owners.

2.3	*	Form of Agreement and Plan of Merger.

2.4	*	Form of Contribution and Distribution Agreement.

3.1	†	Certificate of Incorporation of US LBM Holdings, Inc., currently in effect.

3.2	†	By-Laws of US LBM Holdings, Inc., currently in effect.

3.3	*	Form of Amended and Restated Certificate of Incorporation of US LBM Holdings, Inc.

3.4	*	Form of Amended and Restated By-Laws of US LBM Holdings, Inc.

4.1	*	Form of Class A common stock certificate.

5.1	**	Opinion of Debevoise & Plimpton LLP.

10.1	††††	Form of Amended and Restated Advisory Services Agreement.

10.2	††††	Form of Registration Rights Agreement.

10.3	††††	Form of Stockholders Agreement.

10.4	*	Form of Contribution and Subscription Agreement.

10.5	††††	Form of Tax Receivable Agreement with certain Former LLC Owners and US LBM LLC.

10.6	††††	Form of Tax Receivable Agreement with Continuing LLC Owner and US LBM LLC.

10.7	††††	Form of Amended and Restated Limited Liability Company Agreement of LBM Midco, LLC.

10.8	††††	Form of Indemnification Agreement entered into between US LBM Holdings, Inc. and each of its directors.

10.9	††††	Form of Exchange Agreement.

10.10	†	ABL Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, as holding, LBM Borrower, LLC, as parent borrower, the subsidiary borrowers party thereto, as borrowers, the several lenders from time to time party thereto, Royal Bank of Canada, as administrative agent collateral agent, swingline lender and issuing lender, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners, and Barclays Bank PLC and SunTrust Bank, as co-documentation agents.

Exhibit Number		Description
10.11	†	First Amendment, dated as of January 4, 2016, to the ABL Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, as holding, LBM Borrower, LLC, as parent borrower, the subsidiary borrowers party thereto, as borrowers, the several lenders from time to time party thereto, Royal Bank of Canada, as administrative agent collateral agent, swingline lender and issuing lender, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners, and Barclays Bank PLC and SunTrust Bank, as co-documentation agents.

10.12	†	Second Amendment, dated as of March 24, 2016, to the ABL Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, as holding, LBM Borrower, LLC, as parent borrower, the subsidiary borrowers party thereto, as borrowers, the several lenders from time to time party thereto, Royal Bank of Canada, as administrative agent collateral agent, swingline lender and issuing lender, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners, and Barclays Bank PLC and SunTrust Bank, as co-documentation agents.

10.13	†	Third Amendment, dated as of April 29, 2016, to the ABL Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, as holding, LBM Borrower, LLC, as parent borrower, the subsidiary borrowers party thereto, as borrowers, the several lenders from time to time party thereto, Royal Bank of Canada, as administrative agent collateral agent, swingline lender and issuing lender, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners, and Barclays Bank PLC and SunTrust Bank, as co-documentation agents.

10.14	†	Waiver, dated as of April 3, 2017, with respect to the ABL Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, as holding, LBM Borrower, LLC, as parent borrower, the subsidiary borrowers party thereto, as borrowers, the several lenders from time to time party thereto, Royal Bank of Canada, as administrative agent collateral agent, swingline lender and issuing lender, RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners, and Barclays Bank PLC and SunTrust Bank, as co-documentation agents.

10.15	†	First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.16	†	First Amendment, dated as of November 30, 2015, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

Exhibit Number		Description

10.17	†	First Increase Supplement, dated as of November 30, 2015, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.18	†	Second Amendment, dated as of October 5, 2016, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.19	†	Second Increase Supplement, dated as of October 5, 2016, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.20	†	Third Amendment, dated as of January 31, 2017, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.21	†	Third Increase Supplement, dated as of January 31, 2017, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.22	†	Waiver, dated as of April 6, 2017, with respect to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

Exhibit Number		Description
10.23	†	Second Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.24	†	First Amendment, dated as of June 1, 2016, to the Second Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.25	†	Second Amendment, dated as of October 5, 2016, to the Second Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.26	†	Waiver, dated as of April 6, 2017, with respect to the Second Lien Credit Agreement, dated as of August 20, 2015, among LBM Midco, LLC, LBM Borrower, LLC, the several lenders from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.27	†	ABL Guarantee and Collateral Agreement, dated as of August 20, 2015, made by LBM Midco, LLC, LBM Borrower, LLC and certain of its domestic subsidiaries in favor of Royal Bank of Canada, as collateral agent.

10.28	†	First Lien Guarantee and Collateral Agreement dated as of August 20, 2015, made by LBM Midco, LLC, LBM Borrower, LLC and certain of its domestic subsidiaries in favor of Credit Suisse AG, Cayman Islands Branch, as collateral agent.

10.29	†	Second Lien Guarantee and Collateral Agreement dated as of August 20, 2015, made by LBM Midco, LLC, LBM Borrower, LLC and certain of its domestic subsidiaries in favor of Credit Suisse AG, Cayman Islands Branch, as collateral agent.

10.30	†	Intercreditor Agreement, dated as of August 20, 2015, by and among Royal Bank of Canada, as ABL agent, Credit Suisse AG, Cayman Islands Branch, as first lien term loan agent, and Credit AG, Cayman Islands Branch, as second lien term loan agent.

10.31	†	Intercreditor Agreement, dated as of August 20, 2015, by and between Credit Suisse AG, Cayman Islands Branch, as original first lien agent, and Credit Suisse AG, Cayman Islands Branch, as original second lien agent.

10.32	#††	Amended and Restated Employment Agreement, dated December 12, 2011, between L.T. Gibson and US LBM Holdings, LLC.

10.33	#††	Amended and Restated Employment Agreement, dated January 3, 2012, between Jeffrey Umosella and US LBM Holdings, LLC.

Exhibit Number		Description

10.34	#††	Amendment No. 1 to Employment Agreement, dated April 26, 2017, between Jeffrey Umosella and US LBM Holdings, LLC.

10.35	#††	Employment Agreement, dated February 19, 2016, between Michelle Pollock and US LBM Holdings, LLC.

10.36	#††	Amendment No. 1 to Employment Agreement, dated December 13, 2016, between Michelle Pollock and US LBM Holdings, LLC.

10.37	#††	Employment Agreement, dated October 25, 2016, between Patrick McGuiness and US LBM Holdings, LLC.

10.38	#††	Amendment No. 1 to Employment Agreement, dated May 4, 2017, between Patrick McGuinnes and US LBM Holdings, LLC.

10.39	#††††	U.S. LBM 2017 Annual Bonus Plan for Corporate Management.

10.40	#*	U.S. LBM 2018 Annual Bonus Plan for Corporate Management.

10.41	#**	US LBM Holdings, Inc. 2018 Omnibus Incentive Plan.

10.42	†††	Fourth Amendment, dated as of August 14, 2017, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Borrower, LLC, LBM Midco LLC, the several lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.43	†††	Third Amendment, dated as of August 14, 2017, to the Second Lien Credit Agreement, dated as of August 20, 2015, among LBM Borrower, LLC, LBM Midco LLC, the several lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.44	††††	Fifth Amendment, dated as of February 15, 2018, to the First Lien Credit Agreement, dated as of August 20, 2015, among LBM Borrower, LLC, LBM Midco LLC, the several lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC, as joint lead arrangers, and Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC, Barclays Bank PLC and SunTrust Robinson Humphrey, Inc., as joint bookrunners.

10.45	#**	Form of Second Amended and Restated LLC Agreement of LBM Acquisition, LLC.

10.46	#**	Section 409A Specified Employee Policy.

21.1	††††	US LBM Holdings, Inc. Subsidiary List.

23.1	*	Consent of Deloitte & Touche LLP, relating to the balance sheets of US LBM Holdings, Inc.

23.2	*	Consent of Deloitte & Touche LLP, relating to the consolidated financial statements of LBM Midco, LLC and subsidiaries (Successor) and US LBM Holdings, LLC (Predecessor).

Exhibit Number		Description
23.3		[Reserved.]

23.4	†	Consent of Principia Consulting, LLC.

23.5	**	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).

24.1	†	Powers of Attorney.

99.1	††	Consent of Michael T. Kestner.

99.2	††	Consent of Claude A. Swanson Hornsby III.

99.3	††††	Consent of Michael J. Clarke.

#
Denotes management contract or compensatory plan or arrangement.

*
Filed herewith.

**
To be filed by an amendment.

†
Previously filed on May 10, 2017.

††
Previously filed on June 28, 2017.

†††
Previously filed on August 30, 2017.

††††
Previously filed on March 22, 2018.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Holdings has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buffalo Grove, State of Illinois on May 15, 2018.

US LBM Holdings, Inc.
By:	/s/ L.T. GIBSON
	Name:	L.T. Gibson
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 15, 2018 by the following persons in the capacities indicated.

Signature		Title

/s/ L.T. GIBSON L.T. Gibson		President and Chief Executive Officer, Director (Principal Executive Officer)
* Patrick McGuiness		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Enrico Batelli		Corporate Controller (Principal Accounting Officer)
* Frank K. Bynum, Jr.		Director
* Stanley de J. Osborne		Director
* Matthew S. Edgerton		Director
* Michael Madden		Director
* Jason Runco		Director
*By:	/s/ L.T. GIBSON L.T. Gibson as Attorney-in-Fact